                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-42355

                               SPORTMART, INC.
[GART LOGO]                  GART SPORTS COMPANY                [SPORTMART LOGO]
                        PROXY STATEMENT AND PROSPECTUS

     This Proxy Statement/Prospectus is being furnished to holders of Common Stock, par value $.01 per share ("Sportmart Voting Common Stock"), and holders of Class A Common Stock, par value $.01 per share ("Sportmart Class A Common Stock" and, together with Sportmart Voting Common Stock, the "Sportmart Common Stock"), of Sportmart, Inc., a Delaware corporation ("Sportmart"), in connection with the solicitation of proxies by the Board of Directors of Sportmart for use at the Special Meeting of Sportmart stockholders (including any and all adjournments or postponements thereof, the "Sportmart Meeting") to be held on January 9, 1998, at the Northbrook Hilton, 2855 N. Milwaukee Avenue, Northbrook, Illinois, commencing at 9:00 a.m., Central Time, and at any adjournment or postponement thereof.

     At the Sportmart Meeting, holders of record of Sportmart Voting Common Stock as of the close of business on November 14, 1997 will consider and vote upon a proposal to approve and adopt an Amended and Restated Agreement and Plan of Merger, dated as of September 28, 1997 and amended and restated as of December 2, 1997 (the "Merger Agreement"), by and among Sportmart, Gart Sports Company, a Delaware corporation ("Gart Sports"), Gart Bros. Sporting Goods Company, a Colorado corporation and wholly-owned subsidiary of Gart Sports ("Gart Bros."), and GB Acquisition, Inc. a Delaware corporation and wholly-owned subsidiary of Gart Sports ("Merger Sub"), and the merger (the "Merger") of Merger Sub with and into Sportmart whereby Sportmart will become a wholly-owned subsidiary of Gart Sports. Upon consummation of the Merger, each outstanding share of Sportmart Common Stock issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time") shall be converted into, the right to receive a fractional share (the "Conversion Ratio") of Gart Common Stock as determined by the conversion formula (the "Conversion Formula") set forth in the Merger Agreement.

     The Conversion Formula is designed so that upon consummation of the Merger, current Sportmart stockholders will own approximately 27 1/2%, and current Gart Sports stockholders will own approximately 72 1/2%, of the outstanding shares of Gart Common Stock on a fully diluted basis. The Conversion Ratio is expected to be approximately .164860, but can fluctuate due to changes in the market prices of Sportmart Class A Common Stock and Sportmart Voting Common Stock that will affect the number and value of "in-the-money" stock options used in the Conversion Formula. The exact Conversion Ratio will be determined based on the weighted average closing price of Sportmart Class A Common Stock and Sportmart Voting Common Stock (the "Weighted Average Price of Sportmart Common Stock") on the last full day of trading prior to the closing, which is expected to occur on the same day as the Sportmart Meeting. If the closing occurs after such date, the actual number of shares of Gart Common Stock to be issued to holders of Sportmart Common Stock will not be determined until after the Sportmart Meeting. The Conversion Ratio will fluctuate less than .001 for each $0.50 change in the Weighted Average Price of Sportmart Common Stock. For a discussion of the Conversion Formula and the number of shares to be issued assuming various closing prices and the risks associated with any volatility thereof, see "The Merger Agreement -- Conversion of Shares."

                                                        (Continued on next page)
                             ---------------------

     All information contained in this Proxy Statement/Prospectus relating to Gart Sports, Gart Bros. and Merger Sub has been supplied by Gart Sports, and all information contained in this Proxy Statement/Prospectus relating to Sportmart has been supplied by Sportmart.

     This Proxy Statement/Prospectus, the accompanying Notice of Sportmart Meeting and the accompanying proxy card are first being mailed to Sportmart stockholders on or about December 19, 1997.

     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY SPORTMART STOCKHOLDERS.

THE SECURITIES TO BE ISSUED IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
 HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 17, 1997.

(Continued from previous page)

     This Proxy Statement/Prospectus also constitutes the prospectus of Gart Sports with respect to the shares of Gart Common Stock to be issued in the Merger in exchange for outstanding shares of Sportmart Common Stock.

     Both Sportmart Voting Common Stock and Sportmart Class A Common Stock are listed on the Nasdaq National Market ("Nasdaq"), and the listing of Gart Common Stock on Nasdaq under the trade symbol "GRTS" has been approved subject to notice of issuance. There is no current trading market for Gart Common Stock. The closing prices of Sportmart Voting Common Stock (Nasdaq Symbol: "SPMT") and Sportmart Class A Common Stock (Nasdaq symbol: "SPMTA") as reported on Nasdaq on December 16, 1997 were $2.50 and $2.44 per share, respectively. There can be no assurance as to the market price of Sportmart Voting Common Stock or Sportmart Class A Common Stock at any time prior to the Merger or as to the market price of Gart Common Stock at any time thereafter. Stockholders are urged to obtain current market quotations.

     The Registration Statement of which this Proxy Statement/Prospectus is a part also registers for resale shares of Gart Common Stock to be issued hereunder to the Sportmart Principals (defined herein) in the Merger. Such shares of Gart Common Stock registered for resale pursuant to the Registration Statement are referred to herein as the "Resale Shares." The Sportmart Principals have not advised Gart of any specific plans for the distribution of the Resale Shares covered by this Proxy Statement/Prospectus, but it is anticipated that the Resale Shares will be offered for sale under this Proxy Statement/Prospectus from time to time primarily in transactions (which may include block transactions) on Nasdaq or in negotiated transactions, or any combination of these and other methods of sale, at prices related to prevailing market prices or at negotiated prices. The Sportmart Principals, their pledgees, donees, transferees or distributees, or their respective successors-in-interest (collectively, the "Selling Shareholders") may sell their shares directly or through agents, dealers or underwriters. A Selling Shareholder may, from time to time, sell short the Gart Common Stock, and in such instances, this Proxy Statement/Prospectus may be delivered in connection with such short sales and the Resale Shares offered hereby may be used to cover such short sales. The Selling Shareholders may sell some, all, or none of their shares offered hereby. Gart Sports will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders. Gart Sports has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration of the Resale Shares being offered by the Selling Shareholders. See "Selling Shareholders of Sportmart" and "Plan of Distribution."

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

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GART SPORTS, SPORTMART OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GART SPORTS OR SPORTMART SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
RISK FACTORS................................................   11
DIVIDEND POLICY.............................................   16
SELECTED HISTORICAL FINANCIAL DATA OF SPORTMART.............   17
SELECTED HISTORICAL FINANCIAL DATA OF GART SPORTS...........   19
UNAUDITED PRO FORMA SELECTED FINANCIAL AND OTHER OPERATING
  DATA......................................................   21
COMPARATIVE PER SHARE DATA OF GART SPORTS AND SPORTMART.....   22
THE SPORTMART MEETING.......................................   23
THE MERGER..................................................   25
THE MERGER AGREEMENT........................................   41
STOCKHOLDER AGREEMENT.......................................   49
INFORMATION REGARDING SPORTMART.............................   51
SPORTMART MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   56
COMPARISON OF RIGHTS OF STOCKHOLDERS OF SPORTMART
  AND GART SPORTS...........................................   63
DESCRIPTION OF SPORTMART CAPITAL STOCK......................   65
SPORTMART MARKET PRICE DATA AND DIVIDEND INFORMATION........   70
CERTAIN TRANSACTIONS OF SPORTMART...........................   71
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   72
INFORMATION REGARDING GART SPORTS...........................   75
GART SPORT MANAGEMENT.......................................   85
GART SPORTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............   91
CERTAIN TRANSACTIONS OF GART SPORTS.........................   97
PRINCIPAL STOCKHOLDERS OF GART SPORTS.......................   99
DESCRIPTION OF GART SPORTS CAPITAL STOCK....................  100
SHARES ELIGIBLE FOR FUTURE SALE.............................  102
SELLING SHAREHOLDERS OF SPORTMART...........................  103
PLAN OF DISTRIBUTION........................................  104
LEGAL MATTERS...............................................  105
EXPERTS.....................................................  105
AVAILABLE INFORMATION.......................................  105
INDEX TO FINANCIAL STATEMENTS...............................  F-1
APPENDIX A -- MERGER AGREEMENT..............................  A-1
APPENDIX B -- STOCKHOLDER AGREEMENT.........................  B-1
APPENDIX C -- FAIRNESS OPINION OF HOULIHAN, LOKEY,
  HOWARD & ZUKIN, INC.......................................  C-1
APPENDIX D -- AMENDED AND RESTATED CERTIFICATE OF
  INCORPORATION OF GART SPORTS COMPANY......................  D-1
APPENDIX E -- AMENDED AND RESTATED BYLAWS OF GART SPORTS
  COMPANY...................................................  E-1
APPENDIX F -- TAX OPINION OF KATTEN MUCHIN & ZAVIS..........  F-1

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                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Proxy Statement/ Prospectus. Capitalized terms used and not defined in this summary have the meanings ascribed thereto elsewhere in this Proxy Statement/Prospectus. All references to Gart Sports in this Proxy Statement/ Prospectus refer to Gart Sports Company and its subsidiaries, unless the context suggests otherwise. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Appendices hereto. Stockholders are urged to read this Proxy Statement/Prospectus and the Appendices hereto in their entirety.

THE COMPANIES

     Gart Sports. Gart Sports is one of the leading sporting goods retailers in the western United States and the leading full-line sporting goods retailer in the Rocky Mountain Region in terms of sales and number of stores. Founded in 1928, Gart Sports operates 63 stores in Colorado, Utah, Idaho, Wyoming, Montana, Nevada, New Mexico and Washington. Gart Sports stores are designed to create a dynamic shopping atmosphere that appeals to both the casual sporting goods customer and the sports enthusiast by combining the selection and competitive prices associated with other large format sporting goods retailers with the upscale shopping environment, customer service and brand names typically available only in specialty stores and pro shops.

     Gart Sports Company was incorporated in Delaware in 1993 and operates through its wholly-owned subsidiary, Gart Bros. Sporting Goods Company. Gart Sports' executive offices are located at 1000 Broadway, Denver, CO 80203, and its telephone number is (303) 861-1122. Gart Sports' web site is http://www.gartsports.com. This web site is not part of this Proxy Statement/Prospectus.

     Sportmart. Sportmart is a leading sporting goods superstore retailer and was a pioneer of the superstore concept in 1971. As of November 2, 1997, Sportmart operated 59 stores, with 16 stores in the Chicago metropolitan area, 13 stores in the Los Angeles metropolitan area, 11 stores in the San Francisco/Sacramento area, five stores in the Minneapolis metropolitan area, three stores in each of the Seattle and Columbus, Ohio metropolitan areas, two stores in each of the San Diego, Milwaukee and Portland areas and one store in each of the Cleveland and Des Moines areas.

     Sportmart, Inc. was incorporated in Delaware in 1992. Sportmart's executive offices are located at 1400 South Wolf Road, Suite 200, Wheeling, Illinois 60090.

THE SPORTMART MEETING

     Date, Place and Time. The Sportmart Meeting is scheduled to be held on Friday, January 9, 1998 at 9:00 a.m., Central Time, at the Northbrook Hilton, 2855 N. Milwaukee Avenue, Northbrook, Illinois (including any and all adjournments or postponements thereof).

     Record Date; Shares Entitled to Vote. The Sportmart Board of Directors has fixed the close of business on November 14, 1997 as the record date for the determination of the holders of Sportmart Common Stock entitled to notice of, and to vote at, the Sportmart Meeting. Accordingly, only holders of record of shares of Sportmart Voting Common Stock at the close of business on November 14, 1997 are entitled to vote at the Sportmart Meeting. As of November 14, 1997, there were 5,148,833.5 shares of Sportmart Voting Common Stock outstanding, held by 188 holders of record. Each holder of record of shares of Sportmart Voting Common Stock on the record date is entitled to cast one vote per share on each matter to be acted upon or which may properly come before the Sportmart Meeting.

     Purpose of the Meeting. The purpose of the Sportmart Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger, and to consider and vote upon such other matters as may properly be brought before the Sportmart Meeting.
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

     Vote Required; Recommendation of the Sportmart Board of Directors. The approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Sportmart Voting Common Stock.

     Larry J. Hochberg, Chairman of the Board of Sportmart, Andrew S. Hochberg, Chief Executive Officer of Sportmart, John A. Lowenstein, Chief Operating Officer of Sportmart and certain other members of the Hochberg family and affiliates controlled by certain members of the Hochberg family (the "Sportmart Principals"), have entered into a Stockholder Agreement, dated as of September 28, 1997 as amended and restated on December 2, 1997, with Gart Sports and Gart Bros. (the "Stockholder Agreement") pursuant to which they have agreed upon the terms set forth therein to vote shares of Sportmart Voting Common Stock representing approximately 65% of the total voting power of the outstanding Sportmart Voting Common Stock in favor of the Merger Agreement and the Merger. The Stockholder Agreement is attached to this Proxy Statement/Prospectus as Appendix B. See "Stockholder Agreement."

     THE BOARD OF DIRECTORS OF SPORTMART HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SPORTMART AND ITS STOCKHOLDERS, UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY) AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SPORTMART VOTING COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     Gart Sports' Board of Directors and a majority of the stockholders of Gart Sports have approved the Merger Agreement, and no further Gart Sports stockholder action is required.

THE MERGER

     Risk Factors. For a discussion of certain risk factors that Sportmart stockholders should take into account in determining whether to approve and adopt the Merger Agreement and Merger, see "Risk Factors."

     The Merger. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time") (i) Merger Sub will be merged with and into Sportmart, which will be the surviving corporation of the Merger and will become a wholly-owned subsidiary of Gart Sports and (ii) each outstanding share of Sportmart Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a fractional share (the "Conversion Ratio") of Gart Common Stock as determined by the conversion formula (the "Conversion Formula") set forth in the Merger Agreement.

     The Conversion Formula is designed so that upon consummation of the Merger, current Sportmart stockholders will own approximately 27 1/2%, and current Gart Sports stockholders will own approximately 72 1/2%, of the outstanding shares of Gart Common Stock on a fully diluted basis. The Conversion Ratio is expected to be approximately .164860, but can fluctuate due to changes in the market prices of Sportmart Class A Common Stock and Sportmart Voting Common Stock that will affect the number and value of "in-the-money" stock options used in the Conversion Formula. The exact Conversion Ratio will be determined based on the weighted average closing price of Sportmart Class A Common Stock and Sportmart Voting Common Stock (the "Weighted Average Price of Sportmart Common Stock") on the last full day of trading prior to the closing, which is expected to occur on the same day as the Sportmart Meeting. If the closing occurs after such date, the actual number of shares of Gart Common Stock to be issued to holders of Sportmart Common Stock will not be determined until after the Sportmart Meeting. The Conversion Ratio will fluctuate less than .001 for each $0.50 change in the Weighted Average Price of Sportmart Common Stock. For a discussion of the Conversion Formula and the number of shares to be issued assuming various closing prices and the risks associated with any volatility thereof, see "The Merger Agreement -- Conversion of Shares."

     As provided in the Merger Agreement, each option to purchase shares of Sportmart Common Stock (each a "Sportmart Stock Option") which is outstanding immediately prior to the Effective Time shall become and represent an option to purchase the number of shares of Gart Common Stock, increased to the nearest whole share, determined by multiplying (i) the number of shares of Sportmart Common Stock subject
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

to such Sportmart Stock Option immediately prior to the Effective Time by (ii) the Conversion Ratio, at an exercise price per share of Gart Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Sportmart Common Stock immediately prior to the Effective Time divided by the Conversion Ratio. The Merger Agreement permits the Sportmart Board of Directors to accelerate the vesting of certain Sportmart Stock Options. See "The Merger Agreement -- Conversion of Sportmart Options."

     On September 26, 1997, the last full trading day prior to the date on which Gart Sports and Sportmart issued a press release announcing the execution of the Merger Agreement, the closing prices per share of Sportmart Voting Common Stock and Sportmart Class A Common Stock, as reported on Nasdaq, were $4.25 and $3.47, respectively. On December 16, 1997, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the closing prices per share of Sportmart Voting Common Stock and Sportmart Class A Common Stock, as reported on Nasdaq, were $2.50 and $2.44, respectively.

     Pursuant to the Merger Agreement, the Board of Directors of Gart Sports after the Merger will consist of seven Directors. Four of these Directors shall be the current members of the Gart Sports Board of Directors, John Douglas Morton, Jonathan D. Sokoloff and Jennifer Holden Dunbar, and two additional Directors shall be nominated by Gart Sports. The Merger Agreement permits Gart Sports to supplement or amend this list prior to the Effective Time (with the consent of Sportmart which shall not be unreasonably withheld). The remaining two Directors (the "Sportmart Nominees") shall be two members of the Sportmart Board of Directors to be designated within 30 days after the Effective Time by a majority of the persons who constitute the Sportmart Board of Directors immediately prior to the Effective Time to fill the Sportmart Nominee positions. Gart Sports has agreed in the Merger Agreement that Larry Hochberg and Andrew Hochberg, or their nominees, will be nominated to serve as directors for a one year term commencing at Gart Sports' 1998 annual meeting of stockholders to fill the positions held by the Sportmart Nominees, and Gart Sports will use its best efforts to cause the election thereof, provided that the Sportmart Principals own at least 75% of the Gart Common Stock that they received in the Merger (provided that if the Sportmart Principals own more than 50% but less than 75% of the Gart Common Stock that they received in the Merger, Gart Sports agrees that one of Larry Hochberg or Andrew Hochberg (in Gart Sports' discretion) will be nominated) and that one of them (in Gart Sports' discretion) will be nominated at Gart Sports' 1999 annual meeting of stockholders provided that the Sportmart Principals own at least 50% of the Gart Common Stock that they received in the Merger. Green Equity Investors, L.P. ("GEI"), which will hold approximately 61% of the outstanding Gart Common Stock following the Effective Time, has agreed to vote in favor of the Sportmart Nominees and not to vote for or otherwise cause or cooperate in their removal as Directors, other than for cause, during the periods referred to above. See "The Merger -- Directors and Executive Officers of Gart Sports after the Merger."

     Reasons for the Merger. For a discussion of the factors considered by the Boards of Directors of Gart Sports and Sportmart in reaching their decisions with respect to the Merger, the Merger Agreement, and the transactions contemplated thereby, see "The Merger -- Joint Reasons for the Merger;"
" -- Sportmart Reasons for the Merger;" and "-- Recommendation of the Board of Directors."

     Opinion of Financial Advisor. Houlihan Lokey Howard & Zukin ("Houlihan Lokey") has delivered its written opinion, dated September 28, 1997, to the Board of Directors of Sportmart to the effect that, based upon and subject to various considerations set forth in such opinion, as of the date of such opinion, the consideration to be received by holders of Sportmart Common Stock in the Merger is fair, from a financial point of view, to the holders of Sportmart Common Stock. The full text of the opinion of Houlihan Lokey which sets forth assumptions made, general procedures followed, matters considered and limits of review undertaken, is attached to this Proxy Statement/Prospectus as Appendix C and is incorporated herein by reference. Holders of Sportmart Common Stock are urged to read Houlihan Lokey's opinion carefully and in its entirety. See "The Merger -- Opinion of Financial Advisor to Sportmart."

     Interests of Certain Persons in the Merger. In considering the recommendations of the Sportmart Board of Directors, holders of Sportmart Common Stock should consider that certain of Sportmart's executive officers and directors have certain interests in the Merger that are in addition to the interests of holders of Sportmart Common Stock generally. These interests include the accelerated vesting of options under the

Sportmart Director's Plan and restricted shares of Sportmart Common Stock under the Sportmart, Inc. Restricted Stock Plan; the nomination of two additional directors to the Gart Sports Board of Directors by the Sportmart Board of Directors; certain severance benefits to various officers of Sportmart; the execution by certain officers and directors of Sportmart of consulting agreements with Gart Bros. and Sportmart, the guaranty by Gart Bros. of certain leases between Sportmart and various entities partially owned or controlled by various Sportmart directors and officers; and certain indemnification rights of the executive officers and directors of Sportmart. These interests potentially create a conflict of interest and are described in greater detail under "The Merger -- Interests of Certain Persons in the Merger." The Sportmart Board of Directors was aware of these interests when it approved the Merger Agreement.

     Effective Time of the Merger. It is anticipated that the Merger will become effective as promptly as practicable after the requisite Sportmart stockholder approval has been obtained and all other conditions to the Merger have been satisfied or waived. See "The Merger Agreement -- Conditions."

     Conditions. The respective obligations of Sportmart and Gart Sports to effect the Merger are subject to, among other conditions, the approval and adoption of the Merger Agreement and the Merger by the stockholders of Sportmart. See "The Merger Agreement -- Conditions." In addition, Gart Sports may terminate the Merger Agreement if, prior to the first date on which all closing conditions have been satisfied or waived (the "Conditional Date") and
(a) prior to February 1, 1998, Sportmart's Net Worth (as defined under "The Merger Agreement -- Termination") falls below $70 million, or (b) after February 1, 1998, Sportmart's Net Worth falls below $67.5 million, or prior to February 2, 1998, the sum of Sportmart's long term debt (including current and long-term capital lease obligations), short term debt, Accounts Payable (as defined in the Merger Agreement) and Accrued Liabilities (as defined in the Merger Agreement) shall exceed the following amounts as of any of the following dates occurring prior to the Conditional Date: $163,328,000 at October 5, 1997; $178,008,000 at November 2, 1997; $194,212,000 at November 30, 1997; $155,880,000 at January 4,
1998; or $154,265,000 at February 1, 1998. See "The Merger
Agreement -- Termination."

     Termination Fee. If (i) any merger, consolidation or other business combination involving Sportmart or any subsidiary of Sportmart or the acquisition of all or any significant part of the assets or capital stock (including but not limited to a majority voting interest) of Sportmart or any subsidiary of Sportmart (an "Acquisition Transaction") shall have been made known to Sportmart or have been proposed directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to enter into an Acquisition Transaction and thereafter the approval of the Merger by Sportmart's stockholders is not obtained; or (ii) Sportmart terminates the Merger Agreement because its Board of Directors has determined in good faith that a proposal for an Acquisition Transaction is a Superior Proposal (as defined under "The Merger Agreement -- No Solicitation") and Sportmart enters into a definitive agreement with any person or entity with respect to such Acquisition Transaction or the Acquisition Transaction which gave rise to such termination (or any revision of such Acquisition Transaction), as the case may be, within nine months after the termination of the Merger Agreement or such Acquisition Transaction is consummated within nine months after the termination of the Merger Agreement, then within two business days after entering into such definitive agreement or after such consummation, Sportmart shall pay Gart Sports a fee in cash equal to $2.5 million. This fee shall also be payable within two business days of Gart Sports' termination of the Merger Agreement due to the taking of certain actions proscribed under "The Merger Agreement -- No Solicitation" by Sportmart's directors, officers, employees, agents or representatives. See "The Merger Agreement -- Termination Fee."

EXCHANGE OF STOCK CERTIFICATES

     Upon consummation of the Merger, each holder of a certificate or certificates representing shares of Sportmart Common Stock outstanding immediately prior to the Merger, upon the surrender thereof (duly endorsed, if required) to American Securities Transfer, Incorporated (the "Exchange Agent"), will be entitled to receive a certificate or certificates representing the number of shares of Gart Common Stock into which such shares of Sportmart Common Stock will have been automatically converted as a result of the Merger. The Exchange Agent will mail a letter of transmittal with instructions to all holders of record of Sportmart Common Stock as of the Effective Time for use in surrendering their stock certificates in exchange
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

for certificates representing shares of Gart Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED UNTIL THE LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. See "The Merger Agreement -- Conversion of Securities."

NO DISSENTERS' RIGHTS

     Under the Delaware General Corporation Law, the holders of Sportmart Common Stock are not entitled to any dissenters' rights of appraisal with respect to the Merger.

FEDERAL INCOME TAX CONSEQUENCES

     Sportmart's legal counsel, Katten Muchin & Zavis, has rendered a legal opinion to Sportmart that, subject to the limitations and qualifications referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that no gain or loss will be recognized by Sportmart and no gain or loss will be recognized by Sportmart stockholders upon the receipt of shares of Gart Common Stock in exchange for shares of Sportmart Common Stock pursuant to the Merger Agreement (except with respect to any cash received by holders of Sportmart Common Stock in respect of fractional shares). For a further discussion of certain federal income tax consequences of the Merger, see "The Merger -- Certain Federal Income Tax Matters."

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase of Sportmart by Gart Sports as that term is used pursuant to generally accepted accounting principles and for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Sportmart as of the Effective Time will be recorded at their fair values, based on the fair value of the Gart Common Stock to be issued and the fair value of the Sportmart Stock Options converted into options to purchase Gart Common Stock.

COMPARISON OF STOCKHOLDERS RIGHTS

     Upon consummation of the Merger, the stockholders of Sportmart will become stockholders of Gart Sports. For a discussion of certain differences between the Sportmart Restated Certificate of Incorporation and Bylaws, and the Gart Sports Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be in effect at the Effective Time, see "The Merger -- Comparison of Rights of Stockholders."

            SUMMARY FINANCIAL AND OTHER OPERATING DATA OF SPORTMART

     The following table sets forth summary financial data and other operating data of Sportmart and should be read in conjunction with the Consolidated Financial Statements the Notes thereto and other financial information included elsewhere in this Proxy Statement/Prospectus. The results of operations of Sportmart for the 39 weeks ended October 27, 1996 and November 2, 1997 are presented on an unaudited basis but have been prepared on the same basis as the annual results of operations and, in the opinion of Sportmart management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented.

                                                                                                       39 WEEKS ENDED
                                                                   FISCAL YEARS                  ---------------------------
                                                    ------------------------------------------   OCTOBER 27,    NOVEMBER 2,
                                                      1994(1)        1995(5)        1996(5)          1996           1997
                                                    ------------   ------------   ------------   ------------   ------------
                                                     (52 WEEKS)     (52 WEEKS)     (53 WEEKS)
                                                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................................  $    413,337   $    492,179   $    514,611   $    373,948   $    318,498
Costs of sales, including buying, distribution and
  occupancy.......................................       311,948        381,146        400,637        286,581        247,557
                                                    ------------   ------------   ------------   ------------   ------------
Gross profit......................................       101,389        111,033        113,974         87,367         70,941
Operating expenses................................        81,791        114,430        147,840         79,050         69,008
                                                    ------------   ------------   ------------   ------------   ------------
Operating income (loss)...........................        19,598         (3,397)       (33,866)         8,317          1,933
Other income (expense)............................        (3,877)        (3,728)        (8,910)        (5,778)        (5,322)
                                                    ------------   ------------   ------------   ------------   ------------
Income (loss) from continuing operations before
  income taxes....................................        15,721         (7,125)       (42,776)         2,539         (3,389)
Income tax expense (benefit)......................         6,211         (3,004)       (16,269)         1,062         (1,356)
                                                    ------------   ------------   ------------   ------------   ------------
Income(loss) from continuing operations...........         9,510         (4,121)       (26,507)         1,477         (2,033)
Loss from discontinued operations, net(6).........          (575)        (2,324)           (90)            --             --
                                                    ------------   ------------   ------------   ------------   ------------
Income (loss) before extraordinary item...........         8,935         (6,445)       (26,597)         1,477         (2,033)
Extraordinary item, net of income tax benefit of
  $335,000........................................            --             --           (462)          (462)            --
                                                    ------------   ------------   ------------   ------------   ------------
Net income (loss).................................  $      8,935   $     (6,445)  $    (27,059)  $      1,015   $     (2,033)
                                                    ============   ============   ============   ============   ============
Income (loss) per share from continuing
  operations......................................  $       0.87   $      (0.32)  $      (2.06)  $       0.12   $      (0.16)
Loss per share from discontinued operations.......         (0.05)         (0.18)         (0.01)            --             --
                                                    ------------   ------------   ------------   ------------   ------------
Income (loss) per share before extraordinary
  item............................................          0.82          (0.50)         (2.07)          0.12          (0.16)
Loss per share from extraordinary item............            --             --          (0.04)         (0.04)            --
                                                    ------------   ------------   ------------   ------------   ------------
Net income (loss) per share.......................  $       0.82   $      (0.50)  $      (2.11)  $       0.08   $      (0.16)
                                                    ============   ============   ============   ============   ============
Weighted average number of common and common
  equivalent shares outstanding...................    10,910,797     12,771,911     12,826,360     12,823,434     12,883,320
                                                    ============   ============   ============   ============   ============
OTHER DATA:
Number of stores at beginning of period...........            42             53             67             67             59
Number of stores opened...........................            12             16              4              4             --
Number of stores closed...........................             1              2             12              1             --
                                                    ------------   ------------   ------------   ------------   ------------
Number of stores at end of period.................            53             67             59             70             59
                                                    ============   ============   ============   ============   ============
Comparable store sales increase (decrease)(2).....          1.6%          (4.3%)         (4.6%)         (3.7%)         (5.7%)
EBITDA(3).........................................  $     26,408   $     12,515   $     11,107   $     16,921   $     10,260
Net cash provided by (used in):
  Operating activities............................       (25,147)         4,539         (5,249)       (22,050)        (9,489)
  Investing activities............................       (13,682)       (28,143)       (13,893)       (13,149)        (2,792)
  Financing activities............................        41,994         24,456         17,941         31,182          9,465
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital(4)................................  $     88,778   $     80,323   $      9,200                  $     12,187
Total assets......................................       226,812        287,499        266,597                       248,954
Total debt and capitalized lease obligations......        55,156         78,242         96,891                       104,005
Total stockholders' equity........................       107,048        100,796         73,919                        72,170

---------------

(1) Restated to exclude the results of operations of Sportmart's No Contest division which was discontinued in 1995.

(2) Stores enter the comparable store sales base at the beginning of their 13th month of operations.

(3) EBITDA is earnings (loss) from continuing operations before income taxes plus interest expense, depreciation and amortization and non-recurring charges. Sportmart believes that, in addition to cash flow from operations and net earnings (loss), EBITDA is a useful financial performance measurement for assessing operating performance as it provides an additional basis to evaluate the ability of Sportmart to incur and service debt and to fund capital expenditures. In evaluating EBITDA, Sportmart believes that consideration should be given, among other things, to the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal repayments on debt for the period and how EBITDA compares to capital expenditures for the period. To evaluate EBITDA, the components of EBITDA such as revenue and operating expenses and the variability of such components over time, should also be considered. EBITDA should not be construed, however, as an alternative to operating income (loss) (as determined in accordance with generally accepted accounting principles
    (GAAP) as an indicator of Sportmart's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. See Sportmart's consolidated financial statements included herein. Sportmart's method of calculating EBITDA may differ from methods used by other companies, and as a result, EBITDA measures disclosed herein may not be comparable to other similarly titled measures used by other companies.

(4) The primary reason for the decrease in working capital for the fiscal year ended February 2, 1997 is the reclassification of Sportmart's credit agreement from long-term debt to current liabilities in compliance with Emerging Issues Task Force Issue No. 95-22. Gart Sports intends to refinance Sportmart's credit agreement upon consummation of the Merger.

(5) Loss from continuing operations includes the loss from Canadian operations of $2,508,000 and $5,902,000 for fiscal 1995 and 1996, respectively. In addition, loss from continuing operations includes non-recurring charges of $5,711,000 and $33,224,000 for fiscal 1995 and 1996, respectively. The non-recurring charge for fiscal 1995 is primarily the result of the decision to close 2 stores in the Chicago metropolitan area. The non-recurring charge for fiscal 1996 is the result of the decision to exit the Canadian market, including the cost of closing 11 stores.

(6) Loss from discontinued operations is presented net of income tax benefits of $375,000, $1,549,000, and $60,000 for the fiscal years 1994, 1995, and 1996, respectively.

           SUMMARY FINANCIAL AND OTHER OPERATING DATA OF GART SPORTS

     The following table sets forth summary financial data and other operating data of Gart Sports and should be read in conjunction with the Consolidated Financial Statements the Notes thereto and other financial information included elsewhere in this Proxy Statement/Prospectus. The results of operations of Gart Sports for the 39 weeks ended October 5, 1996 and October 4, 1997 are presented on an unaudited basis but have been prepared on the same basis as the annual results of operations and, in the opinion of Gart Sports management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented.

                                                                                                   39 WEEKS ENDED
                                                                  FISCAL YEARS(1)              -----------------------
                                                        ------------------------------------   OCTOBER 5,   OCTOBER 4,
                                                           1994         1995         1996         1996         1997
                                                        ----------   ----------   ----------   ----------   ----------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.............................................  $  171,866   $  176,829   $  204,126   $  137,485   $  151,052
Cost of goods sold, buying, distribution and
  occupancy...........................................     124,892      131,455      148,420      103,097      112,471
                                                        ----------   ----------   ----------   ----------   ----------
Gross profit..........................................      46,974       45,374       55,706       34,388       38,581
Operating expenses....................................      39,949       42,876       47,604       32,772       36,373
                                                        ----------   ----------   ----------   ----------   ----------
Operating income......................................       7,025        2,498        8,102        1,616        2,208
Interest expense......................................       1,746        2,281        1,601        1,218          680
Other income..........................................         490          576          637          298          598
                                                        ----------   ----------   ----------   ----------   ----------
Income before income taxes............................       5,769          793        7,138          696        2,126
Income tax expense....................................       2,209          285        2,681          261          803
                                                        ----------   ----------   ----------   ----------   ----------
Net income............................................  $    3,560   $      508   $    4,457   $      435   $    1,323
                                                        ==========   ==========   ==========   ==========   ==========
Earnings per share....................................  $     0.62   $     0.09   $     0.81   $     0.08   $     0.24
                                                        ==========   ==========   ==========   ==========   ==========
Weighted average shares of common stock outstanding...   5,784,918    5,681,811    5,512,886    5,515,088    5,502,600
                                                        ==========   ==========   ==========   ==========   ==========
OTHER DATA:
Number of stores at beginning of period...............          58           61           60           60           60
Number of stores opened...............................           5            5            5            4            1
Number of stores closed...............................           2            6            5            4            2
                                                        ----------   ----------   ----------   ----------   ----------
Number of stores at end of period.....................          61           60           60           60           59
                                                        ==========   ==========   ==========   ==========   ==========
Total gross square feet at end of period..............   1,210,003    1,326,158    1,453,520    1,427,932    1,446,405
Comparable store sales increase (decrease)(2).........       (2.8%)       (4.1%)        4.4%         2.8%         4.2%
EBITDA(3).............................................  $   10,115   $    6,568   $   12,396   $    4,680   $    5,216
Net cash provided by (used in):
  Operating activities................................      (3,108)      11,541       22,076       (6,247)     (11,587)
  Investing activities................................      (5,349)      (3,615)      (3,377)      (2,268)      (3,420)
  Financing activities................................       8,061       (3,289)     (16,820)       3,535        8,681
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.....................................  $   49,415   $   44,806   $   34,133                $   43,699
  Total assets........................................      95,666       93,658       96,435                   112,688
  Total debt..........................................      19,672       17,000           --                     8,813
  Redeemable common stock, net........................          --          554          860                     2,144
  Stockholders' equity................................      32,761       32,502       36,883                    36,920

---------------

(1) During 1995, Gart Sports adopted an annual fiscal reporting period that ends on the first Saturday in January. Accordingly, fiscal 1994 began on January 1, 1994 and ended on December 31, 1994; fiscal 1995 began on January 1, 1995 and ended on January 6, 1996 and included 53 weeks of operations; and fiscal 1996 began on January 7, 1996 and ended on January 4, 1997 and included 52 weeks of operations.

(2) Stores enter the comparable store sales base at the beginning of their 14th month of operations.

(3) EBITDA is earnings (loss) before income taxes plus interest expense and other financing costs and depreciation and amortization. Gart Sports believes that, in addition to cash flow from operations and net earnings
    (loss), EBITDA is a useful financial performance measurement for assessing operating performance as it provides an additional basis to evaluate the ability of Gart Sports to incur and service debt and to fund capital expenditures. In evaluating EBITDA, Gart Sports believes that consideration should be given, among other things, to the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal repayments on debt for the period and how EBITDA compares to capital expenditures for the period. To evaluate EBITDA, the components of EBITDA such as revenue and operating expenses and the variability of such components over time should also be considered. EBITDA should not be construed, however, as an alternative to operating income (loss) (as determined in accordance with generally accepted accounting principles (GAAP) as an indicator of Gart Sports' operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Gart Sports' method of calculating EBITDA may differ from methods used by other companies, and as a result, EBITDA measures disclosed herein may not be comparable to other similarly titled measures used by other companies.

            UNAUDITED PRO FORMA SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth summary pro forma combined financial and other operating data of Gart Sports, giving effect to the Merger accounted for under the purchase method of accounting. The summary pro forma combined financial data presented below should be read in conjunction with the pro forma combined financial statements included elsewhere herein. The pro forma combined financial data do not reflect any cost savings or other synergies that may result from the Merger.

                                                              FISCAL YEAR   39 WEEKS ENDED
                                                                 1996       OCTOBER 4, 1997
                                                              -----------   ---------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
  Net sales.................................................   $718,737         $469,550
  Operating income (loss)...................................    (23,452)           5,481
  Income (loss) from continuing operations(1)...............    (20,617)              94
  Earnings (loss) per share from continuing operations(1)...   $  (2.70)        $   0.01
PRO FORMA COMBINED OTHER DATA:
  Number of stores at beginning of period...................        127              119
  Number of stores opened...................................          9                1
  Number of stores closed...................................         17                2
                                                               --------         --------
  Number of stores at end of period.........................        119              118
                                                               ========         ========

                                                                 OCTOBER 4, 1997
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
PRO FORMA COMBINED BALANCE SHEET DATA:
  Total assets..............................................         $337,235
  Working capital...........................................          131,975
  Total debt(2).............................................          112,818
  Stockholders' equity......................................           71,412

---------------

(1) The pro forma combined statements of operations includes exit costs incurred by Sportmart during fiscal year 1996 totaling approximately $33,200,000, primarily associated with exiting the Canadian market and closing its stores in Canada. Costs associated with closing the stores include severance costs, lease buy-out costs, inventory write-downs, write-offs of unamortized leasehold improvements, as well as other miscellaneous exit costs. The effect of such exit costs was to increase the pro forma combined loss from continuing operations by $20,584,000 and pro forma combined loss per share from continuing operations by $2.70 in fiscal year 1996.

(2) Total debt includes amounts outstanding under Sportmart's credit agreement, mortgage payable and capitalized lease obligations and Gart Sports' credit agreement.

     Certain statements contained in this Prospectus, including without limitation, statements containing the words "believes," "anticipates," "expects" and words of similar import, constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Gart Sports, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the effect of economic conditions generally, and retail and sporting goods business conditions specifically, the impact of competition in existing and future markets, the exercise of control over Gart Sports by certain stockholders and the conflicts of interest that might arise among Gart Sports, such stockholders and their affiliates, the inherent uncertainties relating to the integration of Sportmart following the Merger, certain potential liabilities relating to the manner in which LIFO inventories were characterized on Gart Sports' 1992 and 1993 consolidated federal income tax returns, the consequences of the substantial leverage that will result from the Merger and Gart Sports ability to refinance Sportmart's bank indebtedness on acceptable terms, Gart Sports' ability to successfully anticipate merchandising and market trends and customers' purchasing preferences, Gart Sports' ability to maintain its relationships with certain vendors and the allocation of merchandise by certain vendors, the impact of seasonality and weather conditions, potential fluctuations in comparable store sales, the absence of a prior public market for the Gart Common Stock, the effect of accounting policies, and other risks detailed in this Proxy Statement/Prospectus. These factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Summary," "Risk Factors," "Sportmart Management's Discussion and Analysis of Financial Condition and Results of Operations," "Gart Sports Management's Discussion and Analysis of Financial Condition and Results of Operations," "Information Regarding Sportmart" and "Information Regarding Gart Sports." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Gart Sports disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
                             ---------------------

     Gart Sports(R), Gart Sports Superstores(R), Gart Bros. Sporting Goods Company(R), Sniagrab(R), Sportscastle(R) and Gart Sports Company(R) are federally registered trademarks of Gart Sports. Sportmart(R) is a federally registered trademark of Sportmart. In addition, Gart Sports and Sportmart claim common law rights to their respective trademarks listed above and various other trademarks and service marks. All other trademarks or registered trademarks appearing in this Prospectus are trademarks or registered trademarks of the respective companies that utilize them.

                                  RISK FACTORS

     Holders of Sportmart Common Stock should be aware that ownership of the shares of Gart Common Stock to be exchanged for shares of Sportmart Common Stock in the Merger involves a high degree of risk. In addition to the other information in this Proxy Statement/Prospectus, the following risk factors should be considered carefully by such stockholders in evaluating the Merger. The risk factors apply equally to Gart Sports and Sportmart on a combined basis unless the context would clearly suggest otherwise.

COMPETITION

     The market for sporting goods retailers is highly fragmented and intensely competitive. Gart Sports and Sportmart currently compete with a number of established companies including large format sporting goods stores (such as The Sports Authority, Oshman's and Jumbo Sports), traditional sporting goods stores and chains (such as Big 5), specialty sporting goods shops and pro shops (such as Pro Golf Discount, Foot Locker and REI), and mass merchandisers (discount stores, department stores and warehouse clubs such as Kmart, Wal-Mart and Price/Costco). Several of these companies have substantially greater resources and better name recognition than Gart Sports. Increased competition in markets in which Gart Sports has stores, the adoption by competitors of innovative store formats and retail sales methods or the entry of new competitors or the expansion of operations by existing competitors in Gart Sports' markets could have a material adverse effect on Gart Sports' business, financial condition and operating results. See "Information Regarding Sportmart -- Competition," and "Information Regarding Gart Sports -- Competition."

CONTROL BY SIGNIFICANT STOCKHOLDER

     GEI currently holds approximately 85.7% of the outstanding Gart Common Stock. Following the consummation of the Merger, GEI will own approximately 61% of the issued and outstanding shares of Gart Common Stock, assuming no exercise of any options to purchase Gart Common Stock. Accordingly, GEI will have the power to elect Gart Sports' Board of Directors and to approve most actions requiring stockholder approval, including adopting amendments to Gart Sports' Certificate of Incorporation and approving or disapproving additional sales of Common Stock by Gart Sports, mergers or sales of all or substantially all of the assets of Gart Sports. As a result, GEI will be able to control all of Gart Sports' major policy decisions. See "Certain Transactions of Gart
Sports -- Relationship With GEI -- Control by GEI," "Principal and Selling Stockholders" and "Description of Gart Sports Capital Stock."

INHERENT UNCERTAINTIES RELATING TO CERTAIN EFFECTS OF THE MERGER

     The success of the Merger in enhancing long-term stockholder value will depend, in part, on achieving cost savings and other benefits that could be expected to be realized as a result of the Merger. Cost savings and other benefits are expected to be approximately $6.7 million annually beginning in fiscal 1999 and consist of enhanced purchasing power and lower administrative costs. The anticipated benefits of the Merger may not be achieved unless Sportmart's business operations are successfully integrated in a timely manner. Gart Sports expects to incur approximately $4.6 million of integration costs in fiscal 1998, which will consist primarily of systems reengineering and certain incentives to retain employees during the integration period. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separated organizations and integrating personnel with disparate corporate cultures. As in every business integration, achieving the benefits will require the dedication of management resources that will temporarily detract from attention to the daily business of Gart Sports. This integration process may cause an interruption of, or a loss of, momentum in the activities of Gart Sports, which could have a material adverse effect on the revenues and operating results, at least in the near term. There can be no assurance that Gart Sports will not incur additional charges to reflect costs associated with the Merger, nor can there be any assurance that Gart Sports will be able to realize the anticipated benefits of the Merger, or to do so within any particular period.

POTENTIAL IMPACT ON LIQUIDITY OF INCOME TAX CONTINGENCY

     On July 24, 1997, the Internal Revenue Service ("IRS") proposed adjustments to the 1992 and 1993 consolidated federal income tax returns of Gart Sports and its former parent, TCH Corporation, now Thrifty PayLess Holdings, Inc. ("Thrifty") in conjunction with Thrifty's IRS examination. The proposed adjustments relate to the manner in which LIFO inventories were characterized on such returns. Gart Sports was a wholly-owned indirect subsidiary of Thrifty until April 20, 1994 and responsible for its share of taxes on a separate return basis under a tax sharing agreement with Thrifty. See "Certain Transactions of Gart Sports -- Relationship With GEI -- Tax Sharing and Indemnification Agreements." Gart Sports recorded approximately $9.7 million as a long-term net deferred tax liability for the tax effect of the LIFO inventory basis difference. The IRS has asserted that this basis difference should be reflected in taxable income in 1992 and 1993. Gart Sports has taken the position that the inventory acquired in connection with the acquisition of Thrifty was appropriately allocated to its inventory pools. The IRS has asserted the inventory was acquired at a bargain purchase price and should be allocated to a separate inventory pool and liquidated as inventory turns.

     Based on Gart Sports' discussions with Thrifty, Gart Sports believes the potential accelerated tax liability, which could have a negative effect on liquidity in the near term, ranges from approximately $2.5 million to $9.7 million. The range of loss from possible assessed interest charges resulting from the proposed adjustments range from approximately $460,000 to $3.0 million. As Gart Sports believes that no amount is more probable than another within the range, the minimum interest exposure of $460,000 has been accrued in Gart Sports consolidated financial statements. No penalties are expected to be assessed relating to this matter. At October 4, 1997, the LIFO inventory and other associated temporary differences continue to be classified as long-term net deferred tax liabilities as Gart Sports does not believe the matter will be resolved within a year.

     While Gart Sports believes that it has adequately provided for any liability that may arise from this matter, there can be no assurance that any additional liability beyond the amounts recorded will not arise as a result of the IRS examination. The actual liability that may arise from the matter could have a material adverse effect on Gart Sports' liquidity, which could have a material adverse effect on Gart Sports' business, financial condition and operating results. See Note 13 to the Consolidated Financial Statements.

SUBSTANTIAL LEVERAGE

     After giving effect to the Merger, Gart Sports will have consolidated indebtedness that is substantial in relation to its stockholders' equity and significantly greater than its existing indebtedness. As of October 4, 1997, Gart Sports had $8.8 million of total debt and $36.9 million of stockholders' equity. After giving effect to the Merger, on a pro forma basis, as of October 4, 1997 Gart Sports would have had $112.8 million of total debt and $71.4 million of stockholders' equity. Gart Sports is in the process of negotiating a refinancing of Sportmart's current credit agreement and will seek to increase the amount available under the replacement credit facility. Gart Sports' level of indebtedness after the Merger will have several important consequences, including: (i) a substantial portion of Gart Sports' cash flow from operations must be dedicated to debt service requirements, will not be available for other purposes and will decrease its profitability; (ii) Gart Sports' ability to obtain additional financing for working capital, capital expenditures or acquisitions may be impaired; (iii) Gart Sports' leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures; and (iv) Gart Sports' ability to capitalize on significant business opportunities may be limited.

REFINANCING OF SPORTMART BANK INDEBTEDNESS

     Upon consummation of the Merger, Gart Sports intends to refinance the combined indebtedness of Gart Sports and Sportmart with an asset-based credit facility of $175 million, for which it has received a commitment letter. However, there can be no assurance that such financing will be consummated. In the event that Gart Sports does not refinance the indebtedness under Sportmart's revolving credit agreement on or before the Effective Time, upon the consummation of the Merger, the lenders could declare a default under Sportmart's revolving credit agreement and accelerate the amounts outstanding thereunder. As of November 2, 1997, approximately $99.7 million was outstanding under Sportmart's revolving credit agreement.

POTENTIAL ADVERSE EFFECTS OF FAILURE TO RESPOND TO MERCHANDISING TRENDS

     Gart Sports' success depends to a large degree on its ability to provide a merchandise selection that appeals to its customers' changing desires and that appropriately reflects geographical differences in merchandise preferences. The Merger will provide the added challenge of the combined organization learning to buy for different geographic markets. Gart Sports often makes commitments to its vendors to purchase merchandise several months in advance of the proposed delivery date and therefore must anticipate and respond to changing merchandise trends and consumer demand in a timely manner. Accordingly, any failure by Gart Sports to identify and respond to emerging trends, or to obtain high-demand sporting goods products, could adversely affect consumer acceptance of the merchandise in Gart Sports' stores, which, in turn, could have a material adverse effect on Gart Sports' business, financial condition and operating results. If Gart Sports miscalculates either the market for the merchandise in its stores or its customers' purchasing preferences and market trends, Gart Sports may be faced with a significant amount of unsold inventory, which could have an adverse effect on Gart Sports' business, financial condition and operating results. See "-- Vendor Relationships" and "Information Regarding Gart Sports -- Merchandising."

POTENTIAL ADVERSE EFFECT OF CHANGES IN VENDOR RELATIONSHIPS

     Gart Sports and Sportmart each purchase merchandise from over 1,000 vendors. In fiscal 1996, Nike, the largest vendor for both Gart Sports and Sportmart, represented approximately 8.6% and 20%, respectively, of total purchases. No other vendor represented more than 5% of total purchases by Gart Sports or Sportmart. Although Gart Sports believes that current relationships with its vendors are generally good, there can be no assurance that these relationships will not change following consummation of the Merger. Gart Sports does not have long-term contracts with any vendor. Moreover, certain merchandise for which there is significant demand may be allocated by vendors based upon the vendors' internal criteria which is beyond Gart Sports' control. Any disruption in Gart Sports' relationship with its vendors, particularly those whose sporting goods products are in high demand, or any inability to obtain merchandise from existing or new vendors in the future, could have a material adverse effect on Gart Sports' business, financial condition and operating results. See "Information Regarding Gart Sports -- General" and "-- Business Strategy."

SEASONALITY; DEPENDENCE ON WINTER SELLING SEASON

     Gart Sports' business is seasonal in nature, with its highest sales levels and operating profitability historically occurring during the fourth fiscal quarter, which includes the holiday selling season. This seasonality is also due, in part, to Gart Sports' strong sales of cold weather sporting goods and apparel. For fiscal years 1995 and 1996, the fourth quarter contributed 33.7% and 32.7%, respectively, of net sales, and 204.0% and 80.2%, respectively, of operating income. In fiscal 1995 and 1996, sales and rentals of winter sports equipment and apparel accounted for 22.6% and 23.2%, respectively, of Gart Sports' net sales for these fiscal years. Any decrease in sales for such period, whether due to a slow holiday selling season, poor snowfall in ski areas near Gart Sports' markets or otherwise, could have a material adverse effect on Gart Sports' business, financial condition and operating results for the entire fiscal year. Further, as a result of the seasonality of Gart Sports' revenue, Gart Sports may experience net losses in the second and third fiscal quarters of each year for the foreseeable future. Inventory levels, which gradually increase beginning in April, generally reach their peak in November and then fall to their lowest level following the December holiday season. See "Gart Sports Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The second and fourth fiscal quarters, which respectively include Father's Day and Christmas, have historically contributed the greatest volume of net sales and income before taxes to Sportmart. For fiscal years 1996 and 1995, the second and fourth fiscal quarters combined accounted for approximately 56% and 58%, respectively, of Sportmart's fiscal year net sales. In both fiscal 1996 and 1995, the fourth fiscal quarter was significantly impacted by nonrecurring charges and, in addition, the fourth quarter of fiscal 1995 was impacted by discontinued operations; however, typically, the second and fourth quarters have accounted for substantially all of Sportmart's income before taxes. In contrast, Sportmart has consistently experienced net losses in the third quarter and it anticipates that such trend may continue through fiscal 1997. Inventory levels, which gradually increase beginning in February, generally reach their peak in November and then fall to their lowest level following the December holiday season. See "Sportmart Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL FLUCTUATIONS IN COMPARABLE STORE SALES

     A variety of factors could affect Gart Sports' comparable store sales, including actions of competitors (such as the opening of additional stores in Gart Sports' markets), the retail sales environment, general economic conditions, weather conditions and Gart Sports' ability to execute its business strategy effectively. Also, opening additional stores in market areas where Gart Sports has already opened stores may reduce sales at existing Gart Sports stores in that area. Factors such as increased competition and economic trends in Gart Sports' markets may result in future comparable store sales increases lower than those experienced in fiscal 1996. Moreover, there can be no assurance that comparable store sales for any particular period will not decrease in the future. As is the case with many retailers, Gart Sports' comparable store sales results could cause the price of Gart Common Stock to fluctuate substantially.

POTENTIAL CONFLICTS OF INTEREST

     Certain of Sportmart's directors, officers and principal stockholders own interests in various entities from which Sportmart leases certain properties and Sportmart has made certain advances of funds to these entities. From and after the Effective Time, Gart Bros. will guarantee Sportmart's obligations under those leases. See "Certain Transactions of Sportmart -- Property Leases" and "-- Sportmart Guarantees and Interim Financing of Partnerships." Such ownership could result in conflicts of interest for such directors, officers and stockholders in situations where Sportmart's and Gart Bros.' interests and those of such other entities are not identical.

DEPENDENCE ON MANAGEMENT INFORMATION SYSTEMS

     In 1995, Gart Sports installed new management information systems, including sales reporting, financial reporting and inventory management systems. Sportmart currently uses many of the same management information systems and vendors. However, although major platforms and significant vendors are the same, there remain significant risks to the integration of Sportmart's management information systems into those of Gart Sports. Gart Sports will need to continually evaluate the adequacy of its management information systems and in the future may need to upgrade such systems to support the integration of Sportmart stores into Gart Sports' operating systems and to be prepared for necessary systems conversion for year 2000 compliance. All management information systems are currently being reviewed for year 2000 compliance. The costs of such compliance could be significant. No assurance can be given that the steps necessary for such compliance will not be disruptive to Gart Sports' operations or that they will not have a material adverse effect on Gart Sports' business, financial condition or operating results. In addition, Gart Sports currently relies on a small number of outside vendors for the software and support of its management information systems. While Gart Sports has taken a number of precautions against certain events that could disrupt the operation of its management information systems, there can be no assurance that Gart Sports will not experience systems failures or interruptions, any of which could have a material adverse effect on Gart Sports' business, financial condition and operating results. See "Information Regarding Gart Sports -- Management Information Systems."

DEPENDENCE ON KEY PERSONNEL

     Gart Sports believes that the loss of the services of John Douglas Morton, its Chairman of the Board, President and Chief Executive Officer, or any of Gart Sports' other executive officers, could have a material adverse effect on Gart Sports' business, financial condition and operating results. Gart Sports does not have employment agreements with Mr. Morton or any other senior executive, nor does Gart Sports maintain "key man" life insurance on any of its officers.

POTENTIAL IMPACT OF PRODUCT LIABILITY

     Gart Sports may be exposed to potential losses arising from product liability claims with respect to the sporting goods equipment and other products that Gart Sports sells. Although Gart Sports currently believes its insurance coverage is adequate, there can be no assurance that Gart Sports will not be forced to bear substantial losses from such claims in excess of its liability coverage. Gart Sports has entered into indemnity agreements with many of its vendors with respect to certain product liability claims; however, there can be no assurance that Gart Sports will be able to collect sufficient payments under these indemnity agreements to offset losses suffered as a result of product liability claims. Substantial claims resulting from product liability suits could have a material adverse effect on the Gart Sports' business, financial condition and operating results.

POTENTIAL DILUTIVE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

     Immediately following the consummation of the Merger, Gart Sports will have outstanding approximately 7,683,392 shares of Gart Common Stock (assuming no exercise prior to the Effective Time of outstanding options to acquire 586,812 shares of Gart Common Stock and options to acquire 1,165,295 shares of Sportmart Common Stock and assuming a Conversion Ratio of .164860). A significant number of such shares, including shares held by certain holders of Gart Common Stock prior to the Merger, will be eligible for sale without restriction under the Securities Act in the public market after the consummation of the Merger by persons other than affiliates of Gart Sports. Sales of shares by affiliates of Sportmart will be subject to Rule 145 of the Securities Act (or Rule 144 in the case of such persons who become affiliates of Gart Sports) or as otherwise permitted under the Securities Act. In addition, certain stockholders of Gart Sports will have rights to require Gart Sports to register the sale of such holders' shares of Gart Common Stock under the Securities Act or, in some cases, to register the sale of shares in other registration statements filed by Gart Sports in respect of sales of shares by it or by others. See "Shares Eligible for Future Sale" and "The Merger Agreement -- Registration Rights."

     Gart Sports intends to file a registration statement on Form S-8 on or about the Effective Time of the Merger to register the shares of restricted common stock of Gart Sports and the shares of Gart Common Stock reserved for issuance upon the exercise of outstanding options, all of which shares were issued or options granted pursuant to the Gart Sports' Management Equity Plan, or from the conversion of Sportmart Common Stock options to Gart Sports Common Stock options. After giving effect to the Merger, 41,215 shares of restricted common stock of Gart Sports will be outstanding and options to purchase 778,922 shares (assuming no exercise prior to the Effective Time of outstanding options to acquire Gart Common Stock and Sportmart Common Stock and assuming a Conversion Ratio of .164860) will be outstanding, all of which shares will be eligible, subject to vesting, for sale pursuant to such registration statement.

CHANGES IN STOCKHOLDER RIGHTS

     Upon consummation of the Merger, the stockholders of Sportmart will become stockholders of Gart Sports. Differences between the Sportmart Restated Certificate of Incorporation (the "Sportmart Certificate") and Sportmart Bylaws (the "Sportmart Bylaws") and the Gart Sports Certificate and Gart Sports Amended and Restated Bylaws ("Gart Sports Bylaws") will result in changes to the rights of stockholders of Sportmart when they become stockholders of Gart Sports. See "The Merger Agreement -- Comparison of Rights of Stockholders of Sportmart and Gart Sports."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the consummation of the Merger, there has been no public market for the Gart Common Stock. From time to time following the consummation of the Merger, there may be significant volatility in the market price for the Gart Common Stock, and there can be no assurance that following the consummation of the Merger an active public market for the Gart Common Stock will develop or be sustained. Gart Sports believes that future announcements concerning Gart Sports, its competitors or the sporting good industry generally, seasonal or quarterly variations in operating results or same store sales, changes in product mix or prices by

Gart Sports or its competitors, weather patterns or economic trends that may be perceived to affect the demand for the Gart Sports' products, changes, or anticipated changes, in earnings estimates by analysts or changes in accounting policies, general economic conditions and conditions on national stock exchanges, among other factors, could cause the market price of the Gart Common Stock to fluctuate substantially.

POSSIBLE ANTI-TAKEOVER EFFECT OF CHARTER, BYLAWS AND DELAWARE LAW PROVISIONS

     Certain provisions of the Gart Sports Certificate and Gart Sports Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Gart Sports. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Gart Common Stock. Certain of these provisions allow Gart Sports to issue authorized but unissued shares of Gart Sports' preferred stock (the "Gart Preferred Stock") without any vote or further action by the stockholders. These provisions could have the effect of diluting current stockholders' ownership interests in Gart Sports, may make it more difficult for stockholders to take certain corporate actions, including replacing incumbent management, and could have the effect of delaying or preventing a change in control of Gart Sports. Moreover, certain provisions of Delaware law applicable to Gart Sports could also delay or make more difficult a merger, tender offer or proxy contest involving Gart Sports. Such provisions include Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. See "Description of Gart Sports Capital Stock." In addition, so long as GEI is the majority stockholder of Gart Sports, third parties will not be able to obtain control of Gart Sports through purchases of Gart Common Stock not owned by GEI. See "Certain Transactions of Gart Sports -- Relationship With GEI."

                                DIVIDEND POLICY

     Gart Sports has never declared or paid any dividends on its Common Stock. Gart Sports plans to retain earnings to finance future growth and has no current plans to pay cash dividends to stockholders following the consummation of the Merger. The payment of any future cash dividends will be at the sole discretion of the Gart Sports' Board of Directors and will depend upon, among other things, future earnings, capital requirements, the general financial condition of Gart Sports and general business conditions. In addition, Gart Sports' revolving line of credit limits the payment of dividends. See "Gart Sports Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

                SELECTED HISTORICAL FINANCIAL DATA OF SPORTMART

     The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for and as of the end of each of the fiscal years in the five-year period ended February 2, 1997, are derived from the audited consolidated financial statements of Sportmart included elsewhere in this Prospectus and should be read in conjunction therewith. The data that is presented for and as of the end of each of the 39 weeks ended October 27, 1996 and November 2, 1997 is derived from Sportmart's unaudited consolidated financial statements included elsewhere in this Proxy Statement/Prospectus and should be read in conjunction therewith. The interim consolidated financial statements as of November 2, 1997 and for the 39 weeks ended October 27, 1996 and November 2, 1997 include all adjustments which Sportmart considers necessary for a fair presentation of the results of operations and financial position for such periods. The results of operations for the 39 weeks ended November 2, 1997 are not necessarily indicative of results of operations to be expected for the entire fiscal year due in part, to the seasonality of Sportmart's business. The consolidated financial statements of Sportmart for fiscal 1992, 1993, 1994, 1995 and 1996 were audited by Coopers & Lybrand L.L.P., independent accountants. This data should be read in conjunction with the consolidated financial statements of Sportmart, the notes thereto and other financial information of Sportmart included elsewhere in this Proxy Statement/Prospectus.

                                                                                                             39 WEEKS ENDED
                                                              FISCAL YEARS                              -------------------------
                                    -----------------------------------------------------------------   OCTOBER 27,   NOVEMBER 2,
                                     1992(1)      1993(1)       1994(1)       1995(5)       1996(5)        1996          1997
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
                                    (52 WEEKS)   (52 WEEKS)   (52 WEEKS)    (52 WEEKS)    (53 WEEKS)
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................  $ 244,475    $ 328,119    $   413,337   $   492,179   $   514,611   $   373,948   $   318,498
Costs of sales, including buying,
  distribution and occupancy......    180,273      245,451        311,948       381,146       400,637       286,581       247,557
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
Gross profit......................     64,202       82,668        101,389       111,033       113,974        87,367        70,941
Operating expenses................     52,762       67,022         81,791       114,430       147,840        79,050        69,008
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
Operating income (loss)...........     11,440       15,646         19,598        (3,397)      (33,866)        8,317         1,933
Other income (expense)............     (1,359)      (2,105)        (3,877)       (3,728)       (8,910)       (5,778)       (5,322)
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations before income
  taxes...........................     10,081       13,541         15,721        (7,125)      (42,776)        2,539        (3,389)
Income tax expense (benefit)......      3,971        5,126          6,211        (3,004)      (16,269)        1,062        (1,356)
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
Income (loss) from continuing
  operations......................      6,110        8,415          9,510        (4,121)      (26,507)        1,477        (2,033)
Loss from discontinued operations,
  net(6)..........................       (748)        (536)          (575)       (2,324)          (90)           --            --
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
Income (loss) before extraordinary
  item............................      5,362        7,879          8,935        (6,445)      (26,597)        1,477        (2,033)
Extraordinary item, net of income
  tax benefit of $335,000.........         --           --             --            --          (462)         (462)           --
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
Net income (loss).................  $   5,362    $   7,879    $     8,935   $    (6,445)  $   (27,059)  $     1,015   $    (2,033)
                                    ==========   ==========   ===========   ===========   ===========   ===========   ===========
Income (loss) per share from
  continuing operations...........  $    0.68    $    0.82    $      0.87   $     (0.32)  $     (2.06)  $      0.12   $     (0.16)
Loss per share from discontinued
  operations......................      (0.08)       (0.05)         (0.05)        (0.18)        (0.01)           --            --
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
Income (loss) per share before
  extraordinary item..............       0.60         0.77           0.82         (0.50)        (2.07)         0.12         (0.16)
Loss per share from extraordinary
  item............................         --           --             --            --         (0.04)        (0.04)           --
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
Net income (loss) per share.......  $    0.60    $    0.77    $      0.82   $     (0.50)  $     (2.11)  $      0.08   $     (0.16)
                                    ==========   ==========   ===========   ===========   ===========   ===========   ===========
Weighted average number of common
  and common equivalent shares
  outstanding.....................  8,906,889    10,242,539    10,910,797    12,771,911    12,826,360    12,823,434    12,883,320
                                    ==========   ==========   ===========   ===========   ===========   ===========   ===========
OTHER DATA:
Number of stores at beginning of
  period..........................         25           31             42            53            67            67            59
Number of stores opened...........          6           11             12            16             4             4            --
Number of stores closed...........         --           --              1             2            12             1            --
                                    ----------   ----------   -----------   -----------   -----------   -----------   -----------
Number of stores at end of
  period..........................         31           42             53            67            59            70            59
                                    ==========   ==========   ===========   ===========   ===========   ===========   ===========
Comparable store sales increase
  (decrease)(2)...................       7.9%         3.2%           1.6%         (4.3%)        (4.6%)        (3.7%)        (5.7%)
EBITDA(3).........................  $  14,149    $  20,808    $    26,408   $    12,515   $    11,107   $    16,921   $    10,260
Net cash provided by (used in):
  Operating activities............  $  (4,851)   $  (3,682)   $   (25,147)  $     4,539   $    (5,249)  $   (22,050)  $    (9,489)
  Investing activities............    (14,228)     (27,125)       (13,682)      (28,143)      (13,893)      (13,149)       (2,792)
  Financing activities............     19,591       29,988         41,994        24,456        17,941        31,182         9,465
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital(4)................  $  46,109    $  62,122    $    88,778   $    80,323   $     9,200                 $    12,187
Total assets......................    110,570      170,907        226,812       287,499       266,597                     248,954
Total debt and capitalized lease
  obligations.....................     17,228       46,910         55,156        78,242        96,891                     104,005
Stockholders' equity..............     57,718       65,597        107,048       100,796        73,919                      72,170

---------------

(1) Restated to exclude the results of operations of Sportmart's No Contest division which was discontinued in 1995. Prior to Sportmart's initial public offering in October 1992, Sportmart was an S Corporation and not subject to Federal (and some state) corporate income taxes. Fiscal 1992 has been adjusted to reflect a pro forma tax provision as if Sportmart were subject to corporate income taxes for such period.

(2) Stores enter the comparable store sales base at the beginning of their 13th month of operations.

(3) EBITDA is earnings (loss) from continuing operations before income taxes plus interest expense, depreciation and amortization, and non-recurring charges. Sportmart believes that, in addition to cash flow from operations and net earnings (loss), EBITDA is a useful financial performance measurement for assessing operating performance as it provides an additional basis to evaluate the ability of Sportmart to incur and service debt and to fund capital expenditures. In evaluating EBITDA, Sportmart believes that consideration should be given, among other things, to the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal repayments on debt for the period and how EBITDA compares to capital expenditures for the period. To evaluate EBITDA, the components of EBITDA such as revenue and operating expenses and the variability of such components over time, should also be considered. EBITDA should not be construed, however, as an alternative to operating income (loss) (as determined in accordance with generally accepted accounting principles
    (GAAP) as an indicator of Sportmart's operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. See Sportmart's consolidated financial statements included herein. Sportmart's method of calculating EBITDA may differ from methods used by other companies, and as a result, EBITDA measures disclosed herein may not be comparable to other similarly titled measures used by other companies.

(4) The primary reason for the decrease in working capital for the fiscal year ended February 2, 1997 is the reclassification of Sportmart's credit agreement from long-term debt to current liabilities in compliance with Emerging Issues Task Force Issue No. 95-22. Gart Sports intends to refinance Sportmart's credit agreement upon consummation of the Merger.

(5) Loss from continuing operations includes the loss from Canadian operations of $2,508,000 and $5,902,000 for fiscal 1995 and 1996, respectively. In addition, loss from continuing operations includes non-recurring charges of $5,711,000 and $33,224,000 for fiscal 1995 and 1996, respectively. The non-recurring charge for fiscal 1995 is primarily the result of the decision to close 2 stores in the Chicago metropolitan area. The non-recurring charge for fiscal 1996 is the result of the decision to exit the Canadian market, including the cost of closing 11 stores.

(6) Loss from discontinued operations is presented net of income tax benefits of $478,000, $342,000, $375,000, $1,549,000, and $60,000 for the fiscal years
    1992, 1993, 1994, 1995, and 1996, respectively.

               SELECTED HISTORICAL FINANCIAL DATA OF GART SPORTS

     The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for and as of the end of each of the fiscal years in the three-year period ended January 4, 1997, are derived from the audited consolidated financial statements of Gart Sports included elsewhere in this Prospectus and should be read in conjunction therewith. The "Statement of Operations Data" for the period from January 1, 1992 to September 25, 1992, and for the period from September 26, 1992 to December 31, 1992 and for the year ended December 31, 1993 and the Balance Sheet Data at December 31, 1992, 1993 and 1994 are derived from audited consolidated financial statements not included in this Proxy Statement/Prospectus. The data that is presented for and as of the end of each of the 39 weeks ended October 5, 1996 and October 4, 1997 is derived from Gart Sports' unaudited consolidated financial statements included elsewhere in this Proxy Statement/Prospectus and should be read in conjunction therewith. The interim consolidated financial statements as of October 4, 1997 and for the 39 weeks ended October 5, 1996 and October 4, 1997 include all adjustments which Gart Sports considers necessary for a fair presentation and the results of operations and financial position for such periods. The results of operations for the 39 weeks ended October 4, 1997 are not necessarily indicative of results of operations to be expected for the entire fiscal year due in part, to the seasonality of Gart Sports' business. This data should be read in conjunction with the consolidated financial statements of Gart Sports, the notes thereto and other financial information of Gart Sports included elsewhere in this Proxy Statement/Prospectus.

                                    PERIOD FROM       PERIOD FROM
                                    JANUARY 1,       SEPTEMBER 26,
                                   1992 THROUGH         THROUGH
                                   SEPTEMBER 25,     DECEMBER 31,                     FISCAL YEARS(2)
                                      1992(1)           1992(1)      -------------------------------------------------
                                   (PREDECESSOR)      (SUCCESSOR)       1993         1994         1995         1996
                                   -------------     -------------   ----------   ----------   ----------   ----------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.........................  $   85,447        $   43,209     $  141,744   $  171,866   $  176,829   $  204,126
Cost of goods sold, buying,
  distribution and occupancy......      65,786            31,170        104,236      124,892      131,455      148,420
                                    ----------        ----------     ----------   ----------   ----------   ----------
Gross profit......................      19,661            12,039         37,508       46,974       45,374       55,706
Operating expenses................      18,286             6,821         30,684       39,949       42,876       47,604
                                    ----------        ----------     ----------   ----------   ----------   ----------
Operating income..................       1,375             5,218          6,824        7,025        2,498        8,102
Interest expense..................       1,967                91            187        1,746        2,281        1,601
Other income......................          60                83          1,002          490          576          637
                                    ----------        ----------     ----------   ----------   ----------   ----------
Income (loss) before income
  taxes...........................        (532)            5,210          7,639        5,769          793        7,138
Income tax expense................          --             1,945          3,070        2,209          285        2,681
                                    ----------        ----------     ----------   ----------   ----------   ----------
Net income (loss).................  $     (532)       $    3,265     $    4,569   $    3,560   $      508   $    4,457
                                    ==========        ==========     ==========   ==========   ==========   ==========
Earnings per share................  $    (0.09)       $     0.56     $     0.78   $     0.62   $     0.09   $     0.81
                                    ==========        ==========     ==========   ==========   ==========   ==========
Weighted average shares of common
  stock outstanding...............   5,845,220         5,845,220      5,845,220    5,784,918    5,681,811    5,512,886
                                    ==========        ==========     ==========   ==========   ==========   ==========
OTHER DATA:
Number of stores at beginning of
  period..........................                                           48           58           61           60
Number of stores opened...........                                           11            5            5            5
Number of stores closed...........                                            1            2            6            5
                                                                     ----------   ----------   ----------   ----------
Number of stores at end of
  period..........................                                           58           61           60           60
                                                                     ==========   ==========   ==========   ==========
Total gross square feet at end of
  period..........................                                    1,046,760    1,210,003    1,326,158    1,453,520
Comparable store sales increase
  (decrease)(3)...................                                         4.6%        (2.8%)       (4.1%)        4.4%
EBITDA(4).........................  $    2,503        $    5,324     $    8,478   $   10,115   $    6,568   $   12,396
Net cash provided by (used in):
  Operating activities............       6,912             5,942         (3,431)      (3,108)      11,541       22,076
  Investing activities............      (1,639)             (839)        (9,693)      (5,349)      (3,615)      (3,377)
  Financing activities............      (5,099)           (4,597)        13,636        8,061       (3,289)     (16,820)
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital.................                    $   26,593     $   21,059   $   49,415   $   44,806   $   34,133
  Total assets....................                        56,662         77,573       95,666       93,658       96,435
  Total debt......................                            --          9,039       19,672       17,000           --
  Redeemable common stock, net....                            --             --           --          554          860
  Stockholders' equity............                        28,265         31,253       32,761       32,502       36,883


                                        39 WEEKS ENDED
                                    -----------------------
                                    OCTOBER 5,   OCTOBER 4,
                                       1996         1997
                                    ----------   ----------

STATEMENT OF OPERATIONS DATA:
Net sales.........................  $  137,485   $  151,052
Cost of goods sold, buying,
  distribution and occupancy......     103,097      112,471
                                    ----------   ----------
Gross profit......................      34,388       38,581
Operating expenses................      32,772       36,373
                                    ----------   ----------
Operating income..................       1,616        2,208
Interest expense..................       1,218          680
Other income......................         298          598
                                    ----------   ----------
Income (loss) before income
  taxes...........................         696        2,126
Income tax expense................         261          803
                                    ----------   ----------
Net income (loss).................  $      435   $    1,323
                                    ==========   ==========
Earnings per share................  $     0.08   $     0.24
                                    ==========   ==========
Weighted average shares of common
  stock outstanding...............   5,515,088    5,502,600
                                    ==========   ==========
OTHER DATA:
Number of stores at beginning of
  period..........................          60           60
Number of stores opened...........           4            1
Number of stores closed...........           4            2
                                    ----------   ----------
Number of stores at end of
  period..........................          60           59
                                    ==========   ==========
Total gross square feet at end of
  period..........................   1,427,932    1,446,405
Comparable store sales increase
  (decrease)(3)...................        2.8%         4.2%
EBITDA(4).........................  $    4,680   $    5,216
Net cash provided by (used in):
  Operating activities............      (6,247)     (11,587)
  Investing activities............      (2,268)      (3,420)
  Financing activities............       3,535        8,681
BALANCE SHEET DATA (AT END OF
  PERIOD):
  Working capital.................               $   43,699
  Total assets....................                  112,688
  Total debt......................                    8,813
  Redeemable common stock, net....                    2,144
  Stockholders' equity............                   36,920

---------------

(1) Gart Sports was a wholly-owned subsidiary of Thrifty Corporation until its acquisition by TCH Corporation on September 25, 1992. Accordingly, the financial information for the periods subsequent to this date is presented on a different cost basis than for the periods before the acquisition and, therefore, is not comparable.

(2) During 1995, Gart Sports adopted an annual fiscal reporting period that ends on the first Saturday in January. Accordingly, fiscal 1993 began on January 1, 1993 and ended on December 31, 1993; fiscal 1994 began on January 1, 1994 and ended on December 31, 1994; fiscal 1995 began on January 1, 1995 and ended on January 6, 1996 and included 53 weeks of operations; and fiscal 1996 began on January 7, 1996 and ended on January 4, 1997 and included 52 weeks of operations.

(3) Stores enter the comparable store sales base at the beginning of their 14th month of operations.

(4) EBITDA is earnings (loss) before income taxes plus interest expense and other financing costs and depreciation and amortization. Gart Sports believes that, in addition to cash flow from operations and net earnings
    (loss), EBITDA is a useful financial performance measurement for assessing operating performance as it provides an additional basis to evaluate the ability of Gart Sports to incur and service debt and to fund capital expenditures. In evaluating EBITDA, Gart Sports believes that consideration should be given, among other things, to the amount by which EBITDA exceeds interest costs for the period, how EBITDA compares to principal repayments on debt for the period and how EBITDA compares to capital expenditures for the period. To evaluate EBITDA, the components of EBITDA such as revenue and operating expenses and the variability of such components over time should also be considered. EBITDA should not be construed, however, as an alternative to operating income (loss) (as determined in accordance with generally accepted accounting principles (GAAP) as an indicator of Gart Sports' operating performance or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Gart Sports' method of calculating EBITDA may differ from methods used by other companies, and as a result, EBITDA measures disclosed herein may not be comparable to other similarly titled measures used by other companies.

           UNAUDITED PRO FORMA SELECTED FINANCIAL AND OPERATING DATA

     The following table sets forth selected pro forma combined financial and other operating data of Gart Sports, giving effect to the Merger accounted for under the purchase method of accounting. The selected pro forma combined financial data presented below should be read in conjunction with the pro forma combined financial statements included elsewhere herein. The pro forma combined financial data does not reflect any cost savings or other synergies that may result from the Merger.

                                                               FISCAL YEAR      39 WEEKS ENDED
                                                                  1996          OCTOBER 4, 1997
                                                              -------------    -----------------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER
                                                                         SHARE DATA)
PRO FORMA COMBINED STATEMENTS OF OPERATIONS DATA:
Net sales...................................................     $718,737            $469,550
Cost of goods sold, including buying, distribution and
  occupancy.................................................      547,581             359,170
                                                                 --------            --------
  Gross profit..............................................      171,156             110,380
Operating expenses..........................................      194,608             104,899
                                                                 --------            --------
  Operating income (loss)...................................      (23,452)              5,481
Nonoperating income (expense):
  Interest expense..........................................      (10,490)             (6,056)
  Other income..............................................          616                 652
                                                                 --------            --------
  Income (loss) before income taxes.........................      (33,326)                 77
Income tax benefit..........................................      (12,709)                (17)
                                                                 --------            --------
  Income (loss) from continuing operations(1)...............     $(20,617)           $     94
                                                                 ========            ========
  Earnings (loss) per share from continuing operations(1)...     $  (2.70)           $   0.01
                                                                 ========            ========
PRO FORMA COMBINED OTHER DATA:
  Number of stores at beginning of period...................          127                 119
  Number of stores opened...................................            9                   1
  Number of stores closed...................................           17                   2
                                                                 --------            --------
  Number of stores at end of period.........................          119                 118
                                                                 ========            ========

                                                                 OCTOBER 4, 1997
                                                                 ---------------
                                                              (DOLLARS IN THOUSANDS)
PRO FORMA COMBINED BALANCE SHEET DATA:
  Total assets..............................................         $337,235
  Working capital...........................................          131,975
  Total debt(2).............................................          112,818
  Stockholders' equity......................................           71,412

---------------

(1) The pro forma combined statements of operations includes exit costs incurred by Sportmart during fiscal year 1996 totaling approximately $33,200,000, primarily associated with exiting the Canadian market and closing its stores in Canada. Costs associated with closing the stores include severance costs, lease buy-out costs, inventory write-downs, write-offs of unamortized leasehold improvements, as well as other miscellaneous exit costs. The effect of such exit costs was to increase the pro forma combined loss from continuing operations by $20,584,000 and pro forma combined loss per share from continuing operations by $2.70 in fiscal year 1996.

(2) Total debt includes amounts outstanding under Sportmart's credit agreement, mortgage payable, and capitalized lease obligations and Gart Sports' credit agreement.

            COMPARATIVE PER SHARE DATA OF GART SPORTS AND SPORTMART

     Set forth below are the income (loss) from continuing operations and book value per common share data on a historical and pro forma basis for Gart Sports, on an historical basis for Sportmart, and on an equivalent pro forma per share basis for Sportmart. The Gart Sports pro forma combined data was derived by combining the historical financial information of Gart Sports and Sportmart, after giving pro forma effect to the Merger under the purchase method of accounting for business combinations. The per share equivalent pro forma data for Sportmart was calculated by multiplying the Gart Sports pro forma combined per common share data by an assumed Conversion Ratio of .164860. See "The Merger Agreement -- Conversion of Shares."

     The information set forth below should be read in conjunction with the respective interim and annual consolidated financial statements and related notes of Gart Sports and Sportmart included elsewhere herein.

                                                               52 WEEKS       39 WEEKS
                                                                 ENDED         ENDED
                                                              JANUARY 4,     OCTOBER 4,
                                                                 1997           1997
                                                              ----------     ----------
GART SPORTS HISTORICAL PER COMMON SHARE DATA:
  Income from continuing operations.........................    $    0.81      $ 0.24
  Book value (end of period)................................         6.89        6.90
GART SPORTS PRO FORMA PER COMMON SHARE DATA:
  Income (loss) from continuing operations..................    $   (2.70)     $ 0.01
  Book value (end of period)................................                     9.35

                                                               53 WEEKS       39 WEEKS
                                                                 ENDED          ENDED
                                                              FEBRUARY 2,    NOVEMBER 2,
                                                                 1997           1997
                                                              -----------    -----------
SPORTMART HISTORICAL PER COMMON SHARE DATA:
  Loss from continuing operations...........................    $   (2.06)      $(0.16)
  Book value (end of period)................................         5.76         5.58
SPORTMART EQUIVALENT PRO FORMA PER COMMON SHARE DATA:
  Income (loss) from continuing operations..................    $   (0.45)      $ 0.00
  Book value (end of period)................................                      1.55

                             THE SPORTMART MEETING

DATE, TIME AND PLACE OF MEETING

     The Sportmart Meeting will be held on Friday, January 9, 1998, at 9:00 a.m., Central Time, at the Northbrook Hilton, located at 2855 N. Milwaukee Avenue, Northbrook, Illinois.

RECORD DATE AND OUTSTANDING SHARES

     The Board of Directors of Sportmart has fixed November 14, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Sportmart Meeting. As of the Record Date, there were 5,148,833.5 shares of Sportmart Voting Common Stock outstanding and 7,736,680.5 shares of Sportmart Class A Common Stock outstanding. The outstanding shares of Sportmart Voting Common Stock constitute the only outstanding voting securities of Sportmart entitled to be voted at the Sportmart Meeting. Each holder of record of shares of Sportmart Voting Common Stock on the Record Date is entitled to cast one vote per share, in person or by proxy.

VOTING OF PROXIES

     A form of proxy for voting your shares of Sportmart Voting Common Stock at the Sportmart Meeting is enclosed. All shares of Sportmart Voting Common Stock which are entitled to vote and are represented at the Sportmart Meeting by properly executed proxies received prior to or at the Sportmart Meeting, and not duly and timely revoked, will be voted at the Sportmart Meeting in accordance with the instructions indicated on such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. The Board of Directors of Sportmart knows of no other matters to be presented at the Sportmart Meeting other than those described in this Proxy Statement/Prospectus. If any other matters are properly presented at the Sportmart Meeting for consideration, including, among other things, consideration of a motion to adjourn or postpone the Sportmart Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked or superseded by: (i) filing with the Secretary of Sportmart at or before the taking of the vote at the Sportmart Meeting, a written notice of revocation bearing a later date than the proxy; (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of Sportmart before the taking of the vote at the Sportmart Meeting; or (iii) attending the Sportmart Meeting and voting in person (although attendance at the Sportmart Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Sportmart, Inc., 1400 South Wolf Road, Suite 200, Wheeling, Illinois 60090, Attention: Secretary, transmitted by facsimile to 847-520-1380, Attention: Secretary, or hand delivered to the Secretary of Sportmart, at or before the taking of the vote at the Sportmart Meeting.

VOTE REQUIRED

     The approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Sportmart Voting Common Stock.

     The Sportmart Principals have entered into the Stockholder Agreement pursuant to which they have agreed upon the terms set forth therein to vote shares of Sportmart Voting Common Stock representing approximately 65% of the total voting power of the outstanding Sportmart Voting Common Stock in favor of the Merger Agreement and the Merger. See "Stockholder Agreement." Accordingly, approval and adoption of the Merger Agreement and the Merger at the Sportmart Meeting are assured.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

     The presence at the Sportmart Meeting in person or by Proxy of the holders of a majority of the outstanding shares of Sportmart Voting Common Stock is necessary to constitute a quorum. Abstentions and broker non-votes will be included in determining the presence of a quorum. In determining whether the proposal relating to the approval and adoption of the Merger Agreement and the Merger has been approved, abstention and broker non-votes will have the same effect as votes against the proposal.

SOLICITATION OF PROXIES AND EXPENSES

     The cost of soliciting Proxies in the accompanying form has been, or will be, paid by Sportmart. In addition to the solicitation of Proxies by the use of the mails, certain officers and associates (who will receive no compensation therefor in addition to their regular salaries) may be used to solicit Proxies personally and by telephone, telegraph, facsimile transmission or other means of communication. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy material to their principals and to request authority for the execution of Proxies. Sportmart will reimburse such persons for their expenses in so doing. Sportmart may employ a proxy solicitation firm in connection with the Sportmart Meeting.

     THE SPORTMART BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SPORTMART AND ITS STOCKHOLDERS, UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTIONS CONTEMPLATED THEREBY) AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SPORTMART VOTING COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

     THE MATTERS TO BE CONSIDERED AT THE SPORTMART MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF SPORTMART. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   THE MERGER

     The following is a summary of the material features of the proposed Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Proxy Statement/ Prospectus. All stockholders are urged to read the Merger Agreement in its entirety.

GENERAL

     The Merger Agreement provides that the Merger will be consummated if the approval of Sportmart's stockholders required therefor is obtained and all other conditions to the Merger are satisfied or waived. Upon consummation of the Merger, Merger Sub will be merged with and into Sportmart and Sportmart will become a wholly-owned subsidiary of Gart Sports.

     Upon consummation of the Merger, each outstanding share of Sportmart Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, the right to receive a fractional share (the "Conversion Ratio") of Gart Common Stock as determined by the conversion formula (the "Conversion Formula") set forth in the Merger Agreement.

     The Conversion Formula is designed so that upon consummation of the Merger, current Sportmart stockholders will own approximately 27 1/2%, and current Gart Sports stockholders will own approximately 72 1/2%, of the outstanding shares of Gart Common Stock on a fully diluted basis. The Conversion Ratio is expected to be approximately .164860, but can fluctuate due to changes in the market prices of Sportmart Class A Common Stock and Sportmart Voting Common Stock that will affect the number and value of "in-the-money" stock options used in the Conversion Formula. The exact Conversion Ratio will be determined based on the weighted average closing price of Sportmart Class A Common Stock and Sportmart Voting Common Stock (the "Weighted Average Price of Sportmart Common Stock") on the last full day of trading prior to the closing, which is expected to occur on the same day as the Sportmart Meeting. If the closing occurs after such date, the actual number of shares of Gart Common Stock to be issued to holders of Sportmart Common Stock will not be determined until after the Sportmart Meeting. The Conversion Ratio will fluctuate less than .001 for each $0.50 change in the Weighted Average Price of Sportmart Common Stock. See "The Merger
Agreement -- Conversion of Shares."

BACKGROUND OF THE MERGER

     In connection with addressing Sportmart's long term capital needs and strategic planning, Sportmart's management and Board of Directors have been examining strategic alternatives for Sportmart, including capital markets and bank financing transactions and strategic business combinations, for a number of years. During 1996, Sportmart's financial advisor at the time made a number of inquiries to parties who could make strategic combinations with Sportmart. These inquires led to discussions between Sportmart's financial advisor and the financial advisor to another party ("Party A") in early 1996, which Party A abruptly terminated after detailed discussions and initially expressing a high degree of interest.

     In January, 1997, Sportmart engaged Peter J. Solomon Company Limited ("PJSC") to provide financial advisory services to Sportmart in connection with possible business combinations. During approximately the first six months of 1997, Sportmart's management and representatives of PJSC had conversations with, received preliminary proposals from and in some cases had meetings with a number of potential strategic partners. The most in-depth of these included extensive due diligence and business negotiations with Party A, which had expressed renewed interest since the termination of discussions in 1996. These renewed discussions terminated after Party A sought to renegotiate matters which had been settled as a condition to commencing due diligence. During the several months following termination of those negotiations, a representative of Party A's management had a number of additional conversations with a representative of Sportmart and in late June of 1997, contrary to prior discussions, indicated Party A would not then resume serious discussions regarding a combination with Sportmart.

     On July 15, 1997, Sportmart's Board met and reviewed the status of on-going discussions with the various parties which were interested in potential strategic combinations with Sportmart. Sportmart's Board instructed PJSC and management to notify all parties with whom they wished to pursue discussions of a deadline for submitting proposals for a transaction.

     On July 16, 1997, PJSC notified three of the parties ("Party B, Party C, and Party D") with whom on-going discussions had occurred (which did not include Gart Sports or Party A) that Sportmart had elected to establish a formal process for each of their review of a potential business combination and set August 20, 1997 as a deadline for responses from each party.

     On July 17, 1997, Party B withdrew its outstanding proposal.

     On July 17, 1997, PJSC notified Gart Sports about Sportmart's decision to establish a formal process for its review of a potential business combination and informed it of the August 20, 1997 deadline.

     On July 27, 1997, representatives of Sportmart's senior management and PJSC met with the management of Party C and its financial advisor to discuss a potential combination of the two companies.

     On July 28, 1997, representatives of PJSC and Sportmart's management met with representatives of GEI, Gart Sports' controlling stockholder, to discuss combining Sportmart and Gart Sports.

     On or about August 12, 1997, Party D indicated to PJSC that it no longer had an interest in pursuing a business combination with Sportmart.

     On August 14, 1997, representatives of Sportmart's management and PJSC met with representatives of Party C's management and its financial advisor to further discuss a potential business combination.

     On August 21, 1997, at a special meeting of the Sportmart Board, Sportmart's management updated Sportmart's Board on the status of discussions with the various parties. At that time, only Gart Sports and one other party, Party C, remained in discussions and Party C had not yet produced adequate information for Sportmart to proceed further with a financial analysis of a proposed combination.

     On September 3, 1997, representatives of PJSC met with representatives of GEI to discuss the terms of a potential transaction between Gart Sports and Sportmart.

     On September 9, 1997, at a special meeting of the Sportmart Board, a representative of PJSC outlined the preliminary terms of a potential transaction with Gart Sports. At that time, the representative of PJSC also informed the Board of Party C's continuing failure to produce the financial data requested and that the information was not expected for several more weeks.

     On September 10, 1997, legal counsel for Sportmart distributed a first draft of the Merger Agreement to Gart Sports and its counsel and representatives and on or about September 11, 1997 legal counsel for Gart Sports submitted to legal counsel for Sportmart a draft exclusivity agreement for Sportmart to negotiate exclusively with Gart Sports for a period of time regarding a business combination.

     On September 13, 1997, legal counsel for Gart Sports provided a first draft of the Stockholder Agreement, which included provisions for the Sportmart Principals to vote in favor of the proposed merger.

     On September 16, 1997, Sportmart's Board met to discuss Gart Sports' request for an exclusive period in which to negotiate a definitive Agreement. At that meeting the Board was advised that a representative of Party A had called an outside director of Sportmart to discuss reinitiating discussions. The Board authorized Sportmart management to contact Party A's representative and at management's discretion to execute an agreement which would provide for exclusive negotiations with Gart Sports for 15 days.

     On September 16, 1997, a representative of each of Sportmart's and Party A's management and on September 18, 1997, a representative of each of PJSC's and Party A's financial advisor had separate conversations regarding Party A's level of interest in combining with Sportmart. In those conversations no definitive proposal from Party A was made, but the representative of Party A's management indicated that Party A could be interested in exploring a cash only transaction at a price at levels no higher than prior discussions between the parties, and the representative of the financial advisor also indicated that Party A would be interested in exploring a potential transaction.

     On September 18, 1997, Sportmart's Board met to reconsider the authorization to execute an exclusivity agreement with Gart Sports in light of the discussions with Party A's management and financial advisors and the Board again authorized execution of the exclusivity agreement.

     On September 19, 1997, Sportmart signed an exclusivity agreement with Gart Sports for a 15 day exclusive period in which to negotiate with Gart Sports regarding a potential definitive merger agreement.

     During the following week, members of senior management of Sportmart and Gart Sports, the Sportmart Principals and their respective financial advisors and legal counsel continued negotiations and discussions regarding the proposed Merger Agreement and the Stockholder Agreement. The issues negotiated included the nature of the representations and warranties to be made by each party, the consideration for the Merger (including the methodology for adjusting the Merger consideration to account for the value implicit in Sportmart's and Gart Sports' respective option programs on a treasury stock basis), the covenants by each party regarding the conduct of its business prior to the Merger, the ability of the Company to negotiate or discuss transactions other than the Merger, the conditions to the parties' obligations to consummate the Merger, and the rights of the parties to terminate the Merger Agreement. Gart Sports engaged LGA as its principal financial advisor. LGA and PJSC were actively involved in the negotiation of the Merger Agreement and the development of the Conversion Formula. Gart Sports also engaged Dain Bosworth Incorporated ("Dain") and William Blair & Company ("Blair") as financial advisors. Dain and Blair provided valuation assistance to Gart Sports, but were not actively involved in the negotiation of the Merger Agreement.

     On September 25, 1997, at a special meeting of Sportmart's Board, Sportmart's Board considered the proposed Merger on the terms set forth in the Merger Agreement. At this time, representatives of PJSC, Sportmart's legal counsel, including special Delaware counsel, and the Sportmart Principals' legal counsel made presentations concerning the proposed Merger Agreement and the terms of the revised Stockholder Agreement. Sportmart's various legal counsel described to the Board the terms of the Merger Agreement and described the legal standards which governed the Board's consideration of the Merger Agreement. The Sportmart Principals' legal counsel described to the Board the terms of the Stockholder Agreement. PJSC presented to the Board a review of various matters including (a) a review of the discussions, inquiries and negotiations with various parties other than Gart Sports; (b) a review of Sportmart's historical financial performance and management's updated financial outlook for Sportmart;
(c) a review and analysis of the historical and current market prices and trading patterns of the Sportmart Common Stock and the market prices and financial data relating to other companies deemed by PJSC to be comparable to Sportmart; (d) a review and analysis of the prices and premiums paid in, and other terms of, acquisition transactions deemed to be relevant for purposes of PJSC's analysis; (e) an analysis of certain other publicly traded companies; and
(f) an analysis of a Gart Sports and Sportmart combination. Houlihan Lokey summarized for the Board the analyses which it made to render its fairness opinion. See "-- Opinion of Financial Advisor to Sportmart." Houlihan Lokey confirmed that it was prepared to render its oral opinion, to be confirmed by a written opinion, to the effect that, as of such date, based upon and subject to certain matters stated therein, the Merger was fair to Sportmart's stockholders from a financial point of view. During the course of the Board meeting a representative of PJSC received a phone call from a representative of Party A's financial advisor and Party A's financial advisor stated that Party A would be willing to enter negotiations for a transaction involving an all cash purchase price of $4.00 per share of Sportmart, subject to full due diligence by Party A and negotiation of definitive agreements. The Board was advised of and considered this phone call, including the fact that it was presented as only the possibility of an offer and not a firm or definitive offer, that it was subject to due diligence and negotiation and the Company's experiences in prior discussions and negotiations with Party A.

     On September 28, 1997, Sportmart's Board, together with the representatives of the advisors who were present at the preceding meeting, met to consider and act upon the proposed Merger, Houlihan Lokey rendered its oral opinion herein discussed, and the Sportmart Board unanimously (including the approval later that day of a director who was present at substantially all of the meeting but was unable to be present at the meeting at the time of formal vote of the Board) approved the Merger and the Stockholder Agreement and authorized the officers of Sportmart to execute and deliver the Merger Agreement.

     On September 29, 1997, Sportmart and Gart Sports issued a press release announcing the execution and delivery of the Merger Agreement by Sportmart, Gart Sports and Gart Bros.

REASONS FOR THE MERGER

     Sportmart Reasons. In its evaluation of the Merger, Sportmart's Board of Directors considered the following material factors prior to approving the Merger and the Stockholder Agreement:

          1. The opinion of Houlihan Lokey, Sportmart's financial advisor, that, as of such date, based upon and subject to certain matters stated therein, the Merger was fair, from a financial point of view, to the Stockholders. See "-- Opinion of Financial Advisor to Sportmart."

          2. The presentation and views expressed by the senior management of Sportmart regarding (a) the financial condition, result of operations, business and prospects of Sportmart generally, (b) the financial condition, result of operations, and business of Sportmart during fiscal 1997 and (c) the increasingly competitive environment in which Sportmart operates.

          3. The presentations of, and views expressed by, PJSC as to the various financial considerations and background for the Sportmart Board's evaluation of the Merger pursuant to the Merger Agreement.

          4. The Sportmart Board's familiarity with Sportmart's business, financial condition, results of operations, business strategy and prospects, current industry, economic and market conditions, and the Sportmart Board's assessment of the consequences of remaining independent, including the impact of increasing competition, Sportmart's ability to continue to meet its bank covenants, its access to capital on acceptable terms and Sportmart's ability to be an acquiror in a consolidating market.

          5. The Sportmart Principals' expressed support of the Merger Agreement and the Merger and their willingness to enter into the Stockholder Agreement, their unwillingness to jeopardize the Merger to pursue a transaction with Party A or any other party at that time, and the fact that the Sportmart Principals would receive the same consideration for their Sportmart Common Stock as the other holders of the Sportmart Common Stock.

          6. The terms and conditions of the Merger Agreement, including the likelihood that the Merger would be consummated, and the terms and conditions of the Stockholder Agreement.

          7. The fact that the Merger would provide Sportmart's stockholders with Gart Sports' shares in a tax-free exchange.

          8. The possible impact of the Merger and the alternative of remaining independent on Sportmart's business, prospects, customers and employees.

          9. Historical discussions and negotiations with other parties as to possible combinations with Sportmart and the likelihood of concluding a transaction with Party A or any other party that had expressed interest in combining with Sportmart on terms that were more favorable to the Sportmart stockholders than the Merger.

     The foregoing discussion of the information and factors considered by the Sportmart Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Sportmart Board. In view of the wide variety of factors, both positive and negative, considered by the Sportmart Board of Directors, the Board did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered and individual directors may have given differing weights to different factors.

     After taking into consideration all of the factors set forth above, the Board of Directors of Sportmart unanimously determined that the Merger was fair to and in the best interests of Sportmart and its stockholders and that Sportmart should proceed with the Merger at this time.

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

     Joint Reasons. Sportmart and Gart Sports (together, the "Companies") have identified several potential mutual benefits of the Merger that they believe will contribute to the success of the combined company. These potential benefits include:

     - The Merger will create the second largest sporting goods retailer, based on gross revenues, in the United States with combined fiscal 1996 revenue of over $718 million; and a significant presence in many of the top United States metropolitan areas. The Companies believe that the retail sporting goods business will experience consolidation and continuing increased competition, and operational scale will be fundamental to long term success. Additionally, the combined company will have the benefits of increased geographic diversity without the costs and risks involved in internal expansion into increasingly saturated major markets. Similarly, the Companies believe that the combined company should have access to greater financial resources, which in the long term will be a strategic competitive advantage.

     - The Merger will provide the combined company with the ability to increase its profitability through significant cost savings, operating efficiencies, economies of scale and other synergies. Areas with potential cost savings include elimination of duplicative accounting, administrative and merchandise buying staff, expanded preferred relationships with key vendors, and lower cost of capital.

     - The Merger will provide the combined company with the opportunity to leverage Gart Sports' programs for providing superior customer service.

     - The Companies have nearly identical inventory tracking and management information systems and complementary distribution centers. The Merger will provide the combined company with the opportunity to leverage these complementary infrastructures to support future growth.

INTEGRATION OF THE COMPANIES

     The Merger will result in the creation of the nation's second largest sporting goods retail chain, based on gross revenues, serving major markets such as Chicago, Los Angeles, Denver, San Francisco, San Diego, Portland, Oregon, Salt Lake City, Seattle, and Minneapolis. Upon consummation of the Merger, Gart Sports will operate 122 stores in sixteen states with combined pro forma fiscal 1996 revenue of over $718 million. During the 24 months following consummation of the Merger, Gart Sports expects to incur significant integration costs of approximately $15.4 million, including incremental capital expenditures of approximately $10.8 million to refurbish existing Sportmart stores, systems integration costs, severance costs, training costs and costs associated with redundant operations.

     Gart Sports and Sportmart believe the Merger will be an opportunity to achieve certain cost savings and synergies, including the elimination of duplicative overhead and administrative expenses; the integration of management information systems; and the enhanced purchasing power resulting from Gart Sports' increased size. Gart Sports believes these costs savings of approximately $6.7 million annually are achievable by the end of fiscal 1998. Upon consummation of the Merger, Gart Sports intends to review its own and Sportmart's respective assets, businesses, operations, properties, policies, corporate structures, capitalization and management in order to identify any additional cost savings and synergies.

REFINANCING OF SPORTMART INDEBTEDNESS

     As of November 2, 1997, Sportmart had approximately $99.7 million outstanding under its current credit agreement and Gart Sports had approximately $12.7 million outstanding under its current credit agreement. Gart Sports intends to refinance these credit agreements upon consummation of the Merger and has received a commitment letter for a multi-year replacement asset-based credit facility of $175 million with an advance rate against eligible inventories of 70%.

OPINION OF FINANCIAL ADVISOR TO SPORTMART

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The following is a brief summary and general description of the valuation methodologies followed by Houlihan Lokey. The summary does not purport to be a complete statement of the analyses and procedures applied, the judgments made or the conclusion reached by Houlihan Lokey or a complete description of its presentation. Houlihan Lokey believes, and so advised the Sportmart Board, that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its analyses and opinions.

     Sportmart retained Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the Merger to the holders of Sportmart Class A Common Stock and Sportmart Voting Common Stock. At the September 25, 1997 meeting of the Sportmart Board, Houlihan Lokey presented its analysis as hereinafter described and delivered its oral opinion that as of such date and based on the matters described therein, the Merger is fair to the Sportmart Class A Common Stockholders and the Sportmart Voting Common Stockholders from a financial point of view. At the September 28, 1997 meeting of the Sportmart Board, Houlihan Lokey confirmed its oral opinion, and following the meeting delivered its written opinion, that as of such date and based on the matters described therein, the Merger is fair to the Sportmart Class A Common Stockholders and the Sportmart Voting Common Stockholders from a financial point of view.

     THE COMPLETE TEXT OF HOULIHAN LOKEY'S OPINION IS ATTACHED HERETO AS APPENDIX C. THE SUMMARY OF THE OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH OPINION. THE CLASS A COMMON STOCKHOLDERS AND VOTING COMMON STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED AND THE ASSUMPTIONS MADE BY HOULIHAN LOKEY.

     Houlihan Lokey's opinion to the Sportmart Board addresses only the fairness from a financial point of view of the Merger, and does not constitute a recommendation to the stockholders as to how such stockholders should vote at the Sportmart Meeting. Houlihan Lokey's opinion does not address Sportmart's underlying business decision to effect the Merger. Furthermore, at the Sportmart Board's request, Houlihan Lokey has not advised the Sportmart Board with respect to its alternatives to the Merger.

     In connection with the preparation of its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Houlihan Lokey: (i) reviewed Sportmart's annual reports to stockholders and on Form 10-K for the five fiscal years ended February 2, 1997 and quarterly report on Form 10-Q for the quarter ended August 3, 1997, which Sportmart's management has identified as being the most current financial statements available; (ii) reviewed Gart Sports' audited financial statements for the two fiscal years ended January 4, 1997 and the unaudited financial statement for the quarter ended July 5, 1997, which Gart Sports' management has identified as being the most current financial statements available; (iii) reviewed the Merger Agreement; (iv) reviewed the Stockholder Agreement; (v) met with certain members of the senior management of Sportmart and Gart Sports to discuss the operations, financial condition, future prospects and projected operations and performance of Sportmart and Gart Sports; (vi) reviewed a forecast prepared by Sportmart's management with respect to Sportmart for the years ending approximately January 31, 1998 through 2002; (vii) reviewed a forecast prepared by Gart Sports' management with respect to Gart Sports for the years ending approximately January 1, 1998 through 2002; (viii) reviewed a forecast prepared by Sportmart's and Gart Sports' managements with respect to Sportmart and Gart Sports combined (the "Combined Company") for the years ending approximately January 31, 1999 through 2002; (ix) reviewed the historical market prices and trading volume for Sportmart's publicly traded securities; (x) reviewed the draft Form S-1 for Gart Sports; and (xi) reviewed publicly available financial data for certain companies that it deemed comparable to Sportmart and Gart Sports, and publicly available prices and premiums paid in other transactions that it considered similar to the Merger.

     In assessing the financial fairness of the Merger to Sportmart's stockholders, Houlihan Lokey: (i) analyzed the reasonableness of the trading value of Sportmart's publicly traded equity securities; (ii) valued the common equity of Sportmart using widely accepted valuation methodologies; (iii) valued the common equity of Gart Sports using the same valuation methodologies; (iv) analyzed the reasonableness of the consideration being offered in the Merger; and (v) reviewed the valuation implications to Sportmart's stockholders of various alternatives to the Merger. See "-- Assessment of Sportmart's Strategic Alternatives to the Merger."

     Houlihan Lokey's fairness analysis involved: (i) determining an appropriate range of equity value for Sportmart and Gart Sports on a stand-alone basis; (ii) determining the value of Sportmart and Gart Sports on a combined basis excluding the potential value of cost savings and margin enhancements ("synergies"); (iii) estimating the potential value of synergies; (iv) determining the value of Sportmart's interest in the Combined Company including and excluding the potential value of synergies; and (v) comparing the value of Sportmart's interest in the Combined Company to the value of Sportmart on a stand-alone basis. To address these issues, Houlihan Lokey applied the following valuation methodologies in assessing the fairness of the consideration to be received by the stockholders of Sportmart in the Merger:

  Valuation of Sportmart

     Historical Stock Trading Analysis. As part of its analysis, Houlihan Lokey analyzed the trading value of Sportmart's equity securities. Houlihan Lokey calculated the implied price/earnings multiples ("P/E"), total invested capital ("TIC") to earnings before interest and taxes multiples ("TIC/EBIT") and total invested capital to earnings before interest, taxes, depreciation and amortization multiples ("TIC/EBITDA") for Sportmart based on its projected fiscal year ending 1997 and 1998 earnings per share, earnings before interest and taxes ("EBIT"), and earnings before interest, taxes, depreciation and amortization ("EBITDA") and compared those ratios to comparable publicly traded companies. Houlihan Lokey also analyzed daily closing stock prices and volumes from September 26, 1996 to September 26, 1997. As part of this analysis, Houlihan Lokey calculated the ratios of each class of stock's average daily volume (over the most recent 365 days) to each class' float and total shares outstanding on a separate and combined basis, and compared them to similar ratios of other comparable publicly traded companies (as listed below in the following paragraph). Houlihan Lokey also analyzed the amount and nature of equity analyst coverage of Sportmart and the comparable public companies. Houlihan Lokey noted that (i) Sportmart's equity securities do not trade as actively as the median of the comparable publicly traded companies and (ii) Sportmart has less analyst coverage than most of the comparable publicly traded companies.

     Independent Valuation Analysis of Sportmart. In addition to analyzing recent trading activity, Houlihan Lokey applied two valuation approaches to arrive at an independent valuation of Sportmart. The first approach, the market multiple approach, involved the multiplication of various earnings and cash flow measures by appropriate risk-adjusted multiples. Multiples were determined through an analysis of certain publicly traded companies, selected on the basis of operational and economic similarity with the principal business operations of Sportmart. Earnings and cash flow multiples were calculated for the comparative companies based upon daily trading prices. A comparative risk analysis between Sportmart and the public companies formed the basis for the selection of appropriate risk adjusted multiples for Sportmart. The risk analysis incorporates both quantitative and qualitative risk factors which relate to, among other things, the nature of the industry in which Sportmart and other comparative companies are engaged. For purposes of this analysis, Houlihan Lokey selected the following publicly-traded operators of retail sporting goods stores: JumboSports, Sports Chalet, Oshman's Sporting Goods, Hibbet Sporting Goods and The Sports Authority. In its independent valuation analysis, Houlihan Lokey utilized Sportmart's projected 1997 and 1998 (i) earnings; (ii) EBIT and
(iii) EBITDA.

     Houlihan Lokey's market multiple approach yielded a valuation of Sportmart's common stock in the range of $1.85 to $2.63 per share on a combined basis for the Sportmart Class A Common Stock and Sportmart Voting Common Stock.

     In the discounted cash flow approach, pro forma projections for Sportmart prepared by Sportmart's management were utilized. The projected cash flows were analyzed on a "debt-free" basis (before cash payments to equity and interest-bearing debt investors) in order to develop a value indication for Sportmart. A provision for the value of Sportmart at the end of the forecast period, or terminal value, was also made based on projected 2001 EBITDA multiplied by a TIC/EBITDA multiple in the range of 5.0 to 7.0. The present value of the interim cash flows and the terminal value was determined using a risk-adjusted rate of return or

"discount rate" in the range of 12% to 16%. The discount rate, in turn, was developed through an analysis of rates of return on alternative investment opportunities on investments in companies with similar risk characteristics to Sportmart.

     Houlihan Lokey's discounted cash flow approach yielded a valuation of Sportmart's common stock in the range of $1.47 to $3.41 per share on a combined basis for the Sportmart Class A Common Stock and Sportmart Voting Common Stock.

     Based on the market multiple approach and the discounted cash flow approach, Houlihan Lokey concluded that the value of Sportmart's common stock was reasonably stated in the range of $1.47 to $3.02 per share on a combined basis for the Sportmart Class A Common Stock and Sportmart Voting Common Stock.

  Valuation of Gart Sports

     For purposes of determining the value of Gart Sports, Houlihan Lokey considered the implied valuation of Gart Sports based on indications from underwriters regarding Gart Sports' pending initial public offering. In addition, Houlihan Lokey employed a market multiple approach and a discounted cash flow approach to arrive at an independent valuation of Gart Sports.

     Implied Initial Public Offering Valuation Analysis. Gart Sports was in the process of registering an initial public offering of Gart Sports' common stock at the time it began its negotiations with Sportmart. To determine the implied value of Gart Sports on a pre-public offering basis, Houlihan Lokey subtracted the proceeds that Gart Sports would have received in the offering of $15.0 million from the underwriters' projected range of trading value of $105.0 million to $120.0 million. This analysis yielded a range of aggregate equity value for Gart Sports of $90.0 million to $105.0 million.

     Independent Valuation Analysis of Gart Sports. In performing the market multiple approach for Gart Sports, Houlihan Lokey utilized the same comparable company analysis it used for Sportmart. Houlihan Lokey's market multiple approach yielded an equity valuation of Gart Sports in the range of approximately $92.0 million to $107.0 million. Houlihan Lokey's discounted cash flow approach (using discount rates in the range of 12.0% to 16.0% and terminal TIC/EBITDA multiples in the range of 5.0 to 7.0) yielded an equity valuation of Gart Sports in the range of $102.0 million to $117.0 million.

     Based on the market multiple approach, the discounted cash flow approach and the implied initial public offering approach, Houlihan Lokey concluded that the aggregate value of Gart Sports common stock was in the range of approximately $92.0 million to $112.0 million.

  Valuation of Sportmart's Interest in the Combined Company

     Upon completion of the Merger, Sportmart's stockholders will hold an approximately 27.5% interest in the Combined Company. Houlihan Lokey considered the implied value of 100 percent of the Combined Company based on: (i) the range of pre-offering proceeds IPO valuations of Gart Sports' equity of $90.0 million to $105.0 million divided by Gart Sports ownership in the Combined Company of 72.5%; and (ii) Sportmart's aggregate publicly traded equity value of approximately $34.0 million divided by Sportmart's ownership in the Combined Company of 27.5%. These analyses yielded indications of the implied aggregate equity value of 100% of the Combined Company, before the consideration of certain cost savings and margin enhancements, of $121.0 million to $141.0 million. Multiplying the aggregate equity value by Sportmart's 27.5% ownership interest in the Combined Company yielded indications of value of approximately $33.0 million to $39.0 million (or $2.53 to $2.95 per share). For purposes of calculating this per share value, Houlihan Lokey included all of the outstanding shares of Sportmart's Class A Common Stock and Voting Common Stock and 250,000 shares of restricted stock that may become fully vested following the Merger and considered in-the-money stock options.

     Determination of the Value of Synergies. Houlihan Lokey analyzed the potential value of the synergies by utilizing a capitalization approach and a discounted cash flow approach. Under the capitalization approach, Houlihan Lokey considered a range of synergies projected by Sportmart's and Gart Sports' managements of approximately $10.0 million to $18.5 million annually. Capitalizing the synergies by a risk adjusted EBITDA

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

multiple of 6.0 times yielded an indication of the aggregate value of the synergies of $60.0 million to $111.0 million. In the discounted cash flow approach Houlihan Lokey relied upon managements' projections for the Combined Company through year 2001, adjusted the synergies for required capital expenditures and taxes, made a provision at the end of the projection period for the terminal value of the synergies based on projected 2001 synergies multiplied by a TIC/EBITDA multiple in the range of 5.0 to 7.0, and discounted the after-tax synergies and terminal value at risk adjusted costs of capital that ranged from 12% to 16%. The discounted cash flow approach yielded an indication of the aggregate value of the synergies of $60.0 million to $100.0 million.

     Based on these analyses, Houlihan Lokey concluded that the potential value of the synergies that could be achieved in the transaction was in the range of $60.0 million to $100.0 million. Adding the concluded value of the synergies to the concluded value of the Combined Company pre-synergies yielded an aggregate value of 100% of the Combined Company including synergies of $181.0 million to $241.0 million. Multiplying the aggregate equity value by Sportmart's 27.5% ownership interest in the Combined Company yielded indications of value of approximately $50.0 million to $66.0 million (or $3.79 to $5.05 per share). For purposes of calculating this per share value, Houlihan Lokey included all of the outstanding shares of Sportmart's Class A Common Stock and Voting Common Stock and 250,000 shares of restricted stock that may become fully vested following the Merger and considered in-the-money stock options.

  Fairness of Consideration

     Acquisition Premium Analysis. Houlihan Lokey analyzed the acquisition premiums (the difference between the acquisition price and unaffected trading price) paid in ten stock-for-stock acquisitions of a 100% interest of retail companies that occurred between January 1, 1995 and September 26, 1997. Houlihan Lokey noted that in these transactions the acquisition premiums ranged from a low of 12.8% to a high of 64.5% with a median of 40.8%. Houlihan Lokey advised the Sportmart Board that none of the transactions reviewed were directly comparable to the Merger. For purposes of its analysis, Houlihan Lokey analyzed the implied acquisition premium on a pre-synergy and post-synergy basis relative to both Sportmart's 20-day weighted average stock price as of September 19, 1997 and Houlihan Lokey's concluded per share equity value. Houlihan Lokey noted that the calculation of Sportmart's implied acquisition premium in the Merger is not directly comparable because Gart Sports is not a publicly traded entity and, therefore, the calculation of the acquisition premium is based on Gart Sports' implied initial public offering value. Houlihan Lokey noted that, relative to Sportmart's 20-day weighted average stock price as of September 19, 1997, the implied acquisition premium was approximately 2.6% and 65.5% on a pre-synergy and post-synergy basis, respectively. In addition, Houlihan Lokey noted that, relative to Houlihan Lokey's concluded equity value, the implied acquisition premium was approximately 34.9% and 112.5% on a pre-synergy and post-synergy basis, respectively.

     Comparable Transaction Multiples. Houlihan Lokey analyzed the acquisition multiples paid in publicly disclosed, completed, majority acquisitions of retail companies. This approach involves multiples of earnings and cash flow. Multiples utilized in this approach were determined through an analysis of transactions involving controlling interests in companies with operations similar to Sportmart's principal business operations. Houlihan Lokey's study analyzed 28 transactions for public and private companies that were announced and completed between January 1, 1995 and September 26, 1997.

     Houlihan Lokey advised the Sportmart Board that none of the transactions reviewed were directly comparable to the Merger. As part of this analysis, Houlihan Lokey calculated the multiples of TIC/Revenues, TIC/EBIT, and TIC/EBITDA. Houlihan Lokey's analysis indicated that for the acquisitions of companies with available financial information: (i) the TIC/Revenues multiples had a median of 0.51; (ii) the TIC/EBIT multiples had a median of 14.0; (iii) the TIC/EBITDA multiples had a median multiple of 9.1. The implied TIC/revenue, TIC/EBIT and TIC/EBITDA multiples for Sportmart based on the value of the consideration offered in the Merger for the Sportmart Common Stock are 0.26,
15.2 and 6.3, respectively. For purposes of this analysis, Houlihan Lokey utilized the implied value of Sportmart's TIC and equity on a pre-synergy basis of approximately $117.1 million and $36.0 million, respectively. Based on these analyses, Houlihan Lokey noted that the multiples of TIC/Revenues, TIC/EBIT and TIC/EBITDA implied for Sportmart in the Merger were reasonably consistent with the multiples paid in the publicly disclosed transactions described above, which provided an indication that the value of the consideration offered by Gart Sports in the Merger is reasonable.

  Assessment of Sportmart's Strategic Alternatives to the Merger

     In evaluating the fairness of the Merger, from a financial point of view, Houlihan Lokey considered the expected value to Sportmart's stockholders of completing the Merger and certain alternatives to the Merger. With regard to each alternative, Houlihan Lokey's analysis qualitatively considered the valuation implications to Sportmart's common stockholders, the probability of successfully completing the alternative, and the cost and time to implement. For purposes of this analysis Houlihan Lokey considered the following strategic alternatives: (i) status quo; (ii) sale or merger with a strategic buyer; (iii) sale to a financial buyer; and (iv) the Merger with Gart Sports. Houlihan Lokey noted that of the strategic alternatives considered, the Merger appears to provide the greatest value to Sportmart's common stockholders on a risk-adjusted basis.

     Houlihan Lokey has not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of Sportmart. Furthermore, at Sportmart's Board's request, Houlihan Lokey did not negotiate the Merger or advise Sportmart's Board with respect to its alternatives to the Merger.

     Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to it have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of Sportmart and Gart Sports, and that there has been no material change in the assets, financial condition, business or prospects of Sportmart and Gart Sports since the date of the most recent financial statements made available to Houlihan Lokey.

     Houlihan Lokey did not independently verify the accuracy and completeness of the information supplied to it with respect to Sportmart and Gart Sports and does not assume any responsibility with respect to it. Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of Sportmart or Gart Sports. Houlihan Lokey's opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by Houlihan Lokey at the date of the opinion.

     Houlihan Lokey is a nationally recognized investment banking firm with special expertise in, among other things, valuing businesses and securities and rendering fairness opinions. Houlihan Lokey is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, private placements of debt and equity, corporate reorganizations, employee stock ownership plans, corporate and other purposes. Sportmart selected Houlihan Lokey because of its experience and expertise in performing valuation and fairness analysis. Houlihan Lokey does not beneficially own nor has it ever beneficially owned any interest in Sportmart.

  Fees and Expenses

     Pursuant to an agreement entered into on September 15, 1997, Houlihan Lokey was retained by Sportmart to analyze the fairness of the Merger to holders of the Sportmart Class A Common Stock and Sportmart Voting Common Stock, from a financial point of view. Sportmart has agreed to pay Houlihan Lokey a fee of $125,000 plus its reasonable out-of-pocket expenses incurred in connection with the rendering of a fairness opinion. Sportmart has further agreed to indemnify Houlihan Lokey against certain liabilities and expenses in connection with the rendering of its services.

BOARD RECOMMENDATION

     THE BOARD OF DIRECTORS OF SPORTMART UNANIMOUSLY HAS DETERMINED THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF SPORTMART AND ITS STOCKHOLDERS, UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT (AND THE TRANSACTION CONTEMPLATED THEREBY) AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SPORTMART VOTING COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

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

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Sportmart Board of Directors, holders of Sportmart Common Stock should consider that certain of Sportmart's executive officers and directors have certain interests in the Merger that are in addition to the interests of holders of Sportmart Common Stock generally. The Sportmart Board of Directors was aware of these interests when it approved the Merger Agreement.

     Stock Options and Restricted Shares. At November 28, 1997, the executive officers and directors of Sportmart owned 250,000 restricted shares of Sportmart Common Stock and outstanding options to purchase up to an aggregate of 831,393 shares of Sportmart Common Stock, including options to purchase up to 54,000 shares of Sportmart Common Stock issued pursuant to the Sportmart Director's Plan. These options will convert into options to purchase shares of Gart Common Stock at the Effective Time. The Merger Agreement permits the Board of Directors of Sportmart (or the Compensation Committee thereof), at any time prior to the Effective Time, to provide for the acceleration of the vesting of Sportmart Stock Options (and restricted shares of Sportmart Common Stock under the Sportmart, Inc. Restricted Stock Plan) in connection with the Merger, provided that such accelerated vesting shall only be applicable to persons (i) whose employment with Sportmart or Gart Sports is terminated by Gart Sports or Sportmart at (or in anticipation of) the Effective Time or thereafter by Gart Sports within six months following the Effective Time or thereafter by such persons within six months following the Effective Time under circumstances that constitute "Good Reason" as defined under the Sportmart Severance Plan or (ii) who do not at the Effective Time have at least a comparable position with Gart Sports to the position that they had with Sportmart and its subsidiaries.

     Nominations of Directors. The Merger Agreement provides that two additional directors are to be designated from the Sportmart Board of Directors within 30 days after the Effective Time by a majority of the persons who constitute the Sportmart Board of Directors immediately prior to the Effective Date. The Merger Agreement also contains provisions relating to the nominations of Larry Hochberg and Andrew Hochberg to the Gart Sports Board of Directors under certain circumstances. See "The Merger -- Directors and Executive Officers of Gart Sports after the Merger."

     Severance Agreements. Each of C. Mark Scott and Thomas T. Hendrickson, the President and Chief Financial Officer, respectively, of Sportmart is a party to an Employment Agreement with Sportmart, pursuant to which he is entitled to a severance benefit of 18 months' base salary in effect on the date of termination if he is terminated without cause or for Good Reason (based on the same definition given in the Sportmart Severance Plan).

     Consulting Agreements. At the Effective Time, Gart Bros. and Sportmart will enter into a consulting agreement (the "Consulting Agreements") with each of Larry J. Hochberg, Sportmart's Chairman of the Board, Andrew S. Hochberg, Sportmart's Chief Executive Officer, and John A. Lowenstein, Sportmart's Chief Operating Officer (each, a "Consultant"), whereby for a period of one year following the Effective Time, the Consultants will be available to Gart Bros. for advice with respect to strategic and operational issues. Each Consultant will be compensated for such services in an amount equal to 50% of such Consultant's annual base salary from Sportmart as in effect on September 26, 1997. Andrew Hochberg and Mr. Lowenstein will also receive paid family medical insurance coverage during the one year term of the Consulting Agreements and the six months following such term. Larry Hochberg will receive lifetime medical benefits for himself and his spouse pursuant to the terms of his existing agreement with Sportmart.

     The Consulting Agreements also provide that each Consultant will receive a severance benefit of 18 months' salary at such Consultant's annual base salary as in effect on September 26, 1997, to be paid in equal monthly installments over 18 months. This severance benefit is in lieu of the severance benefits each Consultant is entitled to under the Sportmart Severance Plan, which generally would have provided for a lump sum payment at the Effective Time equal to 18 months' salary at such Consultant's annual base salary as in effect at the Effective Time.

     Leases. Certain of Sportmart's directors, officers and principal stockholders own interests in various entities from which Sportmart leases certain properties and Sportmart has made certain advances of funds to these entities. See "Certain Transactions of Sportmart -- Property Leases" and "-- Sportmart Interim

Financing of Partnerships." Pursuant to the Stockholders Agreement, these leases will be guaranteed by Gart Bros. upon consummation of the Merger. Such ownership could result in conflicts of interest for such directors, officers and stockholders in situations where Sportmart's interests and those of such other entities are not identical.

     Indemnification. The Merger Agreement preserves certain indemnification rights of the executive officers and directors of Sportmart which currently are in effect. See "The Merger Agreement -- Indemnification and Insurance."

     See "Certain Transactions of Sportmart."

DIRECTORS AND EXECUTIVE OFFICERS OF GART SPORTS AFTER THE MERGER

     The Board of Directors of Gart Sports after the Merger will consist of seven Directors. Three of these Directors shall be the current members of the Gart Sports Board of Directors, John Douglas Morton, Jonathan A. Sokoloff and Jennifer Holden Dunbar, and two additional Directors shall be nominated by Gart Sports. The Merger Agreement permits Gart Sports to supplement or amend this list prior to the Effective Time (with the consent of Sportmart which shall not be unreasonably withheld). The remaining two Directors (the "Sportmart Nominees") shall be two members of the Sportmart Board of Directors to be designated within 30 days after the Effective Time by a majority of the persons who constitute the Sportmart Board of Directors immediately prior to the Effective Time. Gart Sports has agreed in the Merger Agreement that Larry Hochberg and Andrew Hochberg will be nominated to serve as directors for a one year term commencing at Gart Sports' 1998 annual meeting of stockholders to fill the Sportmart Nominee positions and Gart Sports will use its best efforts to cause the election thereof provided that the Sportmart Principals own at least 75% of the Gart Common Stock that they receive in the Merger on the date of mailing of Gart Sports' proxy materials with respect to such meeting (provided that if the Sportmart Principals own more than 50% but less than 75% of the Gart Common Stock that they receive in the Merger on the date of mailing of such proxy materials, Gart Sports agrees that one of Larry Hochberg or Andrew Hochberg (in Gart Sports' discretion) will be nominated to serve as director and Gart Sports will use its best efforts to cause the election thereof) and that one of them (in Gart Sports' discretion) will be nominated for election as a director at Gart Sports' 1999 annual meeting of stockholders provided that the Sportmart Principals own at least 50% of the Gart Common Stock that they receive in the Merger on the date of mailing of Gart Sports' proxy materials with respect to such meeting. In the event that either or both of Larry Hochberg and Andrew Hochberg are unwilling or unable to serve as a director of Gart Sports as provided above, replacement nominee(s) shall be chosen by a majority in interest of the Sportmart Principals and Gart Sports will use its best efforts to cause the election thereof. GEI, which will hold approximately 61% of the outstanding Gart Common Stock following the Effective Time, has agreed to vote in favor of the Sportmart Nominees and not to vote for or otherwise cause or cooperate in their removal as Directors, other than for cause, during the periods referred to above.

     The Executive Officers of Gart Sports prior to the Merger will be the Executive Officers of Gart Sports following the Merger.

CERTAIN FEDERAL INCOME TAX MATTERS

     Set forth below is a description of the opinion of Katten Muchin & Zavis as to the material federal income tax consequences of the Merger to stockholders of Sportmart who hold shares as a capital asset. The full text of the opinion of Katten Muchin & Zavis is attached as Appendix F to this Proxy Statement/ Prospectus, and should be read carefully and in its entirety. The discussion does not address the tax consequences that may be relevant to a particular stockholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, stockholders who acquired their shares of Sportmart Common Stock pursuant to the exercise of options or otherwise as compensation, and persons holding (directly or indirectly) five percent or more of the outstanding shares of Gart Sports following the Merger. In addition, the following discussion does not address the tax consequences of the Merger arising under the laws of any state, local or foreign jurisdiction or the tax consequences of transactions effectuated prior or subsequent to or concurrently with the Merger (whether or not such transactions are in connection with the Merger), including, without limitation, transactions in which Sportmart Common Stock is acquired or Gart Common Stock is disposed of. Moreover, the tax consequences to holders of options or warrants are not discussed. The discussion is based upon the Code, treasury regulations thereunder and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of this discussion. Sportmart does not intend to request a ruling from the Internal Revenue Service ("IRS") with respect to the Merger, and opinions of counsel are not binding on the IRS or the courts.

     SPORTMART'S STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

     This discussion is based upon the opinion of Katten Muchin & Zavis, delivered to Sportmart, that, subject to the limitations and qualifications referred to therein, the Merger will constitute a reorganization within the meaning of Section 368 of the Code (a "Reorganization"). See Appendix F -- Tax Opinion of Katten Muchin & Zavis. Qualification of the Merger as a Reorganization will result in the following federal income tax consequences:

          (a) No gain or loss will be recognized by Sportmart, Gart Sports or Merger Sub solely as a result of the consummation of the Merger;

          (b) No gain, loss or income will be recognized by holders of Sportmart Common Stock upon the receipt of Gart Common Stock in exchange therefor (except with respect to any cash received by holders of Sportmart Common Stock in respect of fractional shares);

          (c) The aggregate tax basis of the Gart Common Stock received by a holder of Sportmart Common Stock in the Merger will be the same as the aggregate tax basis of Sportmart Common Stock surrendered in exchange therefor by such stockholder, reduced by amounts allocable to fractional shares for which cash is to be received;

          (d) The holding period of the Gart Common Stock received in the Merger by the holders of Sportmart Common Stock will include the period during which the shares of Sportmart Common Stock surrendered in exchange therefor were held, provided that the Sportmart Common Stock is held as a capital asset in the hands of the holders of Sportmart Common Stock on the date of the exchange; and

          (e) Cash payments received by holders of Sportmart Common Stock in lieu of a fractional share will be treated as if such fractional share of Gart Common Stock had been issued in the Merger and then redeemed by Gart Sports. A holder of Sportmart Common Stock receiving such cash will generally recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

     In rendering its opinion, Katten Muchin & Zavis has relied upon information contained in this Proxy Statement/Prospectus, representations and warranties of Sportmart and certificates of officers of Sportmart and Gart Sports with regard to the particular facts and circumstances applicable to the transactions contemplated, without independent verification. In particular, the opinion has been issued in reliance on certain representations from Sportmart and Gart Sports (including that (i) Sportmart will continue to hold substantially all of its assets after the Merger, (ii) Gart Sports has no plan or intention to cause Sportmart to issue shares so that Gart Sports loses control of Sportmart after the Merger, and (iii) there is no debt outstanding between Sportmart and Gart Sports) and certain principal stockholders of Sportmart and Gart Sports with respect to the satisfaction of the continuity of interest requirement of the regulations interpreting Section 368 of the Code, and certain other matters.

     A successful IRS challenge to the reorganization status of the Merger would result in a holder of Sportmart Common Stock recognizing gain or loss with respect to each share of Sportmart Common Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the date of the Merger, of the Gart Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Gart Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase of Sportmart by Gart Sports as that term is used pursuant to generally accepted accounting principles and for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Sportmart as of the Effective Time will be recorded at their fair values, based on the fair value of the Gart Common Stock to be issued and the fair value of the Sportmart Stock Options converted into options to purchase Gart Common Stock.

REGULATORY MATTERS

     In accordance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, Gart Sports and Sportmart have filed premerger notifications and reports under the HSR Act with the United States Department of Justice or the Federal Trade Commission in connection with the Merger. At any time before or after the Effective Time, such governmental agencies or others could take action under the antitrust laws with respect to the Merger, including seeking action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of Gart Sports or Sportmart. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or that if such a challenge were made that it would not be successful.

     Consummation of the Merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, subject to waiver of such conditions in accordance with the terms of the Merger Agreement. See "The Merger Agreement -- Conditions." Except for approvals otherwise described in this Proxy Statement/Prospectus, neither Gart Sports nor Sportmart is aware of any other significant government or regulatory approvals required for the consummation of the transactions contemplated by the Merger Agreement.

AFFILIATES' RESTRICTIONS ON SALE OF SPORTMART COMMON STOCK

     All Gart Common Stock issued in the Merger will be freely transferable, except that any Gart Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Sportmart or Gart Sports prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Sportmart, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Gart Sports, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Sportmart or Gart Sports generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party. Gart Sports has agreed to keep the Registration Statement effective for two years following the Effective Date to cover the resale of shares of Gart Common Stock owned by the Sportmart Principals. See "Registration Rights."

     Affiliates may not sell their Gart Common Stock acquired in the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144 under the Securities Act in the case of persons who are or become affiliates of Gart Sports) or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time an affiliate of Sportmart prior to the Merger (together with certain related persons) will be entitled to sell Gart Common Stock acquired in the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144. Additionally, the number of shares to be sold by such an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Gart Common Stock or the average weekly trading volume of the Gart Common Stock during the four calendar weeks preceding such sale. Rule 145 will only remain available, however, to persons who were affiliates of Sportmart prior to the Merger if Gart Sports remains current with its informational filings with the Commission under the Exchange Act. One year after the

Effective Time, a person who was an affiliate of Sportmart prior to the Merger will be able to sell Gart Common Stock without regard to such manner of sale or volume limitations, provided that Gart Sports is current with its Exchange Act informational filings and such person is not then an affiliate of Gart Sports. Two years after the Effective Time, a person who was an affiliate of Sportmart prior to the Merger will be able to sell such Gart Common Stock without any restrictions so long as such person had not been an affiliate of Gart Sports for at least three months prior to the sale. The Sportmart Principals will be able to sell shares of Gart Common Stock owned by them during the first two years following the Effective Time, subject to certain volume restrictions, pursuant to the Registration Statement which Gart Sports has agreed to maintain effective during that period.

REGISTRATION RIGHTS

     Gart Sports has agreed to enter into Registration Rights Agreements with each of GEI and the Sportmart Principals upon consummation of the Merger. The Registration Rights Agreements provide for certain rights to require Gart Sports to register the resale of Gart Common Stock under the Securities Act and, subject to certain limitations, provide for certain incidental rights to include shares of Gart Common Stock in other registrations statements filed by Gart Sports under the Securities Act. In addition, Gart Sports has agreed to maintain the effectiveness of the Registration Statement for a period of two years following the Effective Time covering the resale of Gart Common Stock owned by the Sportmart Principals.

NO DISSENTERS' RIGHTS

     Under the Delaware General Corporation Law, the holders of Sportmart Common Stock are not entitled to any dissenters' rights of appraisal with respect to the Merger.

CONSULTING AGREEMENTS

     At the Effective Time, Gart Bros. and Sportmart will enter into the Consulting Agreements with each of Larry J. Hochberg, Sportmart's Chairman of the Board, Andrew S. Hochberg, Sportmart's Chief Executive Officer, and John A. Lowenstein, Sportmart's Chief Operating Officer, whereby for a period of one year following the Effective Time, the Consultants will be available to Gart Bros. and Sportmart for advice with respect to strategic and operational issues. Each Consultant will be compensated for such services in an amount equal to 50% of such Consultant's annual base salary from Sportmart as in effect on September 26, 1997. Andrew Hochberg and Mr. Lowenstein will also receive paid family medical insurance coverage during the one year term of the Consulting Agreements and the six months following such term. Larry Hochberg will receive lifetime medical benefits for himself and his spouse pursuant to the terms of his existing agreement with Sportmart.

     The Consulting Agreements also provide that each Consultant will receive a severance benefit of 18 months' salary at such Consultant's annual base salary as in effect on September 26, 1997, to be paid in equal monthly installments over 18 months. This severance benefit is in lieu of the severance benefits each Consultant is entitled to under the Sportmart Severance Plan, which generally would have provided for a lump sum payment at the Effective Time equal to 18 months' salary at such Consultant's annual base salary as in effect at the Effective Time.

MERGER EXPENSES AND FEES

     The Merger Agreement provides, in general, that each of the parties will bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated by the Merger Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and that Gart Sports and Sportmart will each bear and pay one-half of the filing fees payable in connection with the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Proxy Statement/Prospectus.

     The Merger Agreement provides that if the Merger Agreement is terminated under certain circumstances, Sportmart will pay a fee of $2.5 million to Gart Sports. See "The Merger Agreement -- Termination Fee."

OTHER FEES AND EXPENSES

     Sportmart has engaged PJSC as its financial advisor in connection with the Merger Agreement, for which PJSC will receive a fee equal to the excess of (x) 1.5% of Aggregate Consideration (as defined below) paid or payable in connection with the Merger over (y) $300,000. Such fee is contingent upon the consummation of the Merger. The term "Aggregate Consideration" means the total amount of all cash, securities, contractual agreements (including any lease arrangements or put or call agreements) and other properties paid or payable, directly or indirectly, in connection with the Merger (including, without limitation, amounts paid to holders of any warrants, stock purchase rights or convertible securities of Sportmart and to holders of any options or stock appreciation rights issued by Sportmart, whether or not vested). Aggregate Consideration also includes the amount of any short-term debt and long-term liabilities of Sportmart (including the principal amount of any indebtedness for borrowed money and capitalized leases and the full amount of any off-balance sheet financings)
(x) repaid or retired in connection with or in anticipation of the Merger or (y) existing on Sportmart's balance sheet at the time of the Merger. PJSC will also be reimbursed for its expenses. PJSC's fees and expenses are expected to be approximately $1.875 million. Sportmart has also engaged Houlihan Lokey to issue a fairness opinion to the Sportmart Board of Directors, for which the firm will receive a fee of $125,000 plus its reasonable out-of-pocket expenses.

     Gart Sports has engaged LGA as its financial advisor, for which LGA will receive a fee of $3.0 million upon consummation of the Merger. Gart Sports has also engaged as its financial advisors Dain and Blair, which firms will receive fees of $250,000 and $200,000, respectively, upon consummation of the Merger.

                              THE MERGER AGREEMENT

     Following is a summary of the material terms of the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Proxy Statement/Prospectus. Stockholders of Sportmart are urged to read the Proxy Statement/Prospectus in its entirety for a more complete description of the Merger.

THE MERGER

     The Merger Agreement provides that, following the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Sportmart, and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into Sportmart, and Sportmart shall continue as the surviving corporation of the Merger and become a wholly-owned subsidiary of Gart Sports.

     The Closing will occur on the second business day after which all of the conditions to the Merger are first satisfied or waived. The Merger will become effective on the date and at the time specified in the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, both of which filings shall occur on the Closing date.

     At the Effective Time, the Certificate of Incorporation and By-Laws of Gart Sports attached hereto as Appendixes D and E, respectively, will become effective.

CONVERSION OF SHARES

     As of the Effective Time, each share of Sportmart Class A Common Stock and each share of Sportmart Voting Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a fractional share (the "Conversion Ratio") of Gart Common Stock as determined by the conversion formula (the "Conversion Formula") set forth in the Merger Agreement. The Conversion Formula is designed so that upon consummation of the Merger, current Sportmart stockholders will own approximately 27 1/2%, and current Gart Sports stockholders will own approximately 72 1/2%, of the outstanding shares of Gart Common Stock on a fully diluted basis. The Conversion Ratio is expected to be approximately .164860 (based upon closing prices of $2.50 and $2.44 for Sportmart Class A Common Stock and Sportmart Voting Common Stock, respectively, on December 16, 1997), but can fluctuate due to changes in the market prices of Sportmart Class A Common Stock and Sportmart Voting Common Stock. The exact Conversion Ratio will be determined based on the weighted average closing price of Sportmart Class A Common Stock and Sportmart Voting Common Stock (the "Weighted Average Price of Sportmart Common Stock") on the last full day of trading prior to the closing, which is expected to occur on the same day as the Sportmart Meeting. If the closing occurs after such date, the actual number of shares of Gart Common Stock to be issued to holders of Sportmart Common Stock will not be determined until after the Sportmart Meeting. The Conversion Ratio will fluctuate less than .001 for each $0.50 change in the Weighted Average Price of Sportmart Common Stock.

     The Conversion Formula converts the total number of shares of Sportmart Common Stock issued and outstanding immediately prior to the Closing into approximately 27 1/2% of the total number of outstanding shares of Gart Common Stock, on a fully diluted basis, after consummation of the Merger. Holders of Gart Common Stock prior to consummation of the Merger will hold approximately
72 1/2% of the total number of shares of Gart Common Stock issued and outstanding after consummation of the Merger. The Conversion Formula is more complicated than a simple ratio of total outstanding shares because the total number of outstanding shares of Sportmart Common Stock and Gart Common Stock must be adjusted to reflect the number of equivalent shares represented by outstanding options to purchase both Sportmart Common Stock and Gart Common Stock ("Sportmart Equivalent Option Shares" and "Gart Sports Equivalent Option Shares," respectively). The number of equivalent shares these options represent is calculated using the treasury stock method for valuing options which takes the value of all options in the money less the cost of acquiring such options and divides the net proceeds by the then current market price of the underlying stock. This number is then added to the number of issued and outstanding shares of capital stock of each of Sportmart and Gart Sports to determine the total number of equivalent shares outstanding used to calculate the Conversion Ratio. Using the Weighted Average Price of Sportmart Common Stock as of December 16, 1997 ($2.46180), there would be 7,503 Sportmart Equivalent Option Shares and 263,444 Gart Equivalent Option Shares.

     Set forth below is the equation by which the Conversion Ratio and the resulting implied market price of Gart Common Stock are calculated:

            (Outstanding Sportmart Common Stock(1) + Sportmart
27.5%          Equivalent Option Shares) X Conversion Ratio
-----   =   ------------------------------------------------------
72.5%       Outstanding Gart Common Stock + Gart Equivalent Option
                                 Shares

---------------
(1) Includes 250,000 shares of restricted stock that vest upon consummation of the Merger.

     The Sportmart and Gart Equivalent Option Shares are calculated as follows:

Sportmart Equivalent Option Shares   =   (A X B) - C
                                         -----------
                                              A

           A = Weighted Average Price of Sportmart Common Stock.

           B = Number of shares of Sportmart Common Stock underlying options that are "in-the-money" at the Weighted Average Price of Sportmart Common Stock (40,000 in the example below).

           C = The aggregate exercise price of the options noted in B ($80,000 in the example below).

        Gart Equivalent Option Shares      =   (D X E) - F
                                               -----------
                                                    D

           D = Implied market price of Gart Common Stock.

           E = Number of shares of Gart Common Stock underlying options that are "in-the-money" at the implied market price of Gart Common Stock (401,312 in the example below).

           F = The aggregate exercise price of the options noted in E
               ($2,058,729 in the example below).

     Applying the foregoing equation to the Weighted Average Price of Sportmart Common Stock as of December 16, 1997 ($2.46180), the Conversion Ratio and the resulting implied market price of Gart Common Stock would be determined as follows:

                              ($2.46180 X 40,000) - $80,000
                13,250,540 +  -----------------------------  X Conversion Ratio
  27.5%                                 $2.46180
  -----   =     ---------------------------------------------------------------
  72.5%                      (Implied Market Price X 401,312) - $2,058,729
                5,498,908 +  ---------------------------------------------
                                        Implied Market Price

which results in a Conversion Ratio of .164860 and an implied market price of Gart Common Stock of approximately $14.93. Since there will be no readily ascertainable market price for Gart Common Stock prior to the Merger, the parties have agreed upon a so-called "implied market price" for use in the foregoing equation. This implied market price of Gart Common Stock is calculated for purposes of determining the Conversion Ratio and may not be indicative of the price at which Gart Common Stock will trade following the Merger.

     The following table illustrates the fluctuation in the Conversion Ratio and the corresponding effect on the implied market price of Gart Common Stock based upon different potential Weighted Average Prices of Sportmart Common Stock:

                                                                                    NUMBER OF SHARES
                                                                                        SPORTMART
                                                                                    SHAREHOLDERS WILL     GART COMMON
  AVERAGE WEIGHTED          SPORTMART          GART SPORTS                             OWN IN THE        STOCK IMPLIED
  CLOSING PRICE FOR     EQUIVALENT OPTION   EQUIVALENT OPTIONS                      AGGREGATE (POST-    MARKET PRICE PER
   SPORTMART STOCK           SHARES               SHARES         CONVERSION RATIO      MERGER)(1)            SHARE
---------------------   -----------------   ------------------   ----------------   -----------------   ----------------
      $2.00                       --             232,429             .164065            2,173,949            $12.19
      $2.46180                 7,503             263,444             .164860            2,184,484            $14.93
      $2.50                    8,000             267,357             .164966            2,185,888            $15.16
      $3.00                   26,973             318,617             .166194            2,202,160            $18.05
      $3.50                   86,576             356,469             .166528            2,206,585            $21.02
      $4.00                  151,889             385,258             .166531            2,206,625            $24.02

---------------

(1) Assuming no exercise of options after the date hereof.

For information with respect to historical high and low closing sales prices for Sportmart Common Stock, see "Sportmart Market Price Data and Dividend Information."

     As soon as practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Sportmart Common Stock a letter of transmittal and instructions to be used to surrender and exchange certificates representing shares of Sportmart Common Stock for certificates representing shares of Gart Common Stock to which such holder has become entitled. Upon surrender of a certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor (a) certificates representing that number of whole shares of Gart Common Stock into which the shares of Sportmart Common Stock represented by the surrendered certificate have been converted at the Effective Time, (b) any dividends or other distributions to which such holder is entitled and (c) cash in lieu of any fractional shares of Gart Common Stock to which such holder is entitled, and the certificate so surrendered shall forthwith be canceled. Until so surrendered each certificate representing Sportmart Common Stock shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the shares of Gart Common Stock, cash in lieu of any fractional shares of Gart Common Stock to which such holder is entitled and any dividends or distributions on Gart Common Stock. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Gart Sports until the certificate has been exchanged. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any cash for fractional shares to be received in the Merger. Gart Sports or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Sportmart Common Stock such amounts as Gart Sports or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Gart Sports or the Exchange Agent, such withheld amounts shall be treated as having been paid to the holder of Sportmart Common Stock in respect of whom such deduction and withholding was made by Gart Sports or the Exchange Agent.

     SPORTMART STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

CONVERSION OF SPORTMART OPTIONS

     Each Sportmart Stock Option which is outstanding immediately prior to the Effective Time shall become and represent an option to purchase the number of shares of Gart Common Stock, increased to the nearest whole share, determined by multiplying (i) the number of shares of Sportmart Common Stock subject to such Sportmart Stock Option immediately prior to the Effective Time by (ii) the Conversion Ratio, at an exercise price per share of Gart Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Sportmart Common Stock immediately prior to the Effective Time divided by the Conversion Ratio. The Merger Agreement permits the Board of Directors of Sportmart (or the Compensation Committee thereof), at any time prior to the Effective Time, to provide for the acceleration of the vesting of Sportmart

Stock Options (and restricted shares of Sportmart Common Stock under the Sportmart, Inc. Restricted Stock Plan) in connection with the Merger, provided that such accelerated vesting shall only be applicable to persons (i) whose employment with Sportmart or Gart Sports is terminated by Gart Sports or Sportmart at (or in anticipation of) the Effective Time or thereafter by Gart Sports within six months following the Effective Time or thereafter by such persons within six months following the Effective Time under circumstances that constitute "Good Reason" as defined under The Sportmart Severance Plan or (ii) who do not at the Effective Time have at least a comparable position with Gart Sports or its subsidiaries to the position that they had with Sportmart and its subsidiaries.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of Sportmart, Gart Sports, Gart Bros. and Merger Sub (which will terminate upon consummation of the Merger) relating to, among other things, (a) the corporate organization and qualification of each of Sportmart, Gart Sports, Gart Bros. and Merger Sub, their respective subsidiaries and certain similar corporate matters; (b) the capital structure of each of Sportmart, Gart Sports, Gart Bros. and Merger Sub and each of their respective subsidiaries; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and the consummation of the transactions contemplated thereby and related matters; (d) required governmental filings and absence of violations under charters, bylaws and certain instruments and laws; (e) financial statements and other reports and documents of each of Sportmart, Gart Sports, Gart Bros. and Merger Sub; (f) the absence of certain material adverse changes or events; (g) litigation; (h) taxes, tax returns and audits; (i) title and leasehold interests in real property; (j) intellectual property; (k) the accuracy of information supplied by each of Sportmart, Gart Sports, Gart Bros. and Merger Sub in connection with this Proxy Statement/Prospectus and the Registration Statement;
(l) employee benefits; (m) environmental matters; (n) certain "related party" transactions; (o) properties; (p) brokers and finders; (q) contracts; (r) labor matters and (s) solvency issues.

NO SOLICITATION

     Prior to the Effective Time, Sportmart has agreed that neither it, any of its respective subsidiaries or affiliates, nor any of the respective directors, executive officers, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any Acquisition Transaction or (ii) negotiate or otherwise engage in discussions with any person (other than Gart Sports and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Transaction; provided, however, that, Sportmart may, in response to a proposal or inquiry unsolicited after the date of the Merger Agreement, furnish information to, negotiate or otherwise engage in discussions with any person (pursuant to a customary confidentiality agreement) which makes or indicates in writing an intention or desire to make, and with respect to whom the Board of Directors of Sportmart has concluded in good faith after consultation with its financial advisor is reasonably capable of making, a Superior Proposal (as defined below), if the Board of Directors of Sportmart determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of Sportmart under applicable law and such proposed Acquisition Transaction was not solicited by it in, or did not otherwise result from, a breach of the above and subject to compliance with the other provisions of these no solicitation provisions; and provided further that, notwithstanding anything to the contrary herein contained, the Board of Directors of Sportmart may take and disclose to Sportmart's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law. Any of the foregoing to the contrary notwithstanding, Sportmart may engage in discussions with or provide information to any person or group that has made a proposal unsolicited after the date of the Merger Agreement with respect to an Acquisition Transaction for the limited purpose of determining whether such proposal is, or could lead to, a Superior Proposal. As used herein, "Superior Proposal" means a bona fide, written proposal or offer made by any person (or group) (other than Gart Sports or any of its subsidiaries) with respect to an Acquisition Transaction on terms which the Board of Directors of Sportmart determines in good faith, based on the advice of independent financial advisors and legal counsel, to be more favorable to Sportmart and its stockholders than the transactions contemplated by the Merger Agreement (including taking into account the financing thereof).

ADDITIONAL AGREEMENTS

     The Merger Agreement contains various additional agreements relating to, among other things, (a) the conduct of the respective businesses of Sportmart and Gart Sports prior to the Effective Time, (b) the reasonable access, by Gart Sports and Sportmart, to books and records and information related to the normal business activities of the other and reasonable cooperation with respect to transition activities prior to the Effective Date; (c) the preparation and filing with the Commission of the Proxy Statement/Prospectus and the Registration Statement; (d) obtaining Sportmart stockholder approval of the Merger Agreement; (e) compliance with the Securities Act by Sportmart; (f) the obtaining of governmental and material third party consents required or desirable to consummate the Merger; (g) execution of the Registration Rights Agreement and the Consulting Agreements; (h) employee benefits; (i) public announcements; (j) the listing of Gart Common Stock on Nasdaq at the time of issuance and the registration of Gart Common Stock under the Exchange Act; (k) notification by each of Gart Sports and Sportmart of (i) the occurrence or non-occurrence of any event which would be likely to cause (x) any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in the Merger Agreement not to be complied with or satisfied in any material respect and (ii) any failure of Sportmart or Gart Sports, as the case may be, to comply with in any material respect any covenant or agreement to be complied with by it; (l) the affirmation by Gart Sports of certain matters regarding maintaining the names of Sportmart's present stores after the Effective Time; (m) tax returns and accounting methods; (n) implementation of a stay bonus program; and
(o) acknowledgment by all parties to the Merger Agreement that time is of the essence.

INDEMNIFICATION AND INSURANCE

     The Merger Agreement provides that all rights to indemnification, exculpation, advancement of expenses and the like now existing in favor of any director or officer of Sportmart and its subsidiaries ("Indemnified Parties") are contract rights and shall survive the Merger. In addition, Sportmart, Gart Sports and Gart Bros. shall indemnify, defend and hold harmless all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of Sportmart or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, Sportmart or any of its subsidiaries, occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement.

     The Merger Agreement provides that, subject to the certain limitations, Gart Sports and Gart Bros. will maintain in effect for a specified period policies of directors' and officers' liability insurance coverage, provided that Gart Sports and Gart Bros. may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that such substitutions shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time.

CONDITIONS

     The respective obligations of Sportmart and Gart Sports to effect the Merger are subject to the following conditions, among others: (a) the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the stockholders of Sportmart; (b) the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act (early termination was granted on November 4, 1997 by the Federal Trade Commission); (c) the receipt of all material governmental authorizations, consents, orders or approvals; (d) the effectiveness of the Registration Statement, which shall not be the subject of a stop order or proceedings seeking a stop order; (e) the absence of any temporary restraining order, preliminary or permanent injunction or other order to be in effect that prevents, or seeks to prevent, the consummation of the Merger; and (f) no suit, action or proceeding shall have been instituted or be pending by any governmental entity which questions the validity or legality of the transactions contemplated by the Merger Agreement.

     The obligations of Gart Sports, Gart Bros. and Merger Sub to effect the Merger shall be subject to the following additional conditions, unless waived in writing by Gart Sports: (a) the representations and warranties of Sportmart in the Merger Agreement which are qualified by reference to Sportmart Material Adverse Effect shall be true and correct and the representations and warranties of Sportmart that are not so qualified shall be true and correct except where the failure to be true and correct would not have a Sportmart Material Adverse Effect; (b) performance by Sportmart, in all material respects, of all obligations required to be performed by it under the Merger Agreement; (c) no event or occurrence which has had or would reasonably be expected to have, a Sportmart Material Adverse Effect (as defined below); (d) receipt of an opinion of counsel from outside counsel to Sportmart; and (e) all amounts due and payable by any Sportmart Principal to Sportmart or any of its Subsidiaries shall have been paid to Sportmart and certain transactions with Sportmart affiliates shall have been terminated.

     The obligation of Sportmart to effect the Merger shall be subject to the following additional conditions: (a) the representations and warranties of Gart Sports, Gart Bros. and Merger Sub in the Merger Agreement which are qualified by reference to Gart Material Adverse Effect shall be true and correct and the representations and warranties of Gart Sports, Gart Bros. and Merger Sub that are not so qualified shall be true and correct except where the failure to be true and correct would not have a Gart Material Adverse Effect; (b) performance by Gart Sports, Gart Bros. and Merger Sub in all material respects, of all obligations required to be performed by each under the Merger Agreement; (c) there shall have been no event or occurrence which has had a Gart Material Adverse Effect (as defined below); (d) the Gart Sports Certificate shall have been filed with the Secretary of State of the State of Delaware; (e) receipt of an opinion of counsel; (f) receipt of an opinion of counsel with respect to certain tax matters; and (g) execution of the Registration Rights Agreement and the Consulting Agreements.

     The Merger Agreement defines a "Sportmart Material Adverse Effect" as an event or occurrence which would have a material adverse effect, individually or in the aggregate, on the business, financial condition, or results of operations of Sportmart and its subsidiaries taken as a whole, or, if applicable, the ability of Sportmart to consummate the Merger and the other transactions contemplated by the Merger Agreement. A Sportmart Material Adverse Effect shall not be deemed to have occurred as a result of: (i) a decline in the actual or potential future financial performance or operations of Sportmart provided that Sportmart has operated its business in accordance with the provisions of the Merger Agreement and otherwise consistent with its past practices, (ii) losses of employees or other matters related to the transactions contemplated by the Merger Agreement (including, without limitation, the public announcement thereof), (iii) opening of stores, or the announcement of planned store openings, by competitors, (iv) any effect or consequence of, or related to, any of the Pack Boot Inventory (as defined in the Agreement made and entered into as of November 3, 1997, between Sportmart and Gart Bros. (the "Pack Boot Agreement")), the Additional Ski Inventory (as defined in the Pack Boot Agreement) or any transaction pursuant to either the Pack Boot Agreement or the Consignment Agreement, made and entered as of November 3, 1997, between Sportmart and Gart Bros. (the "Consignment Agreement") or (v) facts and circumstances unless such facts and circumstances are of such a fundamental and extraordinary nature that no reasonable person could dispute that such a "material adverse change" has occurred.

     The Merger Agreement defines a "Gart Material Adverse Effect" as an event or occurrence which would have a material adverse effect, individually or in the aggregate, on the business, financial condition, or results of operations of Gart Sports and its subsidiaries taken as a whole, or, if applicable, the ability of Gart Sports to consummate the Merger and the other transactions contemplated by the Merger Agreement. A Gart Material Adverse Effect shall not be deemed to have occurred as a result of: (i) opening of stores, or the announcement of planned store openings, by competitors or (ii) facts and circumstances unless such facts and circumstances are of such a fundamental and extraordinary nature that no reasonable person could dispute that such a "material adverse change" has occurred.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective
Time:

          (a) by mutual written consent of Gart Sports and Sportmart;

          (b) by either Gart Sports or Sportmart, if the Merger shall not have been consummated on or before May 31, 1998 (unless, in the case of any such termination pursuant to this paragraph, the failure of such event to occur shall have been caused by the action or failure to act of the party seeking to terminate the Merger Agreement, which action or failure to act constitutes a breach of such party's obligations under the Merger Agreement);

          (c) by either Gart Sports or Sportmart, if any permanent injunction, order, decree or ruling by any governmental entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this paragraph shall have used its reasonable best efforts to remove such injunction or overturn such action;

          (d) by Gart Sports, if (i) Sportmart has breached any representation or warranty contained in the Merger Agreement, and such breach shall not have been cured within 30 days after notice of such breach is given by Gart Sports to Sportmart (except where such breach would not have a Sportmart Material Adverse Effect), (ii) there has been a material breach of a material covenant or agreement set forth in the Merger Agreement on the part of Sportmart, which shall not have been cured within 30 days after notice of such breach is given by Gart Sports to Sportmart, (iii) the Sportmart Board of Directors fails to recommend the approval and adoption of the Merger Agreement and the transactions contemplated hereby to the Sportmart stockholders or withdraws or amends or modifies in a manner adverse to Gart Sports such recommendation or approval, or (iv) the taking of certain actions proscribed under "-- No Solicitation" by Sportmart's directors, officers, employees, agents or representatives.

          (e) by Sportmart if the Board of Directors of Sportmart shall determine, in good faith and after consultation with its financial advisor and outside counsel, that a proposal for an Acquisition Transaction constitutes a Superior Proposal;

          (f) by Sportmart, if (i) Gart Sports, Gart Bros. or Merger Sub has breached any representation or warranty contained in the Merger Agreement, and such breach shall not have been cured within 30 days after notice of such breach is given by Sportmart to Gart Sports (except where such breach would not have a Gart Material Adverse Effect), (ii) there has been a material breach of a material covenant or agreement set forth in the Merger Agreement on the part of Gart Sports, which shall not have been cured within 30 days after notice of such breach is given by Sportmart to Gart Sports; and

          (g) by Gart Sports if (i) any event has occurred that has had, or would reasonably be expected to have, a Sportmart Material Adverse Effect,
     (ii) prior to the Conditional Date and (a) prior to February 1, 1998, Sportmart's Net Worth (as defined below) falls below $70 million, or (b) after February 1, 1998, Sportmart's Net Worth falls below $67.5 million, or
     (iii) prior to February 2, 1998, the sum of Sportmart's long term debt (including current and long-term capital lease obligations), short term debt, Accounts Payable (as defined in the Merger Agreement) and Accrued Liabilities (as defined in the Merger Agreement) shall exceed the following amounts as of any of the following dates occurring prior to the Conditional
     Date: $163,328,000 at October 5, 1997; $178,008,000 at November 2, 1997;
     $194,212,000 at November 30, 1997; $155,880,000 at January 4, 1998; or
     $154,265,000 at February 1, 1998 (provided, however, that any amounts paid or accrued in the fiscal year ending February 1, 1998 and specified in clauses (r), (s), (t), (u) or (v) below shall not be taken into account in determining Accounts Payable, short term debt or Accrued Liabilities, as the case may be, for purposes of this clause (iii)). The Merger Agreement defines "Net Worth" as "Net Worth" is calculated under Sportmart's current credit agreement except that such Net Worth calculation shall be made without taking into account amounts increasing or decreasing Net Worth in the fiscal year ended February 1, 1998 pertaining, or with respect, to (r) any of the Pack Boot Inventory, the Additional Ski Inventory or any transaction pursuant to the Pack Boot Agreement or the Consignment Agreement, (s) any charge to establish a LIFO reserve,

     (t) any severance, bonus or other change-in-control related items paid or incurred in connection with the Merger, (u) costs and expenses in connection with Sportmart's efforts to engage in any extraordinary transaction, including, without limitation, the Merger (capped in the event of any such transactions other than the Merger at $200,000), (v) any expenses associated with the termination of any contract, or the obtaining of any consent, in connection with the Merger Agreement or the transactions contemplated thereby, (w) any reversal into income of Sportmart's inventory reserve for obsolescence, (x) any reversal into income for any unused or unallocated portion of the reserve established in the 1996 fiscal year pertaining to the decision to exit the Canadian market, (y) any increase to the reserve previously established for Sportmart's River North property, or
     (z) any after tax impact of any change in Sportmart's valuation reserve for its deferred tax assets and the loss of any deferred tax benefit resulting from the failure to tax-effect any operational loss; and, provided, further, that in making such Net Worth calculation, Net Worth shall be increased by the amount of expenses incurred, in the fiscal year ending February 1, 1998 (up to $739,000 pre-tax) that would not have been incurred if Sportmart's forecasted plan to reduce operational expenses in such fiscal year had been adhered to.

     In the event of termination of the Merger Agreement pursuant to the above, the Merger shall be deemed abandoned and the Merger Agreement shall forthwith become void, with the exception of certain provisions, provided, however, that nothing in the Merger Agreement shall relieve any party from liability for any material breach of the Merger Agreement.

     Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

TERMINATION FEE

     If: (i) an Acquisition Transaction shall have been made known to Sportmart or has been proposed directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to enter into an Acquisition Transaction and thereafter the approval of the Merger by Sportmart's stockholders is not obtained; or (ii) Sportmart terminates the Merger Agreement pursuant to clause (e) under "-- Termination" above and Sportmart enters into a definitive agreement with any person or entity with respect to such Acquisition Transaction or the Acquisition Transaction which gave rise to such termination (or any revision of such Acquisition Transaction), as the case maybe, within nine months after the termination of the Merger Agreement or such Acquisition Transaction is consummated within nine months after the termination of the Merger Agreement, then within two business days after entering into such definitive agreement or after such consummation, Sportmart shall pay Gart Sports a fee in cash equal to $2.5 million. This fee shall also be payable within two business days of Gart Sports' termination of this Agreement pursuant to clause (d)(iv) above.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended at any time prior to the Effective Time, only by written agreement of Gart Sports and Sportmart; provided, however, that no such amendment shall be made which under applicable law require the approval of stockholders of Sportmart or Gart Sports, without the further approval of such stockholders. At any time prior to the Effective Time, Gart Sports and Sportmart may extend the time for performance of the obligations or other acts of the other parties to the Merger Agreement, may waive inaccuracies in the representations or warranties contained in the Merger Agreement or related documents and may waive compliance with any agreements or conditions contained in the Merger Agreement which may legally be waived.

                             STOCKHOLDER AGREEMENT

     Pursuant to the Stockholder Agreement, the Sportmart Principals have agreed that until the first to occur of (a) the Effective Time, (b) 30 days after termination of the Merger Agreement (i) by Gart Sports other than in connection with a breach of the non-solicitation provisions of the Merger Agreement (provided that such termination is not as a result of Sportmart's intentionally acting, or failing to act, in bad faith with respect to its obligations under the Merger Agreement) or (ii) rightfully by Sportmart in good faith pursuant to the Merger Agreement's termination provision with respect to breaches by Gart Sports, Gart Bros. or Merger Sub of representations, warranties or covenants, or
(c) June 30, 1998 (the first to occur of clauses (a), (b) and (c), the "Termination Date"), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Sportmart Common Stock, however called, or in connection with any written consent of the holders of Sportmart Common Stock, the Sportmart Principals will appear at the meeting or otherwise cause the Sportmart Common Stock beneficially owned by them to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) such shares (A) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and the Stockholder Agreement and any actions required in furtherance thereof; (B) against any action or agreement that would result in a breach in any respect of any material covenant, representation or warranty or any other obligation or agreement of Sportmart under the Merger Agreement or the Stockholder Agreement; and (C) except as otherwise agreed to in writing in advance by Gart Sports in its sole discretion, against the following actions (other than the Merger and the transactions contemplated by the Stockholder Agreement and the Merger Agreement): (1) any Acquisition Transaction or Superior Proposal, (2) (u) any change in a majority of the persons who constitute Sportmart's Board of Directors (other than with the approval of a majority of Sportmart's directors then in office); (v) any material change in the present capitalization of Sportmart, including without limitation any proposal to sell a substantial equity interest in Sportmart or its subsidiaries; (w) any amendment of Sportmart's Restated Certificate of Incorporation or Bylaws; (x) any other material change in Sportmart's corporate structure or business; or (y) any other action which, in the case of each of the matters referred to in clauses (2) (u),
(v), (w) or (x), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by the Stockholder Agreement and the Merger Agreement.

     The Stockholder Agreement also provides that if Gart Sports becomes entitled to the $2.5 million fee described under "-- Termination; Expenses" with respect to securities for which any Sportmart Principal receives cash consideration pursuant to the Acquisition Transaction, such Sportmart Principal will immediately upon the receipt thereof pay to Gart Sports an amount in cash (if positive) (the "Differential Amount") equal to (i) the net pre-tax cash proceeds received by such Sportmart Principal with respect to the shares of Sportmart Common Stock or other securities of such Sportmart Principal (such shares, the "Subject Shares") in such Acquisition Transaction within nine months after the date that the Merger Agreement is terminated, minus (ii) the product of (A) the per share value attributed to the outstanding Sportmart Common Stock in the proposed Merger based on a $105 million equity value for Gart Sports times (B) the number of Subject Shares. If such Sportmart Principal receives any non-cash consideration in an Acquisition Transaction otherwise of a type described above as part of the net proceeds ("Other Consideration") that consists of securities listed on a national securities exchange or Nasdaq ("Marketable Securities"), such Sportmart Principal shall deliver immediately to Gart Sports an amount of Marketable Securities whose aggregate value, calculated on the basis of the closing price for such Marketable Securities on the exchange where such Marketable Securities are listed, equals the Differential Amount. To the extent the Other Consideration consists of non-Marketable Securities or other assets, such Other Consideration will be held by such Sportmart Principal until such Sportmart Principal shall have sold or otherwise disposed of such Other Consideration for cash or Marketable Securities, or has otherwise actually realized value, directly or indirectly, from such sale or disposition, at which time the Differential Amount, to the extent not previously paid, will be immediately paid to Gart Sports in cash or such Marketable Securities.

     Pursuant to the Stockholders Agreement, Gart Bros. will guarantee certain leases for property leased by Sportmart from entities in which certain of Sportmart's directors, officers and principal stockholders own interests. See "The Merger -- Interests of Certain Persons In The Merger -- Leases."

     Each Sportmart Principal has agreed in the Stockholder Agreement not, directly or indirectly, prior to the Termination Date, to (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all shares of Sportmart Common Stock beneficially owned by such Sportmart Principal or any interest therein, not including any sale, transfer, pledge, assignment or otherwise to other Sportmart Principals, or for tax, securities or estate planning purposes or for charitable donation purposes as long as the recipient of the voting and dispositive power with respect to such Sportmart Common Stock agrees to abide by the provisions of and becomes a party to the Stockholder Agreement and not including any pledge of Sportmart Common Stock as security for obligations in connection with a bona fide transaction as long as the pledgee or mortgagee agrees, in the event it obtains the right to vote the Sportmart Common Stock, to abide by and become a party to the Stockholder Agreement; (ii) grant any proxies or powers of attorney, deposit the Sportmart Common Stock beneficially owned by such Sportmart Principal into a voting trust or enter into a voting agreement with respect to such shares; or (iii) take any action that would make any representation or warranty of such stockholder contained in the Stockholder Agreement untrue or incorrect or would result in a breach by such stockholder of its obligations under the Stockholder Agreement.

                        INFORMATION REGARDING SPORTMART

GENERAL

     Sportmart is a leading sporting goods superstore retailer, which pioneered the superstore concept in 1971. As of November 2, 1997, Sportmart operated 59 stores, with 16 stores in the Chicago metropolitan area, 13 stores in the Los Angeles metropolitan area, 11 stores in the San Francisco/Sacramento area, five stores in the Minneapolis metropolitan area, three stores in each of the Seattle and Columbus, Ohio metropolitan areas, two stores in each of the San Diego, Milwaukee and Portland areas and one store in each of the Cleveland and Des Moines areas.

BUSINESS STRATEGY

     Key factors of Sportmart's ability to successfully compete in the retail sporting goods industry include:

          Merchandising. Sportmart is committed to providing both quality name-brand and private-brand merchandise at everyday low prices, in a specialty store, rather than a "warehouse" store, environment. Sportmart believes that the breadth and depth of its in-stock merchandise selection exceeds that which is generally available in specialty stores, discount and department stores and other traditional sporting goods chains and that it is able to offer customers convenient, one-stop shopping for their complete sporting goods needs.

          Customer Service. Fundamental to Sportmart's philosophy is a company-wide culture of customer service and customer satisfaction. Consequently, Sportmart has implemented procedures and training programs to increase its sales staff's responsiveness and knowledge aimed at exceeding the customer's expectations.

          Leading Position in Major Markets. Sportmart's aim is to be a leading sporting goods superstore retailer in each of its developed markets. Management believes that the superstore concept for sporting goods can be most effectively carried out in major metropolitan areas which offer an adequate population base and favorable demographic characteristics supplemented by additional stores in smaller markets that can be serviced by the same distribution centers.

          Economies of Scale. Sportmart has established itself in existing developed markets by opening clusters of stores which can be serviced by a central distribution center and which also provide economies of scale in advertising, promotions and other overhead expenses. Additionally, stores in smaller markets are also serviced by the same distribution centers.

MERCHANDISING

     Sportmart's merchandising strategy focuses on offering in one superstore a broad and deep selection of in-stock, quality, name-brand and private-brand merchandise. Sportmart's comprehensive product assortment is presented in the integrated "Four Worlds" format that combines equipment and apparel by sport. The "Worlds" consist of team sports, footwear, outdoors and fitness. Each store offers a wide variety of sports equipment, apparel, footwear and accessories designed to meet the total sporting goods needs of its customers, from casual sports participants to serious athletes. In addition, the in-store merchandise assortment is tailored to reflect the specific regional and seasonal needs of each store.

     The table below provides the percentage of Sportmart's sales represented by each of the listed categories for the last three fiscal years and the thirty-nine weeks ended October 27, 1996 and November 2, 1997:

                                                       SALES BY CATEGORY(1)
                                -------------------------------------------------------------------
                                          FISCAL YEARS ENDED               THIRTY-NINE WEEKS ENDED
                                ---------------------------------------   -------------------------
                                JANUARY 29,   JANUARY 28,   FEBRUARY 2,   OCTOBER 27,   NOVEMBER 2,
                                   1995          1996          1997          1996          1997
                                -----------   -----------   -----------   -----------   -----------
Soft Goods:
  Sportswear and Athletic
     Apparel..................      26.3%         26.0%         28.7%         25.9%         26.6%
  Athletic Footwear...........      21.2          21.3          23.4          25.0          25.9
                                   -----         -----         -----         -----         -----
          Total Soft Goods....      47.5          47.3          52.1          50.9          52.5
Hard Goods(2).................      52.5          52.7          47.9          49.1          47.5
                                   -----         -----         -----         -----         -----
          Total Sales.........     100.0%        100.0%        100.0%        100.0%        100.0%
                                   =====         =====         =====         =====         =====

---------------

(1) Sales are restated to reflect U.S. sales only.

(2) Hard goods generally consist of participation (club) equipment, in-line skates, fitness equipment, field and stream and outdoor equipment.

     Sportmart purchased merchandise from approximately 1000 vendors in fiscal 1996 and in the first thirty-nine weeks of fiscal 1997. Sportmart's largest vendor, Nike, Inc., accounted for approximately 20% of its total merchandise purchases.

CUSTOMER SERVICE AND TRAINING

     Customer service at Sportmart includes knowledgeable sales associates, a liberal return policy, new product demonstrations and "Tech Centers" for on-site customer services. Sportmart also places great emphasis on the training of store level management and associates. Each store is staffed with one manager, up to two assistant managers and three to six department managers. Management associates are trained in a number of areas, including sales techniques, management techniques and product knowledge. Sportmart seeks to encourage responsiveness and entrepreneurship at the store level by tying store manager bonuses to store performance. Associates are also encouraged to participate in company sponsored clinics and product demonstrations to gain first-hand product knowledge. Large vendors such as Nike, Wilson, Adidas and Rollerblade conduct quarterly meetings to discuss new products and product technologies with Sportmart associates.

     The prototypical store has a visible "Tech Center" which offers a wide range of on-site services by trained technicians. Customers can purchase and watch racket stringing, golf club regripping, bowling ball drilling, ski binding installation and bike assembly. Management believes such services instill customer confidence that Sportmart's merchandise will be "competition-ready" when it leaves the store.

MARKETING

     Sportmart's comprehensive marketing program includes an integrated program of advertising, event marketing and public relations. Sportmart's marketing program is administered by Sportmart's marketing staff with support from an outside advertising agency.

     The advertising program is concentrated in extensive newspaper advertising that provides a broad-based method of reaching existing customers and prospecting new customers. This is supplemented by television, radio and targeted direct mail advertising. Sportmart advertises in major metropolitan newspapers as well as regional newspapers circulated in areas surrounding Sportmart locations to achieve maximum market coverage. Advertisements typically consist of full-color Sunday newspaper inserts and weekly single-page advertising. Television is generally concentrated in the two to three weeks of peak selling periods such as Father's Day and Christmas. Sportmart receives substantial vendor cooperative advertising reimbursements.

     Targeted direct mail advertising is implemented according to specific customer information provided by Sportmart's Frequent Buyer database, which rewards customers for loyalty and tracks customer shopping patterns. Direct mail consists of sport-specific mailers targeted during key "windows of opportunity" to customers who have demonstrated the greatest propensity to purchase such goods. Direct mail also supplements heightened newspaper and broadcast advertising during peak selling periods such as Father's Day and Christmas. A portion of the direct mail program is targeted to prospective Sportmart customers matching specified demographics.

     Sportmart also sponsors tournaments and amateur competitive events in an effort to align itself with both the serious sports enthusiast and the recreational athlete. Sportmart is also recognized as a major sponsor of professional sport teams in its markets, including, from time to time, the Bulls, White Sox, Cubs and Bears in Chicago, the Dodgers in Los Angeles, the Supersonics in Seattle, the Twins and Vikings in Minneapolis, and the Giants in San Francisco.

     Events marketing includes a targeted women's sports program entitled "The Woman Athlete, Breaking the Myth." Sportmart has identified this as a major company objective as participation in women's sports continues to escalate and the loyalty of the female customer is an important element in Sportmart's long term success. A key component of this program is the Sportmart Women's Advisory Team, or "SWAT." SWAT is composed of five Olympic champions including Janet Evans (four-time Olympic Gold Medalist in swimming), Mia Hamm (Olympic Gold Medalist in soccer), Katrina McClain (two-time Olympic Gold Medalist in basketball), Dot Richardson (Olympic Gold Medalist in softball), and Willye White (two-time Silver Medalist in track and field, and the first American to compete in five consecutive Olympics). This stellar team of athletes, along with the prestigious Women's Sports Foundation, guides Sportmart in the administration of a scholarship program that awards eight scholarships to young women athletes entering college. Applications are received from all Sportmart markets. SWAT also appears in key Sportmart advertising to communicate the importance and benefits of sports participation for all women. SWAT will continue to guide Sportmart in its merchandising and marketing to women.

EXPANSION

     Sportmart's growth strategy has been based primarily upon opening clusters of stores in major metropolitan areas that are serviced by central distribution centers and opening additional stores in smaller markets that can be serviced by the same distribution centers. In 1992, Sportmart adopted an aggressive expansion program and, from Sportmart's initial public offering in October 1992 through the end of fiscal 1996, Sportmart grew from 26 stores to 71 stores and entered the following 12 new geographical markets: San Francisco/Sacramento, Minneapolis, Seattle, Portland, Columbus, Cleveland, Des Moines, Milwaukee and Calgary, Edmonton, Vancouver and Toronto, Canada. On January 16, 1997, Sportmart announced the closing of the eleven stores in Canada. The liquidation of the Canadian stores' inventory was completed in April, 1997. As of November 2, 1997, Sportmart operated 59 stores.

     In January 1995, Sportmart entered into a joint venture agreement with Dovrat, Shrem & Co. Trading Ltd. ("Dovrat") under which "Sportmart Israel Ltd." (the "Joint Venture") was formed as a corporation under the laws of the State of Israel. Pursuant to this agreement, Sportmart licensed the "Sportmart" name and certain commercial and technical information to the Joint Venture. In fiscal 1996, the Joint Venture was restructured, so that Dovrat exited the Joint Venture and Fishman Reshatot Ltd. took a controlling interest in the Joint Venture (the "Restructured Venture"). Sportmart owns approximately 15% of the Restructured Venture and has approximately $100,000 remaining as its investment.

STORE OPERATIONS

     Stores. Sportmart believes that store design contributes significantly to its overall merchandising strategy. The average store is approximately 42,000 square feet. Each store is designed to provide ample space for Sportmart's customers to shop Sportmart's extensive product offerings. Generally, 85% of store space is dedicated to selling while 15% is reserved for warehousing. Sportmart's prototype store design has wide aisles, central checkouts and high ceilings, but does not project a "warehouse" image. Because Sportmart does not warehouse goods on its selling floor, its stores have greater flexibility in utilizing and formatting their selling floor and providing customers with effective sight lines to products on display. Sportmart's merchandise assortment is presented in an integrated "Four Worlds" format. The merchandise "Worlds" are team sports, footwear, outdoors and fitness. In this format, the display of equipment and apparel are integrated by sport and merchandised within Sportmart's typical "racetrack" floor layout. In fiscal 1996, Sportmart also rolled out its "Four Worlds" concept in a new prototype design in Sportmart's Lombard location and is currently completing renovations implementing the new prototype in two other locations in Southern California. In this new prototype design rather than displaying merchandise in Sportmart's typical "racetrack" layout, the new prototype integrates hard lines and soft lines merchandise in four distinct areas of a store.

     Sportmart operates stores in a variety of shopping environments. Sportmart considers each of its stores to be a destination for its customers, conveniently located in an identified trade area within one of its markets.

     Distribution. Sportmart utilizes a "hub and spoke" distribution system in which a central distribution center serves surrounding regional stores. Management believes that its distribution system has the following advantages as compared to a direct delivery (i.e., drop shipping) system utilized by other superstore and warehouse store sporting goods chains: reduced individual store inventory investment; more timely matching of store inventory needs; better use of relatively higher cost store floor space; and easier returns to vendors. This "hub and spoke" distribution system is utilized by many major volume retailers such as Wal-Mart, Toys "R" Us and Circuit City.

     Sportmart distributes substantially all of its products to its stores in California and the Pacific Northwest through a 202,500 square foot distribution center located in Fontana, California. Substantially all of the merchandise flow for the stores in the Midwest is being distributed through a 142,000 square foot distribution center located in Woodridge, Illinois.

     Information Services. In fiscal 1996, Sportmart focused its information systems resources on automated replenishment, electronic commerce, merchandise planning and inventory management. A centralized help desk function was initiated to provide support for the stores, distribution centers and home office users. The initial steps in upgrading the communications network infrastructure began in the fall and will continue throughout 1997. All systems are currently being reviewed for year 2000 compliance.

COMPETITION

     The market for retail sporting goods is highly competitive, fragmented and segmented. Sportmart competes with many different types of retail stores, including full-line sporting goods chains, warehouses, specialty stores, discount and department stores and other superstores. Many of Sportmart's competitors are affiliated with large national or regional chains that have substantially greater resources than Sportmart. With respect to sportswear, athletic apparel and athletic footwear, Sportmart competes with a number of specialty footwear stores. While stores face competition in individual markets from a variety of retailers, management believes that Sportmart's greatest competition in the long-term is likely to come from other superstores and from warehouse operations. Management believes that the primary competitive factors in the retail sporting goods industry include quality and assortment of merchandise, pricing, image, specialized customer service and costs of operations. Several of Sportmart's stores currently face direct competition from The Sports Authority stores, and Sportmart expects to face increased direct competition from other superstores and warehouse operations in the future.

ASSOCIATES

     Sportmart refers to all of its non-management employees as "associates." As of November 30, 1997, Sportmart had approximately 1,463 full-time associates and 2,416 part-time associates (defined as associates who work less than 32 hours per week). None of the associates are unionized. Sportmart considers its relationship with its associates to be good.

TRADENAMES

     "Sportmart" and Sportmart's corporate logo are federally registered servicemarks of Sportmart. Additionally, Sportmart has registered other trademarks and service marks used in connection with its operations and has trademark and service mark registration applications pending in the U.S. and other nations. Management believes the strength of each of its service marks and trademarks is of considerable value to its business and will seek to promote and protect its service marks and trademarks as it deems appropriate.

CANADIAN SUBSIDIARY

     On January 16, 1997, Sportmart announced its decision to close its eleven Canadian based stores. The closing of the Canadian stores allows Sportmart to focus resources on its core U.S. markets. Sportmart completed the liquidation of its inventory in Canada in early April 1997. As of November 30, 1997, Sportmart has terminated leases for seven locations and assigned leases for two additional locations in Canada. Sportmart is actively marketing the two remaining locations.

PROPERTY

     Of Sportmart's 59 stores, 16 stores are located in the Chicago metropolitan area, 13 stores are located in the Los Angeles metropolitan area, 11 stores are located in the San Francisco/Sacramento area, five stores are located in the Minneapolis metropolitan area, three stores are located in each of the Seattle and Columbus, Ohio metropolitan areas, two stores are located in each of the San Diego, Milwaukee and Portland areas and one store is located in each of the Cleveland and Des Moines areas.

     Sportmart leases all of its stores in the United States. As of the date hereof, seven of the leases were with partnerships, the partners of which are certain officers of Sportmart and their family members. There are an additional four leases with respect to vacant stores leased from partnerships, the parties of which include certain officers of Sportmart and their family members. See "Certain Transactions of Sportmart -- Property Leases." Typically, Sportmart occupies its stores under long-term leases which generally provide for an initial term of at least 15 years with multiple five-year renewal options. Sportmart's leases typically provide for the payment of minimum annual rent with periodic adjustments, plus other charges, including a proportionate share of taxes, insurance and common area maintenance. In addition, Sportmart remains secondarily liable for the two leases it has assigned in Canada and has a contingent liability behind two other parties with respect to a portion of a third location in Canada. Sportmart owns its location in Edmonton, Canada and leases the one other remaining Canadian location. Sportmart is currently marketing these locations as a result of the closing of its Canadian subsidiary. Sportmart also owns approximately 6 acres of land in Orland Park, Illinois, on which Sportmart anticipates it may relocate its current Orland Park location. In addition, Sportmart has signed a lease for a new store in San Mateo, California, which it anticipates opening in the first half of fiscal 1998.

     Sportmart leases a distribution center located in a 202,500 square foot facility in Fontana, California. The term of that lease expires September 30, 2008, assuming all options are exercised. Sportmart also leases a distribution center in Woodridge, Illinois in a 142,000 square foot facility. The term of this lease expires April 27, 2007, assuming all options are exercised.

LEGAL PROCEEDINGS

     Sportmart is involved in various routine legal proceedings incidental to the conduct of its business. Management believes that none of these legal proceedings will have a material adverse impact on the financial condition or results of operations of Sportmart.

               SPORTMART MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Historical Financial Data of Sportmart" and the notes thereto and Sportmart's consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

     The following table sets forth, for the fiscal periods indicated, certain income and expense items expressed as a percentage of net sales and the number of stores open at the end of each period:

                                                                                           THIRTY-NINE
                                                                                              WEEKS
                                                             FISCAL YEAR ENDED                ENDED
                                                       ------------------------------   ------------------
                                                       JAN. 29,   JAN. 28,   FEB. 2,    OCT. 27,   NOV. 2,
                                                         1995       1996       1997       1996      1997
                                                       --------   --------   --------   --------   -------
                                                                                           (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net sales............................................   100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales, including buying, distribution and
  occupancy..........................................    75.5       77.4       77.9       76.6       77.7
                                                        -----      -----      -----      -----      -----
Gross profit.........................................    24.5       22.6       22.1       23.4       22.3
OPERATING EXPENSES:
Store expenses.......................................    16.4       18.1       18.0       17.1       17.3
General and administrative expenses..................     2.8        3.2        3.9        3.8        4.4
Non-recurring charges................................      --        1.2        6.5         --         --
Store pre-opening expenses...........................     0.6        0.8        0.3        0.2         --
                                                        -----      -----      -----      -----      -----
Operating (loss) income..............................     4.7       (0.7)      (6.6)       2.3        0.6
Interest expense, net................................    (1.0)      (1.0)      (1.7)      (1.6)      (1.7)
Other income (expense)...............................     0.1        0.3         --         --         --
                                                        -----      -----      -----      -----      -----
(Loss) income before income taxes, discontinued
  operations and extraordinary item..................     3.8       (1.4)      (8.3)       0.7       (1.1)
Income tax expense (benefit).........................     1.5       (0.6)      (3.1)       0.3       (0.4)
                                                        -----      -----      -----      -----      -----
Net (loss) income from continuing operations.........     2.3%      (0.8)%     (5.2)%      0.4%      (0.7)%
                                                        =====      =====      =====      =====      =====
Number of stores at end of period....................      53         67         59         70         59
                                                        =====      =====      =====      =====      =====

THIRTY-NINE WEEKS ENDED NOVEMBER 2, 1997 COMPARED TO THIRTY-NINE WEEKS ENDED OCTOBER 29, 1996

     Net sales decreased from $373.9 million in the thirty-nine weeks ended October 27, 1996 to $318.5 million in the thirty-nine weeks ended November 2, 1997. The net sales decrease was primarily attributable to Sportmart's decision to exit the Canadian market at the end of fiscal 1996 coupled with the overall comparable store sales decreases.

     Net sales in comparable stores decreased 5.7% during the thirty-nine weeks ended November 2, 1997 as compared to the thirty-nine week period ended October 27, 1996. Management believes that comparable stores sales have been negatively effected by the continued impact of competition and the re-positioning of Sportmart into businesses that historically have generated higher gross margins. Sportmart realized sales increases during the thirty-nine weeks ended November 2, 1997 in cleated footwear, athletic socks and accessories, womens fitness, men's and women's sportswear, men's active sportswear and golf. The apparel categories previously noted represent areas where Sportmart has expanded its offerings of higher margin private branded merchandise as part of its strategic re-positioning. Nevertheless, the comparable store sales performance was negatively impacted by soft sales of abdominal exercisers, in-line skates and outdoor categories during the thirty-nine week period.

     Gross profit after buying, distribution, and occupancy costs decreased $16.4 million during the thirty-nine week period ended October 27, 1996, to $70.9 million, an 18.8% decrease, primarily due to lower sales volume. Gross profit, as a percentage of net sales, decreased 1.1% due primarily to accruing a higher shrinkage reserve based on last year's full year results. In addition, distribution and occupancy costs caused the gross profit percentage to decrease due to the lower sales volume.

     Store expenses decreased from $63.9 million in the thirty-nine week period ended October 27, 1996, to $55.1 million in the thirty-nine week period ended November 2, 1997, a 13.8% decrease. This decrease was primarily due to the closure of the eleven Canadian locations. As a percentage of net sales, store expenses increased slightly from 17.1% in the thirty-nine week period ended October 27, 1996, to 17.3% in the thirty-nine week period ended November 2, 1997.

     General and administrative expenses decreased slightly from $14.2 million in the thirty-nine week period ended October 27, 1996, to $13.9 million in the thirty-nine week period ended November 2, 1997, a 2.1% decrease. As a percentage of net sales, general and administrative expenses increased from 3.8% in the thirty-nine week period ended October 27, 1996, to 4.4% in the thirty-nine week period ended November 2, 1997, primarily due to the lower sales volume.

     Net interest expense decreased from $6.0 million in the thirty-nine week period ended October 27, 1996, to $5.4 million in the thirty-nine week period ended November 2, 1997. The decrease in net interest expense is due to the lower average debt levels during fiscal 1997. Net interest expense, as a percentage of net sales, increased slightly from 1.6% in the thirty-nine week period ended October 27, 1996, to 1.7% in the thirty-nine week period ended November 2, 1997.

     For the thirty-nine week periods ended November 2, 1997 and October 27, 1996, the statements of operations reflect a provision for federal, state, and provincial income taxes based on Sportmart's expected annual tax rates.

FISCAL YEAR ENDED FEBRUARY 2, 1997 COMPARED TO FISCAL YEAR ENDED JANUARY 28,
1996

     During fiscal 1996, Sportmart opened four new Sportmart superstores and closed the Wheeling, Illinois location. Sportmart also decided to close its 11 Canadian-based stores at the end of fiscal 1996. Sportmart engaged an independent company to liquidate the Canadian inventories beginning in mid-January 1997 which was completed in mid-April 1997. These stores are still classified as open at the end of fiscal 1996 in the table above, as the stores were still operating during the liquidation process. During fiscal 1995, Sportmart opened 16 new stores and closed two stores, one in West Covina, California, and one in Chicago, Illinois (River North). As of February 2, 1997, Sportmart operated 70 stores (11 in the process of liquidation) as compared to 67 stores as of January 28, 1996.

     Net sales from continuing operations in fiscal 1996 (a 53 week period) increased 4.6% to $514.6 million from $492.2 million in fiscal 1995 (a 52 week period). The increase in net sales is due to sales contributions from the new stores opened during fiscal 1996 and 1995. The sales volumes in the eleven Canadian locations opened during fiscal 1996 and 1995 were less than those typically realized for new stores opened in the United States and less than Sportmart's expectations. Sportmart believes that the lower volumes in Canada resulted from significantly increased competition and declining demand in the Canadian sporting goods market during fiscal 1996.

     Comparable store sales decreased 6.8% for a comparable 52 week period versus the prior year. A store is included in comparable stores sales in its thirteenth month of operation. Management believes that comparable store sales in fiscal 1996 were impacted by increased competition, cooler weather in the Midwest for the spring season along with the re-positioning of Sportmart into businesses that historically have generated higher gross margins. Sportmart's strategy is to evolve from a sports generalist toward four strong specialty businesses, or "Four Worlds"; team sports, footwear, fitness and outdoor lifestyle. Within each world, floor space and inventory dollars are being allocated to better reflect the consumer's interest and maximize profitability per square foot. The results of Sportmart's apparel and footwear businesses have improved, particularly sales of private brand merchandise; however, these results were not enough to offset declines in hardlines merchandise. In an effort to improve its sales performance during fiscal 1997, Sportmart has increased advertising spending, added direct mail pieces and enhanced its frequent buyer program through promotional offers and a preferred pricing program.

     Gross profit from continuing operations, after buying, distribution, and occupancy costs, increased 2.7% from $111.0 million in fiscal 1995 to $114.0 million in fiscal 1996, due primarily to a higher level of sales. Gross profit as a percentage of net sales decreased from 22.6% to 22.1% primarily due to higher occupancy costs as a result of the significant number of new store openings during the past few years coupled with a significant increase in the merchandise cost of goods sold for the Canadian locations. In the U.S., however, overall gross profit increased 0.2% from the prior year. Sportmart's U.S. results reflect an improvement in the cost of merchandise sold net of the impact of the higher than expected shrinkage recorded in the fourth quarter. In response, Sportmart plans to install electronic article surveillance equipment in the stores which currently do not have it (approximately 24 stores) and to intensify its store audit programs. Finally, Sportmart is continuing to expand its private brand business in fiscal 1997 which historically has generated higher gross margins.

     Store expenses increased 4.5% from $89.0 million in fiscal 1995 to $93.0 million in fiscal 1996. As a percentage of net sales, store expenses decreased slightly from 18.1% to 18.0%. Store expenses for the U.S. locations decreased in both dollars and as a percentage of net sales. The decrease was due mainly to decreases in net advertising expenses as well as improved efficiencies in overall regional expense categories.

     General and administrative expenses increased to $19.9 million in fiscal 1996 from $15.9 million in fiscal 1995, a 25.2% increase. This increase was due primarily to replacing and hiring additional personnel and information system related costs (computer equipment depreciation and lease costs) to support Sportmart's strategic goals. As a percentage of net sales, general and administrative expenses increased to 3.9% of net sales for fiscal 1996 versus 3.2% for fiscal 1995.

     Store pre-opening expenses decreased from $3.8 million in fiscal 1995 to $1.7 million in fiscal 1996, a 55.3% decrease. Store pre-opening expenses in fiscal 1996 reflect the opening of four new locations along with the remodeling of the Lombard, Illinois location at an average cost per store of approximately $340,000. Store pre-opening expenses in fiscal 1995 reflect the opening of sixteen new stores at an average cost per store of $237,000. The average cost per store increased over the prior year mainly due to the occupancy costs paid at the Canadian locations before the stores opened for business. The average cost per store in the U.S. for the two new locations and the one remodel was approximately $226,000.

     A pre-tax charge of $33.2 million for non-recurring items was recorded during the fourth quarter of fiscal 1996 primarily in conjunction with closing the eleven Canadian locations. Included in the charge for store closings were charges for the unamortized portions of nonrecoverable capital improvements ($12.5 million), lease buy-out costs ($11.9 million), inventory write-down costs ($5.7 million), severance ($850,000), as well as other miscellaneous costs ($2.2 million). Sportmart engaged an outside service to liquidate the inventory beginning in mid-January 1997 and the liquidation was completed by mid-April, 1997. The closing of the eleven Canadian locations will have resulted in aggregate personnel reductions of approximately 600 people.

     Operating loss in fiscal 1996 was $33.9 million as compared to $3.4 million in fiscal 1995 due to a combination of the factors described above including the non-recurring charge, comparable store sales declines and the poor results in Canada.

     Interest expense as a percentage of net sales increased from 1.0% for fiscal 1995 to 1.7% for fiscal 1996. The increase over the prior year was due to increased borrowings related to funding Canada and partially to increased interest rates. Other income/expense decreased from income of $1.4 million for fiscal 1996 to expense of $21,000 for fiscal 1996. The decrease in other income is due to the addition of bank commitment fees, the recognition of Sportmart's portion of the loss in its joint venture in Israel during the year coupled with a decrease in the revenue received from landlords for late opening penalties.

     Income tax benefit as a percentage of loss from continuing operations was 38.0% for fiscal 1996, as compared to an income tax expense of 42.2% in fiscal 1995. This decrease in the effective income tax rate is primarily due to the elimination of the higher federal and provincial statutory rates in Canada. Included in the February 2, 1997 Consolidated Balance Sheet, Sportmart had an income tax refund receivable of $11.0 million, primarily as a result of the income tax benefit recorded for fiscal 1996. As of April 25, 1997, $10.7 million of the currently refundable income taxes had been received. As of February 2, 1997, Sportmart has available federal and state net operating loss carry forwards of approximately $19.0 million for offset against taxable income. Based on Sportmart's business plan and the timing of the reversals of temporary differences, management believes Sportmart will be able to realize the benefit of the net deferred tax asset on the Consolidated Balance Sheet as of February 2, 1997.

     The net loss from continuing operations for fiscal 1996 and 1995 was $26.5 million and $4.1 million, respectively, as a result of the items discussed above including the non-recurring charge, comparable store sales declines and the poor results in Canada. The net income for the U.S. operations, excluding non-recurring charges and results from foreign operations, was $413,000 for the fiscal year ended February 2, 1997.

     During fiscal 1995, Sportmart closed its No Contest division and established an after-tax reserve of $1.7 million for discontinued operations. During fiscal 1996, an additional after-tax charge of $90,000 was recorded as discontinued operations as a result of increased costs associated with the No Contest closing.

     During the third quarter of fiscal 1996, Sportmart incurred an extraordinary charge of approximately $460,000, net of income taxes of $335,000, as a result of the termination of the previous revolving credit facility with a syndicate of banks and the Senior Notes from Allstate Insurance Co.

FISCAL YEAR ENDED JANUARY 28, 1996 COMPARED TO FISCAL YEAR ENDED JANUARY 29,
1995

     During fiscal 1995, Sportmart opened 16 new Sportmart superstores and closed two stores, one in West Covina, California, and one in Chicago, Illinois (River North). Sportmart also announced plans to close another store in Chicago (Wheeling, Illinois) in early 1996. During fiscal 1994, Sportmart opened 12 new stores, relocated one store and closed one store located in Glendale, California. As of January 28, 1996, Sportmart operated 67 stores as compared to 53 stores as of January 29, 1995.

     Net sales from continuing operations for fiscal 1995 increased 19.1% to $492.2 million from $413.3 million in fiscal 1994. The increase in sales was due to sales contributions from the new stores opened during fiscal 1995 and 1994. The sales volumes in the nine Canadian locations opened during fiscal 1995 were less than those typically realized for new stores opened in the United States and less than Sportmart's expectations. Sportmart believes that the lower volumes in Canada resulted from significantly increased competition from additional sporting goods superstores opened in the Toronto metro market during the second half of fiscal 1995.

     Comparable store sales decreased 4.3% during fiscal 1995 versus fiscal 1994. Management believes that comparable store sales in fiscal 1995 were modestly impacted by cannibalization from new stores which overlapped the customer base of existing stores as a result of Sportmart's strategy to dominate certain markets. Additionally, comparable store sales were adversely affected by increased competition and a weak Southern California retail environment. Finally, comparable store sales were negatively impacted by lower than anticipated sales of ski related merchandise during the fourth quarter, particularly on the West Coast. Several personnel and organizational changes were made during fiscal 1995 to address Sportmart's comparable store sales. These include new senior executives in merchandising, store operations and inventory management and a new organization of the buying staff.

     Gross profit from continuing operations, after buying, distribution, and occupancy costs increased 9.5% from $101.4 million in fiscal 1994 to $111.0 million in fiscal 1995, due primarily to a higher level of sales. Gross profit as a percentage of net sales decreased from 24.5% to 22.6% primarily due to higher occupancy costs as a result of the significant number of new store openings during the past few years and markdowns necessary to achieve targeted levels of inventories. The personnel and organizational changes discussed above were also made to address Sportmart's goal of improving gross margins.

     Store expenses increased 31.9% from $67.5 million in fiscal 1994 to $89.0 million in fiscal 1995. As a percentage of net sales, store expenses increased from 16.3% to 18.1% primarily due to higher advertising expenditures and increased store salaries as a percentage of sales. The higher advertising expenditures resulted from the increased promotional nature of retailing during the holiday season while the higher store salaries rate was related to the lower sales achieved in both the new stores recently opened and the comparable store sales decline.

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

     General and administrative expenses increased to $15.9 million in fiscal 1995 from $11.7 million in fiscal 1994, a 35.9% increase. This increase was due primarily to expenditures related to replacing and hiring additional personnel to support Sportmart's strategic goals. As a percentage of net sales, general and administrative expenses increased to 3.2% of net sales for fiscal 1995 versus 2.8% for fiscal 1994.

     Store pre-opening expenses increased to $3.8 million in fiscal 1995 from $2.6 million in fiscal 1994, a 46.2% increase. Store pre-opening expenses in fiscal 1995 reflected the opening of sixteen new stores at an average cost per store of approximately $237,000. Store pre-opening expenses in fiscal 1994 reflect the opening of twelve new stores and the relocation of one store at an average cost per store of approximately $197,000. The average costs per store increased over the prior year due to additional start-up costs associated with entering the Canadian market.

     A pre-tax reserve of $5.7 million for non-recurring charges was established during the fourth quarter of fiscal 1995 to provide for the costs associated with closing the River North store (located near downtown Chicago) and a clearance center store (located in Wheeling, Illinois) along with a reserve primarily for severance pay. The River North location was closed as of the end of fiscal 1995 and the Wheeling store was closed during the second quarter of fiscal 1996.

     Operating loss in fiscal 1995 was $3.4 million as compared to operating income in fiscal 1994 of $19.6 million due to a combination of the factors described above including the non-recurring charge, comparable store sales declines and the lower than expected sales for the new Canadian stores.

     Net interest expense as a percentage of net sales remained unchanged at 1.0% for both fiscal 1995 and fiscal 1994. Other income increased to $1.4 million in fiscal 1995 from $.4 million in fiscal 1994. The increase in other income is primarily due to the introduction of a new branded credit card program and an increase in the revenue received from landlords for late opening penalties.

     Income tax benefit as a percentage of loss from continuing operations was 42.2% for fiscal 1995, as compared to an income tax expense of 39.5% in fiscal 1994. This increase in the effective income tax rate is primarily due to the higher federal and provincial statutory rates in Canada.

     As a result of Sportmart's strategy to concentrate on its Sportmart superstore operations, Sportmart decided to close its No Contest division at the end of fiscal 1995. Accordingly, an after-tax reserve of $1.7 million was established in fiscal 1995 for costs associated with the closing of the division. Net loss from discontinued operations remained constant at approximately $.6 million for both fiscal 1995 and 1994.

LIQUIDITY AND CAPITAL RESOURCES

     As of November 2, 1997, Sportmart had working capital of $12.2 million compared to $9.2 million at February 2, 1997.

     Net cash used in operating activities was $9.5 million for the thirty-nine weeks ended November 2, 1997, versus $22.1 million for the thirty-nine weeks ended October 27, 1996. The $12.6 million decrease in cash used in operating activities is primarily due to the decrease in inventory as a result of exiting the Canadian market. Also, Sportmart collected an income tax refund during the first thirty-nine weeks of fiscal 1997. Partially offsetting these items were payments of accrued expenses related to the closure of the Canada stores during the first thirty-nine weeks of fiscal 1997.

     Net cash used in investing activities decreased from $13.1 million for the thirty-nine weeks ended October 27, 1996, to $2.8 million for the thirty-nine weeks ended November 2, 1997. The $10.3 million decrease in cash used in investing activities is primarily due to lower capital expenditures.

     Net cash provided by financing activities was $9.5 million for the thirty-nine weeks ended November 2, 1997, versus $31.2 million for the thirty-nine weeks ended October 27, 1996. The $31.2 million net cash provided by financing activities for the thirty-nine week period ended October 27, 1996 was primarily due to $56.5 million net advances on the line of credit net of $20.2 million payment on the early extinguishment of debt and $5.6 million principal payments under capital lease obligations and long-term debt. The $9.5 million

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

net cash provided by financing activities for the thirty-nine weeks ended November 2, 1997 was primarily due to $6.6 million net advances on the line of credit.

     Sportmart has available a $135.0 million revolving credit agreement with a syndicate of banks. This revolving line of credit funds both seasonal and general capital requirements. In order to comply with Emerging Issues Task Force Issue No. 95-22 regarding classification of certain debt instruments, the borrowings under this revolving line of credit have been classified as current liabilities. However, based on the terms of the agreement and Sportmart's business plan, Sportmart believes the amount outstanding under the revolving line of credit will be due and payable in September 2001 subject to any prior refinancing by Gart Sports following the Merger. This revolving line of credit requires the maintenance of minimum net worth and a maximum debt to inventory ratio. As of November 2, 1997, Sportmart was in compliance with all covenants of this agreement. In June and September of fiscal 1997, Sportmart amended this credit agreement to lower the minimum net worth requirement and increase borrowing availability in order to provide Sportmart with greater operating flexibility. As of December 3, 1997, approximately $101.9 million in cash borrowings and $4.9 million in letters of credit (to support imported merchandise and certain real estate transactions) were outstanding under this line of credit.

     Sportmart's primary on-going cash requirements for fiscal 1997 relate to capital expenditures relating to the improvement of existing operations. Sportmart does not plan to open any new stores during fiscal 1997. As of November 2, 1997, Sportmart has invested approximately $3.6 million in capital expenditures of which $2.7 million related to the renovation of existing stores and distribution centers and $.9 million related to upgrades in Sportmart's management information systems. In addition, Sportmart plans to invest, during the remainder of fiscal 1997, $2.5 million to renovate existing stores and distribution centers and to upgrade Sportmart's management information systems. Sportmart expects to be able to fund its working capital requirements with a combination of anticipated cash flows from operations, bank borrowings and normal trade credit agreements.

FOREIGN CURRENCY AND INTEREST RATE RISK MANAGEMENT

     Derivative financial instruments are utilized by Sportmart to reduce interest rate and foreign currency exchange risks. Sportmart does not use derivatives for speculative trading purposes.

     In March 1995, Sportmart entered into an interest rate swap agreement, a form of derivative, with a major financial institution. This agreement became effective in August 1995 and expires in August 1998. This agreement effectively converts $10.0 million of its floating rate bank debt (based on LIBOR plus a fee determined by financial performance) to a fixed rate of 7.54% (plus the same fee) and requires settlement on a quarterly basis. The difference in interest between the fixed rate and effective LIBOR interest rate is recognized as an adjustment to interest expense in the period incurred.

     In order to reduce its exposure to fluctuations in interest rates, Sportmart entered into interest rate cap agreements for a notional amount totaling $50.0 million during fiscal 1997. In April 1997, Sportmart entered into an interest rate cap on $25.0 million of its revolving line of credit which expires in one year and places a ceiling on LIBOR at 6.0%. In July 1997, Sportmart entered into a second interest rate cap for $25.0 million of its revolving line of credit which expires in two years and places a ceiling on LIBOR at 6.0%.

     During the course of operating in Canada, Sportmart entered into foreign currency contracts to hedge intercompany loans and other commitments in currencies other than its Canadian subsidiary's functional currency. During the course of closing down operations in Canada, Sportmart has continued to enter into such contracts. Realized and unrealized gains and losses arising from these foreign currency contracts are recognized in income as offsets to gains and losses resulting from the underlying hedged transaction. As of November 2, 1997, Sportmart had approximately $1.4 million of open foreign currency contracts with various settlement dates prior to January 1998.

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

SEASONALITY AND INFLATION

     The second and fourth fiscal quarters, which respectively include Father's Day and Christmas, have historically contributed the greatest volume of net sales and income before taxes to Sportmart. For fiscal years 1996 and 1995, the second and fourth fiscal quarters combined accounted for approximately 56% and 58%, respectively, of Sportmart's fiscal year net sales. In both fiscal 1996 and 1995, the fourth fiscal quarter was significantly impacted by non-recurring charges and, in addition, the fourth quarter of fiscal 1995 was impacted by discontinued operations; however, typically, the second and fourth quarters account for substantially all of Sportmart's income before taxes. In contrast, Sportmart has consistently experienced net losses in the third quarter. Inventory levels, which gradually increase beginning in February, generally reach their peak in November and then fall to their lowest level following the December holiday season. Although the operations of Sportmart are influenced by general economic conditions, Sportmart does not believe that inflation has had a material effect on the results of operations during the thirty-nine weeks ended November 2, 1997.

GEOGRAPHIC SEGMENT INFORMATION

     Sportmart's major operations are in the United States, however, as of February 2, 1997, Sportmart operated eleven locations in Canada which were liquidated in the first quarter of fiscal 1997. The revenues, operating loss after nonrecurring expenses and identifiable assets relating to the Canadian operations for fiscal 1996 were $49.9 million, $39.0 million and $24.0 million, respectively.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (FAS
128). FAS 128 is designed to improve the EPS information provided in financial statements by simplifying the existing computational guidelines, revising the disclosure requirements, and increasing the comparability of EPS data on an international basis. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997. Sportmart has not yet determined the impact that adoption of FAS 128 will have on the financial statements.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure (FAS 129). FAS 129 establishes standards for disclosing information about an entity's capital structure. This Statement is effective for financial statements for periods ending after December 15, 1997. It contains no change in disclosure requirements for entities that were previously subject to the requirements of Opinions No. 10 (Omnibus Opinion--1966) and No. 15 (Earnings per Share) and Statement No. 47 (Disclosure of Long-Term Obligations). Thus Sportmart does not anticipate any impact from this pronouncement as it is complying with the disclosure requirements for Opinion No. 15 (Earnings per Share).

     In June 1997, the FASB issued SFAS Statement No. 130, "Reporting Comprehensive Income." This statement, effective for fiscal years beginning after December 15, 1997, would require Sportmart to report components of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined by Concepts Statement No. 6, "Elements of Financial Statements" as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Sportmart does not believe that SFAS Statement No. 130 will have a material impact on its financial statements.

     In June 1997, the FASB issued SFAS Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement, effective for financial statements for periods beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. Sportmart does not believe that SFAS Statement No. 131 will have a material impact on its financial statements.

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

       COMPARISON OF RIGHTS OF STOCKHOLDERS OF SPORTMART AND GART SPORTS

     The following comparison of stockholders' rights is a summary thereof and is subject in all respects, and is qualified by reference, to Delaware law and to the provisions of the Amended and Restated Certificate of Incorporation of Gart Sports (the "Gart Certificate"), the Amended and Restated Bylaws of Gart Sports (the "Gart Bylaws"), the Restated Certificate of Incorporation of Sportmart, Inc. (the "Sportmart Certificate") and the Bylaws of Sportmart (the "Sportmart Bylaws").

     The rights of Sportmart's stockholders are governed by the Sportmart Certificate, Sportmart's Bylaws and the Delaware General Corporation Law ("DGCL"). After the Effective Time, the rights of Sportmart's stockholders who become Gart Sports stockholders will be governed by the Gart Certificate, the Gart Bylaws and the DGCL. The companies' Certificates and Bylaws are similar in many respects. For example, both Gart Sports and Sportmart have the same quorum requirements, notice requirements for meetings, and do not provide for preemptive rights. The following is a summary comparison of certain differences between the rights of Sportmart's stockholders under the Sportmart Certificate and Sportmart Bylaws and the rights of Gart Sports stockholders under the Gart Certificate and Gart Bylaws.

     All references herein to the Gart Certificate and Gart Bylaws are to such Amended and Restated Certificate of Incorporation and Bylaws as will be in effect at the completion of the merger. The Gart Certificate and Bylaws to be in effect at that time are attached to this Proxy Statement/Prospectus as Appendices D and E, respectively.

     Number of Directors. The Gart Certificate provides that except as otherwise fixed pursuant to the provisions of Article IV, which relates to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of Gart Sports shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors. However, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Currently, the Gart Sports Board of Directors consists of three directors. After the Effective Date, the Gart Sports' Board of Directors will consist of seven directors. The Sportmart Certificate provides that the Board of Directors should consist of not less than six nor more than eleven directors. The exact number of Directors of Gart Sports shall be determined from time to time by a resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution. The Sportmart Board now consists of nine members.

     Classified Board of Directors. The Sportmart Board is divided into three classes which serve for staggered terms of three years. The Gart Certificate does not provide for classification of directors.

     Removal of Directors. The Gart Certificate provides that any director, other than those who may be elected by the holders of any class or series of Preferred Stock, or the entire Board of Directors, may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of capital stock of Gart Sports entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. The Sportmart Certificate and Sportmart Bylaws provide that, except as required by law, a director may be removed only for cause.

     Vacancies on the Board of Directors. The Gart Certificate provides that vacancies shall be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. The elected director shall hold office until such director's successor shall have been elected and qualified, or until such director's earlier resignation or removal. The Sportmart Certificate provides that all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors.

     Amendments of Certificate of Incorporation. The DGCL provides that, unless a higher percentage is specified in a corporation's certificate of incorporation, such certificate may be amended by the affirmative vote of the holder of a majority of the outstanding shares of the corporation entitled to vote thereon. The Gart Certificate does not specify a higher percentage except to amend or repeal the provisions relating to Article VI (Business Combinations) of the Gart Certificate, which requires the affirmative vote of the holders of at least 66 2/3% of the Voting Stock. The Sportmart Certificate requires the affirmative vote of at least 75% of the voting power of the shares entitled to vote generally in the election of directors to amend or repeal any provision in the Sportmart Certificate.

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

     Amendments of Bylaws. The Gart Certificate provides that the Board of Directors shall have the power to make, alter, amend and repeal the Gart Bylaws. Bylaws adopted by the Board of Directors under the powers conferred in the Gart Certificate may be altered, amended or repealed by the Board of Directors or by the stockholders of Gart Sports. Notwithstanding the foregoing, Section 7 of
Article II (Notice of Business) and Section 3 of Article III (Election of Directors) of the Gart Bylaws cannot be altered, amended or repealed and no provision inconsistent therewith can be adopted without the affirmative vote of the holders of at least a majority of Gart Common Stock, voting together as a single class. The Sportmart Certificate provides that the Board of Directors is expressly authorized to make, alter or repeal the Sportmart Bylaws. The Sportmart Bylaws may be altered, amended or repealed by the Board of Directors in accordance with the preceding sentence or by the vote of the holders of at least 75% of the voting power of the shares entitled to vote generally in the election of directors.

     Notice of Business. The Gart Bylaws provide that at any meeting of the stockholders of Gart Sports, only such proper business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors of Gart Sports or (ii) by any stockholder of Gart Sports who is a stockholder of record at the time of giving the notice required as set forth hereinafter. For business to be brought before a meeting of stockholders by a stockholder, the stockholder shall have given timely notice thereof in writing to the Secretary of Gart Sports. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive office of Gart Sports no less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such notice shall include (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on Gart Sports' books, of the stockholder proposing such business; (iii) the class and number of shares of capital stock of Gart Sports which are beneficially owned by such stockholder; and (iv) any material interest of such stockholder in such business.

     The Sportmart Bylaws provide that at an annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors or by any stockholder of Sportmart who complies with the notice procedures as set forth hereinafter. For business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to, or mail such written notice so that it is received by, the Secretary of Sportmart not less than 120 or more than 150 days prior to the first anniversary of the date of Sportmart's consent solicitation or proxy statement released to stockholders in connection with the previous year's election of directors or meeting of stockholders, except that if no annual meeting of stockholders or election by consent was held in the previous year or if the date of the annual meeting has been changed from the previous year's meeting, a proposal shall be received by Sportmart within 10 days after Sportmart has "publicly disclosed" the date of the meeting. The notice that is required to be submitted to the Secretary of Sportmart in the Sportmart Bylaws is substantially the same as the notice requirement in the Gart Bylaws.

     Nominations of Directors. The Gart Bylaws provide that nominations for election as directors of Gart may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors of Gart Sports, (b) by any nominating committee or persons appointed by the Board of Directors of Gart, or (c) by any stockholders of Voting Stock who comply with the notice procedure. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive office of Gart Sports not less than 30 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

     The Sportmart Bylaws have similar nominating provisions, however, a nominating committee may not nominate directors as it can under the Gart Certificate. In addition, for notice to be timely it must be received by Sportmart not less than 60 or more than 90 days prior to the meeting; provided, however, that if Sportmart

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

has not "publicly disclosed" the date of the meeting at least 70 days prior to the meeting date, notice may be timely made by a stockholder if received by the Secretary of Sportmart not later than the close of business on the tenth day following the day on which Sportmart publicly disclosed the meeting date.

     Calling of Special Meeting of Stockholders; Stockholder Action by Written Consent. The Gart Certificate provides that except as otherwise prescribed by law and subject to the rights of holders of any class or series of Preferred Stock, a special meeting of stockholders of Gart Sports, for any purpose or purposes, may be called by the Chairman of the Board of Directors of Gart Sports, if there be one, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors of Gart Sports and shall be called by the Secretary or any Assistant Secretary, if there be one, at the request in writing of a majority of the entire Board of Directors of Gart Sports or by holders of outstanding stock of Gart Sports having not less than a majority of the votes that would be necessary to authorize such action. The Gart Bylaws provide that, upon receipt of such written request, the President shall fix a date and time for such meeting which date shall be within ten business days of the proposed date specified in the written request.

     The Sportmart Certificate provides that a special meeting of stockholders of Sportmart may be called upon not less than ten or more than 60 days' prior written notice only by (a) the Board of Directors of Sportmart pursuant to a resolution approved by a majority of the Board of Directors of Sportmart, or (b) by holders of shares of Sportmart Voting Common Stock representing at least 75% of the votes entitled to be cast generally in the election of directors.

     The Gart Certificate provides that any stockholder action may be taken by written consent in lieu of meeting if signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the Board of Directors has received 24 hours prior notice of the intent to take such action, which notice may be waived in writing by each director entitled to receive such notice. The Sportmart Certificate does not permit stockholder action to be taken by written consent in lieu of meeting.

                     DESCRIPTION OF SPORTMART CAPITAL STOCK

     The authorized capital stock of Sportmart consists of 50 million shares of Sportmart Voting Common Stock, $.01 par value per share, 50 million shares of Sportmart Class A Common Stock, $.01 par value per share, and 5 million shares of Preferred Stock, $.01 par value per share ("Sportmart Preferred Stock").

COMMON STOCK

     As of November 14, 1997, 5,148,833.5 shares of Sportmart Voting Common Stock and 8,067,394.5 shares of Sportmart Class A Common Stock were outstanding. All of the shares of Sportmart Common Stock are fully paid and nonassessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of any class or of securities convertible into stock of any class. Except as otherwise required by Delaware law or as otherwise provided in the Restated Certificate of Incorporation and summarized below, each share of Sportmart Voting Common Stock and each share of Sportmart Class A Common Stock has identical rights, preferences and privileges. In the event of a liquidation, dissolution or winding up of Sportmart, holders of Sportmart Common Stock are entitled to share with each other on a ratable basis as a single class in the net assets of Sportmart available for distribution after payment of liabilities and satisfaction of any preferential rights of holders of Sportmart Preferred Stock. The rights, preferences and privileges of holders of Sportmart Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Sportmart Preferred Stock which Sportmart may designate and issue in the future.

     Voting. Except as described under "Class A Protection" below, each share of Sportmart Voting Common Stock entitles the holder thereof to one vote per share on all matters on which stockholders are entitled to vote, including the election of directors. Under the Sportmart Certificate, cumulative voting is not permitted. Holders of the Sportmart Class A Common Stock are not entitled to vote on any matters except in the limited circumstances provided in the Sportmart Certificate and as required by Delaware law, as described below. Actions submitted to a vote of stockholders are generally voted on only by holders of Sportmart Voting

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

Common Stock, and only the affirmative vote of the holders of a majority of the votes which may be cast by holders of the outstanding shares of Sportmart Voting Common Stock is required, among other things, to amend the Sportmart Certificate, to authorize additional shares of Sportmart Common Stock, to approve the dissolution of Sportmart or, subject to the limitations discussed below, to approve any merger or consolidation of Sportmart with or into any other corporation. The holders of Sportmart Voting Common Stock are entitled to elect the entire Board of Directors. In addition, as permitted under the DGCL, the Sportmart Certificate provides that the number of authorized shares of Sportmart Class A Common Stock may be increased or decreased (but not below the number of shares then outstanding) without any vote of the holders thereof. Under the Sportmart Certificate and the DGCL, so long as the holders of shares of Sportmart Class A Common Stock receive at least the same amount and the same form of consideration as the holders of shares of Sportmart Voting Common Stock (other than differences identical in all material respects to the differences between the Sportmart Voting Common Stock and the Sportmart Class A Common Stock), the holders of Sportmart Class A Common Stock are not entitled to vote on any merger or consolidation that affects their interests as stockholders. See "-- Mergers and Consolidations."

     Under the Sportmart Certificate and the DGCL, holders of Sportmart Class A Common Stock are entitled to vote only on proposed amendments to the Sportmart Certificate that would change the par value of the Sportmart Class A Common Stock, that would adversely affect the powers, preferences or special rights of the shares of Sportmart Class A Common Stock, including the dividend and Class A Protection feature described below, or in mergers or consolidations that do not meet the standards noted above.

     Dividends and Other Distributions. The Sportmart Certificate provides that, in the event that a cash dividend is declared and paid on either Sportmart Voting Common Stock or Sportmart Class A Common Stock, the Board of Directors must declare a dividend on the other class and may in its discretion declare a dividend with respect to the Sportmart Class A Common Stock which is up to 20% higher (but under no circumstances lower) than the dividend declared with respect to the Sportmart Voting Common Stock. The Board of Directors is not required to declare a higher dividend on the Sportmart Class A Common Stock and the amount of future dividends, if any, on each of the Sportmart Voting Common Stock and Sportmart Class A Common Stock will depend on circumstances existing at the time, including the sufficiency of funds legally available for the payment of dividends. The payment of dividends with respect to shares of Sportmart Common Stock would be subject to preferential rights of holders of any outstanding shares of Preferred Stock.

     In all other respects, each share of Sportmart Voting Common Stock and Sportmart Class A Common Stock is equal with respect to dividends and other distributions in cash, stock or property (including distributions upon liquidation, dissolution or winding up of Sportmart), except that dividends or other distributions payable on the Sportmart Voting Common Stock or the Sportmart Class A Common Stock in shares of Sportmart Voting Common Stock or Sportmart Class A Common Stock may be made only as follows: (i) in shares of Sportmart Class A Common Stock to the holders of both Sportmart Voting Common Stock and Sportmart Class A Common Stock, (ii) in shares of Sportmart Voting Common Stock to the holders of Sportmart Voting Common Stock and in shares of Sportmart Class A Common Stock to the holders of Sportmart Class A Common Stock, or (iii) in any other authorized class or series of capital stock to the holders of both Sportmart Voting Common Stock and Sportmart Class A Common Stock. Neither the Sportmart Voting Common Stock nor the Sportmart Class A Common Stock may be split, subdivided or combined unless the other is proportionately split, subdivided or combined.

     Mergers and Consolidations. Any merger or consolidation of Sportmart (whether or not Sportmart is the surviving corporation) in which the holders of Sportmart Class A Common Stock are not entitled to receive at least the same amount and the same form of consideration per share as the per share consideration, if any, received by the holders of the Sportmart Voting Common Stock shall be subject to the approval of the holders of a majority of the outstanding shares of Sportmart Class A Common Stock. The holders of shares of Sportmart Class A Common Stock shall be deemed to receive the same form of consideration per share as the consideration per share received by the holders of Sportmart Voting Common Stock if the terms of the securities to be received by the holders of shares of Sportmart Class A Common Stock are identical in all material respects to the terms of the Sportmart Class A Common Stock and the terms of the securities to be received by the holders of shares of Sportmart Voting Common Stock are identical in all material respects to the terms of the Sportmart Voting Common Stock.

     Class A Protection. If any person or group acquires (other than as a result of a "Permitted Transfer," defined below) beneficial ownership of a number of shares of Sportmart Voting Common Stock after a "Trigger Date" (defined below) that are equal to at least 10% or more of the then issued and outstanding shares of Sportmart Voting Common Stock (any person or group making such acquisition being defined as a "Significant Stockholder"), and such person or group does not then beneficially own shares of Sportmart Class A Common Stock acquired after September 27, 1994 (the "Initial Issuance"), constituting a percentage of the issued and outstanding shares of Sportmart Class A Common Stock equal to or greater than the percentage of issued and outstanding shares of Sportmart Voting Common Stock represented by the number of shares of Sportmart Voting Common Stock acquired by such Significant Stockholder (other than as a result of a Permitted Transfer) after the Initial Issuance, such Significant Stockholder must, within a 90-day period beginning the day after becoming a Significant Stockholder, commence a public tender offer to acquire a number of additional shares of Sportmart Class A Common Stock, as described below (a "Class A Protection Transaction"). For purposes of this provision, the term "Trigger Date" means the later of: (i) the Initial Issuance, or (ii) the then most recent acquisition of beneficial ownership of shares of Sportmart Voting Common Stock by such person or group that triggered the requirement of a tender offer by such person or group under the Class A Protection feature.

     For purposes of this provision, the terms "beneficial ownership" and "group" have the same meanings as used in Regulation 13D promulgated under the Exchange Act, and the term "Permitted Transfer" means an issuance or sale of shares of either Sportmart Voting Common Stock or Sportmart Class A Common Stock by Sportmart or a transfer of shares of either Sportmart Voting Common Stock or Sportmart Class A Common Stock by an affiliate of Sportmart to another affiliate of Sportmart, by operation of law, by will or the laws of descent and distribution, by gift or by foreclosure of a bona fide loan.

     In a Class A Protection Transaction, the Significant Stockholder must offer to acquire from the holders of the Sportmart Class A Common Stock that number of shares of additional Sportmart Class A Common Stock (the "Additional Shares") determined by (i) dividing the number of issued and outstanding shares of Sportmart Voting Common Stock beneficially owned by such Significant Stockholder on the date such person or group became a Significant Stockholder, which were acquired after the date of the Initial Issuance (other than through a Permitted Transfer), by the total number of shares of Sportmart Voting Common Stock outstanding on the date such person or group became a Significant Stockholder,
(ii) multiplying that percentage by the total number of shares of Sportmart Class A Common Stock outstanding on such date, and (iii) subtracting therefrom the total number of shares of Sportmart Class A Common Stock beneficially owned by such Significant Stockholder on such date which were acquired after the date of the Initial Issuance (including shares acquired on the date such person or group became a Significant Stockholder). The Significant Stockholder must acquire all shares validly tendered or, if the number of shares tendered exceeds the number determined pursuant to such formula, a pro rata amount from each tendering holder.

     The offer price for any shares of Sportmart Class A Common Stock required to be purchased by the Significant Stockholder pursuant to a Class A Protection Transaction is the greater of (i) the highest price per share paid by the Significant Stockholder for any share of Sportmart Voting Common Stock in the six-month period ending on the date such person or group became a Significant Stockholder or (ii) the highest price of a share of Sportmart Voting Common Stock or Sportmart Class A Common Stock (whichever is higher) on Nasdaq (or such other quotation system or securities exchange constituting the principal trading market for either the Sportmart Voting Common Stock or the Sportmart Class A Common Stock) on the date such person or group became a Significant Stockholder.

     A Class A Protection Transaction is also required each time a Significant Stockholder has cumulatively acquired in one or more transactions an additional 10% of the then issued and outstanding Sportmart Voting Common Stock (other than as a result of a Permitted Transfer) after the last acquisition by such person or group which triggered the requirement for a Class A Protection Transaction, if such Significant Stockholder does not then beneficially own a number of shares of Sportmart Class A Common Stock acquired after the date of the Initial Issuance constituting a percentage of all of the then issued and outstanding shares of Sportmart Class A Common Stock equal to or greater than the percentage of issued and outstanding shares of Sportmart Voting Common Stock represented by the number of shares of Sportmart Voting Common Stock acquired by such Significant Stockholder (other than as a result of a Permitted Transfer) after the Initial Issuance. Such Significant Stockholder would be required to offer to buy that number of Additional Shares prescribed by the formula set forth above, even if a previous Class A Protection Transaction resulted in fewer shares of Sportmart Class A Common Stock being tendered than such previous offer included.

     Once a person becomes a Significant Stockholder, the voting rights of such person with respect to the shares of Sportmart Voting Common Stock beneficially owned by such person and acquired after the date of the Initial Issuance are automatically suspended until consummation of a Class A Protection Transaction as required by the terms of Section 4.A.6. of the Sportmart Certificate or until divestiture of the shares of Sportmart Voting Common Stock that triggered the offer requirement. The requirement to engage in a Class A Protection Transaction is satisfied by making the requisite offer and purchasing validly tendered shares, even if the number of shares tendered is less than the number of shares included in the required offer. To the extent that the voting power of a Significant Stockholder with respect to any shares of Sportmart Voting Common Stock is so suspended, such shares will not be included in the determination of aggregate voting shares for any purpose under the Sportmart Certificate or the DGCL. Neither the Class A Protection Transaction requirement nor the related loss of voting rights applies to any increase in percentage ownership of Sportmart Voting Common Stock resulting solely from a change in the total amount of Sportmart Voting Common Stock outstanding.

     Convertibility. Except as described below, neither the Sportmart Voting Common Stock nor the Sportmart Class A Common Stock is convertible into another class of securities of Sportmart.

     The Sportmart Class A Common Stock may be converted into Sportmart Voting Common Stock on a share-for-share basis by resolution of the Board of Directors if, as a result of the existence of the Sportmart Class A Common Stock, the Sportmart Voting Common Stock or the Sportmart Class A Common Stock or both become excluded from quotation on Nasdaq, or, if such shares are then listed on a national securities exchange, from trading on the principal national securities exchange on which the shares are then traded.

     In addition, if at any time, as a result of additional issuances by Sportmart of Sportmart Class A Common Stock, repurchases by Sportmart of Sportmart Voting Common Stock or a combination of such issuances and repurchases, the number of outstanding shares of Sportmart Voting Common Stock as reflected on the stock transfer books of Sportmart falls below 10% of the aggregate number of outstanding shares of Sportmart Voting Common Stock and Sportmart Class A Common Stock, then, immediately upon the occurrence of such event, all the outstanding shares of Sportmart Class A Common Stock will be automatically converted into shares of Sportmart Voting Common Stock, on a share-for-share basis. For purposes of the immediately preceding sentence, any shares of Sportmart Voting Common Stock or Sportmart Class A Common Stock repurchased by Sportmart will no longer be deemed "outstanding" from and after the date of repurchase. Sportmart has no present intention to repurchase any shares of its Sportmart Voting Common Stock and Sportmart Class A Common Stock.

     In the event of any such conversion of the Sportmart Class A Common Stock, certificates which formerly represented outstanding shares of Sportmart Class A Common Stock will thereafter be deemed to represent a like number of shares of Sportmart Voting Common Stock.

PREFERRED STOCK

     Sportmart has an authorized class of five million shares of undesignated Sportmart Preferred Stock. Sportmart's Board of Directors has authority, without any further vote or action by the stockholders, to provide for the issuance of the shares of Sportmart Preferred Stock in series, to establish from time to time the number of shares to be included in each such series and to fix the designations, preferences and relative, participating, optional or other special rights, qualifications or restrictions of the shares of each such series and to determine the voting powers, if any, of such shares. The issuance of Sportmart Preferred Stock could adversely affect, among other things, the rights of current stockholders. The issuance of Sportmart Preferred

Stock could decrease the amount of earnings and assets available for distribution to holders of Sportmart Common Stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change in control of Sportmart and could make the removal of the present management of Sportmart more difficult. Sportmart has no present plans to issue any of the Sportmart Preferred Stock.

DELAWARE LAW AND CERTAIN CORPORATION PROVISIONS

     Sportmart is subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either
(i) prior to the date at which the stockholder became an interested stockholder, the Board of Directors approved either the business combination or the transaction in which the person becomes an interested stockholder, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the stockholder becomes an interested stockholder or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent) held on or subsequent to the date of the business combination. An "interested stockholder" is a person who, together with affiliates and associates, owns (or at any time within the prior three years did own) 15% or more of the corporation's voting stock. Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested stockholder.

     The Sportmart Certificate and Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of Sportmart. These provisions include, in addition to the Class A Protection feature described above, (a) the classification of the Board of Directors into three classes, each class serving for staggered three year terms; (b) a requirement that special meetings of stockholders may be called only by the Board of Directors or by holders of Sportmart Voting Common Stock representing at least 75% of the votes entitled to be cast by the outstanding Sportmart Voting Common Stock; (c) a requirement that stockholder action may be taken only at stockholder meetings; (d) the authority of the Board to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (e) the requirement that the Bylaws may only be amended (other than by the Board of Directors) by the vote of greater than 75% of the votes entitled to be cast by the outstanding Sportmart Voting Common Stock; (f) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholder meetings; and
(g) the requirement that certain transactions such as mergers or sales of substantially all Sportmart's assets will require a supermajority vote of the outstanding Sportmart Voting Common Stock.

TRANSFER AGENT AND REGISTRAR FOR SPORTMART COMMON STOCK

     The transfer agent and registrar for the Sportmart Voting Common Stock and Sportmart Class A Common Stock is LaSalle National Trust, N.A., Chicago, Illinois.

              SPORTMART MARKET PRICE DATA AND DIVIDEND INFORMATION

     Sportmart's common shares are traded on Nasdaq under the symbol "SPMT" for the Sportmart Voting Common Stock and "SPMTA" for the Sportmart Class A Common Stock. As of the Record Date, there were approximately 188 holders of record of Sportmart Voting Common Stock and approximately 196 holders of record of Sportmart Class A Common Stock. The number of holders of record for both the Sportmart Voting Common Stock and the Sportmart Class A Common Stock does not include the beneficial owners of common shares whose shares are held in the name of banks, brokers, nominees or other fiduciaries. The last reported sale prices of Sportmart Voting Common Stock and Sportmart Class A Common Stock at December 16, 1997 were $2.50 per share and $2.44 per share, respectively.

     The following table lists, for the periods indicated, the reported high and low closing sales prices as quoted on Nasdaq of Sportmart Voting Common Stock and Sportmart Class A Common Stock.

                                                                             SPORTMART
                                                        SPORTMART VOTING      CLASS A
                                                          COMMON STOCK     COMMON STOCK
                                                        ----------------   -------------
                                                          PRICE RANGE       PRICE RANGE
                                                        ----------------   -------------
                                                         HIGH      LOW     HIGH     LOW
                                                        -------   ------   -----   -----
Fiscal 1995
  First Quarter.......................................   $10.75    $8.13   $9.38   $6.00
  Second Quarter......................................    10.88     8.38    7.75    5.50
  Third Quarter.......................................    11.00     7.63    7.75    4.88
  Fourth Quarter......................................     8.50     4.75    5.38    3.02
Fiscal 1996
  First Quarter.......................................   $ 6.25    $4.00   $4.00   $2.88
  Second Quarter......................................     5.75     3.50    4.13    2.44
  Third Quarter.......................................     4.75     3.25    3.75    2.63
  Fourth Quarter......................................     4.50     3.13    3.63    2.38
Fiscal 1997
  First Quarter.......................................   $ 4.00    $2.38   $3.00   $1.75
  Second Quarter......................................     4.00     2.25    3.13    2.00
  Third Quarter.......................................     4.75     2.50    3.47    2.13
  Fourth Quarter (through December 16, 1997)..........     3.25     2.50    3.13    2.31

     Sportmart did not pay cash dividends or distributions on its capital stock during the first twenty-six weeks of fiscal 1997 and fiscal 1996, 1995 or 1994. Sportmart currently intends to retain its cash flow from operations to improve its existing operations and to finance future growth and; therefore, does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including, Sportmart's earnings, financial condition and requirements, restrictions of financing agreements, business conditions and other factors. At present, Sportmart's revolving credit facility with its banks does not allow for the payment of cash dividends.

                       CERTAIN TRANSACTIONS OF SPORTMART

     From time to time Sportmart has transacted business with entities in which its principal stockholders or management or other affiliates of Sportmart have an interest.

PROPERTY LEASES

     As of February 2, 1997, eight of Sportmart's stores (Niles, Lombard, Calumet City, Schaumburg, Vernon Hills, Chicago (Lakeview), Merrillville, and North Riverside) and Sportmart's No Contest stores in Ferguson, Missouri and Crestwood, Missouri as well as a vacant store in Wheeling, Illinois were leased from partnerships or land trusts in which the following members of management and their families own, in the aggregate, all of the beneficial interests through various partnerships: Larry Hochberg, Barbara Hochberg, Andrew Hochberg, John Lowenstein, Amy Lowenstein, and Mitchell Kahn. A partnership in which members of management and their families indirectly own the general partner and hold up to a one-third interest as limited partners owns the property on which the Chicago (River North), Illinois mart is located.

     In fiscal 1995, Sportmart determined to discontinue the operation of its No Contest division and to close its River North and Wheeling, Illinois locations. Notwithstanding the discontinuance of No Contest operations and the closing of the two Sportmart locations, Sportmart is still obligated on the leases for these locations. In April, 1997 one of the above-described partnerships sold the Vernon Hills, Illinois location to an unrelated third party. Thus, Sportmart currently has eleven leases with the partnerships as described above. From and after the Effective Time, Gart Bros. has agreed to guarantee Sportmart's obligations under these leases. Sportmart has subleased the No Contest locations and is actively marketing the remaining locations to potential substitute tenants.

     Sportmart believes that the occupancy costs to Sportmart under each lease are no higher than those which would be charged by an unrelated third party under similar circumstances. Each of the lease agreements provides for Sportmart, as tenant, to pay monthly fixed rent, percentage rent based upon sales in excess of stipulated amounts and its pro rata share of all utilities, insurance, taxes and other common area costs associated with the property (other than free standing stores which pay all of the costs associated with the property). The aggregate lease payments (net of utilities, insurance, taxes and other common area costs) for the above locations in fiscal years 1996, 1995, and 1994 were approximately $3.7, $3.9, and $3.6 million, respectively.

     Additionally, various lease amendments and leases have been entered into between Sportmart and certain of the above described partnerships, all with the approval of the outside members of the Board of Directors. Generally, these lease amendments and leases are for the purpose of adding space to existing locations, extending lease terms or adding option terms.

SPORTMART INTERIM FINANCING OF PARTNERSHIPS

     Sportmart has provided interim financing to certain management-owned partnerships to cover expenses incurred by the partnerships in connection with the purchase and management of properties. Each partnership reimburses Sportmart for such advances, including accrued interest, as and when the partnership is billed by Sportmart. As of November 30, 1997, the total amount owed by such partnerships was approximately $133,000. These amounts will be repaid prior to consummation of the Merger. There are no Sportmart guarantees of partnership obligations.

MISCELLANEOUS

     Each of the management-owned partnerships which lease property to Sportmart pays a management fee to Sportmart equal to 2.5% of the gross rent for the particular property as reimbursement for property management services provided by Sportmart. For fiscal 1996, total management fees were $123,065. Following the Merger, these management arrangements will be terminated.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF SPORTMART

     The following table sets forth, as of November 28, 1997, certain information with respect to the beneficial ownership of the Sportmart Class A Common Stock and the Sportmart Voting Common Stock by (i) each person known by Sportmart to own beneficially more than 5% of the outstanding shares of either class of Sportmart Common Stock, (ii) each director of Sportmart, (iii) the four other most highly compensated (combined salary and bonus) executive officers of Sportmart and (iv) all executive officers and directors as a group.

                                                                                    SPORTMART CLASS A
                                            SPORTMART VOTING COMMON STOCK             COMMON STOCK
                                           -------------------------------   -------------------------------
                                             NO. OF SHARES      PERCENTAGE     NO. OF SHARES      PERCENTAGE
       NAME OF BENEFICIAL OWNER(1)         BENEFICIALLY OWNED    OF TOTAL    BENEFICIALLY OWNED    OF TOTAL
       ---------------------------         ------------------   ----------   ------------------   ----------
Larry J. Hochberg(2)(8)..................      2,711,349           52.5%           530,344            6.6%
Barbara P. Hochberg(3)...................        102,000            2.0          1,527,500           18.9
Andrew S. Hochberg (4)(9)................        426,136            8.3            750,269            9.3
John A. Lowenstein(5)(10)................        144,807            2.8            323,788            4.0
C. Mark Scott(11)........................            650           *                32,000           *
Thomas Hendrickson(12)...................         19,964           *                33,481           *
Charles G. Cooper(6).....................         15,000           *                 1,000           *
Jerome S. Gore(6)........................         15,000           *                 3,000           *
Stuart C. Nathan(6)......................         15,000           *                    --           *
Lawrence J. Ring(7)......................          9,000           *                   500           *
Matthew A. Howard(15)....................          3,000           *                    --           *
Joseph L. Harrosh(13)....................             --           *               467,300            5.8
Directors & Executive Officers as a
  Group(14) (13 persons).................      3,462,791           65.9          3,272,638           39.9

---------------

 *  Less than 1%

 (1) The address of each stockholder listed, with the exception of Joseph L. Harrosh, is c/o Sportmart, Inc., 1400 South Wolf Road, Suite 200, Wheeling, Illinois 60090. Joseph L. Harrosh's address is 40900 Grimmer Boulevard, Fremont, California 94538.

 (2) Excludes 93,000 shares of Sportmart Class A Common Stock and 102,000 shares of Sportmart Voting Common Stock beneficially owned by Larry J. Hochberg's wife, Barbara P. Hochberg, of which shares Larry J. Hochberg disclaims beneficial ownership. Excludes 126,732 shares of Sportmart Class A Common Stock which are held by Barbara P. Hochberg and John A. Lowenstein as Trustees of the AHL Investment Trust U/A/D 12/7/90, of which shares Larry
     J. Hochberg disclaims beneficial ownership. Excludes 555,424 shares of Sportmart Class A Common Stock and 275,329 shares of Sportmart Voting Common Stock held by Barbara P. Hochberg and Andrew Hochberg, as Trustees of AH Investment Trust U/A/D 6/3/87, of which shares Larry J. Hochberg disclaims beneficial ownership. Excludes 1,434,500 shares of Sportmart Class A Common Stock, which shares are held in a Delaware limited partnership of which a revocable trust, of which Larry J. Hochberg is grantor and trustee, is general partner and Barbara P. Hochberg has voting power. Includes 18,100 shares of Sportmart Class A Common Stock and 792 shares of Sportmart Voting Common Stock held in a irrevocable trust of which Larry J. Hochberg is co-trustee. Includes 312,500 shares Sportmart Voting Common Stock beneficially owned by Sanford Cantor, which shares are subject to a voting agreement pursuant to which Larry J. Hochberg may vote such shares; Larry J. Hochberg disclaims beneficial ownership of such shares. Includes 15,000 shares of Sportmart Voting Common Stock and 4,500 shares of Sportmart Class A Common Stock which are held by Larry J. Hochberg as Trustee of the Andrew S. Hochberg Sub-Trust U/A/D 1/3/90. Includes 12,500 shares of Sportmart Voting Common Stock and 4,500 shares of Sportmart Class A Common Stock which are held by Larry J. Hochberg as Trustee of the Amy H. Lowenstein Sub-Trust U/A/D 1/3/90.

 (3) Excludes 478,921 shares of Sportmart Class A Common Stock and 2,358,557 shares of Sportmart Voting Common Stock beneficially owned by Barbara P. Hochberg's husband, Larry J. Hochberg. Excludes 126,732 shares of Sportmart Class A Common Stock held by Barbara P. Hochberg and John A. Lowenstein, as Trustees of the AHL Investment Trust U/A/D 12/7/90. Excludes 555,424 shares of Sportmart Class A Common Stock and 275,329 shares of Sportmart Voting Common Stock held by Barbara P. Hochberg and Andrew S. Hochberg, as Trustees of the AH Investment Trust U/A/D 6/3/87, with respect to which shares Barbara P. Hochberg and Andrew S. Hochberg share voting power. Excludes 18,100 shares of Sportmart Class A Common Stock and 792 shares of Sportmart Voting Common Stock held in an irrevocable trust of which Larry
     J. Hochberg is co-trustee. Includes 1,434,500 shares of Sportmart Class A Common Stock, which shares are held in a Delaware limited partnership of which a revocable trust, of which Larry J. Hochberg is a grantor and trustee, is general partner and Barbara P. Hochberg has voting power.

 (4) Excludes 18,100 shares of Sportmart Class A Common Stock and 792 shares of Sportmart Voting Common Stock held in an irrevocable trust of which Mr. Hochberg's wife is co-trustee; Andrew S. Hochberg disclaims beneficial ownership of these shares. Includes 555,424 shares of Sportmart Class A Common Stock and 275,329 shares of Sportmart Voting Common Stock held by Andrew S. Hochberg and Barbara P. Hochberg, as Trustees of the AH Investment Trust U/A/D 6/3/87, with respect to which shares Andrew S. Hochberg and Barbara P. Hochberg share voting power. Includes 64,500 shares of Sportmart Class A Common Stock held in a limited partnership in which a trust, of which Andrew S. Hochberg is trustee, is the general partner. Includes 5,000 and 11,989 shares of Class A Common Stock respectively held by the spouse and children of Andrew S. Hochberg.

 (5) Includes 126,732 shares of Sportmart Class A Common Stock held by Barbara
     P. Hochberg and John A. Lowenstein, as Trustees of the AHL Investment Trust U/A/D 12/7/90. Includes 120,227 shares of Sportmart Class A Common Stock and 138,807 shares of Sportmart Voting Common Stock held by the spouse of John A. Lowenstein. Includes 40,943 shares of Sportmart Class A Common Stock held by the children of John A. Lowenstein.

 (6) Includes 15,000 shares of Sportmart Voting Common Stock which are currently issuable on or before January 27, 1998 upon exercise of options pursuant to the Sportmart, Inc. Directors' Stock Option Plan (the "Directors' Plan").

 (7) Includes 9,000 shares of Sportmart Voting Common Stock currently issuable on or before January 27, 1998 upon exercise of options pursuant to the Directors' Plan.

 (8) Includes 12,000 shares of Sportmart Voting Common Stock and 12,000 shares of Sportmart Class A Common Stock which are currently issuable on or before January 27, 1998 upon exercise of options pursuant to the Stock Option Plan.

 (9) Includes 12,000 shares of Sportmart Voting Common Stock and 12,000 shares of Sportmart Class A Common Stock which are currently issuable on or before January 27, 1998 upon exercise of options pursuant to the Stock Option Plan.

(10) Includes 6,000 shares of Sportmart Voting Common Stock and 8,000 shares of Sportmart Class A Common Stock which may be acquired on or before January 27, 1998 upon exercise of options pursuant to the Stock Option Plan.

(11) Includes 32,000 shares of Sportmart Class A Common Stock which may be acquired on or before January 27, 1998 upon exercise of options pursuant to the Stock Option Plan.

(12) Includes 19,281 shares of Voting Common Stock and 33,481 shares of Sportmart Class A Common Stock which may be acquired on or before January 27, 1998, upon exercise of options pursuant to the Stock Option Plan.

(13) As reported on a Schedule 13D filed by Joseph L. Harrosh on August 14, 1997. According to such Schedule 13D, Joseph L. Harrosh has sole voting power and sole dispositive power with respect to all of these shares.

(14) Includes 106,281 shares of Sportmart Voting Common Stock and 142,024 shares of Sportmart Class A Common Stock which may be acquired on or before January 27, 1998, upon exercise of options pursuant to the Stock Option Plan and the Director's Plan.

(15) Includes 3,000 shares of Sportmart Voting Common Stock which may be acquired on or before January 27, 1998 upon exercise of options pursuant to the Directors' Plan.

                       INFORMATION REGARDING GART SPORTS

GENERAL

     Gart Sports is one of the leading sporting goods retailers in the western United States and the leading full-line sporting goods retailer in the Rocky Mountain region in terms of sales and number of stores. Founded in 1928, Gart Sports operates 63 stores in Colorado, Utah, Idaho, Wyoming, Nevada, New Mexico, Montana and Washington. Gart Sports stores are designed to create a dynamic shopping atmosphere that appeals to both the casual sporting goods customer and the sports enthusiast by combining the selection and competitive prices associated with warehouse format sporting goods retailers with the upscale shopping environment, customer service and brand names typically available only in specialty stores and pro shops.

     Gart Sports has developed a well-established reputation as a premier provider of a broad selection of high quality sporting goods, featuring popular brands such as Burton, Coleman, Columbia, K2, Nike, Rawlings, Reebok, Rollerblade, Rossignol, Spalding, Speedo and Wilson. Gart Sports was a pioneer of the concept of the sporting goods "superstore" with the opening of its Denver Sportscastle store in 1971 and was one of the first retailers to feature specialized brand shops for vendors such as Nike, Columbia and The North Face, which offer a broad array of vendor-specific products in specialized, image-enhancing fixtures. Gart Sports differentiates itself from its warehouse format competitors by providing full service in each of its departments, all of which are staffed by highly trained and knowledgeable sales personnel. Gart Sports' high level of customer service, expert technicians and specialty store presentation enable it to purchase directly from manufacturers full product lines that are typically only made available to specialty stores and pro shops, such as Callaway, Cobra, Taylor Made and Tommy Armour golf clubs, The North Face apparel and equipment, Sierra Designs apparel, G. Loomis fishing equipment, Glock and Weatherby firearms, Volkl and Volant ski equipment, and Burton snowboard equipment.

     Capitalizing on its 70 years of experience operating various store formats, Gart Sports determined that its superstore format provides the best opportunity for future growth. Since November 1993, Gart Sports has opened 20 stores, 18 of which are superstores. Seven of the superstores were opened in new markets with the remainder expanding Gart Sports' presence in its existing markets. Nine of Gart Sports' newly opened superstores replaced existing non-superstore format stores, increasing gross square footage by 267,171 square feet in those markets. Since November 1993, while Gart Sports has increased its net store base from 58 to 63 stores, it has increased total square footage by 61.9% from 991,760 square feet to 1,605,963 square feet.

     Gart Sports has refined its superstore prototypes to two models: (i) a 33,000 square foot superstore typically used in smaller markets and (ii) a 45,000 square foot superstore typically used in major markets. In addition to Gart Sports' 20 superstores, Gart Sports operates stores in three other formats:
(i) 22 freestanding stores (including stores in strip shopping centers) ranging in size from 8,000 to 27,000 square feet; (ii) 16 stores in enclosed shopping malls averaging 11,500 square feet; and (iii) five resort stores ranging in size from 10,000 to 27,000 square feet. Gart Sports' superstores typically range from 33,000 to 55,000 square feet, with the Sportscastles stores in Denver and Salt Lake City being substantially larger (76,000 and 65,000 square feet, respectively). Gart Sports periodically reviews opportunities to open other non-superstore format stores, particularly in resort markets, as they arise.

INDUSTRY OVERVIEW

     According to the National Sporting Goods Association (the "NSGA"), total U.S. retail sales of sporting goods (including sporting equipment, athletic footwear and apparel, but excluding recreational transportation products) were approximately $41.6 billion in 1996, an increase from $39.2 billion in 1995. The NSGA reported that in 1997, sales of athletic footwear are projected to grow 4%, sales of athletic apparel are projected to grow 2%, and sales of athletic equipment are projected to grow 3%.

     The retail sporting goods industry is comprised of four principal categories of retailers: (i) large format sporting goods stores, which typically range from 30,000 to 80,000 square feet in size and emphasize high sales volumes and a large number of SKUs in a warehouse-style store, (ii) traditional sporting goods stores, which typically range in size from 5,000 to 20,000 square feet and carry a more limited assortment of merchandise

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

and are often viewed by their customers as convenient neighborhood stores, (iii) specialty sporting goods stores, consisting of specialty stores and pro shops, generally specializing in one product category of sporting goods, and (iv) mass merchandisers, including discount retailers, warehouse clubs and department stores, which although generally price competitive, have limited customer service and a more limited selection.

     The sporting goods industry in the United States is characterized by fragmented competition, limited assortments from traditional sporting goods retailers, customer preference for one-stop shopping convenience and the growing importance of delivering value to the customer through selection, service and price. Gart Sports believes that these characteristics of the sporting goods industry make Gart Sports' superstore format particularly well suited to grow and increase Gart Sports' market share relative to the traditional sporting goods stores, specialty sporting goods retailers, mass merchandisers and other large format sporting goods retailers.

BUSINESS STRATEGY

     Gart Sports' business strategy is to provide its customers with an extensive selection of high quality, brand name merchandise at competitive prices with exceptional customer service. The key elements of Gart Sports' business strategy are the following:

          Broad Assortment of Quality, Brand Name Products. Gart Sports offers a wide selection of quality, brand name apparel and equipment at competitive prices designed to appeal to both the casual sporting goods customer and the sports enthusiast. Gart Sports carries over 40,000 active SKUs, including popular brands such as Burton, Coleman, Columbia, K2, Nike, Rawlings, Reebok, Rollerblade, Rossignol, Spalding, Speedo and Wilson. Gart Sports' customer service, expert technicians and specialty store presentation enable it to purchase directly from manufacturers full product lines that are typically only available in specialty stores and pro shops, such as Callaway, Cobra, Taylor Made and Tommy Armour golf clubs, The North Face apparel and equipment, Sierra Designs apparel, G. Loomis fishing equipment, Glock and Weatherby firearms, Volkl and Volant ski equipment and Burton snowboard equipment.

          Exceptional Customer Service. Gart Sports differentiates its stores by providing the high level of service generally associated with specialty sporting goods stores and pro shops. Gart Sports' strategy is to hire sales associates and sports technicians who are knowledgeable and enthusiastic about the products they sell or service. Gart Sports supports its sales associates by providing ongoing training with respect to the performance attributes and technical aspects of its merchandise, including conducting regular manufacturers' clinics. Gart Sports provides full service in all departments, including shoe and winter sports departments, and strives to maintain high in-stock levels to ensure customer satisfaction. Gart Sports also employs a "no-hassle" merchandise return policy. Finally, Gart Sports offers special customer services such as special order capability, equipment rental, on-site repair centers, instructional courses, discounted ski lift tickets and hunting and fishing licenses.

          Attractive Shopping Environment. Gart Sports seeks to offer a uniquely attractive shopping environment that showcases the breadth of Gart Sports' product offerings and reinforces Gart Sports' distinctive brand image. Gart Sports' brightly lit stores are designed to project a clean, upscale atmosphere, with a user-friendly layout featuring wide aisles, well-organized merchandise displays and clearly defined departments arranged in a logical and convenient floorplan. Gart Sports believes that this customer-oriented shopping environment helps distinguish its stores from the warehouse format offered by many of its competitors.

          Customized Merchandise Mix. Gart Sports tailors its product mix to local demographics and lifestyles based on Gart Sports' experience and market research. Purchasing decisions are made on a store by store basis, and store operations work directly with Gart Sports' buyers to revise the product mix in each store. Various factors typically influence the product mix in a particular market, such as disposable income, professional and amateur sports activities, number of skier days and recreational licenses.

          Promotional Advertising and Marketing. Gart Sports uses a promotional pricing and advertising strategy focused on the creation of "events" to drive traffic and sales in its stores. Each event is based

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

     upon either a key shopping period such as the winter holidays, Father's Day, and Back-to-School or a specific sales or promotional event, including the annual Sniagrab ("bargains" spelled backwards) sale, which Gart Sports believes is the largest pre-season ski and snowboard sale in the United States. Gart Sports' strategy of clustering stores in major markets enables it to employ an aggressive advertising strategy on a cost-effective basis, utilizing newspaper, radio and television.

MERCHANDISING

     Gart Sports offers its customers over 40,000 active SKUs of high quality brand name merchandise in over 65 categories of sporting goods and apparel. Gart Sports provides an assortment of products typically found only in a warehouse format sporting goods store with the presentation and service typical of specialty stores and pro shops. As a result of its exceptional customer service, expert technicians and specialty store presentation, Gart Sports has direct vendor access to full lines of brands not typically found in its warehouse format sporting goods competitors.

     Because of the large percentage of Gart Sports stores based in the Rocky Mountain region, Gart Sports' merchandise has a heavier concentration of winter sporting equipment and apparel than a typical warehouse format sporting goods store. Gart Sports believes that the quality and breadth of its winter sports merchandise has contributed to its strong reputation in the Rocky Mountain region compared to other large format competitors with less experience marketing winter sporting goods. In addition, Gart Sports believes that its ability to manage the complex inventory requirements of the winter product line, which is characterized by a short selling season and peak selling periods at the beginning and end of the selling season, gives it an important competitive advantage.

     The following table sets forth the percentage of total net sales for each major product category for each of the last three fiscal years:

                                                               FISCAL YEARS
                                               ---------------------------------------------
                                                  1994             1995             1996
                                               -----------      -----------      -----------
                                               (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
Hardlines....................................      51.6%            50.7%            48.7%
                                                  -----            -----            -----
Softlines:
  Apparel....................................      28.4%            28.0%            30.9%
  Footwear...................................      20.0%            21.3%            20.4%
                                                  -----            -----            -----
          Subtotal...........................      48.4%            49.3%            51.3%
                                                  -----            -----            -----
          Total..............................     100.0%           100.0%           100.0%
                                                  =====            =====            =====

     The hardlines and softlines sold by Gart Sports include the following merchandise categories:

  Winter Equipment and Apparel

     Gart Sports believes it offers the widest selection of ski and snowboard merchandise in the Rocky Mountain region. This extensive selection consists of winter sports apparel, accessories and equipment, including a broad selection of apparel and equipment for nordic (cross country) skiing. Gart Sports has become a leader in the snowboard industry, which began in the early 1990's, with its wide range of snowboard-related products, including snowboards, boots, bindings and apparel. Gart Sports offers products from a wide variety of well-known winter sports equipment and apparel suppliers, including the following:

Airwalk    Elan           Kombi        RD           Spider
Atomic     Fisher         Lange        Roffe        Tecnica
Bogner     Gordini        Leki         Rossignol    The North Face
Burton     Grandoe        Marker       Salomon      Thule
Columbia   Head           Morrow       Santa Cruz   Tyrolia
Descente   Helly Hansen   Nils         Scott        Vans
Duofold    K2             Nordica      Skea         Volant
Dynastar   Karhu          Obermeyer    Skyr         Volkl



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

     In addition to offering the most widely known and available popular brands, Gart Sports carries full lines of winter equipment and apparel from manufacturers that are typically only available in specialty stores, such as Volkl, Volant, The North Face and Bogner.

     Many Gart Sports stores also rent winter sports equipment, including skis, snowboards, boots and poles. The rental equipment ranges from entry-level products designed for beginners to advanced products for more accomplished skiers and snowboarders. Other services offered in these stores include advanced demo ski programs, custom boot fitting, complete ski and snowboard repair facilities, each with specialized equipment, and the convenience of in-store discounted lift ticket sales to area resorts.

  Footwear, In-line Skates and General Apparel

     Gart Sports stores carry a complete line of athletic footwear, sportswear and apparel designed for a wide variety of activities and performance levels. Footwear is available for such diverse activities as basketball, baseball, football, soccer, tennis, golf, aerobics, running, walking, cycling, hiking, cross-training, wrestling and snowshoeing. Gart Sports is also a major retailer of in-line skates and ice skates. Gart Sports' wide variety of sportswear and apparel include a broad selection of licensed apparel for professional and college teams. Special services in this area include in-line skate repair, bearing and wheel changes, and training and safety programs designed to help new skate owners safely develop their in-line skating skills. Gart Sports' extensive variety of well-known apparel and footwear vendors includes the following:

Adidas         Converse    Merrell         Puma          Saucony
Asics          Danner      Mitre           Reebok        Sorel
Avia           Danskin     Mizuno          Rollerblade   Speedo
Bauer          Fila        Mossimo         Rollerderby   Tecnica
Birkenstock    Head        New Balance     Ruff Hewn     Teva
Browning       Hi-Tech     Nike            Russell       Thorlo
Columbia       K-Swiss     No Fear         Salomon       Vans


  General Athletics, Exercise and Outdoor Recreation

     General Athletics and Exercise. Gart Sports offers a broad range of brand name equipment for traditional team sports, including football, baseball, basketball, hockey, volleyball and soccer, as well as equipment for activities which have recently become more popular such as street hockey. Gart Sports also carries a variety of fitness equipment, including treadmills, stationary bicycles, rowing machines, stair climbers, weight machines and free weights, and equipment for recreational activities including ping pong, darts, badminton, croquet and horseshoes. In addition, Gart Sports offers home delivery and in-home set up on exercise equipment and outdoor equipment (such as basketball hoops and trampolines).

     Gart Sports' stores carry brands such as:

Adams           Franklin              Mizuno       Spalding
Bike Athletic   Harvard Sport         Nike         Starter
Bio Dyne        Hillerich & Bradsby   Pro Form     Timex
Champion        Hutch                 Pro Player   Tunturi
Easton Sports   Life Fitness          Rawlings     Umbro
Everlast        Lifetime Products     Reebok       Upper Deck
Fitness Quest   Logo Athletic         Riddell      Weider
Forster         Louisville            Russell      Wilson



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

     Golf and Tennis. Gart Sports maintains a wide assortment of golf and tennis apparel and equipment to cater to every type of sporting goods customer, ranging from the recreational athlete to the most avid sports enthusiast. Gart Sports offers products from a wide variety of well-known golf and racquet sports equipment and apparel suppliers, including the following:

Callaway       Lynx        Ping          Sun Mountain
Cleveland      Maxfli      Pinnacle      Taylor Made
Cobra          McGregor    Precept       Titleist
Ektelon        Nike        Prince        Tommy Armour
Footjoy        Odyssey     Reebok        Wilson
Head           Penn        Spalding      Yonex

     In addition to offering the most widely known and available popular brands, Gart Sports has direct vendor access to full lines of prestigious brands such as Callaway, Cobra, Taylor Made and Tommy Armour that are generally not found in large format stores. Most Gart Sport stores have their own golf club repair center and tennis stringing and re-gripping center and several stores rent rackets. Most of Gart Sports' stores feature indoor putting greens, all of the Gart Sports Superstores feature indoor driving ranges and one store features a rooftop tennis court, enabling customers to try out equipment prior to purchase.

     Cycling. In most of its stores, Gart Sports offers a selection of KHS and Nishiki bicycles, including mountain bikes, cross country bikes and racing bikes and bicycle accessories. The stores carry cycling apparel, accessories and components from suppliers such as Bell, Descente, Nike, Shimano and Specialized. Gart Sports also offers all of the attachments necessary for carrying bicycles on a Thule car roof rack. Most Gart Sports stores have their own bicycle repair facility where work can be performed on all makes and models of bikes, including those purchased from other retailers.

     Water Sports. Gart Sports carries a broad array of products designed for a variety of water sports, including recreational and competitive swimming, water skiing, canoeing, knee boarding and surfing. Suppliers of these products include HO, O'Brien and O'Neill. Swimsuits and accessories are available from Jansen, Mossimo, Quiksilver, Sideout, Speedo and Tyr. In addition, Gart Sports carries snorkeling equipment and wet suits.

  Hunting, Fishing and Camping Apparel and Equipment

     Hunting. Gart Sports carries a broad selection of hunting equipment and accessories. Gart Sports stores provide a complete selection of sporting arms, scopes, reloading supplies, clothing and hunting licenses. Gart Sports also offers the expertise of its own in-house gunsmith. Gart Sports carries such top brand names as:

Beretta      Colt        Nikon        Smith & Wesson
Browning     Federal     Pentax       Walls
Bushnell     Glock       Redfield     Weatherby
Carhartt     Leupold     Remington    Winchester

     Fishing. Gart Sports stores offer a broad range of freshwater and fly fishing equipment, accessories and fishing licenses. To complement this department, several stores offer instructional fly fishing courses on topics such as fly tying, line winding and casting. Gart Sports sells equipment and accessories from widely known fishing equipment and accessory manufacturers including the following:

Berkley      Daiwa            Hodgman      Scientific Angler
Browning     Eagle Claw       Penn         Shimano
Cortland     G. Loomis        Ross         Stillwater



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

     Camping. Gart Sports stores carry a wide selection of outdoor products for most types of camping and outdoor activity. Gart Sports offers products from a broad range of companies including the following:

American Camper    Garmin           Jansport      Sierra Design
Camp Chef          Gregory          Kavu          Slumberjack
Coleman/Peak1      Igloo            Kelty         Swiss Army Knife
Columbia           Inside Edge      Magellan      The North Face
Eureka             Jack Wolfskin    Pur           Woolrich

GART STORES

  Store Design

     Gart Sports creates a dynamic shopping atmosphere that appeals broadly to both the casual sporting goods customer and the sports enthusiast. Based on almost 70 years of experience in the sporting goods retail industry, Gart Sports has developed two superstore prototypes designed to feature the quality and variety of brand name merchandise, the breadth of product selection and the high levels of customer service that are the foundation of Gart Sports' strong reputation. Gart Sports typically penetrates larger, multiple store markets primarily with its 45,000 square foot prototype superstore and smaller single-store markets with its 33,000 square foot prototype superstore. Gart Sports has determined that these superstore formats provide the best opportunity for growth.

     The prototype superstore layout features a racetrack configuration with apparel and specialty brand shops in the middle of the store and the specialty hardgoods departments along the outside of the racetrack. The lighting, flooring and color scheme is designed to enhance the presentation of the merchandise and avoid a warehouse-type atmosphere. The apparel is displayed prominently to showcase the quality brand names. In addition, many Gart Sports stores feature specialized brand shops for vendors such as Nike, Columbia and The North Face, which offer a broad array of vendor-specific products in specialized, image-enhancing fixtures. The visibility of the branded apparel and the feature shops emphasize the quality image and brand assortment of Gart Sports' stores.

     Specialty departments are located adjacent to other related departments and apparel assortments to increase customer convenience and to stimulate cross-purchasing. The specialty departments display merchandise on low racking to allow customers easy access to products and to promote store-wide visibility and easy department identification. The specialty departments use the walls effectively to display merchandise in order to convey the depth and breadth of product selection. Department layouts are adjusted periodically to make room for seasonal products.

     Gart Sports' 22 freestanding and strip center stores more closely resemble traditional sporting goods stores and range in size from 8,000 to 27,000 square feet. Gart Sports' 16 stores in enclosed shopping malls average 11,500 square feet and carry a selection of merchandise that appeals to the mall-oriented shopper, focusing on apparel and footwear. Gart Sports' five resort stores range in size from 10,000 to 27,000 square feet and provide a broader merchandise selection and lower prices than typically available in resort areas, while offering a high level of customer service.

  Customer Service

     Gart Sports differentiates its stores by providing the exceptional level of service generally associated with specialty sporting goods stores and pro shops. Gart Sports' strategy is to hire sales associates and sports technicians who are knowledgeable and enthusiastic about the products they sell or service. Sales associates are required to attend product training clinics sponsored by individual vendors as well as Gart Sports sponsored seminars on topics such as customer service and selling skills. Gart Sports provides full service in all departments, including shoe and winter sport departments, and strives to maintain high in-stock levels to ensure customer satisfaction. Gart Sports also employs a "no-hassle" merchandise return policy. In addition, Gart Sports offers services typically associated with smaller, specialty sporting goods shops, including special

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

order capability, equipment rental, on-site repair centers, instructional courses, discounted ski lift tickets and hunting and fishing licenses.

  Operations and Training

     Typically, Gart Sports' superstores have 70 to 80 sales associates and technicians, while its non-superstore stores employ a staff of approximately 20 to 25. Additional part-time sales associates are hired during the holiday season and for the Sniagrab pre-season ski sale. Sales associates receive a commission for each item they sell.

     Gart Sports employs a manager, at least two assistant managers and several department managers in each store. Store managers report to a district manager having responsibility for all stores in a limited geographic region. There are currently nine district managers and two regional managers. Gart Sports anticipates that additional district managers and regional managers will be needed as Gart Sports' operations expand.

     Gart Sports' new store managers are either promoted internally or hired as trainees. Gart Sports places a significant emphasis on the training of store-level management. The training of new store managers is a two-step process which involves participation in a formalized training program covering, among other things, time management, staff selection, scheduling, employee training, customer service and retail selling skills. The management trainee then becomes a manager in training at one of Gart Sports' stores for a period of six months to one year. Upon completion of this program, management trainees are eligible to be promoted to the position of assistant manager of operations or merchandising and later to store manager.

     Gart Sports' stores are open seven days a week, generally from 9:00 a.m. to 9:00 p.m., Monday through Saturday; and 10:00 a.m. to 6:00 p.m. on Sunday. Store hours are adjusted for individual markets as necessary.

  Site Selection and Location

     In choosing appropriate markets, Gart Sports considers the market's demographic and lifestyle characteristics, including, among other factors, the following factors: levels of disposable income; local population and buying patterns; enthusiasm for outdoor recreation; popularity of collegiate and professional sports teams; and level of affinity for winter sports activities.

     The following table sets forth the location by state of Gart Sports' stores:

           STATE             SUPERSTORES    RESORT STORES    OTHER STORES    TOTAL NUMBER OF STORES
           -----             -----------    -------------    ------------    ----------------------
Colorado...................       8               2               20                   30
Utah.......................       4               2                9                   15
Idaho......................       1               0                6                    7
Wyoming....................       0               1                3                    4
Montana....................       2               0                0                    2
New Mexico.................       1               0                0                    1
Nevada.....................       1               0                0                    1
Washington.................       3               0                0                    3
                                 --               -               --                   --
          Total............      20               5               38                   63
                                 ==               =               ==                   ==

MANAGEMENT INFORMATION SYSTEMS

     Over the last five years Gart Sports has installed sophisticated management information systems which use JDA retail software operating on an IBM AS/400 platform. Gart Sports utilizes an IBM 4680 point-of-sale system which incorporates scanning, price look-up, zone pricing support and store level access to Gart Sports' merchandise information system. Gart Sports is currently evaluating each of its systems to ensure compliance with year 2000 requirements. Gart Sports believes that year 2000 compliance will be achieved by mid-1998 for its primary management information systems from JDA and that other operating systems will be updated for year 2000 compliance or replaced by year 2000 compliant systems within the next 12 months. Gart Sports' management information systems fully integrate purchasing and sales reporting and inventory

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

information down to the SKU level and have allowed Gart Sports to improve overall inventory management by identifying individual SKU movement and projecting trends and replenishment needs on a timely basis. These systems have enabled Gart Sports to increase margins and profitability by reducing inventory investment, strengthening in-stock positions, reducing Gart Sports' historical shrinkage levels, and creating store level perpetual inventories and automatic replenishment. Gart Sports is continuing to invest in hardware and software, and has hired additional systems staff to assist in the development of enhancements such as data warehousing and electronic data interchange to improve Gart Sports' ability to systematically manage its inventory. In addition, Gart Sports intends to install a frame relay data and voice communications system to enhance the overall efficiency of the management information systems.

ADVERTISING AND PROMOTION

     Gart Sports' comprehensive marketing program is designed to promote Gart Sports' quality image and extensive selection of brand name products at competitive prices. The program is centered on extensive newspaper advertising supplemented by television, radio and billboard ads. Advertising is focused on key shopping periods, such as the winter holidays, Father's Day and Back-to-School, and on specific sales and promotional events, including the annual Sniagrab sale, which Gart Sports believes is the largest pre-season ski and snowboard sales event in the United States.

     Gart Sports' advertising is designed to create an "event" in the stores and to drive customer traffic with advertisements promoting a wide variety of sale priced merchandise appropriate for the current holiday or event. In addition to holidays, Gart Sports events include the Sniagrab sale, celebrity autograph sessions, events related to local sports teams, race sponsorships and registrations, vendor demonstrations and other activities that attract customers to Gart Sports stores. The marketing program is administered by Gart Sports' in-house staff, and Gart Sports has recently retained an outside advertising agency to help develop new advertising programs.

     Gart Sports' strategy of clustering stores in major markets enables it to employ an aggressive advertising strategy on a cost effective basis through the use of newspaper, radio and television advertising. Gart Sports' goal is to be one of the dominant sporting goods advertisers in its markets. Gart Sports advertises in major metropolitan newspapers as well as regional newspapers circulated in areas surrounding its store locations. Newspaper advertising typically consists of weekly promotional ads with three-color inserts on a semi-monthly basis. Television advertising is generally concentrated three to four days prior to a promotional event or key shopping period. Radio advertising is used primarily to publicize specific promotions in conjunction with newspaper advertising or to announce a public relations promotion or grand opening. Billboards emphasizing Gart Sports' image and high quality brand name merchandise are strategically located on high traffic thoroughfares near store locations. In addition, vendor payments under cooperative advertising arrangements with Gart Sports as well as vendor buy-ins to sponsor sporting events and programs have significantly improved Gart Sports' advertising leverage.

PURCHASING AND DISTRIBUTION

     Gart Sports' purchasing department is composed of two Vice Presidents of Merchandising and ten buyers. Gart Sports' Vice Presidents of Merchandising and buyers have an average of approximately 22 and 14 years of retail experience, respectively. In addition to merchandise procurement, the buying staff is also responsible for determining pricing, stock levels and product mix for each of Gart Sports' stores, and regularly communicate with store operations to monitor shifts in consumer tastes and market trends.

     Gart Sports' merchandise allocation and control department (the "MAC Group") is responsible for merchandise distribution, inventory control and replenishment, and acts as the central processing intermediary between the buying staff and Gart Sports' stores. The MAC Group also coordinates the inventory necessary for each advertising promotion with the buying staff and the advertising department. The MAC Group tracks the ad results for analysis of effectiveness to allow the buying staff and the advertising department to refine each promotional program. In addition, the MAC Group implements price changes and monitors and reorders basic merchandise, determining minimum/maximum levels for individual stores on particular items.

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

     Gart Sports purchases merchandise from over 1,100 vendors and has no long-term purchase commitments. During fiscal 1996, the largest vendor, Nike, represented approximately 8.6% of Gart Sports' purchases and no other vendor represented more than 4.0%.

     Vendors ship directly to Gart Sports' 240,000 square foot central distribution center located in Denver. Inventory is allocated directly to the stores or to the distribution center or to both. Seasonal and limited purchase inventory is fully distributed to all stores. Inventory that is purchased more frequently and is planned as part of a basic program is allocated to the stores largely on a percentage basis with the balance remaining in the warehouse for future replenishment. An automated reorder system regularly replenishes the stores by allocating merchandise from the distribution center based on each store's sales. This system has significantly reduced the need for back-stock in the stores. Gart Sports plans to continue adding SKUs to this automated re-order system.

     Gart Sports operates tractor trailers for delivering the merchandise from its distribution center to Colorado stores and contracts with common carriers to deliver merchandise to its stores outside a 400 mile radius from Denver. Gart Sports leases six tractors, 18 trailers, two delivery trucks and one sports-service van. Gart Sports believes this system is more efficient and cost-effective than drop-shipping goods sent by vendors directly to the stores. By utilizing a central distribution system, Gart Sports believes it is better able to manage the inventory kept in stock at each store and to reduce inventory shrinkage.

     Gart Sports completed a reconfiguration of the distribution center and upgrade of the equipment in the processing and receiving areas in the first half of 1997 at a total cost of approximately $500,000, increasing capacity for future expansion. Gart Sports believes that its distribution center is adequate to service Gart Sports' current and expansion needs for the foreseeable future.

COMPETITION

     The retail sporting goods industry is highly fragmented and intensely competitive. While Gart Sports' competition differs by market, there are four general categories of sporting goods retailers with which Gart Sports competes: large format sporting goods stores, traditional sporting goods stores, specialty sporting goods stores and mass merchandisers.

     Large Format and Warehouse Sporting Goods Stores. Stores in this category, including warehouse stores such as Jumbo Sports and The Sports Authority, and large format stores such as Sport Chalet and Oshman's, typically range from 30,000 to 80,000 square feet in size and tend to be destination (freestanding or strip shopping center anchor) locations. Most large format and warehouse sporting goods stores emphasize high sales volumes and a large number of SKUs.

     Traditional Sporting Goods Stores. This category consists of traditional sporting goods chains, such as Big 5, Hibbetts and Koenigs, as well as local independent sporting goods retailers. These stores typically range in size from 5,000 to 20,000 square feet and are frequently located in regional malls and strip shopping centers. Traditional chains and local sporting goods stores often carry a more limited assortment of merchandise and are commonly viewed by their customers as convenient neighborhood stores.

     Specialty Sporting Goods Stores. This category consists of specialty stores and pro shops specializing in certain categories of sporting goods. Examples include such national retail chains as The Athlete's Foot, Champs, Finish Line, Foot Locker, Just for Feet, REI, Pro Discount Golf and Nevada Bob's. These retailers are highly focused, selling generally only one product category such as athletic footwear, ski or snowboard equipment, backpacking and mountaineering, or golf and tennis equipment and apparel.

     Mass Merchandisers. Stores in this category include discount retailers such as Kmart and Wal-Mart, warehouse clubs such as Price/Costco, and department stores such as JC Penney and Sears. These stores range in size from approximately 50,000 to 200,000 square feet and are primarily located in regional malls and strip shopping centers. Sporting goods merchandise and apparel represent a small portion of the total merchandise in these stores and the selection is often more limited than in other sporting goods retailers. Although generally price competitive, Gart Sports believes that discount and department stores have limited customer service because the store personnel often lack product expertise in the selling of sporting goods.

     Gart Sports believes that although it will continue to face competition from retailers in each of these categories, the most significant competition will be from the large format sporting goods stores. Of Gart Sports' 63 stores, nine currently face direct competition from warehouse format sporting goods stores, including Jumbo Sports in Denver and Colorado Springs, Colorado and Oshman's in Ogden, Utah. The principal competitive factors include store location and image, product selection, quality and price, and customer service. Increased competition in markets in which Gart Sports has stores, the adoption by competitors of innovative store formats and retail sales methods or the entry of new competitors or the expansion of operations by existing competitors in Gart Sports' markets could have a material adverse effect on Gart Sports' business, financial condition and operating results. In addition, certain of Gart Sports' competitors have substantially greater resources than Gart Sports. Gart Sports believes that the principal strengths with which it competes are its broad selection and competitive prices combined with superior customer service and brand names typically available only in specialty stores and pro shops.

PROPERTIES

     Gart Sports currently leases all of its store locations. Most leases provide for the payment of minimum annual rent subject to periodic adjustments, plus other charges, including a proportionate share of taxes, insurance and common area maintenance. Gart Sports has identified certain markets for strategic repositioning and plans to address the positioning of each store as leases expire and as opportunities arise. Leases for eight of Gart Sports' non-superstore format stores have expired or are expiring by the end of 1998 and Gart Sports believes that it can continue to occupy such stores on a month-to-month basis. As part of its repositioning strategy, Gart Sports regularly evaluates whether to renew store leases in existing locations or to strategically relocate some of the stores to better locations and replace them with larger stores. Gart Sports believes that at store locations where it chooses to remain and renew expired leases, Gart Sports can do so on favorable terms. Leases for the 20 Gart Sports Superstores expire between 2002 and 2016. Gart Sports anticipates that all of its new stores will have long-term leases, typically 15 years, with multiple five-year renewal options.

     Gart Sports also leases its 240,000 square foot central distribution center in Denver, Colorado, which expires in 2004 with a ten year renewal option. Gart Sports believes that its distribution center is adequate to service Gart Sports' current and expansion needs for the foreseeable future. Gart Sports' corporate offices are located in its Denver Sportscastle store and are included under that store's lease, which expires in 2002. In connection with the Merger, Gart Sports intends to relocate its corporate offices to a larger facility in the Denver metropolitan area.

EMPLOYEES

     At December 6, 1997, Gart Sports employed 2,391 employees, 1,442 of whom were employed on a full-time basis and 949 of whom were employed on a part-time (less than 32 hours per week) basis. Of these, 289 were employed at the executive and administrative level and 2,102 were employed at the store level. Due to the seasonal nature of Gart Sports business, total employment fluctuates during the year. Gart Sports considers its employee relations to be good. None of Gart Sports' employees are covered by a collective bargaining agreement.

TRADEMARKS AND TRADE NAMES

     Gart Sports uses the Gart Sports(R), Gart Bros. Sporting Goods Company(R), Gart Sports Superstore(R), Sniagrab(R), Sportscastle(R) and Gart Sports Company(R) trademarks and trade names, which have been registered with the United States Patent and Trademark Office. Gart Sports also owns numerous other trademarks and service marks which involve the manufacturing of soft goods, advertising slogans, promotional event names and store names used in its business.

LEGAL PROCEEDINGS

     Gart Sports is from time to time involved in various legal proceedings incidental to the conduct of its business. Gart Sports believes that the outcome of all such pending legal proceedings to which it is a party will not in the aggregate have a material adverse effect on Gart Sports' business, financial condition, or operating results.

     On July 24, 1997, the IRS proposed adjustments to the 1992 and 1993 consolidated federal income tax returns of Gart Sports and its former parent company, Thrifty. See "Risk Factors -- Potential Impact on Liquidity of Income Tax Contingency."

                             GART SPORTS MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Immediately following the Merger, the executive officers and directors of Gart Sports are expected to be as follows:

                 NAME                    AGE                  POSITION
                 ----                    ---                  --------
John Douglas Morton....................  47    President, Chief Executive Officer and
                                                 Chairman of the Board (Director)
David J. Nace(1).......................  51    Executive Vice President, Chief
                                               Financial Officer and Treasurer
Robert M. Chessen......................  46    Senior Vice President -- Human
                                               Resources and Distribution
Arthur S. Hagan........................  58    Senior Vice President -- Store
                                               Operations
Jonathan D. Sokoloff(2)................  40    Director
Jennifer Holden Dunbar(2)..............  34    Director

---------------

(1) It is anticipated that shortly following the closing of the Merger, Thomas Hendrickson, currently Sportmart's Executive Vice President and Chief Financial Officer, will become Gart Sport's Executive Vice President, Chief Financial Officer and Treasurer.

(2) Member of the Compensation Committee.

     The Merger Agreement provides that two additional directors (the "Additional Directors") are to be designated by Gart Sports prior to the Effective Time and two additional directors are to be designated from the Sportmart Board of Directors within 30 days after the Effective Time by a majority of the persons who constitute the Sportmart Board of Directors immediately prior to the Effective Date. The Merger Agreement also contains provisions relating to the nominations of Messrs. Larry Hochberg and Andrew Hochberg to the Gart Sports Board of Directors under certain circumstances. See "The Merger -- Directors and Executive Officers of Gart Sports after the Merger."

     John Douglas Morton became President, Chief Executive Officer and Chairman of the Board in May 1995. Mr. Morton joined Gart Sports in 1986 as Division Manager of Gart Sports' Utah region. In 1988 he was promoted to Division Vice President of that region and in 1990 to Vice President of Operations for Gart Sports. In 1994 Mr. Morton was promoted to Executive Vice President of Gart Sports with responsibility for Stores, Distribution and Marketing. Prior to joining Gart Sports he served in various positions in Wolfe's Sporting Goods (a seven-store sporting goods retailer) from 1972 to 1980 including Merchandise Manager -- Ski, Camping, Golf, Tennis, Store Manager and Operations Manager for that company. From 1980 until joining Gart Sports he served as a District Manager for Malone and Hyde's sporting goods division (a 40-store retail sporting goods retailer). Mr. Morton has worked for over 30 years in the sporting goods retail industry.

     David J. Nace became Executive Vice President, Chief Financial Officer and Treasurer in May 1997. He joined Gart Sports in October 1993 as Senior Vice President, Chief Financial Officer and Treasurer. Prior to that time, he was employed at Child World, Inc. (a national toy retailer), where he served as Vice President/ Controller from 1981 to 1993.

     Robert M. Chessen became Senior Vice President -- Human Resources and Distribution in May 1997. He joined Gart Sports in July 1993 as Vice President of Human Resources. Prior to that time, Mr. Chessen was Senior Vice President of Meier & Frank (a division of The May Department Stores Co.) from 1992 to June 1993, and Director of Executive Development at The May Department Stores Co. from 1987 to 1992.

     Arthur S. Hagan became Senior Vice President -- Store Operations in May 1997. Mr. Hagan joined Gart Sports in 1988 as Gart Sports' Division Merchandise Manager for Golf, Tennis, Ski Clothing/Equipment and Garden Furniture and was promoted to Vice President -- Store Operations in 1995. He was President and owner of Hagan Sports Ltd. (a six-store sporting goods retailer acquired by Gart Sports in 1987) and President and Chief Executive Officer of Aspen Leaf of Colorado, Inc. (a 12-store ski equipment and apparel retailer). Mr. Hagan has over 30 years retailing experience.

     Thomas Hendrickson is expected to become Executive Vice President, Chief Financial Officer and Treasurer shortly following the closing of the Merger. Mr. Hendrickson is currently the Executive Vice President and Chief Financial Officer of Sportmart, which position he has held since September 1996. He joined Sportmart in January 1993 as Vice President -- Financial Operations. In March 1993 he was named Chief Financial Officer of Sportmart and in March 1995 he was named Senior Vice President and Chief Financial Officer of Sportmart. From 1987 until joining Sportmart, Mr. Hendrickson was employed as the Vice President and Controller of Millers Outpost Stores.

     Jonathan D. Sokoloff became a Director of Gart Sports in April 1993. Mr. Sokoloff has been a partner of Leonard Green & Partners, L.P. ("LGP") since 1990, and was employed at Drexel Burnham Lambert Incorporated, from 1985-1990, most recently as a managing director. He has been an executive officer and equity owner of LGA since its formation in 1994, and is also a director of Carr-Gottstein Foods Co. (an Alaskan based chain of grocery stores) and Twinlab Corporation (a manufacturer and marketer of nutritional supplements).

     Jennifer Holden Dunbar became a Director of Gart Sports in April 1993. Ms. Holden Dunbar joined LGA in 1989 and became a partner in 1994. During the five years preceding 1991, she was an associate of LGA, an associate of Gibbons, Green, van Amerongen (a merchant banking firm), and a financial analyst for Morgan Stanley & Co., Incorporated in its mergers and acquisitions department. Ms. Holden Dunbar is also a director of Twinlab Corporation.

     All officers of Gart Sports serve at the discretion of the Board of Directors. There are no family relationships between any director, officer or person nominated or chosen to become a director or officer and any other such persons.

     Gart Sports' Board of Directors serve for one year terms and are elected annually at Gart Sports' annual meeting of its shareholders.

     The Board of Directors intends to establish an Audit Committee within 90 days of the date of this Prospectus. The functions of the Audit Committee will be to recommend annually to the Board of Directors the appointment of independent public accountants of Gart Sports, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent public accountants, review and approve non-audit services of the independent public accountants, review compliance with existing major accounting and financial policies of Gart Sports, review the adequacy of the financial organization of Gart Sports and review management's procedures and policies relative to the adequacy of Gart Sports' internal accounting controls.

     The Board of Directors has appointed Mr. Sokoloff (Chairman) and Ms. Holden Dunbar as members of the Compensation Committee and intends to appoint one of the Additional Directors to the Compensation Committee upon his or her appointment. The functions of the Compensation Committee will be to, among other things, review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer Gart Sports' Management Equity Plan.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Directors who are employees of Gart Sports receive no separate compensation for serving as directors. It is anticipated that any outside directors elected or appointed to the Board of Directors following the Effective Time will be paid customary directors' fees in an amount which has not yet been determined.

     The following table sets forth the annual compensation for services rendered to Gart Sports during the 1996 fiscal year for all of Gart Sports' executive officers (the "Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      1996 LONG-TERM COMPENSATION
                                      1996 ANNUAL COMPENSATION    -----------------------------------
                                      ------------------------    RESTRICTED STOCK       ALL OTHER
    NAME AND PRINCIPAL POSITION       SALARY($)      BONUS($)        AWARDS($)        COMPENSATION($)
    ---------------------------       ----------    ----------    ----------------    ---------------
John Douglas Morton.................     250,000       306,250               --                 --
  Chief Executive Officer and
     President
David J. Nace.......................     157,000       137,375               --                 --
  Executive Vice President, Chief
     Financial Officer and Treasurer
Arthur S. Hagan.....................     130,000        79,625               --                 --
  Senior Vice President -- Store
     Operations
Robert M. Chessen...................     120,000        73,500               --                 --
  Senior Vice President -- Human
     Resources and Distribution

     The following table summarizes the options granted during the 1996 fiscal year to the Executive Officers. All of these options were granted under Gart Sports' Management Equity Plan described below.

                                                OPTION GRANTS IN FISCAL 1996
                                                     INDIVIDUAL GRANTS
                                   ------------------------------------------------------    POTENTIAL REALIZABLE
                                     NUMBER                                                 VALUE AT ASSUMED ANNUAL
                                       OF        PERCENT OF                                   RATE OF STOCK PRICE
                                   SECURITIES   TOTAL OPTIONS                               APPRECIATION FOR OPTION
                                   UNDERLYING    GRANTED TO       EXERCISE                          TERM(2)
                                    OPTIONS     EMPLOYEES IN       PRICE       EXPIRATION   -----------------------
              NAME                  GRANTED         1996        ($/SHARE)(1)      DATE          5%          10%
              ----                 ----------   -------------   ------------   ----------   ----------   ----------
John Douglas Morton..............    40,000         18.70%         $5.13        8/1/2006      $129,049     $327,036
David J. Nace....................    15,000          7.01%         $5.13        8/1/2006      $ 48,393     $122,638
Arthur S. Hagan..................    17,000          7.95%         $5.13        8/1/2006      $ 54,846     $138,990
Robert M. Chessen................    12,000          5.61%         $5.13        8/1/2006      $ 38,715     $ 98,111

---------------

(1) The exercise price of each option was the estimated fair value of the Gart Common Stock on the date of grant.

(2) Based upon the estimated fair value of the Gart Common Stock on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. Potential gains are net of the exercise price but before taxes associated with the exercise. The 5% and 10% assumed annual rates of compounded stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent Gart Sports' estimate or projection of the future price of the Gart Common Stock. Actual gains, if any, on stock option exercises are dependent on the future financial performance of Gart Sports and overall market conditions. The actual value realized may be greater or less than the potential realizable value set forth in the table.

     The following table sets forth certain information regarding the number and value of unexercised options held by the Executive Officers at January 4, 1997.

                             YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                 OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
John Douglas Morton............................     25,600        110,400             --              --
David J. Nace..................................     12,800         34,200             --              --
Arthur S. Hagan................................      6,000         26,000             --              --
Robert M. Chessen..............................      1,600         14,400             --              --

---------------

(1) Represents the value of the shares of Gart Common Stock subject to outstanding options, based on an assumed value of $5.13 per share at January 4, 1997, less the aggregate option exercise price.

SEVERANCE AGREEMENTS

     Severance Agreements. Gart Sports is party to severance agreements with each of Messrs. Morton and Nace, which provide that upon termination without cause, the executive officer is entitled to continue to receive his base salary for a period of one year following the termination.

COMPENSATION PLANS AND ARRANGEMENTS

     Management Equity Plan. Gart Sports has a Management Equity Plan (the "Management Equity Plan") that commenced on September 30, 1994, and shall expire September 30, 2004, unless earlier terminated by Gart Sports. The purpose of the Management Equity Plan is to provide long-term incentives to the key employees responsible for the continued growth and success of Gart Sports. Gart Sports has reserved 1,500,000 shares of Gart Common Stock for issuance pursuant to stock options awards that may be granted under the Management Equity Plan. Awards covering 586,812 of the shares are outstanding.

     The Management Equity Plan is administered by the Board of Directors of Gart Sports or, in the discretion of the Board of Directors, a Committee consisting of two or more disinterested directors (as defined in the Management Equity Plan) of Gart Sports (in either case, the "Committee"). Pursuant to the Management Equity Plan, the Committee has sole and final authority to construe and interpret the Management Equity Plan, to determine when and to whom to grant awards under, the number of shares to be covered by the grants, the types of awards to be granted and the terms (including the consideration to be paid) of such awards, to prescribe, amend and rescind rules and regulations relating to the Management Equity Plan, and to make all other determinations necessary or advisable for the administration of the Management Equity Plan. Under the terms of the Management Equity Plan, the Committee may award key employees (including officers and directors who are employees) of Gart Sports (i) grants of Gart Common Stock ("Grant Shares"), (ii) permitted purchases of Gart Common Stock ("Purchased Shares"), or (iii) options to purchase Gart Common Stock ("Stock Options"), or any combination of the foregoing as determined by the Committee.

     In the case of Gart Stock Options, the Committee has the authority to determine whether such Gart Stock Options shall be intended as "incentive stock options" ("ISOs") or "non-incentive" or "nonqualified" Gart Stock Options under
Section 422 of the Code. No more than 600,000 of the 1,500,000 aggregate shares allocated to awards under the Management Equity Plan shall be subject to the ISOs outstanding at any time. Where the aggregate fair market value of Gart Common Stock or other capital stock exceeds $100,000 with respect to which ISOs are exercisable for the first time during any calendar year, such Gart Stock Options shall be treated by the Committee as Gart Stock Options which are not ISOs.

     The exercise price of Gart Stock Options granted under the Management Equity Plan will be established by the Committee, but the exercise price for Gart Stock Options intended as ISOs may not be less than the fair market value (110% of fair market value in the case of holders of 10% or more of the Gart Common Stock ("10% Stockholders")) of the Gart Common Stock on the date the option is granted. Each option granted will be exercisable over a period as determined by the Committee, provided that no Gart Stock Option may have a term exceeding 10 years from the date such Gart Stock Option is granted or five years in the case of 10% Stockholders.

     No Gart Stock Option may be transferred by an optionee during his or her lifetime. Gart Stock Options may not be exercised more than three months after an employee's termination of employment with Gart Sports unless such termination was a result of death, disability or retirement, in which case the exercise period is extended to one year. During such period after death, any vested unexercised portion of the Gart Stock Option may be exercised by the person to whom the option holder's rights under the Gart Stock Option shall pass by will or the laws of descent and distribution.

     The Management Equity Plan provides that if the outstanding shares of the Gart Common Stock of Gart Sports are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of Gart Sports through reorganization, recapitalization, reclassification, stock split, reverse stock split, stock dividend or similar capital adjustment, the Committee may affect a proportionate adjustment in the maximum number and kind of shares which may be awarded under the Management Equity Plan without receipt of consideration by Gart Sports.

     Bonus Plan. Gart Sports has established a Bonus Plan (the "Bonus Plan") for certain officers and other members of Gart Sports' target bonus management team. Under the Bonus Plan, eligible employees will be awarded cash bonuses based upon Gart Sports' achievement of a target level of pre-tax income ("Target Income"). Assuming that Gart Sports achieves 100% of Target Income for 1997, participants in the Bonus Plan will receive 100% of their respective target bonuses, for an aggregate bonus payout by Gart Sports of approximately $1.0 million. Target Income is subject to adjustment at the discretion of Gart Sports' Board of Directors, in certain circumstances. Gart Sports may choose to continue, amend or terminate the Bonus Plan in future years after 1997.

     Employee Benefit Plan. Gart Sports maintains a defined contribution profit sharing plan (the "Employee Plan") that includes a 401(k) plan feature for all eligible employees. The Employee Plan permits eligible employees to make tax deferred contributions and provides for discretionary matching contributions by Gart Sports as determined by the Board of Directors. In 1996, Gart Sports' discretionary matching contributions were $126,000. Gart Sports also provided an additional discretionary contribution of $174,000 to the Employee Plan during 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     During fiscal 1996 the Compensation Committee consisted of Mr. Sokoloff and Ms. Holden Dunbar.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Gart Sports Certificate provides that no director shall be liable personally to Gart Sports or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that, the Gart Sports Certificate does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to Gart Sports or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect to certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of Gart Sports and its stockholders (through stockholders' derivative suits on behalf of Gart Sports) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent to grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of Gart Sports or its stockholders to seek non-monetary based remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Gart Sports pursuant to the foregoing provisions, Gart Sports has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Gart Sports Certificate and Gart Sports Bylaws provide that Gart Sports shall indemnify and advance expenses to the currently acting and former directors, officers, employees and agents of Gart Sports or another corporation, partnership, joint venture, trust, association or other enterprise if serving at the request of Gart Sports arising in connection with their acting in such capacities. In addition, Section 145 of the DGCL General Corporation Law permits Gart Sports to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Gart Sports and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

              GART SPORTS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Gart Sports Selected Historical Financial Data" and the notes thereto and Gart Sports' consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS

     During 1994, Gart Sports, under previous management, shifted its pricing strategy from a promotional advertising and pricing strategy to an everyday low price strategy. Under this strategy, Gart Sports attempted to maintain the lowest price on many of its products within Gart Sports' entire operating region. This strategy resulted in a steady decline in gross margins from a five-year high of 26.5% in 1993 to a five year low of 25.7% in 1995. In May 1995, in addition to the management change that resulted in John Douglas Morton becoming President and Chief Executive Officer, Gart Sports began to make the necessary changes in advertising and purchasing to reinstate its promotional advertising and pricing strategy. Gross margins for each quarter of 1996 were higher than the comparable quarter of 1995, resulting in an increase in gross margins of 1.6 percentage points for the entire year of 1996 to 27.3%.

     Stores enter the comparable store sales base at the beginning of their 14th month of operations. Inventories are stated at the lower of last-in, first-out
(LIFO) cost or market. Gart Sports considers cost of goods sold to include the direct cost of merchandise, plus certain internal costs associated with merchandise procurement, warehousing, handling and distribution. In addition to the full cost of inventory, cost of goods sold includes certain other occupancy costs and amortization and depreciation of leasehold improvement and rental equipment. Operating expenses include both controllable and non-controllable store expenses (except occupancy), non-store expenses and depreciation and amortization not included in cost of goods sold.

     During 1995, Gart Sports adopted an annual fiscal reporting period that ends on the first Saturday in January. Accordingly, fiscal 1996 began on January 7, 1996 and ended on January 4, 1997 and included 52 weeks of operations. Fiscal 1995 began on January 1, 1995 and ended on January 6, 1996 and included 53 weeks of operations. Fiscal 1994 began on January 1, 1994 and ended on December 31, 1994.

     The following table sets forth for the periods indicated unaudited consolidated statements of income items and those items as a percentage of net sales:

                                                 FISCAL YEARS                                39 WEEKS ENDED
                              ---------------------------------------------------   ---------------------------------
                                   1994              1995              1996         OCTOBER 5, 1996   OCTOBER 4, 1997
                              ---------------   ---------------   ---------------   ---------------   ---------------
                              DOLLARS     %     DOLLARS     %     DOLLARS     %     DOLLARS     %     DOLLARS     %
                              -------   -----   -------   -----   -------   -----   -------   -----   -------   -----
                                            (DOLLARS IN THOUSANDS)                       (DOLLARS IN THOUSANDS)
Net sales...................  $171.9    100.0%  $176.8    100.0%  $204.1    100.0%  $137.5    100.0%  $151.1    100.0%
Cost of goods sold, buying,
  distribution and
  occupancy.................   124.9     72.7    131.4     74.3    148.4     72.7    103.1     75.0    112.5     74.5
                              ------    -----   ------    -----   ------    -----   ------    -----   ------    -----
Gross profit................    47.0     27.3     45.4     25.7     55.7     27.3     34.4     25.0     38.6     25.5
Operating expenses..........    40.0     23.2     42.9     24.3     47.6     23.4     32.8     23.8     36.4     24.1
                              ------    -----   ------    -----   ------    -----   ------    -----   ------    -----
Operating income............     7.0      4.1      2.5      1.4      8.1      3.9      1.6      1.2      2.2      1.4
Interest expense............     1.7      1.0      2.3      1.3      1.6      0.8      1.2      0.9      0.7      0.4
Other income................     0.5      0.3      0.6      0.4      0.6      0.4      0.3      0.2      0.6      0.4
                              ------    -----   ------    -----   ------    -----   ------    -----   ------    -----
Income before income
  taxes.....................     5.8      3.4      0.8      0.5      7.1      3.5      0.7      0.5      2.1      1.4
Income tax expense..........     2.2      1.3      0.3      0.2      2.7      1.3      0.3      0.2      0.8      0.5
                              ------    -----   ------    -----   ------    -----   ------    -----   ------    -----
Net income..................  $  3.6      2.1%  $  0.5      0.3%  $  4.4      2.2%  $  0.4      0.3%  $  1.3      0.9%
                              ======    =====   ======    =====   ======    =====   ======    =====   ======    =====

39 WEEKS ENDED OCTOBER 4, 1997 AS COMPARED TO 39 WEEKS ENDED OCTOBER 5, 1996

     Net Sales. Net sales increased 9.9% to $151.1 million in the 39 weeks ended October 4, 1997 as compared to $137.5 million in the 39 weeks ended October 5, 1996. This growth is attributable to a comparable store sales increase of 4.2% and an increase of $12.4 million from new stores opened in fiscal 1996 and 1997 offset by $3.9 million in lost sales from closed stores. Comparable store sales increases were partly attributable to strong sales in golf equipment, footwear, athletic hardlines and activewear. During the 39 weeks ended October 4, 1997, Gart Sports opened one superstore and closed two freestanding stores as compared to opening four superstores and closing three freestanding and one mall store in the 39 weeks ended October 5, 1996. At October 4, 1997, Gart Sports operated 59 stores as compared to 60 stores as of October 5, 1996.

     Gross Profit. Gross profit in the 39 weeks ended October 4, 1997 was $38.6 million, or 25.5% of net sales as compared to $34.4 million, or 25.0% of net sales, in the 39 weeks ended October 5, 1996. This increase as a percentage of net sales was primarily the result of improved margins in hardlines and apparel and lower depreciation expense classified as cost of goods sold, buying, distribution and occupancy.

     Operating Expenses. Operating expenses in the 39 weeks ended October 4, 1997 were $36.4 million, or 24.1% of net sales, as compared to $32.8 million, or 23.8% of net sales, in the 39 weeks ended October 5, 1996. This increase as a percentage of net sales was primarily due to an increase in store payroll and advertising costs partially offset by a decline in corporate overhead expenses.

     Operating Income. As a result of the factors described above, operating income in the 39 weeks ended October 4, 1997 increased 36.6% to $2.2 million, or 1.4% of net sales, from $1.6 million, or 1.2% of net sales, in the 39 weeks ended October 5, 1996.

     Interest Expense. Interest expense in the 39 weeks ended October 4, 1997 decreased 44.2% to $0.7 million, or 0.4% of net sales, from $1.2 million, or 0.9% of net sales, in the 39 weeks ended October 5, 1996. This decrease was primarily due to a decrease in borrowings under Gart Sports' revolving credit line.

     Other Income. Other income in the 39 weeks ended October 4, 1997 increased 100.7% to $.6 million, or 0.4% of net sales, from $0.3 million, or 0.2% of net sales, in the 39 weeks ended October 5, 1996. This increase was due to proceeds received from a lessor's buyout of a store lease, offset in part by the write-off of deferred offering costs as a result of the cancellation of a proposed initial public offering in light of the pendency of the Merger.

     Income Taxes. Gart Sports' income tax expense in the 39 weeks ended October 4, 1997 was $0.8 million as compared to $0.3 million in the 39 weeks ended October 5, 1996. Gart Sports' effective tax rate increased to 37.8% as compared to 37.5% in the comparable period last year.

FISCAL 1996 AS COMPARED TO FISCAL 1995

     Net Sales. Net sales increased 15.4% to $204.1 million in fiscal 1996 as compared to $176.8 million in fiscal 1995. This growth is attributable to a comparable store increase of 4.4% and an increase of $35.6 million in sales from new stores offset by $12.8 million in lost sales from closed stores. Comparable store sales increases were partly attributable to strong sales in the apparel categories. As a result of new store openings net of store closings, total square footage increased 9.6% in fiscal 1996 to 1,453,520 from 1,326,158 in fiscal 1995. During fiscal 1996, Gart Sports opened five superstores and closed four freestanding stores and one mall store as compared to opening four superstores and one freestanding store and closing four freestanding stores and two mall stores in fiscal 1995. Gart Sports operated 60 stores at the end of both fiscal 1996 and fiscal 1995.

     Gross Profit. Gross profit in fiscal 1996 was $55.7 million, or 27.3% of net sales as compared to $45.4 million, or 25.7% of net sales in fiscal 1995. This increase as a percentage of net sales was primarily attributable to reduced inventory shrinkage and higher gross profit margins overall due to a change in pricing from an everyday low price strategy to a promotional price strategy. The promotional pricing strategy was reinstated in late fiscal 1995.

     Operating Expenses. Operating expenses in fiscal 1996 were $47.6 million, or 23.4% of net sales as compared to $42.9 million, or 24.3% of net sales in fiscal 1995. This decrease as a percentage of net sales was the result of lower store payroll expenses and lower corporate overhead expenses due in part to the absence of a non-recurring severance charge of $0.8 million for termination costs of several executives in fiscal 1995 and to various cost containment programs initiated in fiscal 1996.

     Operating Income. As a result of the factors described above, operating income in fiscal 1996 increased 224.3% to $8.1 million, or 3.9% of net sales, from $2.5 million, or 1.4% of net sales in fiscal 1995.

     Interest Expense. Interest expense in fiscal 1996 decreased 29.8% to $1.6 million, or 0.8% of net sales, from $2.3 million, or 1.3% of net sales, in fiscal 1995. This decrease is primarily due to a decrease in borrowings under Gart Sports' credit agreement.

     Income Taxes. Gart Sports' income tax expense in fiscal 1996 was $2.7 million as compared to $0.3 million in fiscal 1995. Gart Sports' effective tax rate in fiscal 1996 increased to 37.6% as compared to 35.9% in fiscal 1995.

FISCAL 1995 AS COMPARED TO FISCAL 1994

     Net Sales. Net sales increased 2.9% to $176.8 million in fiscal 1995 as compared to $171.9 million in fiscal 1994. This growth is due to the net impact of six additional days of sales attributable to Gart Sports' fiscal reporting period and by the net increase in sales generated in new stores opened net of stores closed in fiscal 1995. This growth was offset by a decrease in comparable store sales of 4.1%. Total square footage increased 9.6% in fiscal 1995 to 1,326,158 from 1,210,003 in fiscal 1994. During fiscal 1995, Gart Sports opened four superstores and one freestanding store and closed four freestanding stores and two mall stores, as compared to opening three superstores, one freestanding store and one resort store and closing two freestanding stores in fiscal 1994. At the end of fiscal 1995, Gart Sports operated 60 stores as compared with 61 at the end of fiscal 1994.

     Gross Profit. Gross profit in fiscal 1995 was $45.4 million, or 25.7% of net sales as compared to $47.0 million, or 27.3% of net sales, in fiscal 1994. This decrease as a percentage of net sales was primarily the result of lower gross profit margins pursuant to the adoption in 1994 by Gart Sports of an everyday low price strategy. The everyday low price strategy was phased out in late fiscal 1995.

     Operating Expenses. Operating expenses in fiscal 1995 were $42.9 million, or 24.3% of net sales as compared to $40.0 million, or 23.2% of net sales in fiscal 1994. This increase as a percentage of net sales was primarily due to higher depreciation resulting from capital expenditures for new superstore openings and a non-recurring severance charge in fiscal 1995.

     Operating Income. As a result of the factors described above, operating income in fiscal 1995 decreased 64.4% to $2.5 million, or 1.4% of net sales from $7.0 million, or 4.1% of net sales in fiscal 1994.

     Interest Expense. Interest expense in fiscal 1995 increased 30.6% to $2.3 million, or 1.3% of net sales, from $1.7 million, or 1.0% of net sales, in fiscal 1994. This increase was due primarily to an increase in borrowings under the Gart Sports' revolving credit line.

     Income Taxes. Gart Sports' income tax expense in fiscal 1995 was $0.3 million as compared to $2.2 million in fiscal 1994. Gart Sports' effective tax rate in fiscal 1995 decreased to 35.9% as compared to 38.3% in fiscal 1994. This decrease is primarily due to the impact of non-recurring state income tax credits received in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Gart Sports' primary capital requirements are for inventory, capital improvements and pre-opening expenses to support the Gart Sports' expansion plans, as well as for various investments in store remodeling, store fixtures and ongoing infrastructure improvements. Historically, Gart Sports' liquidity and capital needs have been met by cash from operations and borrowings under a revolving line of credit (the "Credit Agreement") with CIT/Business Credit, Inc. ("CIT").

     Net cash used in operating activities increased to $11.6 million in the 39 weeks ended October 4, 1997 from $6.2 million in the 39 weeks ended October 5, 1996 primarily due to an increase in inventories offset by an increase in accounts payable. Net cash used in investing activities, which primarily represented purchases of property and equipment for new store openings in both periods, increased to $3.4 million in the 39 weeks ended October 4, 1997 from $2.3 million in the 39 weeks ended October 5, 1996. Net cash provided by financing activities increased to $8.7 million in the 39 weeks ended October 4, 1997 from $3.5 million in the 39 weeks ended October 5 1996, which primarily represented borrowings under Gart Sports' revolving credit facility.

     Net cash derived from operating activities was $22.1 million in fiscal 1996 versus $11.5 million in fiscal 1995. The increase in cash provided in fiscal 1996 compared to fiscal 1995 primarily resulted from an increase in net income, higher levels of accounts payable and accrued expenses, and the receipt of income tax refunds. Net cash used in investing activities was $3.4 million in fiscal 1996 compared to $3.6 million in fiscal 1995 and consisted primarily of capital expenditures. Fiscal 1996 capital expenditures were predominantly used for the opening of five new stores. In addition, capital expenditures were also made for information systems, distribution center facilities, store fixturing and remodeling.

     Net cash used in financing activities was $16.8 million in fiscal 1996 and $3.3 million in fiscal 1995. In fiscal 1996 and fiscal 1995, repayment of long term debt was $17.0 million and $2.7 million, respectively. The long term debt consists of the Credit Agreement, which allows Gart Sports' to borrow up to 60% of its eligible inventories (as defined in the Credit Agreement) for the period January through August of each year and up to 65% of its eligible inventories for the period September through December of each year. Borrowings are limited to the lesser of $50 million or the amount calculated in accordance with the borrowing base, and are secured by substantially all trade receivables, inventories and intangible assets. CIT may not demand repayment of principal absent an occurrence of default under the Credit Agreement prior to April 20, 2001. Loan interest is payable monthly at Chase Manhattan Bank's prime rate plus a margin rate that cannot exceed 0.75% or, at the option of Gart Sports, at Chase Manhattan Bank's LIBOR rate plus a margin that cannot exceed 2%. The margin rate on both prime and LIBOR borrowings can be reduced to as low as 0.0% and 1.25%, respectively, depending on certain criteria. There was $8.8 million outstanding under the Credit Agreement at October 4, 1997, and $41.2 million was available for borrowing.

     The IRS has proposed adjustments to the 1992 and 1993 consolidated federal income tax returns of Gart Sports and its former parent, Thrifty, and the manner in which LIFO inventories were characterized on such returns. These adjustments could result in up to approximately $9.7 million of a long-term deferred tax liability being accelerated, which would have a negative impact on liquidity in the near term. See "Risk Factors -- Potential Impact on Liquidity of Income Tax Contingency" and Note 13 to the Gart Sports Consolidated Financial Statements.

     Gart Sports has opened 20 stores since November 1993, including five stores in 1994, five stores in 1995, five stores in 1996 and five stores in 1997. Capital expenditures to support all of Gart Sports' expansion plans as well as various investments in store remodeling, store fixtures, ski rentals and ongoing infrastructure improvements are projected to be $5.3 million in fiscal 1997. These capital expenditures will be for new store openings, fixturing and remodeling of existing stores, information systems and distribution center facilities. Gart Sports currently leases all of its store locations and intends to continue to finance its new stores with long-term operating leases. Based on Gart Sports' prior experience, newly constructed superstores require a cash investment of approximately $1.8 million for a 45,000 square foot store, consisting of $1.4 million for inventory net of vendor payables, $300,000 for capital improvements (including leasehold improvements, fixtures and equipment) and $100,000 for pre-opening expenses. The cash investment for a newly constructed 33,000 square foot store is approximately $1.5 million, consisting of $1.1 million for inventory net of vendor payables, $250,000 for capital improvements and $100,000 for pre-opening expenses. Historically, superstores constructed in existing retail space have required additional capital investment of approximately $700,000 in leasehold improvements per location. The level of capital improvements will be impacted by the mix of new construction versus renovation of existing retail space for the Gart Sports' new stores. Of the 16 superstores opened since November, 1993, three have been renovations of existing retail space. Pre-opening costs, which include grand opening advertising, are expensed on a straight-line basis during the remaining periods of the fiscal reporting year in which the store opens. Gart Sports expects similar trends in new store investment for the foreseeable future.

     Gart Sports has received a commitment letter for a multi-year asset-based credit facility of $175 million to refinance the combined indebtedness of Gart Sports and Sportmart. The new credit facility will include a

$10 million letter of credit feature, an advance rate against eligible inventories of 70%, and certain financial covenants. Interest rates will be based on the prime rate or the LIBOR rate, at the option of Gart Sports, plus margins of 25 basis points for prime borrowings and 175 basis points for LIBOR borrowings.

     Gart Sports believes that cash generated from operations, together with funds available under the proposed credit facility, will be sufficient to fund transaction fees and costs, severance and relocation costs, integration costs (estimated to be approximately $21 million in the aggregate), projected capital expenditures (estimated at $11 million) and other working capital requirements through fiscal 1998. Gart Sports also intends to utilize its credit facilities to meet seasonal fluctuations in cash flow requirements. Gart Sports generally reaches its peak borrowing level in November.

SEASONALITY AND INFLATION

     The following table sets forth Gart Sports' unaudited consolidated quarterly results of operations for each of the quarters in fiscal 1995 and 1996 and for the first three quarters of fiscal 1997. This quarterly information is unaudited, but has been prepared on the same basis as the annual financial information and, in the opinion of management, reflects all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the periods presented. The results of operations for any quarter are not necessarily indicative of the results for the respective fiscal year. The results of operations for any quarter are not necessarily indicative of the results for any future period.

                                                                         FISCAL 1995
                                                           ----------------------------------------
                                                            FIRST     SECOND      THIRD     FOURTH
                                                           QUARTER    QUARTER    QUARTER    QUARTER
                                                           -------    -------    -------    -------
Net sales................................................   $38.9      $36.3      $42.0      $59.6
% of full year...........................................    22.0%      20.5%      23.8%      33.7%
Operating income (loss)..................................   $(0.2)     $(1.9)     $(0.5)     $ 5.1
% of full year...........................................    (8.0)%    (76.0)%    (20.0)%    204.0%

                                                                         FISCAL 1996
                                                           ----------------------------------------
                                                            FIRST     SECOND      THIRD     FOURTH
                                                           QUARTER    QUARTER    QUARTER    QUARTER
                                                           -------    -------    -------    -------
Net sales................................................   $44.3      $42.9      $50.3      $66.6
% of full year...........................................    21.7%      21.0%      24.6%      32.7%
Operating income.........................................   $ 1.4      $ 0.2      $ 0.0      $ 6.5
% of full year...........................................    17.3%       2.5%       0.0%      80.2%

                                                                         FISCAL 1997
                                                           ----------------------------------------
                                                            FIRST     SECOND      THIRD
                                                           QUARTER    QUARTER    QUARTER
                                                           -------    -------    -------
Net sales................................................   $47.4      $48.0      $55.7
Operating income.........................................   $ 1.8      $ 0.4      $ 0.0

     The fourth quarter has historically been the strongest quarter for Gart Sports. For fiscal 1995 and 1996, the fourth quarter contributed 33.7% and 32.7%, respectively, of net sales and 207.3% and 80.2%, respectively, of operating income. Gart Sports believes that two primary factors contribute to this seasonality. First, Gart Sports' business is characterized by strong sales of cold weather sporting goods, and its customers traditionally make purchases of ski and snowboard merchandise during these quarters in anticipation of the ski and snowboard season. In fiscal 1995 and 1996, sales and rentals of winter sports equipment and apparel accounted for 22.6% and 23.2%, respectively, of Gart Sports' net sales for these fiscal years. Second, as is the case with most retailers, holiday sales contribute significantly to Gart Sports' operating results. As a result of these factors, inventory levels, which gradually increase beginning in April, generally reach their peak in November and then fall to their lowest level following the December holiday season. Any decrease in sales for the fourth quarter, whether due to a slow holiday selling season, poor snowfall in ski areas near Gart Sports' markets or otherwise, could have a material adverse effect on Gart Sports' business, financial condition and operating results for the entire fiscal year. Further, as a result of the seasonality of Gart Sports' revenue, Gart Sports may experience net losses in the second and third fiscal quarters of each year for the foreseeable future. Following the proposed merger, it is expected the seasonality of Gart Sports will be less dependent on the fourth quarter for both sales and operating income generation as a percentage of full year. See "Risk Factors -- Seasonality; Dependence on Winter Selling Season" and "Sportmart Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."

     Although the operations of Gart Sports are influenced by general economic conditions, Gart Sports does not believe that inflation has a material impact on Gart Sports' results of operations. Gart Sports believes that it is generally able to pass along any inflationary increases in costs to its customers.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS NOT YET ADOPTED

     In February of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128), which is effective for periods ending after December 15, 1997 (including interim periods). SFAS 128 requires public companies to present basic earnings per share and diluted earnings per share instead of primary and fully diluted earnings per share as required under current accounting standards. SFAS 128 cannot be adopted early. At October 4, 1997, the pro forma basic and diluted earnings per share presentations for the 39 weeks ended October 5, 1996 and October 4, 1997, are the same as earnings per share as currently disclosed. Pro forma diluted earnings per share is equal to pro forma basic earnings per share, as Gart Sports' dilutive common stock equivalents, as calculated using the treasury stock method, are not significant. Potentially dilutive common stock equivalents include stock options outstanding under Gart Sports' Management Equity Plan.

                      CERTAIN TRANSACTIONS OF GART SPORTS

RELATIONSHIP WITH GEI

     Control by GEI. GEI currently owns 85.7% of the outstanding Common Stock, and upon consummation of the Merger, GEI will own approximately 61% of the outstanding Gart Common Stock. GEI, whose general partner is LGA, led the acquisition of Thrifty Corporation in 1992, at which time Gart Sports was a subsidiary of Thrifty Drug Stores. In 1994, Thrifty distributed all of the capital stock of Gart Sports to Thrifty's shareholders. LGA is a private investment firm which initiates, structures and invests in acquisitions and recapitalizations of established public and private middle-market companies. See "Risk Factors -- Potential Conflicts of Interest."

     Due to GEI's stock ownership in Gart Sports, GEI will continue to be able to control Gart Sports, to elect its Board of Directors and to approve any action requiring stockholder approval, including adopting amendments to the Gart Sports Certificate and approving or disapproving mergers or sales of all or substantially all of the assets of Gart Sports. As a result of such control, GEI will be able to effectively control all of Gart Sports' policy decisions. As long as GEI is a majority stockholder of Gart Sports, third parties will not be able to obtain control of Gart Sports through purchases of Gart Common Stock not owned by GEI. See "Risk Factors -- Control by Significant Stockholder."

     Tax Sharing and Indemnification Agreements. Gart Sports was a subsidiary of Thrifty Corporation, which was wholly-owned by TCH Corporation ("TCH"), until 1994 and was included in TCH's consolidated federal income tax returns during that period. Under federal tax law, if Gart Sports is included in a consolidated federal income tax return, it is severally liable for all the federal income tax liabilities with respect to such return, including tax liabilities not attributable to income of Gart Sports ("Non-Company Taxes"). In order to allocate the tax liabilities among them, TCH and its subsidiaries, including Gart Bros. and MC, entered into a Tax Sharing Agreement as of September 25, 1992. In general, the Tax Sharing Agreement provides that, so long as TCH is required to file consolidated federal income tax returns which include Gart Bros., Gart Bros. will be responsible for paying to TCH its Separate Tax Liability (as defined in the Tax Sharing Agreement) computed as a flat tax on its income at the highest marginal rate applicable to corporations under the various income tax systems provided under the Internal Revenue Code. Similarly, TCH will be required to reimburse Gart Bros. for the use of its tax attributes (i.e., net operating losses, capital losses or credits) to reduce federal income tax liability on a TCH consolidated federal income tax return. Similar provisions apply with respect to the filing of combined or consolidated state income or franchise tax returns and the payment of tax. Under the Tax Sharing Agreement, TCH will determine the reporting of all items on the TCH consolidated federal income tax returns and will be responsible for all audits and controversies. Separate Tax Liabilities of each member will be adjusted to reflect adjustments resulting from resolved audits or other controversies and appropriate payments or reimbursements will be made. On July 24, 1997, the IRS proposed adjustments to the 1992 and 1993 consolidated federal income tax returns of Gart Bros. and its former parent company, Thrifty. See "Risk
Factors -- Potential Impact on Liquidity of Income Tax Contingency."

     Pacific Enterprises ("PE"), the former parent company of Thrifty , TCH, Thrifty Corporation and Big 5 Corporation entered into a Tax Indemnity Agreement dated as of September 25, 1992 which sets forth the parties' agreements with respect to various tax matters and provides that PE will indemnify each member of the affiliated group of which TCH is the common parent (collectively, the "Thrifty Group") from specified liabilities and expenses imposed on or incurred by any member of the Thrifty Group in respect of federal income tax for all tax periods ending on or before September 25, 1992 and in respect of certain ERISA liabilities. Gart Bros. was a member of the Thrifty Group at the time the Tax Indemnity Agreement was entered into and continues to be subject to such agreement. Pursuant to the Tax Indemnity Agreement, each member of the Thrifty Group jointly and severally indemnified PE and each member of the Parent Group (as defined in the Tax Indemnity Agreement) against liabilities incurred as a result of a breach of the Tax Indemnity Agreement by TCH or any member of the Thrifty Group.

     In connection with the distribution of the Gart Common Stock to the shareholders of Thrifty (the "Distribution") and Thrifty's simultaneous acquisition of Pay Less Drugstores Northwest, Inc. ("Pay Less"), Gart Sports and several other former subsidiaries of Thrifty (the "Former Subsidiaries") entered into an Indemnification and Reimbursement Agreement (the "Reimbursement Agreement") with Thrifty whereby the Former Subsidiaries have agreed to indemnify Thrifty for any tax-related expenses arising from the Distribution (in excess of $15 million) or the operation of the Former Subsidiaries businesses. The Reimbursement Agreement also provides that Thrifty will indemnify the Former Subsidiaries for any expenses arising from the operation of Thrifty's business on or before date of the Distribution. Gart Sports has not received any notices of claims under the Reimbursement Agreement, and is unaware of any pending claim thereunder.

     Also in connection with the Distribution, Gart Sports entered into an Indemnification Allocation Agreement (the "Allocation Agreement") with Thrifty and MC whereby the parties agree to separate and allocate the economic benefits of certain indemnification rights under the agreement whereby Thrifty purchased Thrifty Corporation from PE among themselves. Gart Sports has not received any notices of claims under the Reimbursement Agreement, and is unaware of any pending claim thereunder.

     Management Services Agreement. Gart Sports has entered into a Management Services Agreement with LGA, pursuant to which LGA receives an annual retainer fee of $500,000 plus reasonable expenses for providing certain management, consulting and financial planning services (the "LGA Management Fee"). Gart Sports believes that the contacts and expertise provided by LGA in these areas enhance Gart Sports' opportunities and management's expertise in these matters and that the fees to be paid to LGA fairly reflect the value of the services to be provided by LGA. In addition to the LGA Management Fee, the Management Services Agreement provides that LGA may receive reasonable and customary fees and reasonable expenses from time to time for providing financial advisory and investment banking services in connection with major financial transactions that may be undertaken in the future. The Management Services Agreement terminates on April 20, 2004.

                     PRINCIPAL STOCKHOLDERS OF GART SPORTS

     The table below sets forth certain information regarding beneficial ownership of Gart Common Stock as of November 28, 1997, assuming the exercise of options exercisable within 60 days of the date hereof, and the issuance of Gart Common Stock pursuant to the Merger with respect to: (i) each person or entity who owns of record or beneficially five percent or more of the Gart Common Stock (including GEI)), (ii) each executive officer and each director of Gart Sports, and (iii) all executive officers and directors of Gart Sports as a group. To the knowledge of Gart Sports, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. The table sets forth the number and percentage of the outstanding shares projected to be beneficially owned by each of such shareholders after consummation of the Merger.

                                                         SHARES OWNED            SHARES OWNED
                                                     PRIOR TO THE MERGER       AFTER THE MERGER
                                                     --------------------    --------------------
                                                      NUMBER      PERCENT     NUMBER      PERCENT
                                                     ---------    -------    ---------    -------
Green Equity Investors, L.P.(1)....................  4,713,206     85.7%     4,713,206     61.4%
Larry J. Hochberg(2)...............................         --       --        568,933      7.4
John Douglas Morton................................     84,800      1.5         84,800      1.1
David J. Nace......................................     54,200      1.0         54,200       .7
Arthur S. Hagan....................................     19,067      0.5         19,067       .2
Robert M. Chessen..................................      8,800       .2          8,800       .1
Jonathan D. Sokoloff(1)............................         --       --             --       --
Jennifer Holden Dunbar(1)..........................         --       --             --       --
All directors and executive officers as a group (6
  persons).........................................    166,417      4.0        166,417      2.9

---------------

(1) GEI is a Delaware limited partnership, the general partner of which is LGA. The general partners of LGA are (i) Tardy-Green, Inc., a Delaware corporation the capital stock of which is wholly-owned by a trust of which Leonard I. Green is the co-trustee, (ii) Mr. Sokoloff, (iii) Willow III, Inc., a California corporation the capital stock of which is beneficially owned by Ms. Holden Dunbar, and (iv) GANMAX, a California corporation the capital stock of which is beneficially owned by Gregory J. Annick. Mr. Sokoloff, Ms. Holden Dunbar and Mr. Annick may be deemed to be beneficial owners of the shares of Gart Common Stock held by GEI since they (or entities controlled by them) are general partners of LGA and also because they (whether through ownership interest or position) may be deemed to control LGA.

(2) Includes 32,147 shares of Gart Common Stock beneficially owned by Larry J. Hochberg's wife, Barbara P. Hochberg. Includes 3,114 shares of Gart Common Stock which are held by Larry J. Hochberg as Co-Trustee of the Hochberg Annual Gift Trust U/A/D 4/27/94. Includes 3,214 shares of Gart Common Stock which are held by Larry J. Hochberg as Trustee of the Andrew S. Hochberg Sub-Trust U/A/D 1/3/90. Includes 2,802 shares of Gart Common Stock which are held by Larry J. Hochberg as Trustee of the Amy H. Lowenstein Sub-Trust U/A/D 1/3/90. Includes 51,518 shares of Gart Common Stock beneficially owned by Sanford Cantor, which shares are subject to a voting agreement pursuant to which Larry J. Hochberg may vote such shares. Excludes 234,126 shares of Gart Common Stock issuable with respect to shares of Sportmart Common Stock currently held by LJH L.P., a limited partnership with respect to which a trust for which Mr. Hochberg acts as trustee serves as general partner. It is anticipated that prior to the Effective Time, LJH L.P. will be liquidated and the shares of Sportmart Common Stock owned thereby will be distributed to the partners of such partnership on a pro rata basis. Because Mr. Hochberg will not be the beneficial owner of any shares of Gart Common Stock held by such partners, Mr. Hochberg disclaims beneficial ownership thereof.

                    DESCRIPTION OF GART SPORTS CAPITAL STOCK

     Upon consummation of the Merger, Gart Sports will have authorized capital of 22,000,000 shares of Gart Common Stock, par value $.01 per share, and 3,000,000 shares of Gart Preferred Stock, par value $.01 per share. Of the 22,000,000 shares of Gart Common Stock authorized, 5,498,894 shares will be outstanding immediately prior to the consummation of the Merger and approximately 7,683,392 shares will be outstanding upon consummation of the Merger (assuming no exercise prior to the Effective Time of outstanding options to acquire Gart Common Stock and Sportmart Common Stock and assuming a Conversion Ratio of .164860). No shares of Gart Preferred Stock have been issued.

COMMON STOCK

     All shares of Gart Common Stock currently outstanding are, and all shares of Gart Common Stock to be issued in connection with the Merger, when duly issued and paid for, will be fully paid and nonassessable, not subject to redemption and without preemptive, conversion or subscription rights. Holders of Gart Common Stock are entitled to one vote per share on all actions submitted to a vote of stockholders. Cumulative voting is not permitted. Holders of Gart Common Stock are entitled to receive cash dividends equally on a per share basis as and when such dividends are declared by the Board of Directors from funds legally available therefor, subject to preferential rights with respect to any outstanding Gart Preferred Stock. See "Dividend Policy."

     In the event of a liquidation, dissolution or winding up of Gart Sports, holders of Gart Common Stock are entitled to share with each other on a ratable basis as a single class in the remaining assets of Gart Sports available for distribution after payment of liabilities and satisfaction of any preferential rights of holders of Gart Preferred Stock. The rights, preferences and privileges of holders of Gart Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Gart Preferred Stock which Gart Sports may designate and issue in the future.

PREFERRED STOCK

     Gart Sports has an authorized class of undesignated Gart Preferred Stock consisting of 3,000,000 shares. The Board of Directors has authority, without any further vote or action by the stockholders, to provide for the issuance of the shares of Gart Preferred Stock in series, to establish from time to time the relative, participating, optional or other special rights, qualifications or restrictions of the shares of each such series and to determine the voting powers, if any, of such shares. The issuance of Gart Preferred Stock could adversely affect, among other things, the rights of current stockholders. The issuance of Gart Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Gart Common Stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change in control of Gart Sports and could make the removal of the present management of Gart Sports more difficult. Gart Sports has no present plans to issue any Gart Preferred Stock. See "Risk Factors -- Possible Anti-Takeover Effect of Charter, Bylaws and Delaware Law Provisions."

DELAWARE LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     The Gart Sports Certificate and Gart Sports Bylaws contain a number of provisions relating to corporate governance and to the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of Gart Sports. These provisions include the following:

          Special Meetings of Stockholders; Stockholder Action by Written Consent. The Gart Sports Certificate and Gart Sports Bylaws require that any action required or permitted to be taken by Gart Sports' stockholders must be effected at a duly called annual or special meeting of stockholders; provided, however, that any action required or permitted to be taken at any annual or special meeting of Gart Sports' stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent in writing, setting forth the action taken, is signed by the holders of outstanding stock of Gart Sports having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the Secretary of Gart Sports has received at least 24 hours prior written notice of the intent to take such action which notice the Secretary has conveyed to each director at least 24 hours prior to the taking of such action; provided that such notice may be waived in writing by each director entitled to receive such notice. Additionally, the Gart Sports Certificate requires that special meetings of the stockholders of Gart Sports be called only by the Chairman of the Board, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, and shall be called by the Secretary or any Assistant Secretary, if there be one, at the request in writing of holders of outstanding stock of Gart Sports having not less than a majority of the votes that would be necessary to authorize such action.

          Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Gart Sports Bylaws provide that stockholders seeking to bring business before or to nominate directors at any meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of Gart Sports not less than 30 days nor more than 75 days prior to such meeting, or, if less than 40 days' notice was given for the meeting, within 10 days following the date on which such notice was given. The Gart Sports Bylaws specify certain requirements for a stockholder's notice to be in proper written form. These provisions may preclude some stockholders from bringing matters before the stockholders or from making nominations for directors.

          Supermajority Vote for Business Combinations. The Gart Sports Certificate includes a "fair price provision" which requires the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors held by persons who are not interested stockholders (as defined below) and present in person or by proxy to approve certain business combinations (including certain mergers, security issuances, recapitalizations, liquidations and the sale, lease or transfer of a substantial part of Gart Sports' assets) involving Gart Sports or a subsidiary and an owner of 10% or more of the outstanding Gart Common Stock ("interested stockholder"), unless either (i) such business combination is approved by a majority of the directors unaffiliated with the interested stockholder or (ii) the stockholders receive a "fair price" for their holdings and other procedural requirements are met. A "fair price" for the holders of outstanding stock entitled to vote generally in the election, including Common Stock but excluding any class of Preferred Stock excluded by the Board of Directors, in a business combination shall be at least equal to the higher of the following: (i) the highest price per share paid by the interested stockholder (a) within the two-year period immediately prior to the first public announcement of the proposed business combination, or (b) in the transaction in which the interested stockholder became an interested stockholder, whichever is higher; (ii) if applicable, the highest preferential amount per share to which the holders of shares of such class of stock are entitled in the event of any voluntary or involuntary liquidation, dissolution, or winding up of Gart Sports; or (iii) the Fair Market Value (as defined in the Gart Sports Certificate) per share of such class of stock (a) on the date of the first public announcement of the proposed business combination, or (b) on the date on which the interested stockholder became an interested stockholder, whichever is higher. The fair price provision of the Gart Sports Certificate can only be amended by the affirmative vote of the holders of two-thirds of the outstanding shares of Gart Common Stock entitled to vote thereon.

     Upon the consummation of the Merger, Gart Sports will be subject to Section 203 of the DGCL which imposes restrictions on business combinations (as defined therein) with interested stockholders (being any person who acquired 15% or more of Gart Sports' outstanding voting stock). In general, Gart Sports is prohibited from engaging in business combinations with an interested stockholder, unless
(i) before such person became an interested stockholder, the Board of Directors of Gart Sports approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of Gart Sports outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding stock held by directors who are also officers of Gart Sports and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date on which such person became an interested stockholder, the business combination is approved by the Board of Directors of Gart Sports and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of Gart Sports not owned by the interested stockholder. Under
Section 203 of the DGCL, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving Gart Sports and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of Gart Sports' Board of Directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who are directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of Gart Sports to engage in business combinations with an interested person, the application of Section 203 of the DGCL to Gart Sports may provide a barrier to hostile or unwanted takeovers.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Gart Common Stock will be American Securities Transfer, Incorporated.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Merger, Gart Sports will have outstanding approximately 7,683,392 shares of Common Stock (assuming no exercise prior to the Effective Time of outstanding options to acquire Gart Common Stock and Sportmart Common Stock and assuming a Conversion Ratio of .164860). A significant number of such shares, including shares held by certain holders of Gart Common Stock prior to the Merger, will be eligible for sale without restriction under the Securities Act in the public market after the consummation of the Merger by persons other than affiliates of Gart Sports. Sales of shares by affiliates of Sportmart will be subject to Rule 145 of the Securities Act (or Rule 144 in the case of such persons who become affiliates of Gart Sports) or as otherwise permitted under the Securities Act. In addition, certain stockholders of Gart Sports will have rights to require Gart Sports to register the sale of such holders' shares of Gart Common Stock under the Securities Act or, in some cases, to register the sale of shares in other registration statements filed by Gart Sports in respect of sales of shares by it or by others. See "The Merger -- Registration Rights."

     In general, under Rule 144 as currently in effect, an affiliate of Gart Sports, subject to any applicable holding period, would be entitled to sell within any three-month period a number of Restricted Shares that does not exceed the greater of 1% of the then outstanding shares of Gart Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. In addition, sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current information about Gart Sports.

     Gart Sports intends to file a registration statement on Form S-8 on or about the Effective Time of the Merger to register the shares of restricted common stock of Gart Sports and the shares of Gart Common Stock reserved for issuance upon the exercise of outstanding options, all of which shares were granted pursuant to the Gart Sports' Management Equity Plan or from the conversion of Sportmart Common Stock options to Gart Common Stock options. After giving effect to the Merger, 41,215 shares of restricted common stock of Gart will be outstanding and options to purchase 778,922 shares (assuming no changes in the capitalization of either Sportmart or Gart Sports, no exercise prior to the Effective Time of outstanding options to acquire Gart Common Stock and Sportmart Common Stock and a Conversion Ratio of .164860), all of which shares will be eligible, subject to vesting, for sale pursuant to such registration statement. See "Gart Sports Management -- Compensation Plans and
Arrangements -- Management Equity Plan."

                       SELLING SHAREHOLDERS OF SPORTMART

     The table below sets forth certain information regarding ownership of Gart Common Stock by the Sportmart Principals after giving effect to the Merger (assuming no changes in the capitalization of either Sportmart or Gart Sports), and the number of Resale Shares to be sold by them under this Proxy Statement/
Prospectus:

                                                 BENEFICIAL OWNERSHIP                   BENEFICIAL OWNERSHIP
                                                 BEFORE OFFERING(1)(2)      NUMBER         AFTER OFFERING
                                                -----------------------   OF SHARES    -----------------------
         NAME OF SELLING SHAREHOLDER            NO. OF SHARES   PERCENT   OFFERED(1)   NO. OF SHARES   PERCENT
         ---------------------------            -------------   -------   ----------   -------------   -------
AH Investment Trust U/A/D 6/3/87(5)...........     179,814       2.3%      179,814            --          --
Barbara P. Hochberg Trust U/A/D 12/17/88......      32,147          *       32,147            --          --
Amy H. Lowenstein Sub-Trust U/A/D 1/3/90......       2,802          *        2,802            --          --
Andrew S. Hochberg Sub-Trust U/A/D 1/3/90.....       3,214          *        3,214            --          --
Hochberg Annual Gift Trust U/A/D 4/27/94......       3,114          *        3,114            --          --
Daniel Hochberg under the IL UGMA.............       1,261          *        1,261            --          --
Larry J. Hochberg(3)..........................       5,988          *        2,031         3,957           *
Andrew S. Hochberg(3).........................      11,400          *        7,443         3,957           *
Laurie Hochberg...............................         824          *          824            --          --
Larry J. Hochberg Trust U/A/D 6/12/81(5)......     470,151       6.1%      470,151            --          --
Jacob Lowenstein under the IL UGMA............       1,121          *        1,121            --          --
Ariel Lowenstein under the IL UGMA............       1,459          *        1,459            --          --
Amy Lowenstein................................         487          *          487            --          --
Raphael Lowenstein under the IL UGMA..........       1,121          *        1,121            --          --
Joshua Lowenstein under the IL UGMA...........       1,121          *        1,121            --          --
John A. Lowenstein(4).........................       6,906          *        4,597         2,309           *
AHL Investment Trust U/A/D 12/7/90(5).........      57,128          *       57,128            --          --
Jessica Hochberg under the IL UGMA............         715          *          715            --          --
Abigail Lowenstein under the IL UGMA..........       1,014          *        1,014            --          --
Amy H. Lowenstein Revocable Trust U/A/D
  8/29/91.....................................      42,216          *       42,216            --          --
Andrew S. Hochberg Revocable Trust U/A/D
  7/9/87(5)...................................      32,125          *       32,125            --          --
Abigail Lowenstein under the IL UGMA..........         912          *          912            --          --
The Lowenstein Annual Gift Trusts U/A/D
  12/1/96(5)..................................         741          *          741
AH Investment Trust II U/A/D 1/5/96(5)........      18,141          *       18,141
AHL Investment Trust II U/A/D 1/5/96(5).......      90,706       1.2%       90,706
AHL Investment Trust III U/A/D 9/19/97(5).....      44,703          *       44,703
Andrew S. Hochberg 1995 Gift Trust U/A/D
  1/3/95(5)...................................      11,268          *       11,268

---------------

 * Less than 1%.

(1) Represents the number of Gart Common Stock that may be issued to each of the Selling Shareholders in the Merger calculated by assuming a Conversion Ratio of .164860. For an illustration of how the number of shares of Gart Common Stock to be issued to each of the Selling Shareholders in the Merger may change based on different Conversion Ratios, see "The Merger
    Agreement -- Conversion of Shares."

(2) For each Selling Shareholder, the number of shares listed excludes any shares of Gart Common Stock held by any other Selling Shareholder which such Selling Shareholder may be deemed to beneficially own. See "Security Ownership of Certain Persons and Management of Sportmart."

(3) Includes 3,957 shares of Gart Common Stock which will be issuable within 60 days of the Effective Time upon exercise of options pursuant to the Sportmart Stock Option Plan (which will be assumed by Gart Sports pursuant to the Merger).

(4) Includes 2,309 shares of Gart Common Stock which will be issuable within 60 days of the Effective Time upon exercise of options pursuant to the Sportmart Stock Option Plan (which will be assumed by Gart Sports pursuant to the Merger).

(5) Includes shares of Gart Common Stock that are issuable with respect to shares of Sportmart Common Stock currently held by a partnership of which the Selling Shareholder is a partner; such partnership will be liquidated prior to the Effective Time.

                              PLAN OF DISTRIBUTION

     The Registration Statement of which this Proxy Statement/Prospectus is a part relates to and covers the reoffering and resale by the Sportmart Principals or their pledgees, donees, transferees or distributees, or their respective successors-in-interest (collectively, the "Selling Shareholders") of the Resale Shares issued or issuable to them by Gart Sports. Any Resale Shares owned by the Selling Shareholders may be offered by them from time to time in transactions (which may involve crosses and block transactions) on Nasdaq, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. Selling Shareholders may sell some or all of the shares in transactions involving broker-dealers, including (i) block trades in which the brokers or dealers will attempt to sell the Resale Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by brokers or dealers as principal and resale by such brokers or dealers for their account pursuant to this Proxy Statement/Prospectus; (iii) ordinary brokerage transactions and transactions in which the brokers solicit purchases; or (iv) one or more underwritten offerings on a firm commitment or best efforts basis. Broker-dealers, agents or underwriters participating in such transactions as agent may receive commissions from the Selling Shareholders and, if they act as agent for the purchaser of the shares, from the purchaser. Participating broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share, and to the extent such broker-dealer is unable to do so as agent for the Selling Shareholders, the broker-dealer may purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Shareholders. In addition, shares may be sold by Selling Shareholders by or through broker-dealers in special offerings, exchange distributions or secondary distributions, and in connection therewith commissions in excess of the customary commissions prescribed by applicable rules may be paid to participating broker-dealers or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commissions. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions on Nasdaq, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices, and in connection with such resale may pay to or receive commissions from the purchaser of such shares. A Selling Shareholder may, from time to time, sell short the Gart Common Stock, and in such instances, this Proxy Statement/Prospectus may be delivered in connection with such short sales and the Resale Shares offered hereby may be used to cover such short sales. Sales of the Resale Shares may also be made pursuant to Rule 144 under the Securities Act, as applicable. There is no assurance that the Selling Shareholders will sell any or all of the shares offered hereby.

     The Selling Shareholders and any underwriters, broker-dealers or agents that participate in a distribution of such shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not bid for or purchase Resale Shares during a period which commences one business day (5 business days, if Gart Sports' public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of Resale Shares by the Selling Shareholders.

     Gart Sports will pay substantially all expenses incident to the reoffering of the Resale Shares by the Selling Shareholders to the public, other than commissions and discounts of underwriters, dealers or agents. Gart Sports will receive no proceeds from any sales of such shares under this Proxy Statement/Prospectus by any Selling Shareholders.

                                 LEGAL MATTERS

     The validity of the shares of Gart Common Stock being offered hereby will be passed upon for Gart Sports by Brownstein Hyatt Farber & Strickland, P.C., Denver, Colorado.

     Certain federal income tax matters in connection with the Merger Agreement will be passed upon for Sportmart by Katten Muchin & Zavis, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of Gart Sports as of January 6, 1996 and January 4, 1997, and for the year ended December 31, 1994, the fifty-three weeks ended January 6, 1996, and the fifty-two weeks ended January 4, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Sportmart as of January 28, 1996 and February 2, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended February 2, 1997, have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Sportmart is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Sportmart with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's Web site address, http://www.sec.gov. The periodic reports, proxy statements and other information filed by Sportmart with the Commission may also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

     This Proxy Statement/Prospectus is part of a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") that has been filed by Gart Sports under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Merger Agreement. As permitted by the rules and regulations of the Commission, this Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are, where the context indicates, intended to include descriptions of the material terms thereof, but are not necessarily complete. In each instance, reference is hereby made to the copy of such contract or other document filed as an exhibit to the Registration Statement and each such statement is qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

GART SPORTS COMPANY

                                                              PAGE
                                                              ----
PRO FORMA COMBINED FINANCIAL STATEMENTS

  Pro Forma Combined Financial Information..................  F-2
  Pro Forma Combined Balance Sheet as of October 4, 1997
     (Unaudited)............................................  F-3
  Pro Forma Combined Statements of Operations for the 39
     weeks ended October 4, 1997 (Unaudited)................  F-4
  Pro Forma Combined Statements of Operations for the 52
     weeks ended January 4, 1997 (Unaudited)................  F-5
  Notes to Pro Forma Combined Financial Information
     (Unaudited)............................................  F-6

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheets as of January 4, 1997 and
     October 4, 1997 (Unaudited)............................  F-9
  Consolidated Statements of Income for the 39 weeks ended
     October 5, 1996 and October 4, 1997 (Unaudited)........  F-10
  Consolidated Statements of Stockholders' Equity for the 52
     weeks ended January 4, 1997 and 39 weeks ended October
     4, 1997 (Unaudited)....................................  F-11
  Consolidated Statements of Cash Flows for the 39 weeks
     ended October 5, 1996 and October 4, 1997
     (Unaudited)............................................  F-12
  Notes to Interim Consolidated Financial Statements
     (Unaudited)............................................  F-13

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

  Independent Auditors' Report..............................  F-15
  Consolidated Balance Sheets as of January 6, 1996 and
     January 4, 1997........................................  F-16
  Consolidated Statements of Income for the year ended
     December 31, 1994, 53 weeks ended January 6, 1996 and
     52 weeks ended January 4, 1997.........................  F-17
  Consolidated Statements of Stockholders' Equity for the
     year ended December 31, 1994, 53 weeks ended January 6,
     1996 and 52 weeks ended January 4, 1997................  F-18
  Consolidated Statements of Cash Flows for the year ended
     December 31, 1994, 53 weeks ended January 6, 1996 and
     52 weeks ended January 4, 1997.........................  F-19
  Notes to Consolidated Financial Statements................  F-20

SPORTMART, INC.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Balance Sheets as of February 2, 1997 and
     November 2, 1997 (Unaudited)...........................  F-30
  Consolidated Statements of Income for the 39 weeks ended
     October 27, 1996 and November 2, 1997 (Unaudited)......  F-31
  Consolidated Statements of Stockholders' Equity for the 53
     weeks ended February 2, 1997, and 39 weeks ended
     November 2, 1997 (Unaudited)...........................  F-32
  Consolidated Statements of Cash Flows for the 39 weeks
     ended October 27, 1996 and November 2, 1997
     (Unaudited)............................................  F-33
  Notes to Consolidated Financial Statements (Unaudited)....  F-34

ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

  Report of Independent Accountants.........................  F-36
  Consolidated Balance Sheets as of January 28, 1996 and
     February 2, 1997.......................................  F-37
  Consolidated Statements of Operations for the 52 weeks
     ended January 29, 1995 and January 28, 1996, and 53
     weeks ended February 2, 1997...........................  F-38
  Consolidated Statements of Stockholders' Equity for the 52
     weeks ended January 29, 1995 and January 28, 1996, and
     53 weeks ended February 2, 1997........................  F-39
  Consolidated Statements of Cash Flows for the 52 weeks
     ended January 29, 1995 and January 28, 1996, and 53
     weeks ended February 2, 1997...........................  F-40
  Notes to Consolidated Financial Statements................  F-41

                              GART SPORTS COMPANY

                    PRO FORMA COMBINED FINANCIAL INFORMATION

     Gart Sports, Gart Bros., Merger Sub and Sportmart have entered into an agreement and plan of merger dated September 28, 1997 and amended and restated as of December 2, 1997 (the "Merger Agreement") that provides for the merger (the "Merger") of Merger Sub with and into Sportmart, whereupon Sportmart will become a subsidiary of Gart Sports. Under the terms of the Merger Agreement each share of Sportmart Voting Common Stock and each share of Sportmart Class A Common Stock will be exchanged for a fractional share of Gart Common Stock. Upon consummation of the Merger, current Gart Sports stockholders will own approximately 72 1/2% of the combined entity, and current Sportmart stockholders will own approximately 27 1/2% of the combined entity. The transaction will be accounted for as a purchase of Sportmart by Gart Sports. Gart Sports' fiscal year ends on the first Saturday of January and Sportmart's fiscal year ends on the Sunday closest to the end of January. The year end of the combined entity will be the Saturday closest to the end of January.

     The following pro forma combined balance sheet as of October 4, 1997 assumes that the Merger occurred as of that date and reflects the combination of the historical balance sheet of Gart Sports as of October 4, 1997 with the historical balance sheet of Sportmart as of November 2, 1997, with pro forma adjustments to give effect to (1) purchase accounting adjustments to the historical cost basis of certain assets and liabilities of Sportmart, (2) estimated transaction fees and costs to be incurred related to the Merger, and
(3) estimated severance and relocation costs relating to Sportmart to be incurred in connection with combining the operations of the Companies.

     The following pro forma combined statements of operations for the 39 weeks ended October 4, 1997 and the 52 weeks ended January 4, 1997 assume that the Merger occurred as of January 7, 1996, and combines the historical results of operations of Gart Sports for the 39 weeks ended October 4, 1997 and the 52 weeks ended January 4, 1997 with the historical results of operations of Sportmart for the 39 weeks ended November 2, 1997 and the 53 weeks ended February 2, 1997, respectively, with pro forma adjustments to depreciation and amortization expense and related income tax expense as a result of the purchase accounting adjustments to property and equipment and favorable leases acquired. No adjustments have been made in the statements of operations to conform accounting policies and practices of the companies or for anticipated cost savings and synergies. The pro forma results of operations are not necessarily indicative of the results that would have been obtained if the Merger had occurred as of the beginning of the periods presented nor are they indicative of future operating results of the combined companies.

     The pro forma combined financial information with respect to the Merger is based on preliminary estimates of fair values of the shares issued and net assets acquired and estimated transaction costs to be incurred in connection with the Merger. The purchase accounting entries for the Merger will be based on final appraisals, fair values and actual transaction costs. Accordingly, the actual financial statements which give effect to the Merger can be expected to differ from these pro forma combined financial statements. However, management of Gart Sports believes the final valuations and allocations utilized to record the Merger will not be materially different from the pro forma information presented herein. These pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Gart Sports and Sportmart.

                              GART SPORTS COMPANY

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                             GART                                                  PRO
                                                            SPORTS      SPORTMART           PRO FORMA             FORMA
                                                          HISTORICAL   HISTORICAL          ADJUSTMENTS          COMBINED
                                                          OCTOBER 4,   NOVEMBER 2,     --------------------       GART
                                                             1997         1997          DEBIT       CREDIT       SPORTS
                                                          ----------   -----------     --------    --------     ---------
Current assets:
  Cash and cash equivalents.............................   $  2,474      $     --                               $  2,474
  Due from related parties..............................         --           419                                    419
  Inventories...........................................     92,289       156,018                                248,307
  Prepaid expenses and other assets.....................      2,666         8,199                  $    581(a)    10,284
  Income taxes receivable...............................         --           302                                    302
  Advertising co-op receivables, net....................        648         5,683                                  6,331
  Assets held for sale..................................         --         2,521                                  2,521
  Deferred income taxes.................................         --         7,656                     7,656(b)        --
                                                           --------      --------      --------    --------     --------
        Total current assets............................     98,077       180,798                     8,237      270,638
                                                           --------      --------      --------    --------     --------
Property and equipment:
  Land..................................................        118         1,341                         9(c)     1,450
  Rental equipment......................................  3,449....            --                                  3,449
  Buildings and leasehold improvements..................      6,737        38,066                    24,850(c)    19,953
  Furniture, fixtures and equipment.....................     14,955        62,804                    41,257(c)    36,502
                                                           --------      --------      --------    --------     --------
                                                             25,259       102,211                    66,116       61,354
  Less accumulated depreciation and amortization........    (11,100)      (45,063)     $ 45,063(c)               (11,100)
                                                           --------      --------      --------    --------     --------
        Net property and equipment......................     14,159        57,148        45,063      66,116       50,254
Favorable leases acquired...............................         --            --        14,669(c)                14,669
Deferred income taxes...................................         --         7,278                     7,278(b)        --
Other assets, net of accumulated amortization...........        452         3,730                     2,508(d)     1,674
                                                           --------      --------      --------    --------     --------
                                                           $112,688      $248,954      $ 59,732    $ 84,139     $337,235
                                                           ========      ========      ========    ========     ========
                                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Outstanding checks, net...............................   $     --      $  2,101                               $  2,101
  Revolving line of credit..............................         --        99,741      $ 99,741(k)                    --
  Mortgage payable......................................         --           775                                    775
  Current portion of capitalized lease obligations......         --           331                                    331
  Accounts payable......................................     42,262        44,961                                 87,223
  Accrued compensation and benefits.....................      2,998         2,631                                  5,629
  Accrued sales and property taxes......................      2,482         4,696                                  7,178
  Accrued reserve for store closings....................         --         6,196                                  6,196
  Accrued severance and relocation costs................         --            --                  $  8,565(e)     8,565
  Other accrued expenses and current liabilities........      5,582         7,179                     4,575(f)    19,611
                                                                                                      2,275(g)
  Income taxes payable..................................        257            --                                    257
  Deferred income taxes.................................        797            --                                    797
                                                           --------      --------      --------    --------     --------
        Total current liabilities.......................     54,378       168,611        99,741      15,415      138,663
Long-term debt..........................................      8,813            --                    99,741(k)   108,554
Long-term portion of capitalized lease obligations......         --         3,158                                  3,158
Other long-term liabilities.............................      2,169         5,015                                  7,184
Deferred income taxes...................................      8,264            --                                  8,264
                                                           --------      --------      --------    --------     --------
        Total liabilities...............................     73,624       176,784        99,741     115,156      265,823
                                                           --------      --------      --------    --------     --------
Redeemable common stock, net of notes receivable from
  stockholders..........................................      2,144            --      $  2,144(j)                    --
Stockholders' equity:
  Common stock..........................................         57           129                       264(h)       450
  Additional paid-in capital............................     21,046        80,090        48,964(h)      830(i)    55,317
                                                                                                      2,315(j)
  Retained earnings.....................................     17,682        (8,049)                    8,049(h)    17,682
                                                           --------      --------      --------    --------     --------
                                                             38,785        72,170        48,964      11,458       73,449
  Treasury stock........................................     (1,865)           --                                 (1,865)
  Notes receivable from stockholders....................         --            --           172(j)                  (172)
                                                           --------      --------      --------    --------     --------
        Total stockholders' equity......................     36,920        72,170        49,136      11,458       71,412
                                                           --------      --------      --------    --------     --------
                                                           $112,688      $248,954      $151,021    $126,614     $337,235
                                                           ========      ========      ========    ========     ========

                              GART SPORTS COMPANY

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                         39 WEEKS ENDED OCTOBER 4, 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          GART
                                         SPORTS
                                       HISTORICAL         SPORTMART          PRO FORMA       PRO FORMA
                                        39 WEEKS          HISTORICAL        ADJUSTMENTS       COMBINED
                                          ENDED         39 WEEKS ENDED    ---------------       GART
                                     OCTOBER 4, 1997   NOVEMBER 2, 1997   DEBIT    CREDIT      SPORTS
                                     ---------------   ----------------   -----    ------    ----------
Net sales..........................    $  151,052          $318,498                          $  469,550
Cost of goods sold, including
  buying, distribution and
  occupancy........................       112,471           247,557                $  858(l)    359,170
                                       ----------          --------       -----    ------    ----------
Gross profit.......................        38,581            70,941                   858       110,380
Operating expenses.................        36,373            69,008                   482(l)    104,899
                                       ----------          --------       -----    ------    ----------
Operating income...................         2,208             1,933                 1,340         5,481
                                       ----------          --------       -----    ------    ----------
Nonoperating income (expense):
  Interest expense.................          (680)           (5,376)                             (6,056)
  Other income.....................           598                54                                 652
                                       ----------          --------       -----    ------    ----------
                                              (82)           (5,322)                             (5,404)
                                       ----------          --------       -----    ------    ----------
Income (loss) from continuing
  operations before income taxes...         2,126            (3,389)                1,340            77
Income tax expense (benefit).......           803            (1,356)      $ 536(m)                  (17)
                                       ----------          --------       -----    ------    ----------
          Income (loss) from
            continuing
            operations.............    $    1,323          $ (2,033)      $ 536    $1,340    $       94
                                       ==========          ========       =====    ======    ==========
Earnings per share from continuing
  operations.......................    $     0.24                                            $     0.01
                                       ==========                                            ==========
Weighted average shares of common
  stock outstanding................     5,502,600                                             7,626,544
                                       ==========                                            ==========

                              GART SPORTS COMPANY

             PRO FORMA COMBINED STATEMENT OF OPERATIONS (UNAUDITED)
                         52 WEEKS ENDED JANUARY 4, 1997

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           GART
                                          SPORTS           SPORTMART          PRO FORMA       PRO FORMA
                                        HISTORICAL         HISTORICAL        ADJUSTMENTS       COMBINED
                                      52 WEEKS ENDED     53 WEEKS ENDED    ---------------       GART
                                      JANUARY 4, 1997   FEBRUARY 2, 1997   DEBIT    CREDIT      SPORTS
                                      ---------------   ----------------   -----    ------    ----------
Net sales...........................     $  204,126          $514,611                         $  718,737
Cost of goods sold, including
  buying, distribution and
  occupancy.........................        148,420           400,637               $1,476(l)    547,581
                                         ----------          --------       ----    ------    ----------
Gross profit........................         55,706           113,974                1,476       171,156
Operating expenses (note 3).........         47,604           147,840                  836(l)    194,608
                                         ----------          --------       ----    ------    ----------
Operating income (loss).............          8,102           (33,866)               2,312       (23,452)
                                         ----------          --------       ----    ------    ----------
Nonoperating income (expense):
  Interest expense..................         (1,601)           (8,889)                           (10,490)
  Other income (expense)............            637               (21)                               616
                                         ----------          --------       ----    ------    ----------
                                               (964)           (8,910)                            (9,874)
                                         ----------          --------       ----    ------    ----------
Income (loss) from continuing
  operations before income taxes....          7,138           (42,776)               2,312       (33,326)
Income tax expense (benefit)........          2,681           (16,269)      $879(m)              (12,709)
                                         ----------          --------       ----    ------    ----------
          Income (loss) from
            continuing operations...     $    4,457          $(26,507)      $879    $2,312    $  (20,617)
                                         ==========          ========       ====    ======    ==========
Earnings (loss) per share from
  continuing operations (note 3)....     $     0.81                                           $    (2.70)
                                         ==========                                           ==========
Weighted average shares of common
  stock outstanding.................      5,512,886                                            7,627,440
                                         ==========                                           ==========

                              GART SPORTS COMPANY

         NOTES TO PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1) BASIS OF PRESENTATION

     The Merger Agreement provides that, at the Effective Time, Merger Sub will merge with and into Sportmart, whereupon Sportmart will become a Subsidiary of Gart Sports. Under the terms of the Merger Agreement each share of Sportmart Voting Common Stock and each share of Sportmart Class A Common Stock will be converted into the right to receive the Conversion Ratio, as defined, of shares of Gart Common Stock. The Conversion Ratio will be determined at the Effective Date of the Merger based on the number of Gart's Equivalent Shares Outstanding, as defined, the number of Sportmart's Equivalent Shares Outstanding, and the market price of the Sportmart Common Stock immediately prior to the Effective Date. Assuming no changes in the capitalization of either Sportmart or Gart Sports and assuming that the closing prices of the Sportmart Voting Common Stock and the Sportmart Class A Common Stock are $2.50 and $2.44 per share, respectively (the closing prices as of December 16, 1997), the Conversion Ratio will be .164860. See "The Merger Agreement -- Conversion of Shares." Any resulting fractional shares will be settled in cash.

     Outstanding options to purchase shares of Sportmart Common Stock will be converted into options to purchase an equivalent number of shares of Gart Common Stock, with the option price adjusted accordingly.

     Based on a Conversion Number of .164860, approximately 2,200,000 shares of Gart Common Stock will be issued to the Sportmart stockholders. The estimated fair value of the shares issued to the Sportmart stockholders is $31,919,000, based on an independent valuation. The estimated fair value of the Sportmart stock options converted into Gart Sports stock options is $830,000. Estimated fees and costs of the Merger payable by Garts Sports are $4,575,000. The aggregate consideration for the Merger, including estimated fees and costs, is $37,324,000.

     The following summary of the preliminary allocation of the purchase price to assets acquired, liabilities assumed and purchase-related intangibles, is based on the assets and liabilities of Sportmart as of November 2, 1997. The final allocation of the purchase price will be based upon the assets and liabilities of Sportmart at the date of closing, final appraisals, actual transaction costs, and the final Conversion Ratio. Accordingly, the preliminary allocation of the purchase price presented below could vary from the final allocation of the purchase price. The preliminary allocation of the purchase price also gives effect to an estimated $2,275,000 of transaction fees and costs to be incurred by Sportmart in conjunction with the Merger.

PRELIMINARY ALLOCATION OF PURCHASE PRICE:

Current assets..............................................  $172,561,000
Net property and equipment..................................    36,095,000
Favorable leases acquired...................................    14,669,000
Other assets................................................     1,222,000
                                                              ------------
                                                               224,547,000
                                                              ------------
Current liabilities.........................................    79,309,000
Long-term debt..............................................   102,899,000
Other long-term liabilities.................................     5,015,000
                                                              ------------
                                                               187,223,000
                                                              ------------
          Net assets acquired...............................  $ 37,324,000
                                                              ============

     The accompanying pro forma combined financial statements include pro forma adjustments to give effect to the acquisition of Sportmart as of October 4, 1997. The pro forma combined statements of operations combine the historical results of operations of Gart Sports and Sportmart for the respective periods presented and adjustments for the pro forma effects of the Merger.

                              GART SPORTS COMPANY

(2) PRO FORMA ADJUSTMENTS

     The following pro forma adjustments have been made to the historical balance sheets of Sportmart and Gart Sports to give effect to the acquisition of Sportmart by Gart Sports, including (1) the issuance of shares of Gart Common Stock in exchange for all of the outstanding shares of Sportmart Common Stock,
(2) the conversion of options to purchase shares of Sportmart Common Stock into options to purchase Gart Common Stock, (3) estimated transaction fees and costs payable by Gart Sports and Sportmart, and (4) estimated severance and relocation costs relating to Sportmart to be incurred in combining the operations of the Companies. The pro forma adjustments also include adjustments to the historical cost basis of certain assets and liabilities of Sportmart to reflect the fair value of the net assets acquired.

     (a) To reduce prepaid expenses of Sportmart for unamortized pre-opening costs, site investigation costs, trademark and licensing costs and other deferred and prepaid expenses, to reflect their fair value consistent with Gart Sports' accounting practices.

     (b) To reverse the net deferred tax assets recorded in the historical financial statements of Sportmart and to record the pro forma net deferred tax liabilities of the combined companies. A valuation allowance of approximately $21 million has been provided for net deferred tax assets of the combined companies which management of Gart Sports considers more likely than not will not be realized, as a result of limitations imposed on their use or otherwise.

     (c) To adjust property and equipment of Sportmart to its estimated fair value and to record the present value, discounted at 10 1/2%, of favorable operating leases for store locations.

     (d) To eliminate deferred loan costs and other intangible assets recorded in the historical financial statements of Sportmart.

     (e) To record a liability for the estimated severance and relocation costs relating to Sportmart to be incurred in connection with combining the operations of the Companies.

     (f) To record a liability for the estimated transaction fees and costs payable by Gart Sports, including $3,000,000 payable to LGA.

     (g) To record a liability for transaction fees and costs payable by Sportmart.

     (h) To record the estimated fair value of the shares of Common Stock of Gart Sports of $31,919,000 to be issued in the Merger, based upon an appraisal of the fair value of Gart Sports by an independent investment banking firm and to eliminate the historical equity of Sportmart.

     (i) To record the estimated fair value of the Sportmart stock options converted into options to purchase shares of Gart Common Stock of $830,000.

     (j) To record the reclassification of redeemable common stock, net of notes receivable from stockholders, to stockholders' equity upon expiration of the put options covering the shares issued effective with the Company's initial public offering.

     (k) To reclassify Sportmart's revolving line of credit to long-term, as Gart Sports has received a commitment letter for a multi-year asset-based credit facility of $175 million to refinance the combined indebtedness of Gart Sports and Sportmart. The new credit facility will include a $10 million letter of credit feature and an advance rate against eligible inventory of 70%.

     The following pro forma adjustments have been made to the historical statements of operations of Sportmart and Gart Sports to reflect depreciation and amortization based on Gart Sports' basis in the assets acquired, including the related effect on income tax expense. No adjustments have been made in

                              GART SPORTS COMPANY
     the statement of operations to conform accounting policies and practices of the companies or anticipated cost savings and synergies.

     (l) To adjust depreciation and amortization expense to reflect reductions in expense for depreciation of the estimated fair value of the property and equipment of Sportmart acquired and amortization of the estimated fair value of favorable operating leases for store locations.

     (m) To record the tax effect of the pro forma adjustments to depreciation and amortization expense.

(3) EXIT COSTS OF SPORTMART

     The historical statement of operations of Sportmart for the 53 weeks ended February 2, 1997 includes a non-recurring pre-tax charge for exit costs of approximately $33,200,000, primarily associated with exiting the Canadian market and closing the stores in Canada. Costs associated with closing the stores include severance costs, lease buy-out costs, inventory write-downs, write-offs of unamortized leasehold improvements, as well as other miscellaneous exit costs. The effect of such exit costs was to increase the pro forma combined loss from continuing operations by $20,584,000 and the pro forma loss per share from continuing operations by $2.70.

(4) PRO FORMA EARNINGS (LOSS) PER SHARE

     Pro forma earnings per share have been computed based on the pro forma net earnings (loss) and the pro forma weighted average common shares outstanding for the periods presented. The pro forma weighted average common shares outstanding have been computed by adjusting Gart's weighted average common shares outstanding by the shares of Gart Common Stock to be issued to the stockholders of Sportmart. The dilutive effect of outstanding options to purchase shares of common stock of Gart Sports, outstanding stock options of Sportmart to be converted into options to purchase Gart Common Stock, on the calculation of pro forma earnings per share is not material.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                              JANUARY 4,    OCTOBER 4,
                                                                 1997          1997
                                                              ----------    ----------
Current assets:
  Cash and cash equivalents.................................   $ 8,800       $  2,474
  Trade receivables, net of allowance for doubtful accounts
     of $180 and $198.......................................     2,027          1,626
  Inventories...............................................    70,699         92,289
  Prepaid expenses..........................................     1,436          1,688
                                                               -------       --------
          Total current assets..............................    82,962         98,077
                                                               -------       --------
Property and equipment:
  Land......................................................       118            118
  Rental equipment..........................................     3,235          3,449
  Leasehold improvements....................................     6,361          6,737
  Furniture, fixtures and equipment.........................    12,353         14,955
                                                               -------       --------
                                                                22,067         25,259
  Less accumulated depreciation and amortization............    (9,132)       (11,100)
                                                               -------       --------
          Net property and equipment........................    12,935         14,159
                                                               -------       --------
Other assets, net of accumulated amortization of $778 and
  $994......................................................       538            452
                                                               -------       --------
                                                               $96,435       $112,688
                                                               =======       ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $30,926       $ 42,262
  Accrued compensation and benefits.........................     4,185          2,998
  Accrued sales and property taxes..........................     3,323          2,482
  Other accrued expenses and current liabilities............     8,050          5,582
  Income tax payable........................................     1,828            257
  Deferred income taxes.....................................       517            797
                                                               -------       --------
          Total current liabilities.........................    48,829         54,378
Long-term debt (note 2).....................................        --          8,813
Deferred rent...............................................     1,837          2,169
Deferred income taxes.......................................     8,026          8,264
                                                               -------       --------
          Total liabilities.................................    58,692         73,624
                                                               -------       --------
Redeemable common stock, 154,650 and 147,600 shares issued,
  net of notes receivable from stockholders.................       860          2,144
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 1,000,000
     shares; none issued....................................        --             --
  Common stock, $.01 par value. Authorized 8,000,000 shares;
     5,690,570 and 5,697,620 shares issued..................        57             57
  Additional paid-in capital................................    22,295         21,046
  Retained earnings.........................................    16,359         17,682
                                                               -------       --------
                                                                38,711         38,785
  Treasury stock, 339,276 and 346,326 common shares, at
     cost...................................................    (1,828)        (1,865)
                                                               -------       --------
          Total stockholders' equity........................    36,883         36,920
Commitments and contingencies (notes 3, 4 and 6)............
                                                               -------       --------
                                                               $96,435       $112,688
                                                               =======       ========

 See accompanying notes to interim unaudited consolidated financial statements.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                        39 WEEKS ENDED
                                                              ----------------------------------
                                                                OCTOBER 5,         OCTOBER 4,
                                                                   1996               1997
                                                              ---------------    ---------------
Net sales...................................................     $ 137,485          $ 151,052
Cost of goods sold, buying, distribution and occupancy......       103,097            112,471
                                                                 ---------          ---------
  Gross profit..............................................        34,388             38,581
Operating expenses..........................................        32,772             36,373
                                                                 ---------          ---------
  Operating income..........................................         1,616              2,208
                                                                 ---------          ---------
Nonoperating income (expense):
  Interest expense..........................................        (1,218)              (680)
  Other income..............................................           298                598
                                                                 ---------          ---------
                                                                      (920)               (82)
                                                                 ---------          ---------
  Income before income taxes................................           696              2,126
Income tax expense..........................................           261                803
                                                                 ---------          ---------
          Net income........................................     $     435              1,323
                                                                 =========          =========
Earnings per share (note 5).................................     $    0.08          $    0.24
                                                                 =========          =========
Weighted average shares of common stock outstanding.........     5,515,088          5,502,600
                                                                 =========          =========

 See accompanying notes to interim unaudited consolidated financial statements.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                              TOTAL
                                                          ADDITIONAL                          STOCK-
                                                 COMMON    PAID-IN     RETAINED   TREASURY   HOLDERS'
                                                 STOCK     CAPITAL     EARNINGS    STOCK      EQUITY
                                                 ------   ----------   --------   --------   --------
BALANCES AT JANUARY 6, 1996....................   $57      $22,259     $11,902    $(1,716)   $32,502
Net income.....................................    --           --       4,457         --      4,457
Purchase of 21,500 shares of treasury
  stock........................................    --           --          --       (112)      (112)
Adjustment for redeemable common stock
  purchased as treasury shares.................    --          112          --         --        112
Increase in redemption amount of redeemable
  common stock during the year.................    --          (76)         --         --        (76)
                                                  ---      -------     -------    -------    -------
BALANCES AT JANUARY 4, 1997....................    57       22,295      16,359     (1,828)    36,883
                                                  ---      -------     -------    -------    -------
Net income.....................................    --           --       1,323         --      1,323
Purchase of 7,050 shares of treasury stock.....    --           --          --        (37)       (37)
Adjustment for redeemable common stock
  purchased as treasury shares.................    --           37          --         --         37
Increase in redemption amount of redeemable
  common stock during the period...............    --       (1,286)         --         --     (1,286)
                                                  ---      -------     -------    -------    -------
BALANCES AT OCTOBER 4, 1997....................   $57      $21,046     $17,682    $(1,865)   $36,920
                                                  ===      =======     =======    =======    =======

           See accompanying notes consolidated financial statements.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                   39 WEEKS ENDED
                                                              ------------------------
                                                              OCTOBER 5,    OCTOBER 4,
                                                                 1996          1997
                                                              ----------    ----------
Cash flows from operating activities:
  Net income................................................   $    435      $  1,323
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..........................      2,766         2,408
     Provision for deferred income taxes....................      1,080           518
     Loss on disposition of assets..........................         39             4
     Increase in deferred rent..............................        424           332
     Changes in operating assets and liabilities:
       Trade receivables....................................        342           401
       Inventories..........................................    (16,343)      (21,590)
       Prepaid expenses.....................................       (485)         (252)
       Income tax receivable................................        (90)           --
       Accounts payable.....................................      8,940        11,336
       Accrued expenses and other current liabilities.......     (3,355)       (4,496)
       Income tax payable...................................         --        (1,571)
                                                               --------      --------
          Net cash used in operating activities.............     (6,247)      (11,587)
                                                               --------      --------
Cash flows from investing activities:
  Purchases of property and equipment.......................     (2,420)       (3,529)
  Proceeds from sale of property and equipment..............        152           109
                                                               --------      --------
          Net cash used in investing activities.............     (2,268)       (3,420)
                                                               --------      --------
Cash flows from financing activities:
  Net borrowings of long-term debt..........................      3,600         8,813
  Purchase of treasury stock................................        (86)          (37)
  Payment of notes receivable from stockholders.............         71            35
  Payment of financing fees.................................        (50)         (130)
                                                               --------      --------
          Net cash provided by financing activities.........      3,535         8,681
                                                               --------      --------
          Decrease in cash and cash equivalents.............     (4,980)       (6,326)
Cash and cash equivalents at beginning of period............      6,921         8,800
                                                               --------      --------
Cash and cash equivalents at end of period..................   $  1,941      $  2,474
                                                               ========      ========

 See accompanying notes to interim unaudited consolidated financial statements.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

                    NOTES TO INTERIM UNAUDITED CONSOLIDATED
                              FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION

     The accompanying interim unaudited consolidated financial statements have been prepared by Gart Sports Company and subsidiaries (the Company) in accordance with generally accepted accounting principles for interim financial reporting and the regulations of the Securities and Exchange Commission for quarterly reporting. Accordingly, the consolidated financial statements do not include all the information and the notes required by generally accepted accounting principles for complete financial statements. As a result, these interim unaudited consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto included elsewhere herein. In the opinion of management, all adjustments, consisting only of normal recurring accruals, have been made which are necessary for a fair presentation of the consolidated financial position of the Company as of October 4, 1997 and the consolidated results of its operations and cash flows for the 39 weeks ended October 5, 1996 and October 4, 1997. Operating results for interim periods are not necessarily indicative of the results that may be expected for the complete fiscal year.

(2) LONG-TERM DEBT

     On July 1, 1997, the Company and its commercial lender amended the terms of the financing agreement discussed in note 4 to the audited consolidated financial statements. The amended agreement increased the borrowing base feature to allow the Company to borrow up to 60% of its eligible inventories (as defined in the agreement) for the period January through August and up to 65% of its eligible inventories for the period September through December. Borrowings are limited to the lessor of $50,000,000 or the borrowing base amount calculated in accordance with the agreement. Borrowings continue to be secured by substantially all trade receivables, inventories and intangible assets. The amended agreement extended the maturity date, stipulating that the lender may not demand repayment of principal, absent an occurrence of a default under the agreement, prior to April 20, 2001. Interest is payable monthly at rates ranging from the prime rate to prime plus 0.75% or, at the option of the Company, at the LIBOR rate plus amounts ranging from 1.25% to 2% (effective interest rate at October 4, 1997 was a blended rate of 7.48%). Further, the agreement originally provided for a line of credit fee, payable monthly, based on .375% per annum of the total line of credit less the sum of the average daily revolving loans outstanding and the average daily undrawn face amount of all outstanding letters of credit. Under the amended agreement, on the first day of any month following the commercial lender's timely receipt of financial statements, which indicate a leverage ratio for the Company of less than 2.75 to 1.0, the line of credit fee rate shall be reduced to .25% per annum. At October 4, 1997, $8,813,000 was outstanding and an additional $41,187,000 was available for borrowing under the amended financing agreement. The amended agreement also eliminated certain financial covenant requirements other than the requirement to maintain a minimum level of net worth.

(3) CONTINGENCY

     Under the terms of the Company's tax sharing agreement with its former parent, the Company is responsible for its share, on a separate return basis, of any tax payments associated with proposed deficiencies or adjustments, related interest and penalties charged to the controlled group which may arise as a result of an assessment by the Internal Revenue Service (IRS).

     On July 24, 1997, the IRS proposed adjustments to the Company's and former parent's 1992 and 1993 federal income tax returns in conjunction with the former parent's IRS examination. The proposed adjustments related to the manner in which LIFO inventories were characterized on such returns. The Company recorded approximately $9,700,000 as a long-term net deferred tax liability for the tax effect of the LIFO inventory basis difference. The IRS has asserted that this basis difference should be reflected in taxable

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

                    NOTES TO INTERIM UNAUDITED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

income in 1992 and 1993. The Company has taken the position that the inventory acquired in connection with the acquisition of its former parent was appropriately allocated to its inventory pools. The IRS has asserted the inventory was acquired at a bargain purchase price and should be allocated to a separate pool and liquidated as inventory turns.

     Based on management's discussions with the Company's former parent, the Company believes the potential accelerated tax liability, which could have a negative effect on liquidity in the near term, ranges from approximately $2,500,000 to $9,700,000. The range of loss from possible assessed interest charges resulting from the proposed adjustments range from approximately $460,000 to $3,000,000. As the Company believes that no amount is more probable than another within the range, the minimum interest exposure of $460,000 has been accrued in the consolidated financial statements. No penalties are expected to be assessed relating to this matter. At October 4, 1997, the LIFO inventory and other associated temporary differences continue to be classified as long-term net deferred tax liabilities as the Company does not believe the matter will be resolved within a year.

     The Company has reviewed the various matters that are under consideration and believes that it has adequately provided for any liability that may result from this matter. In the opinion of management, any additional liability beyond the amounts recorded that may arise as a result of the IRS examination will not have a material adverse effect on the Company's financial condition or results of operations.

(4) OPERATING LEASE COMMITMENTS

     At October 4, 1997, the Company had entered into five operating lease agreements for stores to be opened in the future, and one operating lease for computer hardware and software commencing September 1, 1997. The store lease agreements are for periods of approximately fifteen years. The computer hardware and software lease is for a period of three years. The aggregate future minimum lease payments for such leases is approximately $32,634,000.

(5) EARNINGS PER SHARE

     In February of 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS
128), which is effective for periods ending after December 15, 1997 (including interim periods). SFAS 128 requires public companies to present basic earnings per share and diluted earnings per share; instead of primary and fully diluted earnings per share as required under current accounting standards. SFAS 128 cannot be adopted early. The pro forma basic and diluted earnings per share for the 39 weeks ended October 4, 1997, are the same as earnings per share as currently disclosed. Pro forma diluted earnings per share is equal to pro forma basic earnings per share, as the Company's dilutive common stock equivalents, as calculated using the treasury stock method, are not significant. Potentially dilutive common stock equivalents include stock options outstanding under the Company's management equity plan.

(6) SUBSEQUENT EVENTS

     Gart Sports, Gart Bros., Merger Sub and Sportmart have entered into an Agreement and Plan of Merger dated as of September 28, 1997 and amended and restated as of December 2, 1997 (the "Merger Agreement") that provides for the merger of Merger Sub with and into Sportmart. Under the terms of the Merger Agreement each share of Voting Common Stock and each share of Class A Common Stock of Sportmart will be exchanged for a fractional share of Gart Common Stock. Upon consummation of the Merger, current Gart Sports stockholders will own approximately 72 1/2% of the combined entity, and current Sportmart stockholders will own approximately 27 1/2% of the combined entity. The transaction will be accounted for as a purchase of Sportmart by Gart Sports.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Gart Sports Company:

     We have audited the accompanying consolidated balance sheets of Gart Sports Company and subsidiaries (the Company) as of January 6, 1996 and January 4, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended December 31, 1994, fifty-three weeks ended January 6, 1996 and fifty-two weeks ended January 4, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Gart Sports Company and subsidiaries as of January 6, 1996 and January 4, 1997, and the results of their operations and their cash flows for the year ended December 31, 1994, fifty-three weeks ended January 6, 1996 and fifty-two weeks ended January 4, 1997, in conformity with generally accepted accounting principles.

                                            KPMG Peat Marwick LLP

Denver, Colorado
March 5, 1997, except as to
  Note 12, which is as of December 1, 1997

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        ASSETS
                                                              JANUARY 6,    JANUARY 4,
                                                                 1996          1997
                                                              ----------    ----------
Current assets:
  Cash and cash equivalents.................................   $ 6,921       $ 8,800
  Trade receivables, net of allowance for doubtful accounts
     of $269 and $180 (notes 3 and 4).......................     2,019         2,027
  Inventories (note 4)......................................    68,648        70,699
  Prepaid expenses..........................................     1,131         1,436
  Income tax receivable.....................................     1,189            --
                                                               -------       -------
          Total current assets..............................    79,908        82,962
                                                               -------       -------
Property and equipment:
  Land......................................................       118           118
  Rental equipment..........................................     2,930         3,235
  Leasehold improvements....................................     5,837         6,361
  Furniture, fixtures and equipment.........................    10,058        12,353
                                                               -------       -------
                                                                18,943        22,067
  Less accumulated depreciation and amortization............    (5,970)       (9,132)
                                                               -------       -------
          Net property and equipment........................    12,973        12,935
                                                               -------       -------
Other assets, net of accumulated amortization of $489 and
  $778 (note 10)............................................       777           538
                                                               -------       -------
                                                               $93,658       $96,435
                                                               =======       =======

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $22,392       $30,926
  Accrued compensation and benefits.........................     2,116         4,185
  Accrued sales and property taxes..........................     2,893         3,323
  Other accrued expenses and current liabilities............     7,275         8,050
  Income tax payable........................................        --         1,828
  Deferred income taxes (note 6)............................       426           517
                                                               -------       -------
          Total current liabilities.........................    35,102        48,829

Long-term debt (note 4).....................................    17,000            --
Deferred rent...............................................     1,166         1,837
Deferred income taxes (note 6)..............................     7,334         8,026
                                                               -------       -------
          Total liabilities.................................    60,602        58,692
                                                               -------       -------
Redeemable common stock, 176,150 and 154,650 shares issued,
  net of notes receivable from stockholders (note 9) of
  $549,000 and $207,000.....................................       554           860
Stockholders' equity:
  Preferred stock, $.01 par value. Authorized 1,000,000
     shares; none issued....................................        --            --
  Common stock, $.01 par value. Authorized 8,000,000 shares;
     5,669,070 and 5,690,570 shares issued (note 12)........        57            57
  Additional paid-in capital................................    22,259        22,295
  Retained earnings.........................................    11,902        16,359
                                                               -------       -------
                                                                34,218        38,711
  Treasury stock, 317,776 and 339,276 common shares, at
     cost...................................................    (1,716)       (1,828)
                                                               -------       -------
          Total stockholders' equity........................    32,502        36,883
Commitments and contingencies (notes 6, 7, 10 and 11).......
                                                               -------       -------
                                                               $93,658       $96,435
                                                               =======       =======

          See accompanying notes to consolidated financial statements.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                 YEAR        53 WEEKS     52 WEEKS
                                                                ENDED         ENDED        ENDED
                                                             DECEMBER 31,   JANUARY 6,   JANUARY 4,
                                                                 1994          1996         1997
                                                             ------------   ----------   ----------
Net sales..................................................   $  171,866    $  176,829   $  204,126
Cost of goods sold, buying, distribution and occupancy
  (note 7).................................................      124,892       131,455      148,420
                                                              ----------    ----------   ----------
  Gross profit.............................................       46,974        45,374       55,706
Operating expenses (note 5)................................       39,949        42,876       47,604
                                                              ----------    ----------   ----------
  Operating income.........................................        7,025         2,498        8,102
                                                              ----------    ----------   ----------
Nonoperating income (expense):
  Interest expense.........................................       (1,746)       (2,281)      (1,601)
  Other income.............................................          490           576          637
                                                              ----------    ----------   ----------
                                                                  (1,256)       (1,705)        (964)
                                                              ----------    ----------   ----------
  Income before income taxes...............................        5,769           793        7,138
Income tax expense (note 6)................................        2,209           285        2,681
                                                              ----------    ----------   ----------
          Net income.......................................   $    3,560    $      508   $    4,457
                                                              ==========    ==========   ==========
Earnings per share.........................................   $     0.62    $     0.09   $     0.81
                                                              ==========    ==========   ==========
Weighted average shares of common stock outstanding........    5,784,918     5,681,811    5,512,886
                                                              ==========    ==========   ==========

          See accompanying notes to consolidated financial statements.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                           TOTAL
                                                       ADDITIONAL                          STOCK-
                                              COMMON    PAID-IN     RETAINED   TREASURY   HOLDERS'
                                              STOCK     CAPITAL     EARNINGS    STOCK      EQUITY
                                              ------   ----------   --------   --------   --------
BALANCES AT DECEMBER 31, 1993...............   $58      $23,361     $ 7,834    $    --    $31,253
Net income..................................    --           --       3,560         --      3,560
Purchase of 400,000 shares of treasury
  stock.....................................    --           --          --     (2,052)    (2,052)
Issuance of 292,124 shares of common stock
  pursuant to management equity plan........    --           --          --      1,498      1,498
Adjustment for redeemable common stock
  issued from treasury shares...............    (1)      (1,497)         --         --     (1,498)
                                               ---      -------     -------    -------    -------
BALANCES AT DECEMBER 31, 1994...............    57       21,864      11,394       (554)    32,761
Net income..................................    --           --         508         --        508
Purchase of 209,900 shares of treasury
  stock.....................................    --           --          --     (1,162)    (1,162)
Adjustment for redeemable common stock
  purchased as treasury shares..............    --          594          --         --        594
Increase in redemption amount of redeemable
  common stock during the year..............    --         (199)         --         --       (199)
                                               ---      -------     -------    -------    -------
BALANCES AT JANUARY 6, 1996.................    57       22,259      11,902     (1,716)    32,502
Net income..................................    --           --       4,457         --      4,457
Purchase of 21,500 shares of treasury
  stock.....................................    --           --          --       (112)      (112)
Adjustment for redeemable common stock
  purchased as treasury shares..............    --          112          --         --        112
Increase in redemption amount of redeemable
  common stock during the year..............    --          (76)         --         --        (76)
                                               ---      -------     -------    -------    -------
BALANCES AT JANUARY 4, 1997.................   $57      $22,295     $16,359    $(1,828)   $36,883
                                               ===      =======     =======    =======    =======

           See accompanying notes consolidated financial statements.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                  YEAR        53 WEEKS     52 WEEKS
                                                                 ENDED         ENDED        ENDED
                                                              DECEMBER 31,   JANUARY 6,   JANUARY 4,
                                                                  1994          1996         1997
                                                              ------------   ----------   ----------
Cash flows from operating activities:
  Net income................................................    $  3,560      $   508      $  4,457
  Adjustments to reconcile net income to net cash provided
     by (used in) operating activities:
     Depreciation and amortization..........................       2,600        3,494         3,657
     Provision for deferred income taxes....................        (707)       2,877           783
     Loss on disposition of assets..........................         186           45            47
     Increase in deferred rent..............................         331          246           671
     Changes in operating assets and liabilities:
       Trade receivables....................................         (84)         845            (8)
       Inventories..........................................     (11,235)       3,586        (2,051)
       Prepaid expenses.....................................         119         (920)         (305)
       Income tax receivable................................          --       (1,189)        1,189
       Other assets.........................................        (342)          --            --
       Accounts payable.....................................      (2,028)       3,359         8,534
       Accrued expenses and other current liabilities.......         636        2,031         3,274
       Income tax payable...................................       3,856       (3,341)        1,828
                                                                --------      -------      --------
          Net cash provided by (used in) operating
            activities......................................      (3,108)      11,541        22,076
                                                                --------      -------      --------
Cash flows from investing activities:
  Purchases of property and equipment.......................      (5,605)      (3,670)       (3,634)
  Proceeds from sale of property and equipment..............         256           55           257
                                                                --------      -------      --------
          Net cash used in investing activities.............      (5,349)      (3,615)       (3,377)
                                                                --------      -------      --------
Cash flows from financing activities:
  Net payments of long-term debt............................      19,672       (2,672)      (17,000)
  Decrease in receivable from affiliate.....................      (9,545)         506            --
  Purchase of treasury stock................................      (2,052)      (1,162)         (112)
  Payment of notes receivable from stockholders.............         860           89           342
  Payment of financing fees.................................        (874)         (50)          (50)
                                                                --------      -------      --------
          Net cash provided by (used in) financing
            activities......................................       8,061       (3,289)      (16,820)
                                                                --------      -------      --------
          Increase (decrease) in cash and cash
            equivalents.....................................        (396)       4,637         1,879
Cash and cash equivalents at beginning of period............       2,680        2,284         6,921
                                                                --------      -------      --------
Cash and cash equivalents at end of period..................    $  2,284      $ 6,921      $  8,800
                                                                ========      =======      ========
Supplemental disclosures of cash flow information:
  Cash paid during the period for interest..................    $  1,546      $ 2,356      $  1,668
                                                                ========      =======      ========
  Cash paid during the period for income taxes..............    $  7,704      $ 1,667      $  1,212
                                                                ========      =======      ========

          See accompanying notes to consolidated financial statements.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) BASIS OF PRESENTATION, ORGANIZATION, AND DESCRIPTION OF BUSINESS

(A) BASIS OF PRESENTATION AND ORGANIZATION

     The accompanying consolidated financial statements present the financial position, results of operations and cash flows of Gart Sports Company, a Delaware corporation, and its wholly owned subsidiary, Gart Bros. Sporting Goods Company, a Colorado corporation, and its subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

     Green Equity Investors, L.P. (GEI) is the majority stockholder of the Company's outstanding common stock. Leonard Green and Associates, L.P. (LGA) is the general partner of GEI.

     The Company has a 52-53 week fiscal reporting year ending on the first Saturday in January. Prior to January 1, 1995, the Company reported on a calendar year basis that ended each fiscal year on December 31. The fiscal years referred to in these consolidated financial statements are the calendar year ended December 31, 1994 (1994), the 53 weeks ended January 6, 1996 (1995), and the 52 weeks ended January 4, 1997 (1996).

(B) DESCRIPTION OF BUSINESS

     The Company primarily operates as a sporting goods retailer with stores in Colorado, Utah, Wyoming, Montana, Idaho, and New Mexico. The Colorado and Utah store locations in the aggregate accounted for approximately 86%, 84% and 82% of the Company's sales in 1994, 1995 and 1996, respectively.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) CASH AND CASH EQUIVALENTS

     Cash equivalents include bank card sales remittances in process.

(B) INVENTORIES

     The Company accounts for inventories at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method. At January 6, 1996 and January 4, 1997, the replacement cost of inventory approximated its carrying value, which is recorded at market.

(C) PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, which range from 3 to 9 years for furniture, fixtures and equipment, and 3 years for rental equipment. Amortization of rental equipment totaling $723,000, $977,000 and $836,000 in 1994, 1995 and 1996, respectively, is included in cost of goods sold, buying, distribution and occupancy. Leasehold improvements are amortized on the straight-line method over the shorter of the respective lease term or estimated useful lives of the assets. Maintenance and repairs which are recurring or do not extend the useful life of the respective assets are charged to expense as incurred.

     The Company capitalizes the costs of major purchased software systems and the external costs associated with customizing those systems; related training costs and internal costs are expensed as incurred. Depreciation of purchased software systems is calculated using the straight-line method over an estimated useful life of 5 years. Depreciation expense for purchased software systems aggregated $163,000, $352,000 and $408,000 in 1994, 1995 and 1996, respectively.
The net book value of computer software which is included in furniture, fixtures and equipment was $1,280,000 and $872,000 at January 6, 1996 and January 4, 1997, respectively.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(D) ACCOUNTING FOR LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), on January 7, 1996. SFAS 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. The adoption of SFAS 121 by the Company for the fifty-two weeks ended January 4, 1997 did not have an impact on the Company's financial position, results of operations, or liquidity.

(E) PRE-OPENING EXPENSES

     New store pre-opening expenses are amortized on a straight-line basis against operations over the period from store opening to the end of the fiscal reporting year during which the store opened.

(F) ADVERTISING COSTS

     The Company participates in various advertising and marketing programs with its vendors. Certain of the Company's costs incurred in connection with these programs are reimbursed. All costs related to advertising the Company's products are expensed in the fiscal reporting year incurred. Advertising costs, which are included in operating expenses, totaled $5,241,000, $5,941,000 and $5,877,000 during 1994, 1995 and 1996, respectively.

(G) INCOME TAXES

     The Company files a consolidated U.S. federal income tax return using a tax year ending on the Saturday closest to the end of September. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(H) EARNINGS PER SHARE

     Earnings per share is computed based on net income for the period, divided by the weighted average number of shares of common stock outstanding during the period of 5,784,918, 5,681,811 and 5,512,886 during 1994, 1995, and 1996, respectively. Common stock equivalents in the form of stock options, as calculated using the treasury stock method, are not significant.

(I) MANAGEMENT EQUITY PLAN

     Prior to January 7, 1996, the Company accounted for its management equity plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 7, 1996, the Company

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS 123 (see note 9).

(J) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of current assets and current liabilities. Current assets and liabilities are stated at fair market value.

(K) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

(L) RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 1996 presentation.

(3) ACCOUNTS RECEIVABLE

     The provision for doubtful accounts was $200,000, $50,000 and $42,000 and uncollectible account write-offs charged to the allowance were $198,000, $71,000 and $131,000 for 1994, 1995 and 1996, respectively. The allowance for doubtful accounts was $269,000 and $180,000 as of January 6, 1996 and January 4, 1997, respectively.

(4) LONG-TERM DEBT

     The Company has a financing agreement with a commercial finance company. The agreement includes a borrowing base feature that allows the Company to borrow up to 55% of its eligible inventories (as defined in the agreement) for the period January through August and up to 60% of its eligible inventories for the period September through December. Borrowings are limited to the lesser of $50,000,000 or the amount calculated in accordance with the borrowing base, and are secured by substantially all trade receivables, inventories, and intangible assets. The commercial finance company may not demand repayment of principal, absent an occurrence of a default under the agreement, prior to April 20, 1998. Loan interest is payable monthly at the prime rate plus 0.75% or, at the option of the Company, at the LIBOR rate plus 2%. Further, the terms of the agreement provide for a line of credit fee, payable monthly, based on .375% per annum of the total line of credit less the sum of the average daily revolving loans outstanding and the average daily undrawn face amount of all outstanding letters of credit. No amounts were outstanding under the financing agreement at January 4, 1997, and $39,983,000 was available for borrowing. The agreement contains certain covenants, including financial covenants requiring the Company to maintain certain leverage ratios, fixed charge coverage ratios, and amounts of working capital and net worth.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5) NONRECURRING SEVERANCE CHARGE

     The Company recorded a nonrecurring severance charge of $750,000 in 1995 for termination costs of two officers and several other executives, which is included in operating expenses.

(6) INCOME TAXES

     Prior to April 21, 1994, the Company's financial results were included in the consolidated U.S. federal income tax returns of its former parent. Pursuant to the tax sharing agreement between the Company and its former parent, which was effective from September 25, 1992 up to and including April 20, 1994, the Company recorded income taxes computed assuming the Company filed a separate income tax return. The tax sharing agreement also provided for the treatment of tax loss carrybacks, indemnifications, resolution of disputes, and other matters that may arise as a result of its former parent's pending Internal Revenue Service (IRS) examination. See note 13.

     Income tax (expense) benefit consists of the following:

                                               1994            1995            1996
                                            -----------     -----------     -----------
Current:
  Federal................................   $(2,458,000)    $ 2,192,000     $(1,535,000)
  State..................................      (458,000)        400,000        (363,000)
                                            -----------     -----------     -----------
                                             (2,916,000)      2,592,000      (1,898,000)
                                            -----------     -----------     -----------
Deferred:
  Federal................................       606,000      (2,474,000)       (785,000)
  State..................................       101,000        (403,000)          2,000
                                            -----------     -----------     -----------
                                                707,000      (2,877,000)       (783,000)
                                            -----------     -----------     -----------
                                            $(2,209,000)    $  (285,000)    $(2,681,000)
                                            ===========     ===========     ===========

     The effective income tax rate on income before income taxes differs from the U.S. federal statutory rate for the following reasons:

                                                                1994    1995    1996
                                                                ----    ----    ----
U.S. federal statutory rate.................................    34.0%   34.0%   34.0%
Increase (decrease) resulting from:
  State and local taxes, net of federal benefit.............     3.3     0.2     3.3
  Other, net................................................     1.0     1.7     0.3
                                                                ----    ----    ----
                                                                38.3%   35.9%   37.6%
                                                                ====    ====    ====

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                             JANUARY 6,     JANUARY 4,
                                                                1996           1997
                                                            ------------   ------------
Deferred tax assets:
  Trade receivables, principally due to allowance for
     doubtful accounts....................................  $    100,000   $     68,000
  Property and equipment..................................       309,000        420,000
  Accrual of compensated absences and other expenses......       918,000      1,211,000
  Alternative minimum tax credit carryforwards............     2,811,000      2,008,000
                                                            ------------   ------------
          Total deferred tax assets.......................     4,138,000      3,707,000
                                                            ------------   ------------
Deferred tax liabilities:
  Inventories, primarily due to differences in basis......   (11,898,000)   (11,721,000)
  Prepaid expenses........................................            --       (529,000)
                                                            ------------   ------------
          Total deferred tax liabilities..................   (11,898,000)   (12,250,000)
                                                            ------------   ------------
          Net deferred tax liability......................  $ (7,760,000)  $ (8,543,000)
                                                            ============   ============

     The net deferred tax liability consists of a current deferred tax liability of $426,000, and a noncurrent deferred tax liability of $7,334,000 as of January 6, 1996, and a current deferred tax liability of $517,000 and a noncurrent deferred tax liability of $8,026,000 as of January 4, 1997. The noncurrent deferred tax liability consists of basis differences in property and equipment; and differences between the tax and book basis of LIFO inventories acquired in a business combination, net of applicable alternative minimum tax credit carryforwards. The LIFO basis difference is classified as noncurrent as this inventory is not expected to be liquidated or replaced within one year. See note 13.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Accordingly, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

(7) LEASES

     The Company has noncancelable operating leases primarily for stores, distribution facilities and equipment, expiring at various dates from 1997 to 2015. Certain leases include contingent rentals based upon a percentage of sales over a specified amount. Minimum rentals include noncash rent expense related to the amortization of deferred rent totaling $321,000, $398,000 and $671,000 for 1994, 1995 and 1996, respectively.

     Total rent expense was as follows:

                                                   1994          1995          1996
                                                ----------    ----------    -----------
Minimum rentals..............................   $7,293,000    $7,965,000    $10,474,000
Contingent rentals...........................      268,000       112,000        142,000
Sublease rental income.......................     (141,000)     (118,000)      (118,000)
                                                ----------    ----------    -----------
                                                $7,420,000    $7,959,000    $10,498,000
                                                ==========    ==========    ===========

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     At January 4, 1997, future minimum lease payments under noncancelable operating leases, with initial or remaining lease terms in excess of one year, were as follows:

                        Fiscal year:
  1997......................................................  $ 10,788,000
  1998......................................................    10,455,000
  1999......................................................     9,733,000
  2000......................................................     9,117,000
  2001......................................................     8,479,000
  Thereafter................................................    72,784,000
                                                              ------------
          Total minimum lease payments......................  $121,356,000
                                                              ============

     In connection with the transfer of certain leased stores to a former affiliate in 1991, the Company remains liable as assignor on eight leases. The former affiliate has agreed to indemnify the Company for any losses it may incur as assignor, however, such indemnification is unsecured. The remaining future minimum lease payments on these leases of the former affiliate, exclusive of any variable rent or cost reimbursement that might be required, were as follows at January 4, 1997:

                        Fiscal year:
  1997......................................................  $1,126,000
  1998......................................................   1,126,000
  1999......................................................     741,000
  2000......................................................     463,000
  2001......................................................     388,000
  Thereafter................................................     991,000
                                                              ----------
          Total minimum lease payments......................  $4,835,000
                                                              ==========

     In the event the former affiliate defaults on the above lease obligations, and is not able to indemnify the Company, the Company would incur a loss up to the extent of any remaining obligations, less any obligation mitigated by the lessor re-leasing the property.

     During 1996, the Company closed five stores, one of which had a remaining lease term of approximately 5 years. As a result, the remaining undiscounted noncancelable operating lease commitment attributable to this store was accrued for in full at January 4, 1997, along with related estimates of utilities and property taxes, in the amount of $490,000, and was included in the cost of goods sold, buying, distribution and occupancy. Operating lease commitments and other closure costs attributable to the four other closed stores were not material as the store leases either expired in conjunction with the store closing or the Company was released from the remaining lease obligation by the lessor.

(8) EMPLOYEE BENEFIT PLAN

     During 1995, the Company amended its qualified defined contribution profit sharing plan to include a 401(k) plan feature for all eligible employees. The amended plan provides for tax deferred contributions by eligible employees and for discretionary matching contributions by the Company. Participants vest in the Company's contributions at a rate of 20% per year after the first year of service. The Company contributed $94,000 and $126,000 to the profit sharing plan in the form of matching contributions for 1995 and 1996, respectively. The Company provided an additional discretionary contribution of $250,000 and $174,000 to the

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

profit sharing plan during 1994 and 1996, respectively. The plan provides for contributions by the Company in amounts determined annually by the Board of Directors.

(9) MANAGEMENT EQUITY PLAN

     As of October 17, 1994, the Company sold shares of common stock and granted options to purchase common stock to management of the Company under a management equity plan (the Management Equity Plan). The Company issued 292,124 shares of common stock for $1,498,000 and granted options to purchase 292,050 shares of common stock at a $5.13 per share exercise price. The aggregate purchase price for the issued shares consisted of $781,000 in cash received by the Company and the balance was paid in the form of notes, which bear interest at 8% per annum, are secured by the common stock purchased with the notes and have full recourse to the makers. The notes are due October 17, 1999; however, 25% of any pre-tax bonus earned as an employee of the Company may be used to reduce the employee's note at the discretion of the Board of Directors of the Company.

     The Management Equity Plan authorizes the issuance of common stock plus grants of options to purchase shares of authorized but unissued common stock up to 1,000,000 combined shares and options. As of January 4, 1997, 154,650 shares of common stock and 432,550 options remain outstanding under the Management Equity Plan. Stock options are granted with an exercise price equal to the fair market value of the underlying stock, as determined by the Board of Directors, at the date of grant. All stock options have a ten-year term and vest 20% per year over five years from the date of grant. The holders of the Common Stock may "put" the common stock to the Company upon death, disability, retirement, or involuntary termination at a price equal to the greater of adjusted book value, as defined, or fair value for vested shares, and adjusted book value for unvested shares. For purposes of the put provisions, the common shares vest ratably over a five year period. The Company may "call" such common stock upon an employee's voluntary or involuntary termination, just-cause dismissal, death or disability. The "call" price shall be the lower of adjusted book value or fair value in the event of an employee's voluntary termination or just-cause dismissal and in the event of involuntary termination, death or disability, the greater of the two for vested shares and adjusted book value for unvested shares. The put and call features shall lapse and terminate upon the earliest to occur of (1) an initial public offering, (2) the sale of all or substantially all of the assets or capital stock of the Company, or (3) five years from the date of the management equity plan agreement (October 17, 1994). If the Company completes an initial public offering prior to the events noted in (2) or (3) above, the call option shall remain in effect for unvested shares until the earlier of events (2) or (3) above.

     The shares of common stock issued under the Management Equity Plan that subject to the put provisions are reflected as redeemable common stock in the accompanying consolidated balance sheets. Vested shares are recorded at the greater of the adjusted book value or fair value. Unvested shares are recorded at the adjusted book value or, if greater, the amount determined by increasing the adjusted book value to the fair value ratably over the vesting period. At January 6, 1996 and January 4, 1997, related notes receivable from stockholders totaling $549,000 and $207,000, respectively, are reflected as a reduction of redeemable common stock.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Activity in redeemable common stock and related notes receivable from stockholders for the periods indicated was as follows:

                                                 REDEEMABLE          NOTES         TOTAL
                                                COMMON STOCK       RECEIVABLE    REDEEMABLE
                                              -----------------       FROM         COMMON
                                               SHARES    AMOUNT   STOCKHOLDERS   STOCK, NET
                                              --------   ------   ------------   ----------
                                              (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at December 31, 1993................        --       --          --            --
Issuance of shares pursuant to management
  equity plan...............................   292,124   $1,498      $ (638)       $  860
                                              --------   ------      ------        ------
Balance at December 31, 1994................   292,124    1,498        (638)          860
  Purchase of shares of redeemable common
     stock as treasury stock................  (115,974)    (594)         --          (594)
  Payment of notes receivable from
     stockholders...........................        --       --          89            89
  Increase in redemption amount during the
     year...................................        --      199          --           199
                                              --------   ------      ------        ------
Balance at January 6, 1996..................   176,150    1,103        (549)          554
  Purchase of shares of redeemable common
     stock as treasury stock................   (21,500)    (112)         --          (112)
  Payment of notes receivable from
     stockholders...........................        --       --         342           342
  Increase in redemption amount during the
     year...................................        --       76          --            76
                                              --------   ------      ------        ------
Balance at January 4, 1997..................   154,650   $1,067      $ (207)       $  860
                                              ========   ======      ======        ======

     Stock option activity during the periods indicated was as follows:

                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Balance at December 31, 1993................................        --     $  --
  Granted...................................................   292,050      5.13
                                                              --------
Balance at December 31, 1994................................   292,050      5.13
  Granted...................................................    64,000      5.13
  Canceled..................................................  (126,200)     5.13
                                                              --------
Balance at January 6, 1996..................................   229,850      5.13
  Granted...................................................   213,900      5.13
  Canceled..................................................   (11,200)     5.13
                                                              --------
Balance at January 4, 1997..................................   432,550      5.13
                                                              ========

     Canceled options are a result of employee terminations. As a result of these employee terminations, the Company also repurchased 115,974 and 21,500 shares of common stock during 1995 and 1996, respectively.

     At January 4, 1997, the exercise price and weighted-average remaining contractual life of outstanding options were $5.13 and 8.86 years, respectively.

     At January 6, 1996 and January 4, 1997, the number of options exercisable was 33,170 and 43,730, respectively. No options have been exercised under the Management Equity Plan as of January 4, 1997.

     The per share weighted-average fair value of stock options granted during 1995 and 1996 was $3.04 and $3.28 on the date of grant using the Black Scholes option-pricing model (which incorporates a present value calculation) with the following weighted-average assumptions: 1995 -- no expected dividend yield, risk-free

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

interest rate of 6.66%, and an expected life of 8 years; 1996 -- no expected dividend yield, risk-free interest rate of 6.48%, and an expected life of 7 years.

     The Company applies APB Opinion No. 25 in accounting for the Management Equity Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Company's consolidated net income would have been reduced to the pro forma amounts indicated below:

                                                                1995         1996
                                                              --------    ----------
Net income, as reported.....................................  $508,000    $4,457,000
                                                              ========    ==========
Net income, pro forma.......................................  $494,000    $4,401,000
                                                              ========    ==========

     Pro forma net income reflects only options granted in 1995 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of five years and compensation cost for options granted prior to January 1, 1995 is not considered.

(10) RELATED PARTY TRANSACTIONS

     In conjunction with negotiating its financing agreement in 1994 (see note
4), the Company paid $500,000 to LGA, which has been capitalized as a deferred financing cost in other assets and is being amortized over four years.

     The Company has a management services agreement with LGA whereby LGA receives an annual retainer fee plus reasonable expenses for providing certain management, consulting and financial planning services. The management services agreement also provides that LGA may receive reasonable and customary fees and reasonable expenses from time to time for providing financial advisory and investment banking services in connection with major financial transactions that may be undertaken in the future. The management services agreement will terminate on April 20, 2004. The Company paid a management fee to LGA of approximately $80,000 during 1994 and $120,000 during both 1995 and 1996. The minimum management fee is $500,000 per year for the remaining term of the agreement.

     Certain facilities are leased from related parties. Rent expense on these facilities totaled $711,000, $721,000 and $651,000 for 1994, 1995 and 1996,
respectively.

(11) CONTINGENCIES

     The Company is a party to various legal proceedings and claims arising in the ordinary course of business. Management believes that the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(12) AUTHORIZATION OF STOCK AND COMMON STOCK SPLIT

     On October 16, 1997, the stockholders approved an increase in the authorized number of shares of common stock to 8,000,000. The Board of Directors of the Company effected common stock splits on October 16, 1997 and December 1, 1997 resulting in a cumulative stock split of 2.0 to 1, to be effected in the form of a stock dividend. In the accompanying consolidated financial statements, all numbers of common shares and per share amounts have been restated to reflect the common stock splits retroactively.

                              GART SPORTS COMPANY
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(13) EVENTS SUBSEQUENT TO THE DATE OF INDEPENDENT AUDITORS' REPORT (UNAUDITED)

     Under the terms of the Company's tax sharing agreement with its former parent, the Company is responsible for its share, on a separate return basis, of any tax payments associated with proposed deficiencies or adjustments, related interest and penalties charged to the controlled group which may arise as a result of an assessment by the IRS.

     On July 24, 1997, the IRS proposed adjustments to the Company's and former parent's 1992 and 1993 federal income tax returns in conjunction with the former parent's IRS examination. The proposed adjustments related to the manner in which LIFO inventories were characterized on such returns. The Company recorded approximately $9,700,000 as a long-term net deferred tax liability for the tax effect of the LIFO inventory basis difference. The IRS has asserted that this basis difference should be reflected in taxable income in 1992 and 1993. The Company has taken the position that the inventory acquired in connection with the acquisition of its former parent was appropriately allocated to its inventory pools. The IRS has asserted the inventory was acquired at a bargain purchase price and should be allocated to a separate pool and liquidated as inventory turns.

     Based on management's discussions with the Company's former parent, the Company believes the potential accelerated tax liability, which could have a negative effect on liquidity in the near term, ranges from approximately $2,500,000 to $9,700,000. The range of loss from possible assessed interest charges resulting from the proposed adjustments range from approximately $460,000 to $3,000,000. As the Company believes that no amount is more probable than another within the range, the minimum interest exposure of $460,000 has been accrued in the consolidated financial statements. No penalties are expected to be assessed relating to this matter. At October 4, 1997, the LIFO inventory and other associated temporary differences continue to be classified as long-term net deferred tax liabilities as the Company does not believe the matter will be resolved within a year.

     The Company has reviewed the various matters that are under consideration and believes that it has adequately provided for any liability that may result from this matter. In the opinion of management, any additional liability beyond the amounts recorded that may arise as a result of the IRS examination will not have a material adverse effect on the Company's financial condition or results of operations.

                         SPORTMART, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                              FEBRUARY 2,    NOVEMBER 2,
                                                                 1997           1997
                                                              -----------    -----------
                                                                             (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................   $  2,816       $     --
  Due from related parties..................................        624            419
  Merchandise inventories, net..............................    162,913        156,018
  Prepaid expenses and other assets.........................      5,035          8,199
  Income taxes receivable...................................     11,044            302
  Advertising co-op receivable, net.........................      2,338          5,683
  Assets held for sale......................................      2,631          2,521
  Deferred income taxes.....................................      6,300          7,656
                                                               --------       --------
         Total current assets...............................    193,701        180,798
Property and equipment, net.................................     61,750         57,148
Other assets................................................      3,868          3,730
Deferred income taxes.......................................      7,278          7,278
                                                               --------       --------
                                                               $266,597       $248,954
                                                               ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Outstanding checks, net...................................   $     --       $  2,101
  Revolving line of credit due 2001.........................     93,175         99,741
  Mortgage payable..........................................         --            775
  Current portion of capitalized lease obligations..........        307            331
  Accounts payable..........................................     44,922         44,961
  Accrued expenses:
    Salaries and wages......................................      3,338          2,631
    Taxes other than income.................................      8,049          4,696
    Advertising.............................................      5,014            482
    Reserve for store closings..............................     16,319          6,196
    Other...................................................     13,377          6,697
                                                               --------       --------
         Total current liabilities..........................    184,501        168,611
Capitalized lease obligations, net of current portion.......      3,409          3,158
Other long-term liabilities.................................      4,768          5,015
                                                               --------       --------
                                                                192,678        176,784
                                                               --------       --------
Commitments and contingencies...............................         --             --
Stockholders' equity:
  Preferred stock; $.01 par value; 5,000,000 shares
    authorized; none issued.................................         --             --
  Voting common stock; $.01 par value; 50,000,000 shares
    authorized; 5,148,833 shares issued and outstanding on
    February 2, 1997 and November 2, 1997...................         52             52
  Class A common stock, non-voting; $.01 par value,
    50,000,000 shares authorized; 7,694,734 and 7,783,083
    shares issued and outstanding on February 2, 1997 and
    November 2, 1997, respectively..........................         77             77
  Additional paid-in capital................................     79,842         80,090
  Cumulative translation adjustment.........................        (36)            --
  Retained deficit..........................................     (6,016)        (8,049)
                                                               --------       --------
         Total stockholders' equity.........................     73,919         72,170
                                                               --------       --------
                                                               $266,597       $248,954
                                                               ========       ========

                  The accompanying notes are an integral part of these consolidated financial statements.

                         SPORTMART, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
           (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                THIRTY-NINE WEEKS ENDED
                                                               -------------------------
                                                               OCTOBER 27,   NOVEMBER 2,
                                                                  1996          1997
                                                               -----------   -----------
Net sales...................................................   $   373,948   $   318,498
Cost of sales, including buying, distribution and
  occupancy.................................................       286,581       247,557
                                                               -----------   -----------
Gross profit................................................        87,367        70,941
Operating expenses:
  Store.....................................................        63,913        55,097
  General and administrative................................        14,230        13,911
  Store pre-opening.........................................           907            --
                                                               -----------   -----------
Operating income............................................         8,317         1,933
                                                               -----------   -----------
Other expense:
  Interest expense, net.....................................        (6,019)       (5,376)
  Other income..............................................           241            54
                                                               -----------   -----------
                                                                    (5,778)       (5,322)
                                                               -----------   -----------
Income (loss) from operations before income taxes...........         2,539        (3,389)
Income tax expense (benefit)................................         1,062        (1,356)
                                                               -----------   -----------
Income (loss) before extraordinary item.....................   $     1,477   $    (2,033)
Extraordinary item, net of income tax benefit of $335.......          (462)           --
                                                               -----------   -----------
Net income (loss)...........................................   $     1,015   $    (2,033)
                                                               ===========   ===========
Income (loss) per share before extraordinary item...........   $      0.12   $     (0.16)
Loss per share from extraordinary item......................         (0.04)           --
                                                               -----------   -----------
Net income (loss) per share.................................   $      0.08   $     (0.16)
                                                               ===========   ===========
Weighted average number of common shares outstanding........    12,823,434    12,883,320
                                                               ===========   ===========

                  The accompanying notes are an integral part of these consolidated financial statements.

                         SPORTMART, INC. AND SUBSIDIARY

          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
                   (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                       VOTING              CLASS A
                                    COMMON STOCK         COMMON STOCK      ADDITIONAL   CUMULATIVE                    TOTAL
                                 ------------------   ------------------    PAID-IN     TRANSLATION   RETAINED    STOCKHOLDERS'
                                  SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     ADJUSTMENT     DEFICIT       EQUITY
                                 ---------   ------   ---------   ------   ----------   -----------   ---------   -------------
Balances, January 28, 1996.....  5,148,833    $52     7,625,538    $76      $79,637        $(12)      $ 21,043       $100,796
Issuance of 60,766 of Class A
  common shares under stock
  purchase plan................         --     --        60,766      1          173          --             --            174
Exercise of stock options......         --     --         8,430     --           32          --             --             32
Cumulative translation
  adjustment...................         --     --            --     --           --         (24)            --            (24)
Net loss.......................         --     --            --     --           --          --        (27,059)       (27,059)
                                 ---------    ---     ---------    ---      -------        ----       --------       --------
Balances, February 2, 1997.....  5,148,833     52     7,694,734     77       79,842         (36)        (6,016)        73,919
Issuance of 41,946 of Class A
  common shares under stock
  purchase plan................         --     --        41,946     --           97          --             --             97
Exercise of stock options......         --     --        46,403     --          151          --             --            151
Cumulative translation
  adjustment...................         --     --            --     --           --          36             --             36
Net loss.......................         --     --            --     --           --          --         (2,033)        (2,033)
                                 ---------    ---     ---------    ---      -------        ----       --------       --------
Balances November 2, 1997......  5,148,833    $52     7,783,083    $77      $80,090        $ --       $ (8,049)      $ 72,170
                                 =========    ===     =========    ===      =======        ====       ========       ========

                  The accompanying notes are an integral part of these consolidated financial statements.

                         SPORTMART, INC. AND SUBSIDIARY

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                               THIRTY-NINE WEEKS ENDED
                                                              --------------------------
                                                              OCTOBER 27,    NOVEMBER 2,
                                                                 1996           1997
                                                              -----------    -----------
Cash flows from operating activities:
  Net income (loss) from continuing operations..............   $   1,477      $  (2,033)
  Extraordinary item, net of tax............................        (462)            --
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation and amortization..........................       8,363          8,273
     Other adjustment.......................................         (20)            36
     Deferred income tax provision..........................         (42)        (1,356)
     Net decrease (increase) in assets:
       Merchandise inventories, net.........................     (15,601)         6,895
       Prepaid expenses and other assets....................       5,974         (3,164)
       Income taxes receivable..............................          --         10,742
       Advertising co-op receivable, net....................        (712)        (3,345)
       Other assets.........................................      (1,076)          (428)
     Net increase (decrease) in liabilities:
       Accounts payable.....................................      (6,574)            39
       Accrued expenses.....................................     (14,285)       (25,395)
       Other long-term liabilities..........................         908            247
                                                               ---------      ---------
          Net cash used in operating activities.............     (22,050)        (9,489)
                                                               ---------      ---------
Cash flows from investing activities:
  Purchase of property and equipment........................     (11,693)        (3,565)
  Proceeds from sale of property and equipment..............          --            458
  Sale (purchase) of assets held pending sale...............      (1,401)           110
  Advances to related parties...............................        (373)          (103)
  Repayment of advances to related parties..................         318            308
                                                               ---------      ---------
          Net cash used in investing activities.............     (13,149)        (2,792)
                                                               ---------      ---------
Cash flows from financing activities:
  Proceeds from issuance of Class A common stock............         205            250
  Principal payments under capital lease obligations........      (5,605)          (227)
  Early extinguishment of debt..............................     (20,200)            --
  Outstanding checks, net...................................         289          2,101
  Proceeds from mortgage payable............................          --            775
  Advances on line of credit................................     218,573        124,732
  Repayment on line of credit...............................    (162,080)      (118,166)
                                                               ---------      ---------
          Net cash provided by financing activities.........      31,182          9,465
                                                               ---------      ---------
Net decrease in cash and cash equivalents...................      (4,017)        (2,816)
Cash and cash equivalents at beginning of period............       4,017          2,816
                                                               ---------      ---------
Cash and cash equivalents at end of period..................   $      --      $      --
                                                               =========      =========

                  The accompanying notes are an integral part of these consolidated financial statements.

                         SPORTMART, INC. AND SUBSIDIARY

          NOTES TO INTERIM UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     Sportmart, Inc. and Subsidiary (the "Company") operates in one business segment which is the retail sporting goods business. As of December 3, 1997, the Company operated 59 superstores located in the United States. The eleven Canadian locations in the process of liquidation as of February 2, 1997 have all been closed as of December 3, 1997.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of Sportmart, Inc. and Sportdepot Stores Inc., its wholly-owned subsidiary. Sportmart Canada, Inc. was incorporated in April 1994 and the first store in Canada opened in March 1995. In addition, Sportdepot Stores Inc. was incorporated in January 1995 as a wholly-owned subsidiary of Sportmart Canada, Inc. In October 1995, Sportmart Canada, Inc. was amalgamated into Sportdepot Stores Inc. All significant intercompany transactions and balances have been eliminated.

  Principles of Presentation

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting solely of normal recurring accruals) necessary to present fairly the consolidated financial position of Sportmart, Inc. and Subsidiary as of November 2, 1997 and the consolidated results of its operations and its cash flows for the thirty-nine week periods ended October 27, 1996 and November 2, 1997. Due to the seasonal nature of the business, results for interim periods are not indicative of a full year's operations.

     These consolidated financial statements should be read in conjunction with the Company's audited financial statements for the fiscal year ended February 2, 1997 included in the Company's Form 10-K.

  Net Loss Per Share

     Net loss per share is based on 12,823,434 and 12,883,320 weighted average common shares outstanding for the thirty-nine weeks ended October 27, 1996 and November 2, 1997.

3. NON-RECURRING ITEMS

     During the fourth quarter of fiscal 1996, the Company recorded a non-recurring pre-tax charge of $33.2 million. The majority of the charge was related to costs associated with exiting the Canadian market including unamortized portions of nonrecoverable capital improvements ($12.5 million), lease buy-out costs ($11.9 million), inventory write-down costs ($5.7 million), severance ($850,000) and miscellaneous costs ($2.2 million). Additionally, the Company has reserves for store closings relating to previous store closings including Wheeling and River North. As of November 2, 1997, the total reserve is approximately $6.2 million consisting primarily of the remaining lease buy-out and miscellaneous costs. In total, the Company believes the remaining reserves for these non-recurring charges continue to be appropriate.

                         SPORTMART, INC. AND SUBSIDIARY

                    NOTES TO INTERIM UNAUDITED CONSOLIDATED
                      FINANCIAL STATEMENTS -- (CONTINUED)

4. EXTRAORDINARY ITEM

     During the third quarter of fiscal 1996, the Company incurred an extraordinary charge of approximately $462,000, net of income taxes, as a result of the termination of a previous revolving credit facility and the loans from Allstate.

5. PENDING PLAN OF MERGER

     The Company entered into an Agreement and Plan of Merger, dated as of September 28, 1997 and amended and restated as of December 2, 1997, (The Merger Agreement) with Gart Sports Company. Privately held Gart Sports (Gart) is the holding company for Gart Bros. Sporting Goods Co., a 63-store, Denver-based sporting goods retailer. Under the agreement, Sportmart will be merged into Gart. Based on the agreement's conversion ratio, stockholders of Gart (pre-merger) will hold approximately 72.5% of the combined company, while Sportmart stockholders will hold approximately 27.5% of the outstanding shares of the combined company. Leonard Green & Partners, an affiliate of the majority stockholder of Gart, will control approximately 60% of the outstanding shares of the combined company. The Merger Agreement requires the Company to maintain minimum net worth and total liabilities prior to closing. The Merger Agreement is subject to Sportmart stockholder approval and a majority of Sportmart stockholders have agreed to vote in favor of the Merger Agreement. A special meeting of stockholders to approve the merger is expected to occur in January 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
Sportmart, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheets of Sportmart, Inc. and Subsidiary as of January 28, 1996 and February 2, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended February 2, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sportmart, Inc. and Subsidiary as of January 28, 1996 and February 2, 1997 and the results of its operations and its cash flows for each of the three fiscal years in the period ended February 2, 1997 in conformity with generally accepted accounting principles.

                                            COOPERS & LYBRAND L.L.P.
Chicago, Illinois
March 28, 1997

                         SPORTMART, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                              JANUARY 28,    FEBRUARY 2,
                                                                 1996           1997
                                                              -----------    -----------
Current assets:
  Cash and cash equivalents.................................   $  4,017       $  2,816
  Due from related parties..................................      1,348            624
  Merchandise inventories, net..............................    174,952        162,913
  Prepaid expenses and other assets.........................     12,200          5,035
  Income taxes receivable...................................      4,242         11,044
  Advertising co-op receivable, net.........................      5,547          2,338
  Assets held for sale......................................      2,883          2,631
  Deferred income taxes.....................................      4,347          6,300
                                                               --------       --------
          Total current assets..............................    209,536        193,701
Property and equipment, net.................................     72,040         61,750
Other assets................................................      3,745          3,868
Deferred income taxes.......................................      2,178          7,278
                                                               --------       --------
                                                               $287,499       $266,597
                                                               ========       ========
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit due 2001 (See Note 5)............   $     --       $ 93,175
  Bank notes payable........................................     18,213             --
  Current portion of capitalized lease obligations and
     long-term debt.........................................      7,221            307
  Accounts payable..........................................     67,297         44,922
  Accrued expenses..........................................     36,482         46,097
                                                               --------       --------
          Total current liabilities.........................    129,213        184,501
Long-term bank notes payable................................     30,000             --
Long-term debt, net of current portion......................     18,800             --
Capitalized lease obligations, net of current portion.......      4,008          3,409
Other long-term liabilities.................................      4,682          4,768
                                                               --------       --------
                                                                186,703        192,678
                                                               --------       --------
Commitments and contingencies

Stockholders' equity:
  Preferred stock; $.01 par value; 5,000,000 shares
     authorized; none issued................................         --             --
  Voting common stock; $.01 par value; 50,000,000 shares
     authorized; 5,148,833 shares issued and outstanding....         52             52
  Class A common stock, non-voting; $.01 par value;
     50,000,000 shares authorized; 7,625,538 and 7,694,734
     shares issued and outstanding on January 28, 1996 and
     February 2, 1997, respectively.........................         76             77
  Additional paid-in capital................................     79,637         79,842
  Cumulative translation adjustment.........................        (12)           (36)
Retained earnings (deficit).................................     21,043         (6,016)
                                                               --------       --------
          Total stockholders' equity........................    100,796         73,919
                                                               --------       --------
                                                               $287,499       $266,597
                                                               ========       ========

                 See Notes to Consolidated Financial Statements

                         SPORTMART, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                           JANUARY 29,   JANUARY 28,   FEBRUARY 2,
                                                              1995          1996          1997
                                                           -----------   -----------   -----------
                                                           (52 WEEKS)    (52 WEEKS)    (53 WEEKS)
Net sales................................................  $  413,337    $  492,179    $  514,611
Cost of sales, including buying, distribution and
  occupancy..............................................     311,948       381,146       400,637
                                                           ----------    ----------    ----------
Gross profit.............................................     101,389       111,033       113,974
Operating expenses:
  Store expenses.........................................      67,523        89,007        92,979
  General and administrative expenses....................      11,713        15,921        19,938
  Non-recurring charges..................................          --         5,711        33,224
  Store pre-opening expenses.............................       2,555         3,791         1,699
                                                           ----------    ----------    ----------
Operating (loss) income..................................      19,598        (3,397)      (33,866)
Other (expense) income:
  Other (expense) income.................................         440         1,440           (21)
  Interest expense.......................................      (4,317)       (5,168)       (8,889)
                                                           ----------    ----------    ----------
                                                               (3,877)       (3,728)       (8,910)
                                                           ----------    ----------    ----------
(Loss) income from continuing operations before income
  taxes..................................................      15,721        (7,125)      (42,776)
Income tax expense (benefit).............................       6,211        (3,004)      (16,269)
                                                           ----------    ----------    ----------
(Loss) income from continuing operations.................       9,510        (4,121)      (26,507)
Discontinued operations:
  Loss from discontinued operations, (net of income tax
     benefit of $375 in 1994 and $385 in 1995)...........        (575)         (578)           --
  Loss from disposal of discontinued operations (net of
     income tax benefit of $1,164 in 1995 and $60 in
     1996)...............................................          --        (1,746)          (90)
                                                           ----------    ----------    ----------
  Loss from discontinued operations......................        (575)       (2,324)          (90)
                                                           ----------    ----------    ----------
(Loss) income before extraordinary item..................       8,935        (6,445)      (26,597)
Extraordinary item (net of income tax benefit of $335)...          --            --          (462)
                                                           ----------    ----------    ----------
Net (loss) income........................................  $    8,935    $   (6,445)   $  (27,059)
                                                           ==========    ==========    ==========
(Loss) income per share from continuing operations.......  $     0.87    $    (0.32)   $    (2.06)
Loss per share from discontinued operations..............       (0.05)        (0.18)         (.01)
                                                           ----------    ----------    ----------
(Loss) income per share before extraordinary item........        0.82         (0.50)        (2.07)
Loss per share from extraordinary item...................          --            --          (.04)
                                                           ----------    ----------    ----------
Net (loss) income per share..............................  $     0.82    $    (0.50)   $    (2.11)
                                                           ==========    ==========    ==========
Weighted average number of common and common equivalent
  shares outstanding.....................................  10,910,797    12,771,911    12,826,360
                                                           ==========    ==========    ==========

                 See Notes to Consolidated Financial Statements

                         SPORTMART, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                       VOTING               CLASS A
                                    COMMON STOCK          COMMON STOCK                                 RETAINED
                                 -------------------   ------------------   ADDITIONAL   CUMULATIVE    EARNINGS        TOTAL
                                                                             PAID-IN     TRANSLATION   (DEFICIT)   STOCKHOLDERS'
                                   SHARES     AMOUNT    SHARES     AMOUNT    CAPITAL     ADJUSTMENT    ---------      EQUITY
                                 ----------   ------   ---------   ------   ----------   -----------               -------------
Balances, January 30, 1994.....  10,235,000    $102           --     --      $46,942           --       $18,553      $ 65,597
Issuance of 16,075 common
  shares under stock purchase
  plan.........................      16,075       1           --     --          217           --            --           218
Reclassification of Voting
  common stock into Class A
  common stock.................  (5,125,538)    (51)   5,125,538    $51           --           --            --            --
Issuance of 2,500,000 Class A
  common shares, net of stock
  offering costs...............          --      --    2,500,000     25       32,273           --            --        32,298
Net income, fiscal 1994........          --      --           --     --           --           --         8,935         8,935
                                 ----------    ----    ---------    ---      -------         ----       --------     --------
Balances, January 29, 1995.....   5,125,537      52    7,625,538     76       79,432           --        27,488       107,048
Issuance of 23,296 Voting
  common shares under stock
  purchase plan................      23,296      --           --     --          205           --            --           205
Cumulative translation
  adjustment...................          --      --           --     --           --         $(12)           --           (12)
Net loss, fiscal 1995..........          --      --           --     --           --           --        (6,445)       (6,445)
                                 ----------    ----    ---------    ---      -------         ----       --------     --------
Balances, January 28, 1996.....   5,148,833      52    7,625,538     76       79,637          (12)       21,043       100,796
Issuance of 60,766 Class A
  common shares under stock
  purchase plan................          --      --       60,766      1          173           --            --           174
Exercise of stock options......          --      --        8,430     --           32           --            --            32
Cumulative translation
  adjustment...................          --      --           --     --           --          (24)           --           (24)
Net loss, fiscal 1996..........          --      --           --     --           --           --       (27,059)      (27,059)
                                 ----------    ----    ---------    ---      -------         ----       --------     --------
Balances, February 2, 1997.....   5,148,833    $ 52    7,694,734    $77      $79,842         $(36)      $(6,016)     $ 73,919
                                 ==========    ====    =========    ===      =======         ====       ========     ========

                 See Notes to Consolidated Financial Statements

                         SPORTMART, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         JANUARY 29,    JANUARY 28,    FEBRUARY 2,
                                                            1995           1996           1997
                                                         -----------    -----------    -----------
                                                         (52 WEEKS)     (52 WEEKS)     (53 WEEKS)
Cash flows from operating activities:
  Net (loss) income from continuing operations.........   $   9,510      $  (4,121)     $ (26,507)
  Loss from discontinued operations, net of tax........        (575)          (578)            --
  Loss on disposal of discontinued operations, net of
     tax...............................................          --         (1,746)           (90)
  Loss from extraordinary item, net of tax.............          --             --           (462)
  Adjustments to reconcile net income to net cash (used
     in) provided by operating activities:
     Depreciation and amortization.....................       6,370          8,761         11,770
     (Gain) loss on disposition of property and
       equipment and capital lease.....................        (200)            59             --
     Deferred tax provision............................      (1,370)        (4,225)        (7,053)
     Net decrease (increase) in assets:
       Merchandise inventories.........................     (36,995)       (33,095)        12,039
       Prepaid expenses and other assets...............      (2,613)        (2,343)         7,165
       Income taxes receivable.........................          35         (4,242)        (6,802)
       Advertising co-op receivable....................      (4,950)         4,215          3,209
       Other assets -- noncurrent......................        (386)        (2,723)           543
     Net (decrease) increase in liabilities:
       Accounts payable................................      (1,554)        31,639        (22,375)
       Accrued expenses................................       6,437         11,943         23,228
       Other long-term liabilities.....................       1,144            995             86
                                                          ---------      ---------      ---------
     Net cash (used in) provided by operating
       activities......................................     (25,147)         4,539         (5,249)
                                                          ---------      ---------      ---------
Cash flows from investing activities:
  Purchase of property and equipment...................     (20,357)       (29,268)       (14,570)
  Purchase of assets held pending sale and leaseback...     (13,479)        (3,499)           (46)
  Proceeds from sale and leaseback of assets...........      19,135          5,468             --
  Advances to related parties..........................        (327)        (1,062)          (288)
  Repayment of advances to related parties.............       1,346            218          1,011
                                                          ---------      ---------      ---------
     Net cash used in investing activities.............     (13,682)       (28,143)       (13,893)
                                                          ---------      ---------      ---------
Cash flows from financing activities:
  Proceeds from issuance of common stock...............         217            205            206
  Proceeds from sale of common stock, net..............      32,298             --             --
  Principal payments under capital lease obligations...        (608)          (405)          (277)
  Principal payments under long-term debt..............          --         (1,400)        (5,400)
  Early extinguishment of debt.........................          --             --        (20,200)
  Debt issuance costs..................................          --             --         (1,350)
  Proceeds from construction loans.....................      10,758             --             --
  Payments on construction loans.......................     (10,566)        (3,357)            --
  Advances on lines of credit..........................     137,200        212,751        264,665
  Repayments on lines of credit........................    (127,000)      (183,338)      (219,703)
  Bank overdraft, net..................................        (305)            --             --
                                                          ---------      ---------      ---------
     Net cash provided by financing activities.........      41,994         24,456         17,941
                                                          ---------      ---------      ---------
Net (decrease) increase in cash and cash equivalents
  .....................................................       3,165            852         (1,201)
Cash and cash equivalents at beginning of period.......          --          3,165          4,017
                                                          ---------      ---------      ---------
Cash and cash equivalents at end of period.............   $   3,165      $   4,017      $   2,816
                                                          =========      =========      =========
Supplemental disclosures of cash flow information:
  Interest paid........................................   $   4,284      $   5,382      $   8,364
  Income taxes (refunded) paid.........................       6,640          4,842         (2,850)

                 See Notes to Consolidated Financial Statements

                         SPORTMART, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     Sportmart, Inc. and Subsidiary (the "Company") operates in one business segment which is the retail sporting goods business. As of February 2, 1997, the Company operated 59 superstores located in the United States plus eleven locations in the process of liquidation in Canada.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Consolidation

     The consolidated financial statements include the accounts of Sportmart, Inc. and Sportdepot Stores, Inc., it's wholly-owned subsidiary. Sportmart Canada, Inc. was incorporated in April 1994 and the first store opened in March 1995. In addition, Sportdepot Stores, Inc. was incorporated in January 1995 as a wholly-owned subsidiary of Sportmart Canada, Inc. In October 1995, Sportmart Canada, Inc. was amalgamated into Sportdepot Stores, Inc. All significant intercompany transactions and balances have been eliminated.

  Fiscal Year

     The Company maintains a 52-53 week fiscal year, with the fiscal year ending on the Sunday closest to the end of January. The fiscal years ended January 29, 1995 (fiscal 1994) and January 28, 1996 (fiscal 1995) included 52 weeks. The fiscal year ended February 2, 1997 (fiscal 1996) included 53 weeks.

  Merchandise Inventories

     The Company's inventories are valued at the lower of cost or market with cost being determined on a first-in, firstout (FIFO) method.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization of property and equipment are computed principally by the straight-line method over the estimated useful lives of the related assets, ranging from three to fifteen years, or the terms of the related leases for leasehold improvements, if shorter. Upon retirement or other disposal of property and equipment, the asset costs and the related accumulated depreciation are eliminated from the accounts. The difference, if any, between the net asset value and the proceeds is adjusted to income.

     Maintenance and repairs, which neither materially add to the value of the property nor appreciably prolong its life, are charged to expense as incurred.

  Long-Lived Assets

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121 "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" in fiscal 1995. The adoption had no impact on the financial results. When facts and circumstances indicate potential impairment, the Company evaluates the recoverability of long-lived asset carrying values using estimates of undiscounted future cash flows over remaining asset lives. When impairment is indicated, any impairment loss is measured by the excess of carrying values over fair values.

  Sale/leasebacks

     Any loss on a sale/leaseback transaction is recognized immediately and any gains are deferred and recognized over the term of the future lease.

                         SPORTMART, INC. AND SUBSIDIARY

  Advertising

     Advertising costs are expensed in the period in which the advertising occurs. A receivable is recorded at that time for the estimated amount of cooperative advertising reimbursements to be received from vendors. Gross advertising spent in fiscal 1994, 1995 and 1996 was $21,425,000, $25,363,000 and
$21,577,000, respectively.

  Store Pre-Opening Costs

     Non-capital expenditures incurred prior to the opening of a new store are charged to expense ratably from the date the store is opened through the end of the fiscal year in which the store is opened.

  Capitalized Interest

     Interest costs incurred during the construction period of significant capital projects are capitalized. The total interest capitalized by the Company was $555,000 in fiscal year 1994, $152,000 in fiscal year 1995, and $20,230 in fiscal year 1996.

  Income Taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  Statement of Cash Flows

     For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Substantially all cash and cash equivalents are concentrated with two banks located in Chicago, Illinois and in Toronto, Canada.

  Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Net (Loss) Income Per Share

     Income per share from continuing operations, loss per share from discontinued operations, income per share before extraordinary item and net income per share for the fiscal year ended January 29, 1995 are based on 10,910,797 weighted average shares outstanding.

     Loss per share from continuing operations, loss per share from discontinued operations, loss per share before extraordinary item and net loss per share for the fiscal year ended January 28, 1996 are based on 12,771,911 weighted average shares outstanding.

     Loss per share from continuing operations, loss per share from discontinued operations, loss per share before extraordinary item, loss per share from extraordinary item and net loss per share for the fiscal year ended February 2, 1997 are based on 12,826,360 weighted average shares outstanding.

                         SPORTMART, INC. AND SUBSIDIARY

  Foreign Currency Translation

     The consolidated financial statements and transactions of the Company's Canadian subsidiary are maintained in its functional currency (Canadian dollars) and translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52. Foreign currency balance sheet accounts are translated into United States dollars at the rate of exchange in effect at fiscal year end. Income and expenses are translated at the average rates of exchange in effect during the year. Translation adjustments have been accumulated in a separate component of stockholders' equity. Such adjustments do not affect cash flow and are unrealized. During the course of operating in Canada, the Company enters into transactions in currencies other than its Canadian subsidiary's functional currency. Realized and unrealized gains and losses relating to these transactions which arise as a result of changes in currency exchange rates are recognized in income as incurred.

  Derivative Financial Instruments

     Derivative financial instruments are utilized by the Company to reduce interest rate and foreign exchange risks. The Company does not use derivatives for speculative trading purposes.

     Interest Rate Contracts -- The differential to be received or paid under contracts designated as hedges is recognized as an adjustment to interest expense in the period incurred.

     Foreign Currency Contracts -- Realized and unrealized gains and losses arising from foreign currency contracts are recognized in income as offsets to gains and losses resulting from the underlying hedged transaction.

  Reclassifications

     The Company has reclassified certain amounts reported in prior years to conform with the fiscal 1996 presentation.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                            JANUARY 28,    FEBRUARY 2,
                       DESCRIPTION                             1996           1997
                       -----------                          -----------    -----------
Capitalized lease property -- land and buildings..........  $ 7,711,000    $ 6,321,000
Land......................................................           --      1,341,000
Store and warehouse equipment.............................   41,640,000     38,661,000
Buildings and leasehold improvements......................   40,376,000     37,368,000
Data processing equipment and software....................    7,801,000     10,271,000
Other.....................................................    5,718,000      5,142,000
                                                            -----------    -----------
                                                            103,246,000     99,104,000
                                                            -----------    -----------
Less accumulated depreciation and amortization:
  Capitalized lease property..............................    4,932,000      4,064,000
  All other...............................................   26,274,000     33,290,000
                                                            -----------    -----------
                                                             31,206,000     37,354,000
                                                            -----------    -----------
  Property and equipment, net.............................  $72,040,000    $61,750,000
                                                            ===========    ===========

     Depreciation expense for fiscal years 1994, 1995 and 1996 was $6,193,710, $8,501,209 and $11,084,968, respectively.

                         SPORTMART, INC. AND SUBSIDIARY

     The Company had assets held pending sale or sale and leaseback of $2,883,000 and $2,631,000, respectively, as of January 28, 1996 and February 2, 1997. These assets consist of land and buildings and improvements for store locations that the Company intends to sell and, for certain properties, lease back from unaffiliated third parties.

4. ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                            JANUARY 28,    FEBRUARY 2,
                       DESCRIPTION                             1996           1997
                       -----------                          -----------    -----------
Accrued salaries and wages................................  $ 3,297,000    $ 3,338,000
Taxes other than income...................................    6,912,000      8,049,000
Advertising...............................................    7,959,000      5,014,000
Reserve for store closings................................    7,177,000     16,319,000
Other.....................................................   11,137,000     13,377,000
                                                            -----------    -----------
     Accrued expenses.....................................  $36,482,000    $46,097,000
                                                            ===========    ===========

5. FINANCING ARRANGEMENTS

     On September 6, 1996, the Company entered into, and subsequently amended certain provisions of, a $135.0 million revolving credit agreement with a syndicate of banks. The new credit facility is due in September, 2001 and the inventory and personal property of the Company have been pledged as collateral. Interest is due monthly on outstanding cash borrowings based on LIBOR (London Interbank Offered Rate) plus a fee ranging up to 2.50% depending on the maintenance of certain financial ratios or, at the Company's option, at the prime rate (8.25% at February 2, 1997) plus 1.00%. In addition, the facility also provides for the issuance of letters of credit, not to exceed $25.0 million, for a fee equal to 1.50% per annum. The Company also pays a commitment fee of .375% on the unused portion of the line of credit. This new revolving line of credit requires the maintenance of minimum net worth and maximum debt to inventory ratios and prohibits the payment of cash dividends. The proceeds from this new credit facility were used to repay all borrowings outstanding under the previous revolving credit facilities and the Senior Notes (as discussed below). As of February 2, 1997, approximately $93.2 million in cash borrowings and $4.5 million in letters of credit (to support imported merchandise and certain real estate transactions) were outstanding under this line of credit.

     In order to comply with Emerging Issues Task Force Issue (EITF) No. 95-22 regarding classification of certain debt instruments, the borrowings under this new revolving line of credit have been classified as current liabilities in the February 2, 1997 balance sheet. However, based on the terms of the agreement and the Company's current business plan, the Company believes the amounts outstanding under the revolving line of credit will be due and payable on its stated maturity in September, 2001.

     The Company previously had two agreements with a syndicate of banks in the United States and Canada providing for unsecured revolving lines of credit up to $125.0 million (U.S. dollars). Interest on these agreements was based on LIBOR in the U.S. or Bankers Acceptances in Canada, plus a fee ranging from .50% to 2.60% depending on the maintenance of certain financial ratios. The Company also had the option to borrow at the prime rate in the U.S. and, in Canada, at the prime rate plus a fee ranging up to 2.00% depending on the maintenance of certain financial ratios. Commitment fees paid to the banks on the unused portion of these lines of credit ranged from .15% to .70%. As of January 28, 1996 these revolving lines of credit had outstanding balances of a U.S. dollar equivalent of $48.2 million. These agreements were terminated upon execution of the $135.0 million facility discussed above.

     The weighted average interest rate on short-term cash borrowings outstanding was 6.9% and 8.1% as of January 28, 1996 and February 2, 1997, respectively.

                         SPORTMART, INC. AND SUBSIDIARY

     As of January 28, 1996, the Company also had $25.6 million in borrowings outstanding in the form of unsecured Senior Notes due January 30, 1999 and May 15, 2000. Interest on the Senior Note due January 30, 1999 was payable monthly at a rate ranging from 8.9% to 11.15% per annum depending on the maintenance of certain financial ratios. Principal payments of $1.4 million were required on January 30th of each year. Interest on the Senior Note due May 15, 2000 was payable at a rate ranging from 6.6% to 8.85% per annum depending on the maintenance of certain financial ratios. Annual principal payments of $4.0 million were required commencing on May 15, 1996. Principal payments totaling $5.4 million on these Senior Notes were made in fiscal 1996 prior to the termination of these agreements in conjunction with the execution of the $135.0 million facility discussed above.

6. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     Derivative financial instruments are utilized by the Company to reduce interest rate and foreign exchange risks.

     The notional amount of foreign currency contracts is the amount of foreign currency bought or sold at maturity. The notional amount of interest rate swaps is the underlying principal amount used in determining the interest payments exchanged over the term of the swap agreement. The notional amounts are not a measure of the Company's exposure through its use of derivatives.

     Interest Rate Contracts -- In March 1995, the Company entered into an interest rate swap agreement with a major financial institution. This agreement became effective in August 1995 and expires in August 1998. This agreement effectively converts $10.0 million of its floating rate bank debt (based on LIBOR plus a fee determined by financial performance) to a fixed rate of 7.54% (plus the same fee) and requires settlement on a quarterly basis. The difference in interest between the fixed rate and the effective LIBOR rate was recognized in interest expense for the years ended January 28, 1996 and February 2, 1997.

     Foreign Exchange Contracts -- As of February 2, 1997, the Company held foreign currency contracts with settlement dates prior to March 1997 with several major financial institutions to exchange Canadian dollars for approximately $38.0 million U.S. dollars. The total net realized and unrealized gains and losses on foreign currency contracts was immaterial.

     Fair Value of Financial Instruments -- The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. The amounts recorded for the line of credit also approximates fair market value based on the borrowing rates currently available to the Company for debt with similar terms and average maturities. The fair value at January 28, 1996 and February 2, 1997 of the foreign currency contracts and the interest rate swap agreement as presented below is the amount at which these contracts could be settled or terminated based on bank or market quotes.

                                                            JANUARY 28,    FEBRUARY 2,
                                                               1996           1997
                                                            -----------    -----------
Interest rate swap agreement
  Notional Principal......................................  $10,000,000    $10,000,000
  Fair Value..............................................     (600,000)      (227,000)
Foreign currency contracts
  Notional Principal......................................  $ 5,700,000    $38,000,000
  Fair Value..............................................       40,000        164,000

     Credit risk -- The Company is exposed to credit risk to the extent of nonperformance by the counterparties to the foreign currency contracts and interest rate swap discussed above. However, the

                         SPORTMART, INC. AND SUBSIDIARY

Company considers the risk of default to be remote because the counterparties are major financial institutions whose credit ratings are regularly monitored.

7. INCOME TAXES

     The income tax (benefit) provision consists of the following:

                                                         FISCAL YEAR ENDED
                                             ------------------------------------------
                                             JANUARY 29,    JANUARY 28,    FEBRUARY 2,
                                                1995           1996            1997
                                             -----------    -----------    ------------
Historical income tax (benefit) provision:
  Current:
     Federal...............................  $ 5,513,000    $   750,000    $ (9,267,000)
     State.................................    1,435,000        (19,000)       (451,000)
                                             -----------    -----------    ------------
                                               6,948,000        731,000      (9,718,000)
  Deferred (benefit):
     Federal...............................     (901,000)    (3,110,000)     (6,949,000)
     State.................................     (211,000)      (307,000)     (1,945,000)
     Foreign...............................           --     (1,867,000)      1,948,000
                                             -----------    -----------    ------------
                                              (1,112,000)    (5,284,000)     (6,946,000)
                                             -----------    -----------    ------------
Total income tax (benefit) provision.......  $ 5,836,000    $(4,553,000)   $(16,664,000)
                                             ===========    ===========    ============

     Differences between the U.S. federal statutory income tax rate and the Company's effective rate for the historical income tax provision are as follows:

                                                                FISCAL YEAR ENDED
                                                    -----------------------------------------
                                                    JANUARY 29,    JANUARY 28,    FEBRUARY 2,
                                                       1995           1996           1997
                                                    -----------    -----------    -----------
Statutory rate....................................     34.3%          35.0%          34.0%
State/provincial income taxes, net of federal
  income tax benefit..............................      5.5            9.0            5.5
Foreign rate difference...........................       --            1.2           (1.0)
Alternative minimum tax and tax credits...........     (1.4)          (3.2)            --
Other.............................................      1.1           (0.5)           (.4)
                                                       ----           ----           ----
Effective tax rate................................     39.5%          41.5%          38.1%
                                                       ====           ====           ====

     The effective tax rate as presented above represents the Company's total effective rate including the discontinued operations and extraordinary item.

                         SPORTMART, INC. AND SUBSIDIARY

     Significant components of the deferred tax assets and liabilities, and their related tax effects are as follows:

                                                            JANUARY 28,    FEBRUARY 2,
                                                               1996           1997
                                                            -----------    -----------
Deferred tax assets:
  Capitalized inventory cost..............................  $ 2,177,000    $ 2,311,000
  Capital leases..........................................    1,016,000        969,000
  Vacation accrual........................................      504,000        546,000
  Deferred rent...........................................      501,000        649,000
  Reserve for store closings and severance pay............    2,422,000      2,751,000
  Credit carry forwards...................................      964,000        880,000
  NOL carry forward.......................................    1,867,000      7,637,000
  Other...................................................      607,000      1,030,000
                                                            -----------    -----------
                                                             10,058,000     16,773,000
Deferred tax liabilities:
  LIFO reversal...........................................     (616,000)            --
  Depreciation............................................   (2,539,000)    (2,811,000)
  Capital lease termination...............................     (358,000)      (349,000)
  Other...................................................      (20,000)       (35,000)
                                                            -----------    -----------
                                                             (3,533,000)    (3,195,000)
                                                            -----------    -----------
  Net deferred tax asset..................................  $ 6,525,000    $13,578,000
                                                            ===========    ===========

     As of February 2, 1997, the Company has available federal and state net operating loss carry forwards of approximately $19.0 million for offset against taxable income. The federal NOL carry forwards expire at the end of the fiscal year ending January 2012. In addition, the Company also has available tax credit carry forwards for tax purposes of $880,000 primarily consisting of alternative minimum tax credits which do not have an expiration date. Based on the Company's business plan and the timing of the reversals of temporary differences, management believes the Company will be able to realize the benefit of the net deferred tax asset.

8. EMPLOYEE BENEFIT PLANS

  Profit Sharing Plan

     The Company has a noncontributory profit sharing plan for eligible employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine, not to exceed 15% of the compensation paid annually to the participants. There were no contributions to the plan for fiscal years 1995 and 1996. Contributions to this plan were $100,000 in fiscal 1994.

  Incentive Savings Plan

     The Company has an incentive savings plan covering eligible employees which allows for employee contributions under Section 401(k) of the Internal Revenue Code. The Company is obligated to match one-third of the first 3% of each employee's salary which is contributed to the plan. Company contributions to this plan were approximately $153,000, $175,000 and $193,000 for fiscal 1994, 1995, and 1996, respectively.

  Stock Purchase Plan

     Effective September 1992, the Board of Directors and stockholders adopted a stock purchase plan for its employees under which a maximum of 200,000 shares of common stock have been reserved for issuance. Under this plan, a Sportmart employee may purchase stock through payroll deductions for 85% of the lesser of

                         SPORTMART, INC. AND SUBSIDIARY
the closing market price of the common stock on the grant date or the exercise date. The grant date, the exercise date and the class of stock are designated by the purchase committee. On February 28, 1994, the first exercise date, 16,075 shares were purchased of Voting Common Stock. On March 10, 1995, the second exercise date, 23,296 shares of Voting Common Stock were purchased. On March 22, 1996, the third exercise date, 60,766 shares of Class A Common Stock were purchased.

  Restricted Stock Plan

     Effective July 1, 1996, the Board of Directors and stockholders adopted the Sportmart, Inc., 1996 Restricted Stock Plan. The purpose of this Plan is to promote the overall financial objectives of the Company and its stockholders by motivating those persons selected to participate in this Plan to achieve long-term growth in stockholder equity in the Company and by retaining the association of those individuals who are instrumental in achieving long-term growth in shareholder equity. Under this Plan, shares awarded may be granted as Voting Common Stock or Class A Common Stock. A total of 400,000 shares of common stock were authorized and reserved for issuance under the plan. A Committee appointed by the Board of Directors may condition the grant of Restricted Stock upon the participant's completing a period of service or attainment of specified performance goals by the participant or Company. During fiscal 1996, 300,000 shares of Class A Common Stock were granted to participants under the plan. During the period commencing on the Grant Date, November 19, 1996, and continuing until August 1, 1999, these shares are restricted and can not be sold or transferred. After such period, the participants vest immediately.

  Stock Option Plans

  1992 Plan

     The Board of Directors and stockholders adopted the Sportmart, Inc. Stock Option Plan (the "1992 Plan"), effective as of September 1992. A total of 625,000 shares of common stock were authorized and reserved for issuance under the 1992 Plan as of January 30, 1994, and during fiscal 1994, an additional 500,000 shares of common stock were authorized and reserved under the 1992 Plan. Options granted under this plan may be granted to purchase either Voting Common Stock or Class A Common Stock. The 1992 Plan provides for the grant of incentive stock options ("ISOs") as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company. The 1992 Plan also provides for non-qualified stock options ("NQSOs") which may be granted to the Company's officers, employees or independent contractors or any affiliate thereof. The exercise price of the ISOs granted under the 1992 Plan may not be less than 100% of the fair market value of the Company's common stock on the date of grant or 110% of such fair market value in the case of holders of more than 10% of the Company's common stock. Shares subject to an option granted under the 1992 Plan may be purchased (i) for cash; (ii) in exchange for shares of common stock owned by the optionee; (iii) for a combination of cash and common stock; or (iv) by reducing the number of shares of common stock to be issued and delivered to the optionee upon such exercise. The plan includes vesting requirements from immediately up to five years and option lives of ten years.

  Directors' Plan

     The Board of Directors and stockholders adopted the Sportmart, Inc. Directors' Stock Option Plan (the "Directors' Plan"), effective as of September 1992. A total of 75,000 shares of common stock have been authorized and reserved for issuance under the Directors' Plan. All options granted under the Directors' Plan are exercisable immediately upon grant and, for options other than those granted as of the Initial Grant Date, at a price per share equal to the closing price of the common stock as reported on the Nasdaq National Market on the date of grant or, if the market is closed on such date, the next business day. Once granted, options may not be canceled, but expire on the earlier of seven years after the grant date or two years after the Outside Director is no longer serving as a Director.

                         SPORTMART, INC. AND SUBSIDIARY

     Option activity for the fiscal years ended January 29, 1995, January 28, 1996 and February 2, 1997 for the 1992 Plan and the Director's Plan was as follows:

                                                            WEIGHTED-AVERAGE      OPTIONS
                                                SHARES       EXERCISE PRICE     EXERCISABLE
                                               ---------    ----------------    -----------
Balances at January 30, 1994.................    101,081         $14.67            74,031
  Options granted............................    179,200          13.15
  Options exercised..........................         --             --
  Options cancelled..........................    146,200          13.02
                                               ---------
Balances at January 28, 1995.................    134,081          14.45            93,231
  Options granted............................    788,190           5.70
  Options exercised..........................         --             --
  Options cancelled..........................    268,649           5.57
                                               ---------
Balances at January 28, 1996.................    653,622           7.55           226,959
  Options granted............................    846,229           3.17
  Options exercised..........................      8,430           3.27
  Options cancelled..........................    110,148           3.19                --
                                               ---------
Balances at February 2, 1997.................  1,381,273         $ 5.24           525,410
                                               =========

     The following table summarizes the status of outstanding stock options as of February 2, 1997:

                                 OPTIONS OUTSTANDING
                  -------------------------------------------------           OPTIONS EXERCISABLE
                                WEIGHTED-AVERAGE                      -----------------------------------
                   NUMBER OF       REMAINING                               NUMBER
   RANGE OF         OPTIONS     CONTRACTUAL LIFE   WEIGHTED-AVERAGE      OF OPTIONS      WEIGHTED-AVERAGE
EXERCISE PRICES   OUTSTANDING      (IN YEARS)       EXERCISE PRICE      EXERCISABLE       EXERCISE PRICE
---------------   -----------   ----------------   ----------------   ----------------   ----------------
$ 2.69 - $ 7.25    1,235,192          9.5               $ 4.21            420,179             $ 4.00
$ 8.25 - $12.75       52,081          6.6                11.48             40,231              11.26
$14.00 - $18.40       94,000          6.9                15.37             65,000              15.43
---------------    ---------          ---              -------            -------            -------
$ 2.69 - $18.40    1,381,273          9.2               $ 5.24            525,410             $ 5.97
===============    =========          ===              =======            =======            =======

     Had the Company elected to apply the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" (SFAS
123) regarding recognition of compensation expense to the extent of the calculated fair value of stock options granted in fiscal 1996 and 1995, reported loss from continuing operations and loss per share from continuing operations would have been increased as follows:

                                                              1995            1996
                                                          ------------    ------------
Loss from continuing operations, as reported............  $ (4,121,000)   $(26,507,000)
Pro forma loss from continuing operations...............    (5,111,000)    (27,379,000)
Loss per share from continuing operations, as
  reported..............................................  $      (0.32)   $      (2.06)
Pro forma loss per share from continuing operations.....         (0.40)          (2.14)

     The effects of applying SFAS 123 in the above pro forma disclosure are not likely to be representative of the effects disclosed in future years because the proforma calculations exclude stock options granted before fiscal 1995.

                         SPORTMART, INC. AND SUBSIDIARY

     For purposes of the SFAS 123, pro forma net loss and loss per share calculation, the fair value of each option grant is estimated as of the date of grant using the Black-Scholes option-pricing model. The weighted-average assumptions used in determining fair value as disclosed for SFAS 123 are shown in the following table:

                                                              1995    1996
                                                              ----    ----
Risk-free interest rate.....................................  6.15%    6.3%
Dividend yield..............................................   0.0%    0.0%
Option life (years).........................................   4.0     4.0
Stock price volatility......................................  45.0%   45.0%

     During fiscal 1994, 1995 and 1996, the Company did not pay any post-retirement benefits to retired employees.

9. LEASING ARRANGEMENTS

     The Company is obligated under several noncancellable operating leases for its stores, distribution centers and certain computer and warehouse equipment, which expire through the year 2018 exclusive of renewal option periods. The leases provide for, among other things, minimum annual rentals and contingent rentals based upon a percentage of sales in excess of stipulated amounts, payments of real estate taxes and maintenance and insurance costs. Eight of the leases are with partnerships, the partners of which are officers of the Company and their family members.

     The Company has also entered into agreements for the lease of certain other properties which are classified as capital leases for financial reporting purposes. All of these capital leases are with partnerships substantially owned by certain officers of the Company and their family members. The lease terms range from 15 to 21 years and provide for minimum annual rental payments plus contingent rentals based upon a percentage of sales in excess of stipulated amounts.

     The following table presents the future minimum lease commitments, including the present value of the net minimum lease payments for capital leases and the minimum future rental commitments for all operating leases that have initial or remaining noncancelable terms in excess of one year.

                                              CAPITAL       OPERATING
                                               LEASES         LEASES          TOTAL
                                             ----------    ------------    ------------
1997.......................................  $  665,000    $ 28,832,000    $ 29,497,000
1998.......................................     665,000      28,269,000      28,934,000
1999.......................................     665,000      27,447,000      28,112,000
2000.......................................     665,000      27,353,000      28,018,000
2001.......................................     674,000      26,071,000      26,745,000
Thereafter.................................   2,176,000     195,270,000     197,446,000
                                             ----------    ------------    ------------
Total minimum lease payments...............   5,510,000    $333,242,000    $338,752,000
                                                           ============    ============
Less imputed interest......................   1,794,000
                                             ----------
Present value of future minimum rentals, of
  which $307,000 is included in current
  liabilities, at February 2, 1997.........  $3,716,000
                                             ==========

     The total future minimum operating lease commitments also include $4,414,000 of noncancellable sublease payments.

                         SPORTMART, INC. AND SUBSIDIARY

     Rent expense was $18,058,000, $27,110,000 and $31,644,000 for fiscal 1994,
1995, and 1996, respectively. Included in these amounts are $333,000, $210,000 and $119,000, respectively, representing contingent rentals.

     As of February 2, 1997, the Company has issued letters of credit of approximately $3.8 million related to the leasing for various locations.

10. RELATED PARTIES

     The Company leases certain properties from partnerships that are substantially owned by certain officers of the Company and their family members. Expenses recognized for leases with these related partnerships are as follows:

                                                             FISCAL YEAR ENDED
                                                 -----------------------------------------
                                                 JANUARY 29,    JANUARY 28,    FEBRUARY 2,
                                                    1995           1996           1997
                                                 -----------    -----------    -----------
Operating leases:
  Base rentals.................................   $2,170,000     $2,767,000     $2,970,000
  Percentage rentals...........................       96,000        208,000         80,000
                                                  ----------     ----------     ----------
                                                   2,266,000      2,975,000      3,050,000
                                                  ----------     ----------     ----------
Capitalized leases:
  Interest.....................................      767,000        499,000        388,000
  Reduction of lease obligations...............      390,000        380,000        277,000
  Percentage rentals...........................      226,000         22,000         11,000
                                                  ----------     ----------     ----------
                                                   1,383,000        901,000        676,000
                                                  ----------     ----------     ----------
  Totals.......................................   $3,649,000     $3,876,000     $3,726,000
                                                  ==========     ==========     ==========

                         SPORTMART, INC. AND SUBSIDIARY

     In both fiscal 1995 and 1996, one of the related party capital leases was reclassified into an operating lease due to substantial changes in the lease thus causing the increase in operating leases expenses and the reduction in capital lease above. The affiliated real estate partnerships pay a management fee to the Company as reimbursement for administrative services provided. Total management fees for fiscal 1994, 1995 and 1996 were $100,000, $115,000 and $123,000, respectively. In addition, the Company has advanced amounts to certain affiliated real estate partnerships for working capital purposes. These advances are due on demand and bear interest at 6-9% per year. As of January 28, 1996 and February 2, 1997, $696,000 and $217,000, respectively, was owed to the Company by affiliated partnerships. The Company earned interest on affiliated partnership advances of $18,000, $35,000 and $37,000 in fiscal 1994, 1995 and 1996, respectively. The Company has not experienced problems in collecting advances to affiliated real estate partnerships in the past and does not anticipate problems in collecting amounts currently advanced.

11. COMMITMENTS AND CONTINGENCIES

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the financial position or results of operations of the Company.

12. NON-RECURRING ITEMS

     During the fourth quarter of fiscal 1996, the Company recorded a non-recurring pre-tax charge of $33.2 million. The majority of the charge was related to costs associated with exiting the Canadian market including unamortized portions of nonrecoverable capital improvements ($12.5 million), lease buy-out costs ($11.9 million), inventory write-down costs ($5.7 million), severance ($850,000) and miscellaneous costs ($2.2 million). The closing of the eleven Canadian locations will result in personnel reductions of approximately 600 people. As of February 2, 1997, no severance had been paid out. In addition to severance, cash outflows will be required for lease buy-out and certain miscellaneous costs which the Company expects to fund from normal operations. The liquidation of the inventory, by an independent company, began in mid-January 1997 and was completed by mid-April 1997. Upon completion of the closings, the Company expects to realize approximately $3.5 to $4.5 million (net of tax) annual cost savings.

     During the fourth quarter of fiscal 1995, the Company recorded a non-recurring pre-tax charge of $5.7 million. Approximately 79% of the charge was related to costs associated with the closing of a store in Chicago, Illinois (River North) and a clearance store in Wheeling, Illinois. The River North location was closed as of the end of fiscal 1995 and the Wheeling store was closed in May, 1996. Included in the original charge of store closings were charges for lease buy-out costs ($2.8 million), inventory write-down costs ($1.0 million), unamortized portions of nonrecoverable capital improvements ($558,000), severance ($39,000), as well as other miscellaneous exit costs ($123,000). The remainder of the non-recurring charge was primarily due to severance for certain corporate and store personnel ($791,000) and other miscellaneous costs (400,000). The Company increased this reserve during the fourth quarter of fiscal 1997 resulting in an additional non-recurring charge of approximately $300,000. As of February 2, 1997, the reserve is approximately $2.7 million primarily consisting of the remaining lease buy-out costs.

13. DISCONTINUED OPERATIONS

     During the fourth quarter of fiscal 1995, the Company announced its strategic decision to discontinue the operations of its No Contest Division. The No Contest division has been accounted for as discontinued operations, and accordingly, its operations are segregated in the accompanying income statements. Net sales, operation costs and expenses, other income and expense, and income taxes for fiscal years 1995 and 1994 have been reclassified for amounts associated with the discontinued division. A reserve was also established for the estimated costs of disposal of the business segment of $2.9 million pre-tax ($1.7 million after tax). The reserve

                         SPORTMART, INC. AND SUBSIDIARY
included estimated lease buy-out costs (approximately one year of occupancy costs per location), severance payments, inventory write-down costs, unamortized portions of nonrecoverable capital improvements (any recoverable capital improvements were transferred to another operating location) as well as other miscellaneous exit costs. The Company updated this reserve at year-end resulting in an additional charge of $90,000 (net of tax). As of February 2, 1997, the reserve is approximately $150,000 due to the payout of the lease costs.

     Sales, gross profit, related losses and income tax benefits associated with the No Contest division for the fiscal years ended January 29, 1995 and January 28, 1996 were as follows:

                                                               1994           1995
                                                            -----------    -----------
Sales.....................................................  $10,852,000    $10,527,000
Gross profit..............................................    1,833,000      1,917,000
Loss before income taxes..................................     (950,000)      (963,000)
Income tax benefit........................................      375,000        385,000
Net loss from discontinued operations.....................     (575,000)      (578,000)

14. EXTRAORDINARY ITEM

     As a result of the termination of the previous revolving credit facility and the Senior Notes from Allstate Life Insurance Co. in September, 1996, the Company incurred an extraordinary charge of $462,000, net of income taxes of $335,000, for the write-off of the unamortized loan origination fees.

15. GEOGRAPHIC SEGMENT INFORMATION

     In addition to the Company's operations in the U.S., the Company also operated nine and eleven locations in Canada as of January 29, 1996 and February 2, 1997, respectively. All eleven of these locations were in the process of liquidation as of February 2, 1997 due to the Company's decision to exit the Canadian market. Revenue, operating loss and identifiable assets pertaining to the Canadian locations are presented below for the last two fiscal years:

                                                           YEAR ENDED      YEAR ENDED
                                                          JANUARY 28,     FEBRUARY 2,
                                                              1996            1997
                                                          ------------    ------------
Revenue.................................................  $ 29,642,000    $ 49,869,000
Operating loss including exit charges...................  $ (3,885,000)   $(39,026,000)
Identifiable assets.....................................  $ 41,641,000    $ 24,037,000

                         SPORTMART, INC. AND SUBSIDIARY

16. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                              FIRST      SECOND     THIRD      FOURTH
                                             QUARTER    QUARTER    QUARTER    QUARTER
                                             --------   --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL 1995
Net sales..................................  $103,193   $133,945   $105,020   $150,021
Gross profit...............................    22,027     34,651     23,428     30,927
Store pre-opening expenses.................        84        379        674      2,654
Net (loss) income from continuing
  operations...............................      (984)     5,343     (1,678)    (6,802)
Loss from discontinued operations..........      (159)      (153)       (12)    (2,000)
Net (loss) income..........................    (1,143)     5,190     (1,690)    (8,802)
Net (loss) income per share from continuing
  operations...............................     (0.08)      0.42      (0.13)     (0.53)
Loss per share from discontinued
  operations...............................     (0.01)     (0.01)     (0.00)     (0.16)
Net (loss) income per share................     (0.09)      0.41      (0.13)     (0.69)
FISCAL 1996
Net sales..................................  $116,209   $146,079   $111,659   $140,664
Gross profit...............................    25,619     37,093     24,654     26,608
Store pre-opening expenses.................       117        384        406        792
Net (loss) income from continuing
  operations...............................      (877)     4,435     (2,080)   (27,985)
Loss from discontinued operations..........        --         --         --        (90)
Loss from extraordinary item...............        --         --       (462)        --
Net (loss) income..........................      (877)     4,435     (2,542)   (28,075)
Net (loss) income per share from continuing
  operations...............................      (.07)       .35       (.16)     (2.18)
Loss per share from discontinued
  operations...............................        --         --         --       (.01)
Loss per share from extraordinary item.....        --         --       (.04)        --
Net (loss) income per share................      (.07)       .35       (.20)     (2.19)

     Fourth quarter adjustments for fiscal 1995, primarily related to the following entries (net of tax): $3.3 million non-recurring charge incurred for the closing of two locations and severance pay; $1.7 million for loss on discontinued operations; and $680,000 for reductions of incentives and other compensation. Fourth quarter adjustments for fiscal 1996, primarily related to the following entries (net of tax): $2.7 million related to adjusting shrink at year-end and $19.7 million non-recurring charge incurred for the exiting of the Canadian operations.

                                                                      APPENDIX A

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

                                     AMONG

                              GART SPORTS COMPANY

                       GART BROS. SPORTING GOODS COMPANY

                                      AND

                                SPORTMART, INC.

                          DATED AS OF DECEMBER 2, 1997

                          AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 2, 1997 (this "Agreement"), by and among Gart Sports Company, a Delaware corporation ("Holdings"), Gart Bros. Sporting Goods Company, a Colorado corporation and wholly-owned subsidiary of Holdings ("Sporting"), GB Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("Acquisition") and Sportmart, Inc., a Delaware corporation (the "Company").

     WHEREAS, Holdings, Sporting and the Company are parties to an Agreement and Plan of Merger (the "Original Agreement"), dated as of September 28, 1997 (the "Original Execution Date"), and such parties desire to amend and restate the Original Agreement in its entirety as set forth herein:

     WHEREAS, the Boards of Directors of Holdings, Sporting Acquisition and the Company have each approved and deem it advisable and in the best interests of their respective stockholders to consummate the combination of the Company and Acquisition upon the terms and subject to the conditions of this Agreement;

     WHEREAS, it is intended that the combination be accomplished by a merger of Acquisition with and into the Company (the "Merger");

     WHEREAS, each of Holdings, Sporting Acquisition and the Company intend that the Merger will be treated as a tax free reorganization which meets the requirements of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement in accordance with the provisions of Sections 203 and 251 of the Delaware General Corporation Law (the "DGCL"), and has resolved, subject to the terms of this Agreement, to recommend the approval and adoption of the Merger by its stockholders;

     WHEREAS, the holders (the "Company Principals") of more than 60% of the outstanding Company Voting Stock (as herein defined) have, pursuant to a Stockholder Agreement dated as of September 28, 1997, as amended and restated as of the date hereof (the "Stockholder Agreement"), agreed to vote in favor of the Merger;

     WHEREAS, the Boards of Directors of Holdings, Sporting and Acquisition each has approved the transactions contemplated by this Agreement and Green Equity Investors, L.P. (the "Fund"), the holder of approximately 85% of the outstanding Holdings Common Stock (as herein defined), and Holdings, as the sole stockholder of each of Sporting and Acquisition, has each approved and adopted this Agreement and the transactions contemplated hereby in accordance with Sections 228 and 251 of the DGCL and Sections 7-108-202 and 7-107-104 of the Colorado Business Corporation Act (the "CBCA"); and

     WHEREAS, this Agreement and the transactions contemplated hereby shall be submitted to the stockholders of the Company for their adoption and approval.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DGCL, at the Effective Time (as herein defined), Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall thereupon cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. In accordance with the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of Acquisition and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Acquisition and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Altheimer & Gray, 10 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, at 10:00 a.m., local time, on the second business day after which all of the conditions set forth in Article VII are first satisfied or waived ((the date of such first satisfaction or waiver being the "Conditional Date") (provided that all such conditions continue to be so satisfied or waived on such second business day, and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent business day on which all such conditions are again so satisfied or waived, subject, however, to Section 8.1(b)), or on such other date and at such other time and place as Holdings and the Company shall agree (the date on which the Closing actually occurs being referred to herein as the "Closing Date").

     Section 1.3 Filing; Effective Time. On the date of the Closing, Holdings and the Company will cause a Certificate of Merger to be properly executed and filed pursuant to Section 251 of the DGCL. The Merger shall become effective at such time as agreed in writing by Holdings and the Company and specified in the Certificate of Merger (or if the parties cannot agree on a time, the Certificate of Merger shall specify 9:15 a.m., eastern time, on the next business day following the day of the filing of the Certificate of Merger). Such filing shall be made contemporaneously with the Closing. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

     Section 1.4 Certificate of Incorporation and By-Laws of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A-1 hereto (the "Surviving Corporation Charter"). The By-Laws of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time as set forth in Exhibit B-1 hereto.

     Section 1.5 Directors and Officers. The officers and directors of the Surviving Corporation shall be the officers and directors of Acquisition at the Effective Time, and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

     Section 1.6 Certificate of Incorporation and By-Laws of Holdings. At the Effective Time, the Certificate of Incorporation of Holdings, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A hereto (the "Holdings Charter"). The By-Laws of Holdings as currently in effect shall be amended and restated as of the Effective Time as set forth in Exhibit B-2 hereto.

     Section 1.7  Directors of Holdings; Certain Share Treatment.

     (a) The Board of Directors of Holdings at the Effective Time and for a period of three years thereafter shall consist of seven directorships. Initially, five of such directorships shall be the following individuals: John Douglas Morton, Jonathan A. Sokoloff, Jennifer Holden Dunbar, Daniel A. Siegel and one individual nominated by Holdings, it being understood that this list of individuals may be supplemented or amended from time to time by Holdings prior to the Effective Time (with the consent of the Company which shall not be unreasonably withheld) and two of such directorships shall be filled by the two members of the Board of Directors of the Company designated within 30 days after the Effective Time by a majority of the persons who so constitute such Board of Directors of the Company immediately prior to the Effective Time, each of which seven directors shall serve until Holdings' 1998 annual meeting of stockholders. Holdings agrees that Messrs. Larry Hochberg and Andrew Hochberg will be nominated to serve as directors for a one year term commencing at Holdings' 1998 annual meeting of stockholders, and Holdings will use its best efforts to cause the election thereof provided that the Company Principals own at least 75% of the Holdings Common Stock that they receive in the Merger on the date of mailing of Holdings' proxy materials with respect to such meeting (provided that if the Company principals own more than 50% but less than 75% of the Holdings Common Stock that they receive in the Merger on the date of mailing of Holdings' proxy materials with respect to such meeting, Holdings agrees that one of Messrs. Larry Hochberg or Andrew Hochberg (in

Holdings' discretion) will be nominated to serve as director and Holdings will use its best efforts to cause the election thereof) and that one of them (in Holdings' discretion) will be nominated for election as a director at Holdings' 1999 annual meeting of stockholders provided that the Company Principals own at least 50% of the Holdings Common Stock that they receive in the Merger on the date of mailing of Holdings' proxy materials with respect to such meeting. In the event that either or both of Messrs. Larry Hochberg and Andrew Hochberg are unwilling or unable to serve as a director of Holdings as provided above, replacement nominee(s) shall be chosen by a majority in interest of the Company Principals and Holdings will use its best efforts to cause the election thereof.

     (b) For a period of 18 months from and after the Effective Time, Holdings covenants and agrees that no merger, consolidation or other extraordinary transaction involving holders of Holdings Common Stock, shall be entered into by Holdings or any of its Subsidiaries unless all such holders are treated equally with respect to their Holdings Common Stock in such transaction or unless otherwise approved by the independent directors of Holdings.

                                   ARTICLE II

                              CONVERSION OF SHARES

     Section 2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of the Company, Holdings, Sporting or Acquisition:

     (a) Each share of Common Stock, par value $.01 per share, of the Company ("Company Voting Stock") and each share of Class A Common Stock, par value $.01 per share, of the Company ("Company Non-Voting Stock" and together with the Company Voting Stock, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into, and shall thereafter represent only, the right to receive the Conversion Number (as herein defined) of duly issued, validly authorized, fully paid and nonassessable shares of Common Stock, par value $.01 per share, of Holdings ("Holdings Common Stock"). For purposes hereof, the "Conversion Number" shall mean Holdings' Share Consideration (as defined below) divided by the Company's "Equivalent Shares Outstanding." "Equivalent Shares Outstanding" shall mean the number of shares of common stock (of any class) of Holdings or the Company, as the case may be, outstanding, including the number of shares of common stock (of any class) outstanding pursuant to any restricted stock plan, plus the number of Equivalent Option Shares of Holdings or the Company, as applicable. "Equivalent Option Shares" shall be the quotient of (a) the result of (i) the product of (x) the number of shares of common stock purchasable upon exercise of outstanding options (whether or not vested) with exercise prices less than the applicable Closing Price of Holdings or the Company, as the case may be, multiplied by (y) the applicable Closing Price minus (ii) the sum of the exercise prices of all such options included in clause (i) divided by (b) the Closing Price of Holdings or the Company, as applicable. The "Closing Price" of the Company shall be the weighted average of the closing prices of the Company Voting Stock and the Company Non-Voting Stock each as reported on the Nasdaq National Market. The "Closing Price" of Holdings shall be the quotient of (a) the product of 2.636364 multiplied by the Closing Price of the Company multiplied by the Company's Equivalent Shares Outstanding divided by (b) Holdings' Equivalent Shares Outstanding. The Closing Price of Holdings shall be determined by a trial and error method using multiple iterations and the same methodology used to determine the Company's Equivalent Shares Outstanding. "Holdings Share Consideration" shall be the product of Holdings' Equivalent Shares Outstanding multiplied by 0.37931. All determinations with respect to the foregoing shall be made as of the Effective Time (using the last full trading day prior thereto with respect to the Closing Price of the Company).

     (b) All shares of Company Common Stock that are owned by the Company as treasury stock shall automatically be canceled and retired and shall cease to exist and no cash, Holdings Common Stock, or other consideration shall be delivered or deliverable in exchange therefor.

     (c) All shares of Company Common Stock to be converted pursuant to Section 2.1(a), issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be

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canceled and retired and shall cease to exist and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in Section 2.1(a) for each share of Company Common Stock held by them.

     (d) Each share of Common Stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.2  Exchange Procedures.

     (a) Holdings shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent hereunder (the "Exchange Agent"). Immediately following the Effective Time, Holdings shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing the shares of Holdings Common Stock issuable pursuant to Section 2.1 in exchange for shares of Company Common Stock (the "Exchange Fund").

     (b) As soon as practicable after the Effective Time, Holdings and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Holdings Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates representing that number of whole shares of Holdings Common Stock into which the shares of Company Common Stock represented by the surrendered Certificate have been converted at the Effective Time pursuant to Section 2.1 hereof, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3 hereof and (C) cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the shares of Holdings Common Stock, cash in lieu of any fractional shares of Holdings Common Stock in accordance with Section 2.4 hereof and any dividends or distributions on Holdings Common Stock in accordance with Section 2.3 hereof. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any cash for fractional shares to be received in the Merger. Neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Shares of Holdings Common Stock to be issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. Holdings shall cause all such shares of Holdings Common Stock to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

     (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings and the Surviving Corporation, the giving by such person of an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable certificate representing shares of Holdings Common Stock in accordance with
Section 2.1 hereof, any cash in lieu of fractional shares of Holdings Common Stock to which the holders thereof are entitled pursuant to Section 2.4 hereof and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3 hereof.

     Section 2.3 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Holdings Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive certificates representing shares of Holdings Common Stock, and no distribution of cash consideration and no cash payment in lieu of any fractional share of Holdings Common Stock shall be paid to

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

any person pursuant to Section 2.4 hereof, until such person shall have surrendered its Certificate(s) as provided in Section 2.2 hereof (or such person shall have complied with Section 2.2(c) hereof). Subject to applicable law, Holdings shall cause to be paid to each person receiving a certificate representing such shares of Holdings Common Stock, (i) at the time of such receipt the amount of any dividends or other distributions theretofore paid with respect to the shares of Holdings Common Stock represented by such certificate and having a record date on or after the Effective Time, and (ii) at the appropriate payment date the amount of any dividends or other distributions payable with respect to the shares of Holdings Common Stock represented by such certificate which dividends or other distributions have a record date on or after the Effective Time and a payment date on or subsequent to such receipt. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Holdings Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Holdings Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Holdings, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Holdings, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Holdings, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding was made by Holdings, the Surviving Corporation or the Exchange Agent.

     Section 2.4 Fractional Shares. No certificates or scrip representing fractional shares of Holdings Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Holdings. In lieu of any such fractional share of Holdings Common Stock, Holdings shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Holdings Common Stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the closing sales price of the Holdings Common Stock on the Nasdaq National Market (or other principal exchange or market in which such stock is traded) on the first day of trading thereof following the Effective Time (the "Fractional Share Price") by (ii) the fractional interest in a share of Holdings Common Stock to which such holder would otherwise be entitled. Holding shall make available to the Exchange Agent, and cause to be paid by the Exchange Agent, cash for this purpose.

     Section 2.5 Return of Exchange Fund. Any portion of the certificates representing shares of Holdings Common Stock together with any cash in lieu of fractional shares payable pursuant to Section 2.4 hereof and any dividends or distributions payable pursuant to Section 2.3 hereof, which remains undistributed to the former holders of Company Common Stock for one year after the Effective Time shall be delivered to Holdings, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificate(s) in compliance with this Article II shall thereafter look only to Holdings for payment of their claim for shares of Holdings Company Stock, any cash in lieu of fractional shares of Holdings Common Stock and any dividends or distributions with respect to such shares of Holdings Common Stock (in each case, without interest thereon). The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Holdings, on a daily basis. Any interest and other income resulting from such investments shall be paid to Holdings.

     Section 2.6  Options.

     (a) Following the Effective Time, each outstanding option to purchase shares of Holdings Common Stock shall remain outstanding and unchanged.

     (b) Effective at the Effective Time, Holdings hereby assumes the Company's obligations with respect to its stock options, as follows. Not later than the Effective Time, each option to purchase shares of Company Common Stock (each a "Company Stock Option") which is outstanding immediately prior to the Effective Time pursuant to any stock option plan or stock incentive plan of the Company in effect on the Original Execution Date and which plan is identified on the Company Disclosure Schedule (the "Company Stock Plans") shall become and represent an option to purchase the number of shares of Holdings Common Stock (a "Substitute Company Option"), increased to the nearest whole share, determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Conversion Number, at an exercise price per share of Holdings Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Conversion Number. After the Effective Time, except as provided above in this
Section 2.6, each Substitute Company Stock Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, and each Substitute Company Option shall, subject to the accelerated vesting contemplated by this paragraph, be vested to the extent provided in the related Company Stock Plan or the option agreement with respect to the related Company Stock Option, as the case may be. This Section 2.6 shall be subject to any contrary provision contained in the applicable Company Stock Plan or in the option agreement with respect to any Company Stock Option outstanding thereunder, but, subject to the other provisions of this Agreement, prior to the Effective Time, the Company, and after the Effective Time, Holdings shall each use its reasonable best efforts to obtain any necessary consents of the holders of such Company Stock Options to effect this Section 2.6. Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of the Company (or the Compensation Committee thereof) may, at any time prior to the Effective Time, provide for the acceleration of the vesting of Company Stock Options and restricted shares of Company Common Stock under the Sportmart, Inc. Restricted Stock Plan in connection with the Merger, provided that such accelerated vesting shall only be applicable to persons (i) whose employment with the Company (or the Surviving Corporation) is terminated by Holdings, the Company or the Surviving Corporation at (or in anticipation of) the Effective Time or thereafter by Holdings or the Surviving Corporation within six months following the Effective Time or thereafter by such persons within six months following the Effective Time under circumstances that constitute "Good Reason" as defined under the Company Severance Plan in effect on the Original Execution Date or (ii) who do not at the Effective Time have at least a comparable position with Holdings and the Surviving Corporation to the position that they had with the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section, the conversion of Company Stock Options pursuant to any "stock purchase plan" within the meaning of Code section 423 to Substitute Company Options shall be made in accordance with Code section 424(a).

     (c) There shall be no restrictions on selling shares of Holdings Common Stock acquired pursuant to Substitute Company Options, except as required by law or pursuant to the Registration Rights Agreement referenced in Section 7.3(h) hereof (the "Registration Rights Agreement"). If such sales are restricted by law, the Substitute Company Options (other than any options pursuant to any "stock purchase plan" within the meaning of Code section 423) shall remain exercisable for a period of at least 90 days (or, if shorter, the remainder of the term of the Substitute Company Option, without regard to early termination provisions) after the lapsing of such restriction if such Substitute Company Options were outstanding when the restrictions became applicable to the selling of shares of Holdings Common Stock acquired pursuant to Substitute Company Options.

     (d) At the Effective Time, Holdings shall register under the Securities Act on Form S-8 or another appropriate form all Substitute Company Options and all shares of Holdings Common Stock issuable pursuant to all such Options.

     Section 2.7 Closing of Transfer Books. At the Effective Time, no transfer of shares of Company Common Stock shall thereafter be made, and the stock transfer books of the Company shall be closed. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

     Section 2.8 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition and the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Acquisition and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Schedule delivered by the Company to Holdings in connection with the execution of the Original Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty and any other representation and warranty to which the disclosure on its face relates), the Company represents and warrants, as of the Original Execution Date and only with respect to facts and circumstances then in existence (except with respect to Sections 3.5, 3.7 and 3.8, which are expressly remade as of the date hereof), to Holdings as follows:

     Section 3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, or, if applicable, the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect"). For purposes of this Agreement, a "Company Material Adverse Effect" shall not be deemed to have occurred as a result of: (i) a decline in the actual or potential future financial performance or operations of the Company provided that the Company has operated its business in accordance with
Section 5.1 and otherwise consistent with its past practices, (ii) losses of employees or other matters related to the transactions contemplated hereby (including, without limitation, the public announcement thereof), (iii) opening of stores, or the announcement of planned store openings, by competitors or (iv) facts and circumstances unless such facts and circumstances are of such a fundamental and extraordinary nature that no reasonable person could dispute that such a "material adverse change" has occurred, or (v) any effect or consequence of, or related to, any of the Pack Boot Inventory (as defined in the Agreement made and entered into as of November 3, 1997, by and between the Company and Sporting (the "Pack Boot Agreement")), the Additional Ski Inventory (as defined in the Pack Boot Agreement), or any transaction pursuant to either the Pack Boot Agreement or the Consignment Agreement, made and entered as of November 3, 1997, by and between the Company and Sporting (the "Consignment Agreement"). As used in this Agreement, a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     Section 3.2 Certificate of Incorporation and By-Laws. Complete and correct copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended as of the Original Execution Date, of the Company and each of its Subsidiaries have been made available to Holdings. The Certificates of Incorporation, By-laws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

     Section 3.3  Capitalization.

     (a) As of the Original Execution Date, the authorized capital stock of the Company consists of 5,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"), 50,000,000 shares of Company Voting Stock and 50,000,000 shares of Company Non-Voting Stock. At the close of business on September 25, 1997: (i) no shares of Company Preferred Stock were outstanding;
(ii) 5,148,833 shares of Company Voting Stock were outstanding; (iii) 7,736,680 shares of Company Non-Voting Stock were outstanding; (iv) 250,000 shares of restricted Company Non-Voting Stock were outstanding pursuant to the Sportmart, Inc. Restricted Stock Plan and (v) 154,581 shares of unissued Company Voting Stock and 1,176,739 shares of unissued Company Non-Voting Stock were subject to issuance upon the exercise of outstanding stock options listed in the Company Disclosure Schedule. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. No shares of Company Common Stock are owned by any direct or indirect Subsidiary of the Company.

     (b) Except as described in this Section 3.3 and as contemplated by this Agreement (i) no shares of capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, requiring the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither the Company nor any of its Subsidiaries have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity which would be material in value to the Company; and
(iv) there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

     Section 3.4 Company Subsidiaries. The Company Disclosure Schedule sets forth a list of each Subsidiary of the Company; its authorized, issued and outstanding capital stock or other equity interests; the percentage of such capital stock or other equity interests owned by the Company or any Subsidiary of the Company, and the identity of such owner; the capital stock reserved for future issuance pursuant to outstanding options or other agreements; and the identity of all parties to any such option or other agreement. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation or organization authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of the Company's Subsidiaries have been validly issued, and are fully paid, nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all pledges, claims, options, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are not subject to preemptive rights created by statute, such Subsidiary's respective Certificate of Incorporation or By-laws or equivalent organizational documents or any agreement to which such Subsidiary is a party.

     Section 3.5  Corporate Authority.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of the Company's stockholders with respect to this Agreement and the transactions contemplated, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its Board of Directors and, except for the approval and adoption of the Company's stockholders with respect to this Agreement and the transaction contemplated, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought. The preparation of the Proxy Statement (as herein defined) filed with the SEC was duly authorized by the Board of Directors of the Company.

     (b) Prior to execution and delivery of this Agreement, the Board of Directors of the Company (at a meeting duly called and held) has (i) approved this Agreement, the Merger and the other transactions contemplated hereby and thereby (including, without limitation, the entry by the Company Principals into the Stockholder Agreement), and such approval is sufficient to render inapplicable to the Merger and all of such other transactions the provisions of
Section 203 of the DGCL, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of the Company Common Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to the Company's stockholders for approval and adoption at the stockholders meeting contemplated by Section 6.4(a) hereof (it being understood that such determination is subject to any future determination by the Board of Directors of the Company, in good faith and as advised by outside counsel, that such recommendation would be inconsistent with the fiduciary obligations of the Board of Directors of the Company under applicable law). The affirmative vote of the holders of a majority of the outstanding shares of Company Voting Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

     Section 3.6 Compliance with Applicable Law. Except as set forth in the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities (as hereinafter defined) necessary for the conduct of their respective businesses ("Company Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not have a Company Material Adverse Effect, (ii) with respect to the Company Permits, to the knowledge of the Company no action or proceeding is pending or threatened that would reasonably be expected to have a Company Material Adverse Effect, (iii) the business of the Company and its Subsidiaries is being conducted in compliance with all applicable laws, ordinances, regulations, judgments, decrees or orders ("Applicable Law") of any federal, state, local, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission (a "Governmental Entity"), except for violations or failures to so comply that would not have a Company Material Adverse Effect, and (iv) to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened, other than, in each case, those which would not reasonably be likely to have a Company Material Adverse Effect.

     Section 3.7 Non-Contravention. Except as set forth on the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (any of the foregoing, a "Contract") applicable to the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or
(iii) subject to the governmental filings referenced in clause (i) of Section 3.8, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violations, conflicts, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 3.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any state securities or "Blue Sky" law, (ii) for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware,
(iii) such consents, approvals, authorizations, permits, filings and notifications listed in the Company Disclosure Schedule and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.9 SEC Documents and Other Reports. The Company has filed on a timely basis all documents required to be filed prior to the Original Execution Date by it with the Securities and Exchange Commission (the "SEC") since January 30, 1994 (the "Company SEC Documents"). Complete and correct copies of the Company SEC Documents have been made available to Holdings. As of their respective dates, or if amended as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Company SEC Documents as of the date thereof contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Complete and accurate copies of the unaudited consolidated balance sheet, consolidated statements of income, retained earnings and cash flows (together with any supplementary information thereto) of the Company, all as of and for the four week period ended August 31, 1997 (the "Interim Financial Information") have been provided to Holdings. The consolidated financial statements of the Company included in the Company SEC Documents and the Interim Financial Information fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of and for the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since February 2, 1997, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

     Section 3.10 Absence of Certain Changes or Events. Except to the extent disclosed in the Company Disclosure Schedule, since February 2, 1997 the Company and their Subsidiaries have conducted their businesses and operations in the ordinary and usual course consistent with past practice and there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which would reasonably be expected to have, individually or

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in the aggregate, a Company Material Adverse Effect; or (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its capital stock.

     Section 3.11 Actions and Proceedings. Except as set forth in the Company Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or threatened against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's knowledge, there are no facts or circumstances specific to the Company which, if known to a third party, would reasonably be expected to result in such a suit or proceeding which could be expected to have a Company Material Adverse Effect.

     Section 3.12 Contracts. Each Contract entered into by the Company or any of its Subsidiaries is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect and there are no defaults by the Company or any of its Subsidiaries or, to the knowledge of the Company, another party thereto, thereunder, except those defaults that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to conduct all or any material portion of the business of the Company and its Subsidiaries taken as a whole. All Contracts which are material to the business, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole, are listed in the Company Disclosure Schedule.

     Section 3.13  Taxes.

     (a) As used in this Agreement, the following terms shall have the following meanings: the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, estimated, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest any penalties, additions to tax or additional amounts with respect thereto; and the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

     (b) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company and any of its Subsidiaries. As of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or such Subsidiary or any other information required to be shown thereon. An extension of time within which to file any Return which has not been filed has not been requested or granted.

     (c) With respect to all amounts in respect of Taxes imposed upon the Company and any of its Subsidiaries, or for which the Company or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by the Company or any of its Subsidiaries, to taxing authorities or others, on or before the Original Execution Date have been paid.

     (d) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed by the Company or any of its Subsidiaries. No waivers of statutes of limitation with respect to such Returns have been given by or requested from the Company or any of its Subsidiaries. The Company Disclosure Schedule sets forth (i) the taxable years of each of the Company and its Subsidiaries as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the Company SEC Documents or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the financial statements.

     (e) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

     (f) Neither the Company nor any of its Subsidiaries has agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

     (g) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (h) The unpaid Taxes of the Company and its Subsidiaries do not exceed (and at the Effective Time will not exceed) the reserve for tax liability with respect to the Company and its Subsidiaries (excluding any reserve for deferred Taxes to the extent such reserve reflects timing differences between book and tax income) set forth or included in the latest consolidated financial statements included in the Company SEC Documents as adjusted in accordance with the past practices of the Company and its Subsidiaries for items of income, gain, loss, and expense arising and accruals and transactions occurring after the latest balance sheet date in such Company SEC Documents.

     (i) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

     (j) The transactions contemplated herein are not subject to any tax withholding provisions of law or regulations other than with respect to foreign shareholders.

     (k) No breach of any of the foregoing representations and warranties in this Section 3.13 shall be deemed to exist unless such breach would have a Company Material Adverse Effect.

     (l) To the knowledge of the Company there is no plan or intention on the part of the Company's stockholders to sell, exchange or otherwise dispose of a number of shares of Holdings Common Stock received by them for shares of Company Common Stock pursuant to the Merger, nor to enter into any puts, calls, straddles, spreads or similar transactions, that would reduce the Company's stockholders' ownership for U.S. federal income tax purposes of Holdings Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of this representation, shares of Company Common Stock surrendered by dissenters or exchange for case in lieu of fractional shares of Holdings Common Stock are treated as outstanding shares of Company Common Stock at the Effective Time. Moreover, shares of Company Common Stock and shares of Holdings Common Stock held by the Company's stockholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Merger will be considered in making this representation.

     (m) At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

     Section 3.14 Title to Properties; Encumbrances. Except as described in the following sentence, each of the Company and its Subsidiaries has good, valid and, in the case of real property, marketable title to, or a

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

valid leasehold interest in, all of its material properties and assets (real, personal, tangible and intangible), including, without limitation, all such properties and assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of February 2, 1997 included in the Company SEC Documents (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since such date), except for such title or interest the failure of which to have would not have, individually or in the aggregate, a Company Material Adverse Effect. None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) as set forth in the Company Disclosure Schedule or (ii) imperfections of title and Liens, if any, which do not detract from the value of the property or assets subject thereto in a manner material to the Company and do not materially impair the business or operations of the Company and its Subsidiaries taken as a whole.

     Section 3.15 Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all inventions, patents, trademarks, service marks, trade names, copyrights, trade secrets, technology and know-how, software and other intellectual property rights (collectively, the "Company Intellectual Property") necessary to carry on their respective businesses as currently conducted except where the failure to own or have a valid license to use such would not have a Company Material Adverse Effect; and neither the Company nor any such Subsidiary has received any notice of infringement of or conflict with, and, to the Company's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Company Intellectual Property that, in either such case, has had or would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.16 Information in Disclosure Documents and Registration Statement. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement to be filed with the SEC on Form S-4 under the Securities Act (the "Registration Statement") for the purpose of registering the shares of Holdings Common Stock to be issued in connection with the Merger (the "Share Issuance") or (ii) the proxy statement/prospectus to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement") will, at the time the Registration Statement becomes effective, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto or at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and any amendments or supplements thereto will, at their respective times of mailing, comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representations with respect to any statement in the foregoing documents based upon and conforming to information supplied by Holdings for inclusion therein.

     Section 3.17  Employee Benefit Plans; ERISA.

     (a) None of the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries as determined under Code section 414(b), (c),
(m) or (o) ("Company ERISA Affiliate") maintains, administers or contributes to, or has any liability with respect to, nor do the employees of the Company, its Subsidiaries or any Company ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to:

     (A) any employee benefit plan (as defined in section 3(3) of ERISA) (each such plan, a "Company Plan"), including, without limitation, any multiemployer plan (as defined in section 3(37) of ERISA) ("Multiemployer Plan"); or

     (B) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, a "Company Benefit Plan"); other than those Company Plans and Company Benefit Plans listed in the Company Disclosure Schedule. Except as required by section 4980B of the Code, none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has promised any former employee or other individual not employed by the Company, any of its Subsidiaries or any Company ERISA Affiliate medical or other benefit coverage and none of the Company, any of its Subsidiaries or any Company ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by the Company, any of its Subsidiaries or any Company ERISA Affiliate. No Company Plan or Company Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of the Company or any of its Subsidiaries as a result of any transaction contemplated by this Agreement.

     (b) All Company Plans and Company Benefit Plans which are not Multiemployer Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA and the Code in all material respects. Each Company Plan, as amended to date, which is not a Multiemployer Plan, that is intended to be qualified under sections 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status, or the remedial amendment period with respect to such Company Plan will not have expired prior to the Effective Time, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

     (c) Neither any Company Plan fiduciary nor any Company Plan (excluding each Multiemployer Plan and its fiduciaries) has engaged in any transaction in violation of section 406 of ERISA or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) unless exempt under section 408 of ERISA or section 4975 of the Code and there has been no "reportable event" (as defined in section 4043 of ERISA), with respect to any Company Plan which is not a Multiemployer Plan, for which the 30-day notice requirement has not been waived. None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred or suffered to exist any "accumulated funding deficiency" (as defined in section 302 of ERISA) whether or not waived by the IRS, involving any Company Plan subject to section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No withdrawals have occurred so as to cause any Company Plan to become subject to the provisions of section 4063 of ERISA, and none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has ceased making contributions to any employee benefit plan subject to section 4064(a) of ERISA to which the Company, any of its Subsidiaries or any Company ERISA Affiliate made contributions during the six (6) years prior to the Original Execution Date or ceased operations at a facility so as to become subject to section 4062(e) of ERISA. Full payment has been made of all amounts which the Company, any of its Subsidiaries or any Company ERISA Affiliate is required or committed to pay to each of the Company Plans and Company Benefit Plans prior to or as of the Effective Time.

     (d) True and complete copies of each Company Plan, Company Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, annual reports on Form 5500, Form 990, actuarial reports and PBGC Forms 1 for the most recent three (3) plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to Holdings. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to the Company fully and accurately set forth the financial and actuarial condition of the respective Company Plan or Company Benefit Plan, as may be applicable.

     (e) The aggregate present value of all accrued benefits, including the maximum value of all subsidized benefits, pursuant to each Company Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for Company Plan does not exceed the current fair market value of Company Plan's assets.

     (f) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred any liability to the PBGC, including as a result of the voluntary or involuntary termination of any Company Plan which is subject to Title IV of ERISA. There is currently no active filing by the Company, its Subsidiaries or any Company ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists, and no event has occurred, that could constitute grounds for the termination of any Company Plan by the
PBGC) to terminate any Company Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by the Company, its Subsidiaries or any Company ERISA Affiliate.

     (g) To the knowledge of the Company or its Subsidiaries, there are no pending or threatened claims by or on behalf of any of Company Plans or Company Benefit Plans by any employee or beneficiary covered under any Company Plans or Company Benefit Plans or otherwise involving any Company Plan or Company Benefit Plan (other than routine claims for benefits).

     (h) With respect to each Company Plan which is a Multiemployer Plan covering employees of the Company, any of its Subsidiaries or any Company ERISA
Affiliate: (i) none of the Company, such Subsidiary or such Company ERISA Affiliate would incur any withdrawal liability on a complete withdrawal from each such Company Plan as of the Effective Date, under applicable laws and conditions of each such Company Plan and the applicable provisions of law; (ii) none of the Company, its Subsidiaries or any Company ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal", as such terms are respectively defined in sections 4203 and 4205 of ERISA; (iii) none of the Company, its Subsidiaries or any Company ERISA Affiliate has any contingent liability under section 4204 of ERISA; and (iv) no such Company Plan is in reorganization as defined in section 4241 of ERISA and no circumstances exist which present a material risk of any such Company Plan going into reorganization.

     (i) With respect to employees of the Company and its Subsidiaries, the Company and its Subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

     (j) No breach of any of the foregoing representations and warranties in this Section 3.17 shall be deemed to exist unless such breach would have a Company Material Adverse Effect.

     Section 3.18 Environmental Matters. Except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries are and at all times have been, and all real property currently or, to the Company's knowledge, previously, owned, leased, occupied, used by or under the control of the Company or any of its Subsidiaries and all operations or activities of the Company and its Subsidiaries (including, without limitation, those conducted on or taking place at any of such real property) are and, to the knowledge of the Company, at all times have been, in compliance with and not subject to any liability or obligation under any Environmental Law or Environmental Permit except where any of the foregoing would not have a Company Material Adverse Effect. As used in this Agreement: "Environmental Laws" means all applicable federal, state or local laws, rules, regulations or principles of common law relating to protection of health and safety, pollution, and environmental matters of any kind whatsoever, including with respect to the storage, treatment, generation, transportation, spillage, discharge, leakage or other release or threatened release of any material, substance or waste of any kind whatsoever; and "Environmental Permits" means any permits, licenses, notifications, consents or approvals required under any Environmental Law. There is no condition or circumstance regarding the Company or any of its Subsidiaries or their business or any such real property or the operations or activities conducted thereon, which may give rise to a violation of, or liability or obligation under, any Environmental Law or Environmental Permit which would have a Company Material Adverse Effect. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any Person, the acts or omissions of which may be attributable to, the responsibility of, or be the basis of a liability to, the Company, has, or has arranged to have, any material, substance or waste generated, released, treated, stored or disposed of at, or transported to, any facility or property the remediation or cleanup of which, or the response costs related thereto, could become or result in a Company Material Adverse Effect. There are no allegations, claims, demands, citations, notices of violation, or orders of noncompliance made against, issued to or received by the Company relating or pursuant to any Environmental Law or Environmental Permit except those which have been corrected or complied with or which are not material to the Company, and to the knowledge of the Company no such allegation, claim, demand, citation, notice of violation or order of noncompliance is threatened, imminent or likely. No breach of any of the foregoing representations and warranties in this Section 3.18 shall be deemed to exist unless such breach would have a Company Material Adverse Effect.

     Section 3.19 Labor Matters. With respect to employees of the Company and its Subsidiaries: (i) to the knowledge of the Company there is no pending or threatened unfair labor practice charges or employee grievance charges; (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against the Company, and there has been no such event during the 18 months preceding the Original Execution Date; (iii) the Company is not a party to any collective bargaining agreements; and (iv) except as set out in the Company Disclosure Schedule, the employment of each of the Company's employees is terminable at will without cost to the Company except for payments required under the Company Plans and Company Benefit Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company prior to the Company's hiring a person not previously employed by the Company. The Company is and, since February 2, 1997 has been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices, except where such failure to comply would not have a Company Material Adverse Effect. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

     Section 3.20 Affiliate Transactions. Except as set forth in the Company Disclosure Schedule or as contemplated by the transactions contemplated hereby, since January 1, 1996, there are no material undischarged Contracts or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries,
(ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand (each person described in clauses (i), (ii) and (iii), a "Related Party").

     Section 3.21  Real Estate.

     (a) Owned Real Estate. All material real estate owned by the Company (the "Company Real Estate") is owned in fee simple title, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements which are of record and minor irregularities or imperfections of title which do not in the aggregate materially detract from the value of the Company Real Estate or interfere with the Company's use or occupancy thereof. Except as set forth in the Company Disclosure Schedule, none of the Company Real Estate is subject to any leases or tenancies.

     (b) Leased Premises. All real estate leased by the Company (the "Company Leased Premises") is leased pursuant to written leases, and the Company has provided to Holdings the original lease and any material amendments thereto and has otherwise made available to Holdings its records regarding the Company Leased Premises. To the Company's knowledge, the Company is not in default under any material term of any agreement relating to the Company Leased Premises nor, to the Company's knowledge, is any other party thereto in default thereunder, which in any case would have a Company Material Adverse Effect.

     (c) Condemnation. There are no condemnation proceedings pending or, to the Company's knowledge, threatened with respect to any portion of the Company Real Estate or the Company Leased Premises.

     (d) Condition of Buildings. To the knowledge of the Company, the buildings and other facilities located on the Company Real Estate and the Company Leased Premises are free of any patent structural or engineering defects and, to the Company's knowledge, are free of any latent structural or engineering defects.

     Section 3.22 Brokers. Except for fees, commissions and expenses payable to its financial advisors, Peter J. Solomon Company Limited and to Houlihan, Lokey, Howard & Zukin with respect to its work in connection with rendering a fairness opinion with respect to the transactions contemplated by this Agreement, no broker, finder or financial advisor retained by the Company is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF HOLDINGS, SPORTING AND ACQUISITION

     Except as set forth in the Holdings Disclosure Schedule delivered by Holdings to the Company in connection with the execution of the Original Agreement (the "Holdings Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty and any other representations and warranties to which the disclosure on its face relates), Holdings, Sporting and Acquisition each represents and warrants, as of the Original Execution Date and only with respect to facts and circumstances then in existence (except with respect to Acquisition, including as a Subsidiary of Holdings, as to which all such representations and warranties are expressly made as the date hereof and except with respect to Sections 4.5, 4.7, 4.8, 4.13(k) and 4.23, which are expressly remade as of the date hereof), to the Company as follows:

     Section 4.1 Organization and Good Standing. Each of Holdings and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. Holdings is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole, or, if applicable, the ability of Holdings or Acquisition to consummate the Merger and the other transactions contemplated by this Agreement (a "Holdings Material Adverse Effect"). For purposes of this Agreement, a "Holdings Material Adverse Effect" shall not be deemed to have occurred as a result of (i) opening of stores, or the announcement of planned store openings, by competitors or (ii) facts and circumstances unless such facts and circumstances are of such a fundamental and extraordinary nature that no reasonable person could dispute that such a "material adverse change" has occurred. Holdings sole assets are the capital stock of Sporting and Acquisition. Sporting and Acquisition are Holdings' sole direct Subsidiaries and Holdings owns 100% of the capital stock of each of Sporting and Acquisition.

     Section 4.2 Certificate of Incorporation and By-Laws. Complete and correct copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of Holdings and each of its Subsidiaries have been made available to the Company. The Certificates of Incorporation, By-laws and equivalent organizational documents of Holdings and each of its Subsidiaries are in full force and effect. Neither Holdings nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

     Section 4.3  Capitalization.

     (a) As of the Original Execution Date, the authorized capital stock of Holdings consisted of 1,000,000 shares of Preferred Stock, par value $.01 per share ("Holdings Preferred Stock"), and 5,000,000 shares of Common Stock, par value $.01 per share ("Holdings Common Stock"). As of the date hereof, the authorized capital stock of Holdings consists of 1,000,000 shares of Holdings Preferred Stock and 8,000,000 shares of Holdings Common Stock. At the close of business on September 25, 1997, (i) no shares of Holdings Preferred Stock were outstanding, (ii) 2,749,447 shares of Holdings Common Stock were outstanding and
(iii) 200,650 shares of unissued Holdings Common Stock were subject to issuance upon the exercise of outstanding stock options listed in the Holdings Disclosure Schedule. All outstanding shares of Holdings Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (b) As of the Original Execution Date, the authorized capital stock of Sporting consisted of 1,000 shares of Common Stock, no par value ("Sporting Common Stock"). At the close of business on September 25, 1997, all 1,000 shares of Sporting Common Stock were outstanding and held by Holdings. All outstanding shares of Sporting Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (c) As of the date hereof, the authorized capital stock of Acquisition consists of 1,000 shares of Common Stock, $.01 par value ("Acquisition Common Stock"). At the close of business on the date hereof,

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all 1,000 shares of Acquisition Common Stock were outstanding and held by
Holdings. All outstanding shares of Acquisition Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquisition is newly-formed and has conducted no business except in connection with the Merger.

     (d) Except as described in this Section 4.3 and as contemplated by this
Agreement: (i) no shares of capital stock or other equity securities of Holdings, Sporting or Acquisition are authorized, issued or outstanding, or reserved for issuance and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Holdings or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of Holdings or any of its Subsidiaries, requiring Holdings or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of Holdings or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither Holdings nor any of its Subsidiaries have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of Holdings or any of its Subsidiaries; (iii) neither Holdings nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity which would be material in value to Holdings; and (iv) there are no voting trusts, proxies or other agreements or understandings to which Holdings or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interests of Holdings or any of its Subsidiaries.

     Section 4.4 Holdings Subsidiaries. The Holdings Disclosure Schedule sets forth a list of each Subsidiary of Holdings; its authorized, issued and outstanding capital stock or other equity interests; the percentage of such capital stock or other equity interests owned by Holdings or any Subsidiary of Holdings, and the identity of such owner; the capital stock reserved for future issuance pursuant to outstanding options or other agreements; and the identity of all parties to any such option or other agreement. Each Subsidiary of Holdings is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of Holdings has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of Holdings is duly qualified as a foreign corporation or organization authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Holdings Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of Holdings' Subsidiaries have been validly issued, and are fully paid, nonassessable and are owned by Holdings or another Subsidiary of Holdings free and clear of all Liens, and are not subject to preemptive rights created by statute, such Subsidiary's respective Certificate of Incorporation or By-laws or any agreement to which such Subsidiary is a party.

     Section 4.5  Corporate Authority.

     (a) Each of Holdings, Sporting and Acquisition has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holdings, Sporting and Acquisition and the consummation by Holdings, Sporting and Acquisition of the transactions contemplated hereby have been duly authorized by their respective Board of Directors and stockholders and no other corporate action on the part of Holdings, Sporting or Acquisition is necessary to authorize the execution and delivery by Holdings, Sporting and Acquisition of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holdings, Sporting and Acquisition and constitutes a valid and binding agreement of Holdings, Sporting and Acquisition and is enforceable against Holdings, Sporting and Acquisition in accordance with its terms, except to the extent that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought. The preparation of the Registration Statement to be filed with the SEC has been duly authorized by the Board of Directors of Holdings.

     (b) Prior to the execution and delivery of this Agreement, the Boards of Directors of Holdings, Sporting and Acquisition have (i) approved this Agreement and the Merger and the other transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the Holdings and the holders of Holdings Common Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to their respective stockholders for approval and adoption. This Agreement and the transactions contemplated hereby have been duly approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Holdings Common Stock and by the sole stockholder of each of Sporting and Acquisition in accordance with Sections 228 and 251 of the DGCL and Sections 7-108-202 and 7-107-104 of the CBCA, as applicable, and no further vote of the holders of any class or series of Holdings', Sporting's or Acquisition's capital stock is necessary to approve, adopt and consummate this Agreement or the transactions contemplated hereby. Holdings, Sporting and Acquisition covenant and agree to timely provide any and all notices and other information and to take any other action pursuant to the DGCL and the CBCA, as applicable, that may be required as a result of such approvals.

     Section 4.6 Compliance with Applicable Law. Except as disclosed in the Holdings Disclosure Schedule, (i) each of Holdings and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective businesses ("Holdings Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not have a Holdings Material Adverse Effect, (ii) with respect to the Holdings Permits, to the knowledge of Holdings no action or proceeding is pending that would reasonably be expected to have a Holdings Material Adverse Effect, (iii) the business of Holdings and its Subsidiaries is being conducted in compliance with all Applicable Laws, except for violations or failures to so comply that would not have a Holdings Material Adverse Effect, and (iv) to the knowledge of Holdings, no investigation or review by any Governmental Entity with respect to Holdings or its Subsidiaries is pending or threatened, other than, in each case, those which would not reasonably be likely to have a Holdings Material Adverse Effect.

     Section 4.7 Non-contravention. Except as set forth on the Holdings Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any Contract applicable to Holdings or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries, (ii) conflict or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of Holdings or any of its Subsidiaries, (iii) subject to the governmental filings referenced in clause (i) of Section 4.8, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holdings or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violations, conflicts, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Holdings Material Adverse Effect.

     Section 4.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Holdings or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Holdings, Sporting or Acquisition or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, any state securities or "Blue Sky" law, (ii) for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for the filing of the Holdings Charter and the Surviving Corporation Charter with the Secretary of State of the State of Delaware, (iv) such consents, approvals, authorizations, permits, filings and notifications listed in the Holdings Disclosure Schedule and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Holdings Material Adverse Effect.

     Section 4.9 Financial Statements and Other Documents. The Holdings Disclosure Schedule contains complete and accurate copies of the audited consolidated balance sheets, consolidated statements of income,

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

retained earnings and cash flows and notes to consolidated financial statements (together with any supplementary information thereto) of Holdings, all as of and for the fiscal years ended December 31, 1994, January 6, 1996 and January 4, 1997. The Holdings Disclosure Schedule also contains complete and accurate copies of the unaudited consolidated balance sheets, consolidated statements of income, retained earnings and cash flows (together with any supplementary information thereto) for the quarterly periods with respect to the fiscal years ended January 6, 1996 and January 4, 1997. The Holdings Disclosure Schedule also contains complete and accurate copies of the unaudited consolidated balance sheet, consolidated statements of income, retained earnings and cash flows (together with any supplementary information thereto) of Holdings, all as of and for the first and second fiscal quarters of 1997 and the four week period ended August 2, 1997 (all of the foregoing financial statements, collectively, the "Holdings Financial Statements"). The Holdings Financial Statements fairly present, in all material respects, the consolidated financial position of Holdings and its consolidated Subsidiaries, as of and for the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with GAAP (except, in the case of the unaudited statements, for the omission of normal and customary footnote disclosures required by GAAP, none of which would materially affect such Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since January 4, 1997, Holdings has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP. Holdings' draft registration statement on Form S-1 dated September 5, 1997 does not contain any material misstatement or omission which would make the statements made therein, in light of the circumstances under which they were made, materially misleading with respect to the historical description of Holdings' business and operations described therein.

     Section 4.10 Absence of Certain Changes or Events. Except to the extent disclosed in the Holdings Disclosure Schedule, since January 4, 1997 Holdings and its Subsidiaries have conducted their businesses and operations in the ordinary and usual course consistent with past practice and there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect; or (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by Holdings on any class of its capital stock.

     Section 4.11 Actions and Proceedings. Except as set forth in the Holdings Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Holdings or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Holdings, any of Holdings' or its Subsidiaries' current or former directors or officers or any other person whom Holdings or any of its Subsidiaries has agreed to indemnify, that would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect. Except as set forth in the Holdings Disclosure Schedule, to the knowledge of Holdings, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, threatened against Holdings or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Holdings, any of Holdings' or its Subsidiaries' current or former directors or officers or any other person whom Holdings or any of its Subsidiaries has agreed to indemnify, that would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect. To the knowledge of Holdings, there are no facts or circumstances specific to Holdings which if known to a third party would reasonably be expected to result in such a suit or proceeding which could be expected to have a Holdings Material Adverse Effect.

     Section 4.12 Contracts. Each Contract entered into by Holdings or any of its Subsidiaries is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Holdings Material Adverse Effect and there are no defaults by Holdings or any of its Subsidiaries or, to the knowledge of Holdings, another party thereto, thereunder, except those defaults that would not reasonably be expected to have a Holdings Material Adverse Effect. Except as set forth in the Holdings Disclosure Schedule, neither Holdings nor any of its

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

Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, Holdings or any such Subsidiary is entitled to conduct all or any material portion of the business of Holdings and its Subsidiaries taken as a whole. All Contracts which are material to the business, financial condition, results of operations or prospects of Holdings and its Subsidiaries taken as a whole, are listed in the Holdings Disclosure Schedule.

     Section 4.13  Taxes.

     (a) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by Holdings and any of its Subsidiaries. As of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Holdings or its Subsidiary or any other information required to be shown thereon. An extension of time within which to file any Return which has not been filed has not been requested or granted.

     (b) With respect to all amounts in respect of Taxes imposed upon Holdings and any of its Subsidiaries, or for which Holdings or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by Holdings or any of its Subsidiaries, to taxing authorities or others, on or before the Original Execution Date have been paid.

     (c) Except as set forth in the Holdings Disclosure Schedule, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed by Holdings or any of its Subsidiaries. No waivers of statutes of limitation with respect to such Returns have been given by or requested from Holdings or any of its Subsidiaries. The Holdings Disclosure Schedule sets forth (i) the taxable years of Holdings and its Subsidiaries as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Holdings Financial Statements or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the Holdings Financial Statements.

     (d) Except as set forth in the Holdings Disclosure Schedule, neither Holdings nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

     (e) Neither Holdings nor any of its Subsidiaries has agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

     (f) Neither Holdings nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code.

     (g) The unpaid Taxes of Holdings and its Subsidiaries do not exceed (and at the Effective Time will not exceed) the reserve for tax liability with respect to Holdings and its Subsidiaries (excluding any reserve for deferred Taxes to the extent such reserve reflects timing differences between book and tax income) set forth or included in the latest Holdings Financial Statements as adjusted in accordance with the past practices of Holdings and its Subsidiaries for items of income, gain, loss and expense arising and accruals and transactions occurring after the latest balance sheet date in such Holdings Financial Statements.

     (h) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

     (i) The transactions contemplated herein are not subject to any tax withholding provisions of law or regulations other than with respect to foreign shareholders.

     (j) No breach of any of the representations and warranties contained in paragraphs (a) through (i) of this Section 4.13 shall be deemed to exist unless such breach would have a Holdings Material Adverse Effect.

     (k) Until April 20, 1994, Holdings was a wholly-owned, indirect subsidiary of TCH Corporation, a Delaware corporation, which became Thrifty Payless Holdings, Inc., a Delaware corporation ("Thrifty"). Effective December 12, 1996, Thrifty was merged with and into Rite Aid Corporation, a Delaware corporation, pursuant to Section 251 of the DGCL. Each of Holdings, Sporting and Acquisition represents, warrants and agrees that Holdings is in control of each of Sporting and Acquisition within the meaning of Section 368(c) of the Code and that each of Holdings, Sporting and Acquisition has not and will not, and that the Surviving Corporation will not (and the Surviving Corporation hereby agrees that it will not), take, or permit any of their Subsidiaries to take, any action that would cause the Merger not to be a tax-free reorganization under Section 368(a)(2)(E) of the Code, including, without limitation, by reason of any violation of the continuity-of-proprietary-interest doctrine or the continuity-of-business-enterprise doctrine, or a merger of the Company with and into another corporation or entity with such other corporation or entity surviving the merger, if such merger would cause the Merger not to be a tax-free reorganization under Section 368(a)(2)(E) of the Code. Each of Holdings, Sporting and Acquisition represent and warrant that they have no plan or intention to effect a merger of the Company with an into another corporation or entity with such other corporation or entity surviving such merger. Notwithstanding anything in this Agreement to the contrary, this Section 4.13(k) shall survive the Closing and shall apply without regard to any disclosure on the Holdings Disclosure Schedule or otherwise made on behalf of Holdings. Stockholders of the Company are each third party beneficiaries of this Section 4.13(k) and may seek relief for breach hereof in their own names.

     (l) Holdings will not make any extraordinary dividend payments to its stockholders prior to the Effective Time, or in contemplation of the Merger.

     (m) At the Effective Time, the fair market value of the assets of each of Holdings, Sporting and Acquisition will exceed the sum of its liabilities, plus the amount of liabilities of others, if any, to which such assets are subject.

     Section 4.14 Title to Properties; Encumbrances. Except as described in the following sentence, each of Holdings and its Subsidiaries has good, valid and, in the case of real property, marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal, tangible and intangible), including, without limitation, all such properties and assets reflected in the consolidated balance sheet of Holdings and its Subsidiaries as of January 4, 1997 included in the Holdings Financial Statements (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since that date), except for such title or interest the failure of which to have would not have, individually or in the aggregate, a Holdings Material Adverse Effect. None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) as set forth in the Holdings Disclosure Schedule or (ii) imperfections of title and Liens, if any, which do not detract from the value of the property or assets subject thereto in a manner material to Holdings and do not materially impair the business or operations of Holdings and its Subsidiaries taken as a whole.

     Section 4.15 Intellectual Property. Holdings and its Subsidiaries own or have a valid license to use all inventions, patents, trademarks, service marks, trade names, copyrights, trade secrets, technology and know-how, software and other intellectual property rights (collectively, the "Holdings Intellectual Property") necessary to carry on their respective businesses as currently conducted except where the failure to own or have a valid license to use such would not have a Holdings Material Adverse Effect; and neither Holdings nor any such Subsidiary has received any notice of infringement of or conflict with, and, to Holdings' knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Holdings Intellectual Property that, in either such case, has had or would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect.

     Section 4.16 Information in Registration Statement. None of the information supplied or to be supplied by Holdings for inclusion in the Registration Statement will at the time it becomes effective, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto or at the time of the meeting of the Company's stockholders contemplated by this Agreement contain any untrue statement of a

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

material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Holdings makes no representations with respect to any statement in the foregoing documents based upon and conforming to information supplied by the Company for inclusion therein.

     Section 4.17  Employee Benefit Plans; ERISA.

     (a) None of Holdings, any of its Subsidiaries or any affiliate of Holdings or any of its Subsidiaries as determined under Code section 414(b), (c), (m) or
(o) ("Holdings ERISA Affiliate") maintains, administers or contributes to, or has any liability with respect to, nor do the employees of Holdings, its Subsidiaries or any Holdings ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to:

     (A) any employee benefit plan (as defined in section 3(3) of ERISA) (each such plan, a "Holdings Plan"), including, without limitation, any Multiemployer Plan; or

     (B) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, a "Holdings Benefit Plan");

other than those Holdings Plans and Holdings Benefit Plans listed in the Holdings Disclosure Schedule. Except as required by section 4980B of the Code, none of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate has promised any former employee or other individual not employed by Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate medical or other benefit coverage and none of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate. No Holdings Plan or Holdings Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of Holdings or any of its Subsidiaries as a result of any transaction contemplated by this Agreement.

     (b) All Holdings Plans and Holdings Benefit Plans which are not Multiemployer Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA and the Code in all material respects. Each Holdings Plan, as amended to date, which is not a Multiemployer Plan, that is intended to be qualified under sections 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status, or the remedial amendment period with respect to such Holdings Plan will not have expired prior to the Effective Time, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

     (c) Neither any Holdings Plan fiduciary nor any Holdings Plan (excluding each Multiemployer Plan and its fiduciaries) has engaged in any transaction in violation of section 406 of ERISA or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) unless exempt under section 408 of ERISA or section 4975 of the Code and there has been no "reportable event" (as defined in section 4043 of ERISA),with respect to any Holdings Plan which is not a Multiemployer Plan, for which the 30-day notice requirement has not been waived. None of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate has incurred or suffered to exist any "accumulated funding deficiency" (as defined in section 302 of ERISA) whether or not waived by the IRS, involving any Holdings Plan subject to section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No withdrawals have occurred so as to cause any Holdings Plan to become subject to the provisions of section 4063 of ERISA, and none of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate has ceased making contributions to any employee benefit plan subject to section 4064(a) of ERISA to which Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate made contributions during the six (6) years prior to the Original Execution Date or ceased operations at a facility so as to become subject to section 4062(e) of ERISA. Full payment has been made of all amounts which Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate is required or committed to pay to each of the Holdings Plans and Holdings Benefit Plans prior to or as of the Effective Time.

     (d) True and complete copies of each Holdings Plan, Holdings Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, annual reports on Form 5500, Form 990, actuarial reports and PBGC Forms 1 for the most recent three (3) plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to the Company. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to the Company fully and accurately set forth the financial and actuarial condition of the respective Holdings Plan or Holdings Benefit Plan, as may be applicable.

     (e) The aggregate present value of all accrued benefits, including the maximum value of all subsidized benefits, pursuant to each Holdings Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for Holdings Plan does not exceed the current fair market value of Holdings Plan's assets.

     (f) None of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate has incurred any liability to the PBGC, including as a result of the voluntary or involuntary termination of any Holdings Plan which is subject to Title IV of ERISA. There is currently no active filing by Holdings, its Subsidiaries or any Holdings ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists, and no event has occurred, that could constitute grounds for the termination of any Holdings Plan by the PBGC) to terminate any Holdings Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by Holdings, its Subsidiaries or any Holdings ERISA Affiliate.

     (g) To the knowledge of Holdings or its Subsidiaries, there are no pending or threatened claims by or on behalf of any of Holdings Plans or Holdings Benefit Plans by any employee or beneficiary covered under any Holdings Plans or Holdings Benefit Plans or otherwise involving any Holdings Plan or Holdings Benefit Plan (other than routine claims for benefits).

     (h) With respect to each Holdings Plan which is a Multiemployer Plan covering employees of Holdings, any of its Subsidiaries or any Holdings ERISA
Affiliate: (i) none of Holdings, such Subsidiary or such Holdings ERISA Affiliate would incur any withdrawal liability on a complete withdrawal from each such Holdings Plan as of the Effective Date, under applicable laws and conditions of each such Holdings Plan and the applicable provisions of law; (ii) none of Holdings, its Subsidiaries or any Holdings ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal", as such terms are respectively defined in sections 4203 and 4205 of ERISA; (iii) none of Holdings, its Subsidiaries or any Holdings ERISA Affiliate has any contingent liability under section 4204 of ERISA; and (iv) no such Holdings Plan is in reorganization as defined in section 4241 of ERISA and no circumstances exist which present a material risk of any such Holdings Plan going into reorganization.

     (i) With respect to employees of Holdings and its Subsidiaries, Holdings and its Subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

     (j) No breach of any of the foregoing representations and warranties in this Section 4.17 shall be deemed to exist unless such breach would have a Holdings Material Adverse Effect.

     4.18 Environmental Matters. Except as set forth on the Holdings Disclosure Schedule, Holdings and its Subsidiaries are and at all times have been, and all real property currently or, to Holdings knowledge, previously, owned, leased, occupied, used by or under the control of Holdings or any of its Subsidiaries and all operations or activities of Holdings and its Subsidiaries (including, without limitation, those conducted on or taking place at any of such real property) are and, to the knowledge of Holdings, at all times have been, in compliance with and not subject to any liability or obligation under any Environmental Law or Environmental Permit except where any of the foregoing would not have a Holdings Material Adverse Effect. There is no condition or circumstance regarding Holdings or any of its Subsidiaries or its business or any such real property or the operations or activities conducted thereon, which may give rise to a violation of, or liability or obligation under, any Environmental Law or Environmental Permit which would have a Holdings Material Adverse Effect. Neither Holdings, any of its Subsidiaries nor, to the knowledge of Holdings, any Person, the acts or omissions of which may be attributable to, the responsibility of, or be the basis of a liability to, Holdings, has, or has arranged to have, any material, substance or waste generated, released, treated, stored or disposed of at, or transported to, any facility or property the remediation or cleanup of which, or the response costs related thereto, could become or result in a Holdings Material Adverse Effect. There are no allegations, claims, demands, citations, notices of violation, or orders of noncompliance made against, issued to or received by Holdings relating or pursuant to any Environmental Law or Environmental Permit except those which have been corrected or complied with or are not material to Holdings, and to the knowledge of Holdings no such allegation, claim, demand, citation, notice of violation or order of noncompliance is threatened, imminent or likely. No breach of any of the foregoing representations and warranties contained in this Section
4.18 shall be deemed to exist unless such breach would have a Holdings Material Adverse Effect.

     Section 4.19  Labor Matters. With respect to employees of Holdings and its
Subsidiaries: (and the following references to Holdings are deemed to include the Subsidiaries): (i) to the knowledge of Holdings, there is no pending or threatened unfair labor practice charges or employee grievance charges; (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Holdings, threatened against Holdings, and there has been no such event during the 18 months preceding the Original Execution Date; (iii) Holdings is not a party to any collective bargaining agreements; and (iv) except as set out in the Holdings Disclosure Schedule, the employment of each of Holdings' employees is terminable at will without cost to Holdings except for payments required under the Holdings Plans and Holdings Benefit Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by Holdings prior to Holdings' hiring a person not previously employed by Holdings. Holdings is and, since January 4, 1997 has been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices, except where such failure to comply would not have a Holdings Material Adverse Effect. Holdings is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

     Section 4.20 Affiliate Transactions. Except as set forth in the Holdings Disclosure Schedule or as contemplated by the transactions contemplated hereby, since January 1, 1996, there are no material undischarged Contracts or other material transactions between Holdings or any of its Subsidiaries, on the one hand, and any (i) officer or director of Holdings or any of its Subsidiaries,
(ii) record or beneficial owner of five percent or more of the voting securities of Holdings or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     Section 4.21  Real Estate.

     (a) Owned Real Estate. All material real estate owned by Holdings and its Subsidiaries (the "Holdings Real Estate") is owned in fee simple title, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements which are of record and minor irregularities or imperfections of title which do not in the aggregate materially detract from the value of the Holdings Real Estate or interfere with Holdings' use or occupancy thereof. Except as set forth in the Holdings Disclosure Schedule, none of the Holdings' Real Estate is subject to any leases or tenancies.

     (b) Leased Premises. Except as set forth in the Holdings Disclosure Schedule, all real estate leased by Holdings and its Subsidiaries (the "Holdings Leased Premises") is leased pursuant to written leases, and Holdings has provided to the Company the original lease and any material amendments thereto and has otherwise made available to the Company its records regarding the Holdings Leased Premises. To Holdings' knowledge, Holdings is not in default under any material term of any agreement relating to the Holdings

Leased Premises nor, to Holdings' knowledge, is any other party thereto in default thereunder which in any case would have a Holdings Material Adverse Effect.

     (c) Condemnation. There are no condemnation proceedings pending or, to Holdings' knowledge, threatened with respect to any portion of the Holdings Real Estate or the Holdings Leased Premises.

     (d) Condition of Buildings. To the knowledge of Holdings, the buildings and other facilities located on the Holdings Real Estate and the Holdings Leased Premises are free of any patent structural or engineering defects and, to Holdings' knowledge, are free of any latent structural or engineering defects.

     Section 4.22 Brokers. Except for fees, commissions and expenses payable to its financial advisors, Leonard Green & Associates, L.P., Dain Bosworth Incorporated and William Blair & Co., no broker, finder or financial adviser is entitled to any brokerage, finder's or other fee or commission from the Company or Holdings in connection with the transactions contemplated by this Agreement.

     Section 4.23 Solvency. At the Effective Time and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and any financing (or re-financing) incurred in connection therewith or related thereto and the use of proceeds therefrom, the Surviving Corporation will not: (i) be insolvent either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts (including any legal liability whether matured or unmatured, liquidated, absolute, fixed, or contingent with any contingent liability evaluated in light of all the facts and circumstances existing at the time of such valuation as the amount that can reasonably be expected to become an actual or matured liability) as they become absolute and matured: (ii) have unreasonably small capital with which to continue as a going concern and will not lack sufficient capital for its needs and anticipated needs; or (iii) have incurred or plan to incur debts beyond its ability to pay as such debts become absolute and matured. For the purpose of the representation and warranty contained in this Section 4.23, Holdings, Sporting and Acquisition shall be entitled to assume that the representations and warranties of the Company regarding its liabilities and the liabilities of its Subsidiaries are true and correct in all material respects and that there has been and will be no material change in the aggregate of the assets or liabilities of the Company after the date hereof except to the extent Holdings, Sporting and Acquisition have knowledge to the contrary.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Holdings shall otherwise agree in writing (which agreement shall not be unreasonably withheld) or as otherwise expressly contemplated by this Agreement, including, without limitation, Article III hereof, or as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent in all material respects with past practice, and, subject to the remainder of this Section 5.1, the Company shall use, and cause each of its Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. The Company shall promptly give Holdings written notice of the existence or occurrence of any condition which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, unless Holdings shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as otherwise expressly contemplated by this Agreement or as set forth in
Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time the Company shall not, nor shall it permit any of its Subsidiaries to:

     (a)(i) amend its Certificate of Incorporation, as amended, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

     (b) authorize for issuance, issue (except upon the exercise of outstanding stock options) or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), including the granting of options pursuant to the Company's Stock Plans other than grants of options to newly appointed store-level managers in the ordinary course of business and consistent with past practice;

     (c)(i) merge, combine or consolidate with another entity, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice and not to exceed $25,000 or otherwise enter into any material contract, commitment or transaction either outside the ordinary course of business and consistent with past practice or exceeding $25,000 individually and $250,000 in the aggregate (provided that such dollar limitations do not apply to a contract that allows the Company to terminate within 30 days or less at no cost) or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets (x) to a Related Party, (y) other than in the ordinary course of business and consistent with past practices and not to exceed $350,000 in the aggregate other than as described on Schedule 5.1(c), or (z) sales of inventory in the ordinary course of business consistent with past practice;

     (d) (i) incur, assume or prepay any material indebtedness or any other material liabilities other than accounts payable, payments under bank credit facilities existing on the Original Execution Date and obligations relating to the acquisition of inventory, in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of the Company or
(iii) make any loans, advances or capital contributions to, or investments in,
(x) any other person except to satisfy legal or contractual obligations (existing on the Original Execution Date) of any Subsidiary of the Company, (y) a Related Party except in a manner consistent with past practice with respect to the "due to/due from related party" account contained in the Company's financial statements described in Section 3.9 or (z) any other person other than in the ordinary course of business and consistent with past practices and not to exceed $25,000 individually other than as described on Schedule 5.1(d);

     (e) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than those (i) reflected or reserved against in the Company's August 31, 1997 financial statements (and the notes thereto) described in Section 3.9 but in no event in an amount greater than $250,000 individually or $350,000 in the aggregate, (ii) incurred in the ordinary course of business consistent with past practice, or
(iii) which are legally or contractually required to be paid, discharged or satisfied;

     (f) modify or amend, or waive any benefit of, any non-competition agreement to which the Company or any of its Subsidiaries is a party;

     (g) enter into any new transaction of the type described in Section 3.20 or modify or amend, extend the due date of any payment with respect to, or waive any benefit of, any existing transaction described in Section 3.20 except with respect to transactions with officers and directors as set forth in Section 3.20 of the Company Disclosure Schedule, pursuant to Company Plans or Company Benefit Plans and rights of officers and directors pursuant to the Company's certificate of incorporation and by-laws and insurance policies of the Company or any of its Subsidiaries;

     (h) authorize or make capital expenditures, other than (x) for repair and maintenance, (y) as set forth on Schedule 5.1, or (z) or otherwise not to exceed $100,000 in the aggregate;

     (i) enter into any new lease or purchase of real estate or any material computer system (or any material components thereof) except for (i) renewal of existing real estate leases (except for the leases described in Section 3.20) and (ii) purchases of computer equipment as set forth on Schedule 5.1 or otherwise not to exceed $100,000 in the aggregate;

     (j) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business and provided that replacement policies which the Company deems to be commercially appropriate under all relevant circumstances are obtainable for such canceled or terminated policies, provided the Company may renew any existing insurance policy in the ordinary course of business and consistent with past practices for the applicable renewal period;

     (k)(i) adopt, enter into, terminate or amend in any material respect (except as may be required by applicable law) any plan for the current or future benefit or welfare of any director or officer, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee or (iii) except as contemplated by this Agreement, take any action to or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan other than in the ordinary course of business, or (iv) hire any new employee at the Company's corporate office with annual compensation in excess of $40,000;

     (l) make any significant change in its accounting or tax policies or procedures and shall not reverse the amount of any existing reserves unless necessary to prevent a covenant default under the Credit Agreement, dated as of September 6, 1996, as subsequently amended, among the Company, BT Commercial Corporation, as agent, and the lenders identified therein (the "Credit Agreement"), except in each case as required by law or to comply with GAAP; or

     (m) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided however, that this Section 5.1 shall not prohibit the Company nor any of its Subsidiaries from entering into and performing the Pack Boot Agreement or the Consignment Agreement.

Any action permitted under any exception to a prohibition in this Section 5.1 shall not be prohibited by any other general prohibition in this Section 5.1.

     Section 5.2 Conduct of Business by Holdings Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as otherwise expressly contemplated by this Agreement, including, without limitation, Article IV hereof, or as set forth in Section 5.2 of the Holdings Disclosure Schedule, Holdings shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent in all material respects with past practice, and Holdings shall use, and cause each of its Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. Holdings shall promptly give the Company written notice of the existence or occurrence of any condition which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as otherwise expressly contemplated by this Agreement or as set forth in Section 5.2 of the Holdings Disclosure Schedule, prior to the Effective Time Holdings shall not, nor shall it permit any of its Subsidiaries to:

     (a)(i) except for the filing of the Holdings Charter and the Acquisition Charter, amend its Certificate of Incorporation, as amended, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock unless all share numbers contained in or contemplated by this Agreement shall be correspondingly adjusted, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or
(iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

     (b) authorize for issuance, issue (except upon the exercise of outstanding stock options) or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the granting of options to purchase up to a number of shares of Holdings Common Stock pursuant to any stock option plan equal to the number of outstanding Substitute Company Options with an exercise price above the Closing Price of the Company outstanding on the Effective Date divided by 0.275 and such options shall not exceed 150,000 without the consent of the Company, which consent shall not be unreasonably withheld;

     (c)(i) merge, combine or consolidate with another entity, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business and consistent with past practice;

     (d)(i) incur, assume or prepay any material indebtedness or any other material liabilities other than in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of Holdings, in each case other than in the ordinary course of business and consistent with past practice or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than to any Subsidiary of Holdings;

     (e) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than either in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Holdings Contract in effect on the Original Execution Date;

     (f) modify or amend, or waive any benefit of, any non-competition agreement to which Holdings or any of its Subsidiaries is a party;

     (g) permit any insurance policy naming Holdings or any Subsidiary of Holdings as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business and provided that replacement policies which the Company deems to be commercially appropriate under all relevant circumstances are obtainable for such canceled or terminated policies;

     (h) make any significant change in its accounting or tax policies or procedures and shall not reverse the amount of any existing reserves, except as required by law or to comply with GAAP;

     (i) acquire any shares of capital stock of the Company; or

     (j) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided however, that this Section 5.2 shall not prohibit Holdings nor any of its Subsidiaries from entering into and performing the Pack Boot Agreement or the Consignment Agreement.

                                                 ARTICLE VI
                             ADDITIONAL AGREEMENTS

     Section 6.1  Access and Information.

     (a) Each party hereto shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other party and to such other party's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under applicable law as advised by counsel and except as may be limited by any confidentiality obligation contained in any contract with a third party) reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel and, during such period, shall furnish promptly to the other party a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws. The Company agrees to cooperate reasonably with Holdings with respect to transition activities prior to the Effective Date, provided that such activities do not cause any unreasonable interference with the operation of the Company's business. The Company agrees to provide to Holdings promptly following the date hereof a true and complete list, as of a current date, of all employees who are employed by the Company at the Company's headquarters and all other employees above the store manager level, such list to include such employees' salaries, wages, other significant compensation (other than benefits under the Plans and Employee Benefit Plans), dates of employment and positions.

     (b) Unless otherwise required by law, each party hereto agrees that it shall hold in confidence all non-public information so acquired in accordance with the terms of the confidentiality agreements between the Company and Holdings, dated July 31, 1997.

     Section 6.2  No Solicitation.

     (a) Prior to the Effective Time, the Company agrees that neither it, any of its respective Subsidiaries or affiliates, nor any of the respective directors, executive officers, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or the acquisition of all or any significant part of the assets or capital stock (including but not limited to a majority voting interest) of the Company or any Subsidiary of the Company (an "Acquisition Transaction") or (ii) negotiate or otherwise engage in discussions with any person (other than Holdings and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Transaction; provided, however, that, the Company may, in response to a proposal or inquiry unsolicited after the Original Execution Date, furnish information to, negotiate or otherwise engage in discussions with any person (pursuant to a customary confidentiality agreement) which makes or indicates in writing an intention or desire to make, and with respect to whom the Board of Directors of the Company has concluded in good faith after consultation with its financial advisor is reasonably capable of making, a Superior Proposal (as herein defined), if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law and such proposed Acquisition Transaction was not solicited by it in, or did not otherwise result from a, breach of this
Section 6.2 and subject to compliance with the other provisions of this Section 6.2; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of the Company may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law. Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with or provide information to any person or group that has made a proposal unsolicited after the Original Execution Date with respect to an Acquisition Transaction for the limited purpose of determining whether such proposal is, or could lead to, a Superior Proposal.

     (b) Except as would be inconsistent with the fiduciary duties of the Company's Board of Directors under applicable law, the Company agrees that, as of the Original Execution Date, it, its Subsidiaries and affiliates, and the respective directors, executive officers, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Holdings and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to promptly advise Holdings, its Subsidiaries or affiliates, of any inquiries or proposals received by, any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or affiliates, or any of the respective directors, executive officers, agents or representatives of the foregoing, in each case from a person (other than Holdings and its representatives) with respect to an Acquisition Transaction, and a reasonable summary of the terms thereof, including the identity of such third party (unless disclosing the identity of such third party would violate the terms of any confidentiality or similar agreement binding on the Company and entered into on or prior to September 19, 1997), including any financing arrangement or commitment in connection therewith, and, except as otherwise would be inconsistent with the fiduciary duties of the Company's Board of Directors under applicable law, to update on an ongoing basis or upon Holdings' reasonable request, the status thereof, as well as any actions taken or other developments pursuant to this Section 6.2. As used herein, "Superior Proposal" means a bona fide, written proposal or offer made by any person (or group) (other than Holdings or any of its Subsidiaries) with respect to an Acquisition Transaction on terms which the Board of Directors of the

Company determines in good faith, based on the advice of independent financial advisors and legal counsel, to be more favorable to the Company and its stockholders than the transactions contemplated hereby (including taking into account the financing thereof).

     Section 6.3 Registration Statement. As soon as practicable, Holdings and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement in preliminary form and the Registration Statement. The Company and Holdings shall each use its reasonable best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective as soon as practicable. The Company shall furnish Holdings with all information concerning the Company and the holders of its capital stock and shall take such other action as Holdings may reasonably request in connection with the Registration Statement and the Share Issuance. If at any time prior to the Effective Time any event or circumstance relating to the Company, any Subsidiary of the Company, Holdings, any Subsidiary of Holdings, or any of their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

     Section 6.4  Proxy Statement; Stockholder Approval.

     (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation, as amended, and its By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, (i) except as the Board of Directors of the Company determines, in good faith and as advised by outside counsel, would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law, and subject to the second proviso of Section 6.2(a), recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) except as the Board of Directors of the Company determines, in good faith and as advised by outside counsel, would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law and subject to the second proviso of Section 6.2(a), take all reasonable action to solicit and obtain such approval; provided, however that neither the Company's Board of Directors nor any committee thereof may either (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Holdings, the approval or recommendation of the Merger or this Agreement, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction (other than the Merger), in the case of clauses (i) and (ii) next above until the sixth business day following Holdings' receipt of written notice advising Holdings that the Company's Board of Directors has received a Superior Proposal, specifying the material terms and conditions thereof and identifying the person making such Superior Proposal.

     (b) The Company shall, as promptly as practicable (or at such other time as may be mutually agreed by the Company and Holdings), cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of the Company and Holdings.

     Section 6.5  Compliance with the Securities Act.

     (a) At least 30 days prior to the Effective Time, the Company shall cause to be delivered to Holdings a list identifying all persons who are Affiliates of the Company.

     (b) The Company shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in Section 6.5(a) above to deliver to Holdings, at least 10 days prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit 6.5(b).

     Section 6.6  Reasonable Best Efforts.

     (a) Subject to the terms and conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things (not, in the case of the Company, inconsistent with the fiduciary duties of its Board of Directors) necessary, proper or advisable (i) under applicable laws and regulations and otherwise to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement, and to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to (any of the foregoing being a "Consent"), of any Governmental Entity, including, without limitation, under the HSR Act (it being agreed that Holdings shall cause to be taken all necessary action by the Fund, its control persons and Holdings' "ultimate parent entity" with respect to such Consents and the Company shall cause to be taken all necessary action by the Company Principals with respect to such Consents), (ii) to obtain the consent of its independent auditors to the use of its historical opinion covering the financial statements to be included in the Registration Statement and (iii) to attempt to obtain third party consents mutually agreed to be desirable in connection with the Merger.

     (b) In furtherance of the foregoing, at the Closing, Holdings shall enter into the Registration Rights Agreement (and cause the Fund to enter into the Registration Rights Agreement) and Sporting and the Surviving Corporation shall enter into the consulting agreements referenced in Section 7.3(i). In addition, in connection therewith, it is agreed that Holdings may enter into a registration rights agreement with the Fund provided such agreement with the Fund shall not cause Holdings to be in breach of the Registration Rights Agreement or materially adversely effect the benefits to the Shareholders (as defined in the Registration Rights Agreement), thereunder.

     (c) Each party hereto shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice, or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. After consultation with the other party, such party will make an appropriate response in compliance with such request.

     Section 6.7 Employee Benefits. During the one-year period immediately following the Effective Time, Holdings and the Surviving Corporation shall cause to be provided each of the employees who was employed by the Company or any of its Subsidiaries at the Effective Time and continue employment with the Surviving Corporation or any affiliate of the Surviving Corporation ("Employee") benefits (including, without limitations, benefits under each Company Plan and Company Benefit Plan (including benefits related to termination of employment)) which, taken as a whole, are no less favorable to the Employee than the benefits provided the Employee by the Company and its Subsidiaries immediately prior to the Effective Time unless any of the benefits provided to comparable employees by Sporting would be significantly more favorable to the Employee in which event such more favorable benefits will be provided to the Employee as soon as reasonably practicable. Each of Sporting and the Surviving Corporation and its affiliates shall credit Employees with any amounts paid for the calendar year under the Company's medical and dental plans prior to the transition to a new medical or dental program toward satisfaction of the applicable deductible amounts and copayment and deductible maximums under any new medical or dental program. With respect to each Employee, each of Sporting and the Surviving Corporation and its affiliates shall treat service treated by the Company or its Subsidiaries as service with the Company or its Subsidiaries as service with each of Sporting and the Surviving Corporation or its affiliates for purposes of employee benefits and fringe benefits, including, without limitation, vacation benefits, waiting periods, vesting requirements and pre-existing conditions limitations. The Company, prior to the Effective Time, and Holdings and the Surviving Corporation, from and after the Effective Time, shall make the severance payments set forth on Schedule 6.7 to the extent that such payments have been accurately calculated pursuant to the terms of the Company's Severance Plan, including consistent with any discretion of the committee administering such plan, all of which have been approved by such committee as of the Original Execution Date.

     Section 6.8 Public Announcements. Each of Holdings and the Company agrees that, except as may be required by applicable law as advised by counsel, it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without having consulted with the other party.

     Section 6.9  Directors' and Officers' Indemnification and Insurance.

     (a) Holdings, Sporting and the Company agree that all rights to indemnification, exculpation, advancement of expenses and the like now existing in favor of any director or officer of the Company and its Subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws, or in an agreement between an Indemnified Party and the Company or one of its Subsidiaries set forth in Section 6.9 of the Company Disclosure Schedule, are contract rights and shall survive the Merger. In addition, and without limiting the foregoing, Holdings, Sporting and the Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its Subsidiaries, occurring at or prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring at or prior to, and including, the Effective Time, Holdings, Sporting and the Surviving Corporation will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party shall enter into an undertaking with Holdings, Sporting and the Surviving Corporation to reimburse Holdings, Sporting and the Surviving Corporation, to the extent required by applicable law, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment which is not subject to appeal or review, that indemnification of such Indemnified Party is prohibited by applicable law. Holdings, Sporting and the Surviving Corporation shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.9.

     (b) Holdings, Sporting and the Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that Holdings, Sporting and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that Holdings, Sporting and the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the Original Execution Date (which premium is disclosed in Section 6.9 of the Company Disclosure Schedule) and if Holdings, Sporting and the Surviving Corporation are unable to obtain the insurance required by this Section 6.9(b) they shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Section 6.10 Expenses. Each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; in particular Holdings and the Company will share equally the expenses incurred in connection with (i) filings under HSR and any other antitrust laws and (ii) preparing, printing and distributing the Proxy Statement and the Registration Statement (but, not including any such expenses incurred prior to the Original Execution Date).

     Section 6.11 Listing Application; 1934 Act Registration. The Company and Holdings shall each use its reasonable best efforts to cause the shares of Holdings Common Stock to be issued pursuant to this Agreement in the Merger to be listed for trading on the Nasdaq National Market at the time of such issuance and the Holdings Common Stock to be designated as a national market system security by the Nasdaq National Market at the effective date of the Merger. Holdings shall not file or permit to become effective any registration under
Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), prior to the deemed registration of the Holdings Common Stock under the 1934 Act (the "1934 Act Registration") pursuant to Rule 12g-3(a) as a result of the consummation of the Merger.

     Section 6.12 Supplemental Disclosure. The Company shall give prompt notice to Holdings, and Holdings shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company or Holdings, as the case may be, to comply with in any material respect any covenant or agreement to be complied with by it hereunder. Each of the parties hereto shall deliver an updated Company Disclosure Schedule or updated Holdings Disclosure Schedule, as the case may be, on the 15th day of each fiscal month until the Effective Time, providing updated disclosure through the end of the preceding fiscal month. The updated Company Disclosure Schedules and updated Holdings Disclosure Schedules shall not be deemed to amend the Company Disclosure Schedule or the Holdings Disclosure Schedule, as the case may be, and the delivery of any notice and updated Company Disclosure Schedules and Holdings Disclosure Schedules pursuant to this Section 6.12 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or the right to terminate this Agreement pursuant to Article VIII of this Agreement or otherwise limit or affect the remedies available hereunder to any party. In addition, the Company shall deliver to Holdings a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company on or prior to the 15th day of each fiscal month until the Effective Time certifying as to the Company's compliance with the requirements of Section 8.1(g) for the relevant preceding date specified in clause (iii) of Section 8.1(g) and attaching calculations in reasonable detail demonstrating such compliance in the case of clauses (ii) or (iii), as applicable, of Section 8.1(g).

     Section 6.13 Store Names. Holdings affirms as of (i) the Original Execution Date, that it had no, (ii) the date hereof, that it has no, and (iii) the Closing, it will not have any, present intention to change the names of any of the Company's present stores other than in the Seattle, Washington and Portland, Oregon metropolitan areas, and agrees that for a period of two years from the Effective Time, Holdings will not, and will not permit its Subsidiaries to, change the names of the Company's present stores in the Chicago, Illinois metropolitan area; provided, that Holdings' obligations under this Section 6.13 shall cease upon a significant change in the ownership of Holdings and are generally subject to Holdings' Board of Directors' fiduciary duties.

     Section 6.14 Tax Returns. After the Effective Time, the Company authorizes Holdings and the Surviving Corporation to prepare and file all tax returns on behalf of the Company covering any period prior to the Effective time, subject, however, to Section 4.13(k) hereof.

     Section 6.15 Purchase Accounting. Each of the parties hereto acknowledges that the Merger will be accounted for under the purchase method of accounting.

     Section 6.16 Stock Legending. The Company agrees to cooperate fully in the legending of certain certificates representing shares of Company Common Stock as contemplated by the Stockholder Agreement of even date herewith by and among Holdings and the stockholders of the Company signatory thereto.

     Section 6.17 Stay Bonus Program. Notwithstanding anything to the contrary in this Agreement, the Company shall implement a "stay bonus" program consistent with the recommendations of William M. Mercer, Incorporated, such program to be implemented as soon as practicable.

     Section 6.18 Time of the Essence. All parties hereto acknowledge that time is of the essence to the performance of this Agreement.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote (as described in Section 3.5) of the stockholders of the Company in accordance with applicable law.

     (b) HSR and Other Regulatory Approvals. All applicable waiting periods (and any extension thereof) applicable to the consummation of the Merger and the transactions contemplated hereby under the HSR Act shall have expired or been terminated. All other authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have a Holdings Material Adverse Effect, assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

     (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC. The Holdings Common Stock shall be designated a Nasdaq National Market System security and the shares of Holdings Common Stock issuable in accordance with the Merger and upon exercise of Substitute Company Options shall be listed for trading on the Nasdaq National Market and no action other than the 1934 Act Registration shall be required with respect to such designation and listing.

     (d) No Injunction. No Governmental Entity having jurisdiction over the Company or Holdings, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (e) Litigation. There shall not have been instituted or be pending any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which questions the validity or legality of the transactions contemplated by this Agreement and which, if such Governmental Entity were to prevail, would reasonably be expected to have a Holdings Material Adverse Effect, assuming the Merger had taken place.

     Section 7.2 Conditions to Obligations of Holdings and Acquisition to Effect the Merger. The obligations of Holdings and Acquisition to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Holdings:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement which are qualified by reference to Company Material Adverse Effect shall be true and correct and the representations and warranties of the Company that are not so qualified shall be true and correct except where the failure to be true and correct would not have a Company Material Adverse Effect, in each case as of the Effective Time as though made at and as of the Effective Time, and Holdings shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect (provided that no authorization, consent or approval of any person (other than as contemplated by Section 7.1 hereof) in connection with the transactions contemplated hereby, nor the failure to obtain any of the foregoing or satisfy any conditions imposed incident to the giving of any consent, nor any violation, default, right of termination, cancellation or acceleration, or loss of benefit or creation of any Lien arising in connection with, or as a result of, any of the foregoing, shall, or shall be deemed to, give rise to a failure of the foregoing condition).

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Holdings shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect (provided that no authorization, consent or approval of any person (other than as contemplated by Section 7.1 hereof) in connection with the transactions contemplated hereby, nor the failure to obtain any of the foregoing or satisfy any conditions imposed incident to the giving of any consent, nor any violation, default, right of termination, cancellation or acceleration, or loss of benefit or creation of any Lien arising in connection with, or as a result of, any of the foregoing, shall, or shall be deemed to, give rise to a failure of the foregoing condition).

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no event or occurrence which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and

Holdings shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect (provided that no authorization, consent or approval of any person (other than as contemplated by Section 7.1 hereof) in connection with the transactions contemplated hereby, nor the failure to obtain any of the foregoing or satisfy any conditions imposed incident to the giving of any consent, nor any violation, default, right of termination, cancellation or acceleration, or loss of benefit or creation of any Lien arising in connection with, or as a result of, any of the foregoing, shall, or shall be deemed to, give rise to a failure of the foregoing condition).

     (d) [intentionally deleted]

     (e) Legal Opinion. Holdings shall have received an opinion of counsel from outside counsel to the Company reasonably acceptable to Holdings in form and substance reasonably satisfactory to Holdings.

     (f) Related Party Transactions. All amounts due and payable by any Company Principal to the Company or any of its Subsidiaries pursuant to or in connection with any transactions described in Section 3.20, or otherwise due and payable by any Company Principal, shall have been paid to the Company, and Item 7 on
Section 3.20 of the Company Disclosure Schedule shall have been terminated in writing by the partnerships referenced therein, and any other similar items involving any of the Company Principals which were required to be set forth on
Section 3.20 of the Company Disclosure Schedule on the Original Execution Date but were not so disclosed (including by cross-reference) (but not including any matters pursuant to Company Plans, Company Benefit Plans and rights of officers and directors pursuant to the Company's certificate of incorporation and by-laws and insurance policies of the Company or any of its Subsidiaries) shall have been terminated in writing. Without implication that the contrary would otherwise be true, any items cross-referenced on Section 3.20 of the Company Disclosure Schedule and any items deemed disclosed on such Section 3.20 pursuant to the lead-in to Article III shall be deemed disclosed on such Section 3.20 for purposes of this Section 7.2(f).

     Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

     (a) Representations and Warranties. The representations and warranties of Holdings, Sporting and Acquisition contained in this Agreement which are qualified by reference to Holdings Material Adverse Effect shall be true and correct, the representations and warranties of Holdings, Sporting and Acquisition that are not so qualified shall be true and correct except where the failure to be true and correct would not in the aggregate have a Holdings Material Adverse Effect, and the representations and warranties contained in Sections 4.13, 4.23 and 6.13 shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Holdings, Sporting and Acquisition by their respective chief executive officers and chief financial officers to such effect.

     (b) Performance of Obligations of Holdings, Sporting and
Acquisition. Holdings, Sporting and Acquisition shall each have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Holdings, Sporting and Acquisition by their respective chief executive officers and chief financial officers to such effect.

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no event or circumstance which has had, or would reasonably be expected to have, a Holdings Material Adverse Effect; and the Company shall have received a certificate on behalf of Holdings, Sporting and Acquisition by their respective chief executive officers and chief financial officers to such effect.

     (d) Holdings Charter, and Surviving Corporation Charter. The Holdings Charter and the Surviving Corporation Charter shall each have been filed with the Secretary of State of the State of Delaware.

     (e) Material Consents. [intentionally deleted]

     (f) Legal Opinion. The Company shall have received an opinion of counsel from Brownstein Hyatt Farber & Strickland, P.C. in form and substance reasonably satisfactory to the Company.

     (g) Tax Opinion of Counsel. The Company shall have received an opinion of its outside counsel in form and substance reasonably acceptable to the Company, to the effect that the transactions contemplated by this Agreement will be tax free. Holdings, Sporting and Acquisition shall cooperate with the Company's counsel and other advisors in the investigation of factual and other matters necessary or appropriate in granting or withholding such opinion.

     (h) Registration Rights Agreement. Holdings and the Fund shall enter into the Registration Rights Agreement with each of the persons to be parties thereto in the form attached hereto as Exhibit C.

     (i) Consulting Agreements. Sporting and the Surviving Corporation shall have entered into consulting agreements with each of Messrs. Hochberg, Hochberg and Lowenstein in the form attached hereto as Exhibit D.

                                                ARTICLE VIII
                                  TERMINATION

     Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or Holdings:

     (a) by mutual written consent of Holdings and the Company;

     (b) by either Holdings or the Company, if the Merger shall not have been consummated on or before May 31, 1998 (unless, in the case of any such termination pursuant to this Section 8.1(b), the failure of such event to occur shall have been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of such party's obligations under this Agreement);

     (c) by either Holdings or the Company, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such injunction or overturn such action;

     (d) by Holdings, if (i) there has been a breach by the Company of any of its representations or warranties set forth in this Agreement the effect of which is a Company Material Adverse Effect or a breach by the Company in any material respect of any of its material covenants and agreements set forth in this Agreement, in either case which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Holdings to the Company, (provided that no authorization, consent or approval of any person (other than as contemplated by Section 7.1 hereof) in connection with the transactions contemplated hereby, nor the failure to obtain any of the foregoing or satisfy any conditions imposed incident to the giving of any consent, nor any violation, default, right of termination, cancellation or acceleration, or loss of benefit or creation of any Lien arising in connection with, or as a result of, any of the foregoing, shall, or shall be deemed to, give rise to such a right of termination), (ii) the Board of Directors of the Company (x) fails to recommend the approval and adoption of this Agreement and the transactions contemplated hereby to the Company's stockholders in accordance with Section 6.4 hereof, or (y) withdraws or amends or modifies in a manner adverse to Holdings its recommendation or approval in respect of this Agreement or the transactions contemplated hereby, or (iii) (a) the Company through any of its directors or executive officers so expressly authorized to act by the Board of Directors shall willfully take any of the actions proscribed by Sections 6.2 or 6.4, or (b) any of the Company's directors, officers, employees, agents or representatives of the foregoing shall take any of the actions proscribed by Sections 6.2 or 6.4 and the Company shall not, within 24 hours of the giving of written notice to the Company to do so by Holdings, disavow such action and use all reasonable efforts to cause such action to be terminated, unwound, abandoned or otherwise negated;

     (e) by the Company if the Board of Directors of the Company shall determine, in good faith and after consultation with its financial advisor and outside counsel, that a proposal for an Acquisition Transaction constitutes a Superior Proposal;

     (f) by the Company, if there has been a breach by Holdings, Sporting or Acquisition of any of its representations or warranties set forth in this Agreement the effect of which is a Holdings Material Adverse Effect or a breach by Holdings, Sporting or Acquisition in any material respect of any of its material covenants and agreements set forth in this Agreement, in either case, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Holdings; and

     (g) by Holdings if (i) any event has occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect, (ii) prior to the Conditional Date and (a) prior to February 1, 1998, the Company's Net Worth falls below $70 million, or (b) after February 1, 1998, the Company's Net Worth falls below $67.5 million, as, in each case, the term "Net Worth" is calculated under the Credit Agreement as in effect on the Original Execution Date, provided, however, that such Net Worth calculation shall be made without taking into account amounts increasing or decreasing Net Worth pertaining, or with respect, to (r) any of the Pack Boot Inventory (as defined in the Pack Boot Agreement), the Additional Ski Inventory (as defined in the Pack Boot Agreement) or any transaction pursuant to the Pack Boot Agreement or the Consignment Agreement, (s) any charge to establish a LIFO reserve, (t) any severance, bonus or other change-in-control related items paid or incurred in connection with the Merger, (u) costs and expenses in connection with the Company's efforts to engage in any extraordinary transaction, including, without limitation, the Merger (capped in the event of any such transactions other than the Merger at $200,000), (v) any expenses associated with the termination of any contract, or the obtaining of any consent, in connection with the Merger or the transactions contemplated thereby, (w) any reversal into income of the Company's inventory reserve for obsolescence, (x) any reversal into income for any unused or unallocated portion of the reserve established in the 1996 fiscal year pertaining to the decision to exit the Canadian market, (y) any increase to the reserve previously established for the River North property, or (z) any after tax impact of any change in the Company's valuation reserve for its deferred tax assets and the loss of any deferred tax benefit resulting from the failure to tax-effect any operational loss; and, provided, further, that in making such Net Worth calculation, Net Worth shall be increased by the amount of expenses incurred, in the fiscal year ended February 1, 1998 (up to $739,000 pre-tax), that would not have been incurred if the Company's forecasted plan to reduce operational expenses in such fiscal year had been adhered to, (iii) prior to February 2, 1998, the sum of the Company's long term debt (including current and long-term capital lease obligations), short term debt, Accounts Payable (meaning as of each determination date, all amounts due for trade merchandise and such other liabilities consistently classified as "Accounts Payable" in the current liabilities of the SEC Financial Statements as defined below) and Accrued Liabilities (meaning as of each determination date, all amounts accrued for taxes, salaries and wages, interest, rent, utilities, advertising, insurance and such other current liabilities consistently classified as "Accrued Expenses" in the current liabilities of the SEC Financial Statements, but excluding all amounts recorded and classified as "Reserve for Store Closings") calculated in accordance with GAAP applied on a basis consistent with past practice and the audited financial statements for the year ended February 2, 1997 included in the Company's Form 10-K and the interim financial statements for the quarterly periods ending May 4, 1997 and August 3, 1997, included in the Company's Form 10-Q) (the "SEC Financial Statements") shall exceed the following amounts as of any of the following dates occurring prior to the Conditional Date: $163,328,000 at October 5, 1997; $178,008,000 at November 2, 1997; $194,212,000 at November
30, 1997; $155,880,000 at January 4, 1998; or $154,265,000 at February 1, 1998;
provided, however, that any amounts paid or accrued in such fiscal year ended February 1, 1998 and specified in subclauses (r), (s), (t), (u) or (v) above shall not be taken into account in determining Accounts Payable, short term debt or Accrued Liabilities, as the case may be, for purposes of this clause (iii).

     Section 8.2  Effect of Termination.

     (a) If: (i) an Acquisition Transaction (a "Competing Acquisition Transaction") shall have been made known to the Company or any of its Subsidiaries or has been proposed directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to enter into an

Acquisition Transaction and thereafter the approval of the Merger by the Company's stockholders is not obtained; or (ii) the Company terminates this Agreement pursuant to Section 8.1(e); and the Company enters into a definitive agreement with any person or entity with respect to such Competing Acquisition Transaction or the Acquisition Transaction which gave rise to such termination pursuant to Section 8.1(e) (or any revision of such Acquisition Transaction), as the case may be, within nine months after the termination of this Agreement or such Competing Acquisition Transaction or the Acquisition Transaction which gave rise to such termination pursuant to Section 8.1(e) is consummated within nine months after the termination of this Agreement, then within two business days after entering into such definitive agreement or after such consummation, the Company shall pay Holdings a fee (the "Alternative Proposal Fee") in cash equal to $2.5 million. The Alternative Proposal Fee shall also be payable within two business days of Holdings' termination of this Agreement pursuant to Section 8.1
(d)(iii). In no event shall more than one Alternative Proposal Fee be payable to Holdings.

     (b) In the event of termination of this Agreement pursuant to this Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of Section 6.1(b), Section 6.10 and this
Section 8.2 shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any material breach of this Agreement.

     Section 8.3 Authority for Termination. Any termination of this Agreement pursuant to Section 8.1 may only be made pursuant to the approval of the board of directors of the applicable party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Holdings and the Company with respect to any of the terms contained herein; provided, however, that no such amendment, modification or supplementation shall be made which under applicable law requires the approval of stockholders of the Company or Holdings, without the further approval of such stockholders.

     Section 9.2 Waiver. At any time prior to the Effective Time, Holdings, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

     Section 9.3 Survivability. Except as provided in this Agreement with respect to Holdings, Sporting and Acquisition, the respective representations and warranties of Holdings, Sporting and Acquisition, on the one hand, and the Company, on the other hand, and the covenants and agreements of the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements contained herein or in any certificate or other documents delivered prior to or as of the Effective Time of Holdings, Sporting and Acquisition (or the Surviving Corporation as the case may be) shall survive the Effective Time (including, without limitation, any such covenants and agreements contained in Section 4.13(k) hereof).

     Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

     If to Holdings, Sporting or Acquisition to:

     Gart Sports Company
     1000 Broadway
     Denver, CO 80203
     Attention: John Douglas Morton
     Telecopier: (303) 830-9282

     with copies to:

     Leonard Green & Partners, L.P.
     11111 Santa Monica Boulevard
     Suite 2000
     Los Angeles, California 90025
     Attention: Jennifer Holden Dunbar
     Telecopier: (310) 954-0404

     and

     Brownstein Hyatt Farber & Strickland, P.C.
     410 17th Street
     Denver, CO 80202
     Attention: Jeffrey M. Knetsch
     Telecopier: (303) 623-1956

     If to the Company, to:

     Sportmart, Inc.
     1400 South Wolf Road
     Wheeling, IL 60090
     Attention: Andrew S. Hochberg
     Telecopier: (847) 520-1884

     with copies to:

     Altheimer & Gray
     10 S. Wacker Drive
     Suite 4000
     Chicago, IL 60606
     Attention: Myron Lieberman, Esq.
            Peter Lieberman, Esq.
     Telecopier: (312) 715-4800

     and:

     Katten Muchin & Zavis
     525 W. Monroe Street
     Suite 1600
     Chicago, IL 60661
     Attention: Matthew S. Brown, Esq.
     Telecopier: (312) 902-1061

     Section 9.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Exhibits or Articles mean a Section, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits hereto, unless the context otherwise requires. The term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity, an unincorporated organization and any other entity of or any fund.

     Section 9.6 Entire Agreement; Assignment. This Agreement (including the Exhibits and other documents and instruments referred to herein), together with the Confidentiality Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except for the provisions of Sections 1.7, 4.13(k) and 6.13 (each of which shall be expressly for the benefit of the stockholders of the Company immediately prior to the Effective Time) and Sections 6.7 (which shall expressly be for the benefit of the Employees) and 6.9 (which shall be expressly for the benefit of the Indemnified Parties), all of which provisions shall survive the Closing, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise. Any damages payable to stockholders of the Company for breach of this Agreement shall be payable in voting common stock of Holdings (valued at the price determined under Section 2.4(i)) to the extent necessary to assure qualification of the Merger as a tax-free reorganization under section 368(a)(2)(E) of the Code.

     Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

     Section 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

     Section 9.9 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREFORE, each of Holdings, Sporting, Acquisition and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.
                                            GART SPORTS COMPANY

                                            By:        JOHN DOUGLAS MORTON

                                              ----------------------------------
                                              Name: John Douglas Morton
                                              Title: President and Chief
                                                Executive Officer

                                            GART BROS. SPORTING GOODS COMPANY

                                            By:        JOHN DOUGLAS MORTON

                                              ----------------------------------
                                              Name: John Douglas Morton
                                              Title: President and Chief
                                                Executive Officer

                                            GB ACQUISITION, INC.

                                            By:        JOHN DOUGLAS MORTON

                                              ----------------------------------
                                              Name: John Douglas Morton
                                              Title: President and Chief
                                                Executive Officer

                                            SPORTMART, INC.

                                            By:          ANDREW HOCHBERG

                                              ----------------------------------
                                              Name: Andrew Hochberg
                                              Title: CEO

                                                                      APPENDIX B

                   AMENDED AND RESTATED STOCKHOLDER AGREEMENT

     AMENDED AND RESTATED AGREEMENT, dated as of December 2, 1997, by and between Gart Sports Company, a Delaware corporation ("Holdings"), Gart Bros. Sporting Goods Company, a Colorado corporation and wholly-owned subsidiary of Holdings ("Sporting") and the stockholders of Sportmart, Inc., a Delaware corporation (the "Company") signatory hereto (the "Stockholders").

                                    RECITALS

     A. Holdings and Stockholders are parties to a Stockholder Agreement (the "Original Stockholder Agreement") dated September 28, 1997 (the "Original Execution Date") and concurrently with the execution of the Original Stockholder Agreement, Holdings, Sporting and the Company entered into an Agreement and Plan of Merger (the "Original Merger Agreement"), pursuant to which the Company would have been merged with and into Sporting (the "Merger");

     B. As an inducement and a condition to entering into the Original Merger Agreement, Holdings required that Stockholders agree, and Stockholders did agree, to enter into the Original Stockholder Agreement;

     C. Concurrently with the execution of this Amended and Restated Agreement Holdings, Sporting and the Company have amended and restated the Original Merger Agreement in its entirety whereby GB Acquisition, Inc., a Delaware corporation ("Acquisition") and wholly owned subsidiary of Holdings, will merge with and into the Company (as such amended and restated agreement may hereafter be amended form time to time, the "Merger Agreement"); and

     D. As an inducement and a condition to voting in favor of the Merger Agreement and the Merger, as restructured, the Stockholders have required that the Original Stockholder Agreement be amended and restated in its entirety as set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. CERTAIN DEFINITIONS. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

     (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) "Existing Shares" means shares of Company Common Stock Beneficially Owned by any of the Stockholders as of the date hereof.

     (c) "Securities" means the Existing Shares together with any shares of Company Common Stock or other securities of the Company that become Beneficially Owned by any Stockholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

     2. DISCLOSURE. The Stockholders hereby agree to permit the Company and Holdings to publish and disclose in the Registration Statement and the Proxy Statement (including all documents and schedules filed with the SEC), and any press release or other disclosure document which Holdings, in its sole discretion, determines to be necessary or desirable in connection with the Merger and any transactions related thereto, the Stockholders' identities and ownership of Company Common Stock and the nature of the Stockholders' commitments, arrangements and understandings under this Agreement. Holdings will provide a representative of the Stockholders designated by them (the "Spokesperson") with a copy of any proposed disclosure and will provide the Spokesperson with a reasonable opportunity to comment thereon and will not make any disclosure to which the Spokesperson reasonably objects.

     3. VOTING OF COMPANY COMMON STOCK. The Stockholders hereby agree that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time, (b) 30 days after termination of the Merger Agreement (i) by Holdings other than pursuant to Sections 8.1(d)(ii) or 8.1(d)(iii) of the Merger Agreement provided that such termination is not as a result of the Company's intentionally acting, or failing to act, in bad faith with respect to its obligations under the Merger Agreement or (ii) rightfully by the Company in good faith pursuant to Section 8.1(f) of the Merger Agreement, or
(c) June 30, 1998 (the first to occur of clauses (a), (b) and (c), the "Termination Date"), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, the Stockholders will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities (A) in favor of the adoption of the Merger Agreement and the approval of other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (B) against any action or agreement that would result in a breach in any respect of any material covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (C) except as otherwise agreed to in writing in advance by Holdings in its sole discretion, against the following actions (other than the Merger and the transactions contemplated by this Agreement and the Merger Agreement): (1) any Acquisition Transaction or Superior Proposal, (2) (u) any change in a majority of the persons who constitute the Company's Board of Directors (other than with the approval of a majority of the Company's directors then in office); (v) any material change in the present capitalization of the Company, including without limitation any proposal to sell a substantial equity interest in the Company or its Subsidiaries; (w) any amendment of the Company's Certificate of Incorporation or By-laws; (x) any other material change in the Company's corporate structure or business; or (y) any other action which, in the case of each of the matters referred to in clauses (2) (u), (v), (w) or (x), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. The Stockholders may not enter into any agreement or understanding with any person the intended or reasonably anticipated effect of which would be inconsistent with or violative of any provision contained in this Section 3.

     4. SUBSEQUENT STOCKHOLDER ACTIONS.

     (a) If Holdings becomes entitled to a fee pursuant to Section 8.2 of the Merger Agreement, subject to the last sentence of this subsection (a) to this
Section 4, with respect to Securities for which any Stockholder receives cash consideration pursuant to the Acquisition Transaction, such Stockholder will immediately upon the receipt thereof pay to Holdings an amount in cash (if positive) (the "Differential Amount") equal to (i) the net pre-tax cash proceeds received by such Stockholder with respect to the shares of Company Common Stock or other Securities, including any shares of Company Common Stock into or for which any Securities are convertible, exchangeable or exercisable, of such Stockholder (such shares, the "Subject Shares") in such Acquisition Transaction within nine months after the date that the Merger Agreement is terminated, minus
(ii) the product of (A) the per share value attributed to the outstanding Company Common Stock in the proposed Merger based on a $105 million equity value for Holdings times (B) the number of Subject Shares. If such Stockholder receives any non-cash consideration in an Acquisition Transaction otherwise of a type described above as part of the net proceeds ("Other Consideration") that consists of securities listed on a national securities exchange or the Nasdaq National Market ("Marketable Securities"), such Stockholder shall deliver immediately to Holdings an amount of Marketable Securities whose aggregate value, calculated on the basis of the closing price for such Marketable Securities on the exchange where such Marketable Securities are listed, equals the Differential Amount. To the extent the Other Consideration consists of non-Marketable Securities or other assets, such Other Consideration will be held by such Stockholder until such Stockholder shall have sold or otherwise disposed of such Other Consideration for cash or Marketable Securities, or has otherwise actually realized value, directly or indirectly, from such sale or disposition, at which time the Differential Amount, to the extent not previously paid, will be immediately paid to Holdings in cash or such Marketable Securities.

     (b) From and after the date hereof and until June 30, 1998, each Stockholder agrees to use commercially reasonable efforts (but without the obligation to expend any funds) to facilitate the renegotiation by Holdings, Sporting or the Company of any leases or other material contracts between the Company (prior to the Effective Time) or Sporting (as the survivor by merger to the Company), and any entities in which such Stockholder owns a substantial economic interest or over which such Stockholder exercises any control (including the obtaining of any required landlord consents to the Merger); provided, however, that no such renegotiation shall change the underlying economics of any such leases or material contracts.

     5. COVENANTS, REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder hereby represents and warrants to, and agrees with, Holdings as follows:

     (a) Ownership of Shares. Such Stockholder is the sole record and Beneficial Owner of the number of Existing Shares opposite such Stockholder's name on the signature pages hereof, and on the date hereof, such Existing Shares constitute all of the shares of Company Common Stock owned of record or Beneficially Owned by such Stockholder. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 3 and 4 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, and the terms of this Agreement.

     (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transaction contemplated hereby or compliance by such Stockholder with any of the provisions hereof will (A) conflict with or result in any breach of the organizational documents of such Stockholder (if applicable), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

     (d) No Encumbrances. Except as applicable in connection with the transactions contemplated by Sections 3 and 4 hereof, such Stockholder's Existing Shares at all times during the term hereof, will be Beneficially Owned by such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for Existing Shares pledged to other Stockholders.

     (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Stockholder, other than as contemplated by the Merger Agreement.

     (f) No Solicitation. Such Stockholder will not, and will cause its Affiliates (other than the Company) and officers, directors, employees, partners, investment bankers, attorneys, accountants and other agents and representatives of such Stockholder and such affiliates (such Affiliates, officers, directors, employees, partners, investment bankers, attorneys, accountants and other agents and representatives of any person are hereinafter collectively referred to as the "Representatives" of such person) not to, directly or indirectly (other than with Holdings and its representatives in connection with the Merger), (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any Acquisition Transaction or (ii) negotiate or otherwise engage in discussions with any person with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Transaction. Such Stockholder will promptly advise Holdings of any inquiries or proposals received by, and any information requested from, or any negotiations or discussions sought to be initiated or continued with agents or representatives of the foregoing, in each case from a person (other than Holdings and its representatives) with respect to an Acquisition Transaction, and a reasonable summary of the terms thereof, including the identity of such third party (unless disclosing the identity of such third party would violate the terms of any confidentiality or similar agreement binding on the Company and entered into on or prior to September 19,
1997), including any financing arrangement or commitment in connection therewith. Such Stockholder will, and will cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Transaction or Superior Proposal relating to the Company, other than discussions or negotiations with Holdings and its affiliates.

     (g) Restriction on Transfer, Proxies and Non-Interference. From the date hereof, such Stockholder will not, directly or indirectly, prior to the Termination Date, (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Securities or any interest therein, not including any sale, transfer, pledge, assignment or otherwise to other Stockholders and except as provided in Section 4(a); (ii) grant any proxies or powers of attorney, deposit the Securities into a voting trust or enter into a voting agreement with respect to the Securities; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of its obligations under this Agreement.

     (h) Reliance by Holdings. Such Stockholder understands and acknowledges that Holdings is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     6. REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND SPORTING. Each of Holdings and Sporting hereby represents and warrants to the Stockholders as follows:

     (a) Organization. Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Sporting is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Holdings and Sporting have all requisite corporate power or other power and authority to execute and deliver this Agreement and perform their obligations hereunder. The execution and delivery by Holdings and Sporting of this Agreement and the performance by Holdings and Sporting of their obligations hereunder have been duly and validly authorized by the Board of Directors of Holdings and Sporting and no other corporate proceedings on the part of Holdings or Sporting are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Holdings and Sporting.

     (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by Holdings and Sporting and constitutes a valid and binding agreement of Holdings and Sporting enforceable against Holdings and Sporting in accordance with its terms, except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and
(ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     (c) No Conflicts. Except for filings, authorizations, consents and approvals as may be required under the HSR Act, the Exchange Act and the Securities Act, (i) no filing with, and no permit, authorization, consent or approval of, any state or federal Governmental Authority is necessary for the execution of this Agreement by Holdings and Sporting and the consummation by Holdings and Sporting of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by Holdings and Sporting, the consummation by Holdings and Sporting of the transactions contemplated hereby or compliance by Holdings and Sporting with any of the provisions hereof will (A) conflict with or result in any breach of the certificate of incorporation or by-laws of Holdings or Sporting, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Holdings or Sporting is a party or by which Holdings or Sporting or any of their properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Holdings or Sporting or any of their properties or assets.

     (d) No Finder's Fee. No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Holdings or Sporting other than as contemplated by the Merger Agreement.

     (e) Merger Agreement. Holdings and Sporting acknowledge that the Stockholders are third-party beneficiaries of Section 6.13 of the Merger Agreement.

     7. STOP TRANSFER; LEGEND.

     (a) Each Stockholder agrees with, and covenants to Holdings that such Stockholder will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Securities, unless such transfer is made in compliance with this Agreement.

     (b) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like other than pursuant to the Merger, the terms "Shares" and "Securities" will be deemed to refer to and include the shares of Company Common Stock as well as all such stock dividends and distributions and any shares into which or for which any or all of the Securities may be changed or exchanged and appropriate adjustments shall be made to the terms and provisions of this Agreement.

     (c) Such Stockholder will duly execute and deliver to Holdings an Affiliate's Letter in the form attached to the Merger Agreement prior to Closing.

     8. LEASE GUARANTEES. In order to preserve the economics originally negotiated under the Original Merger Agreement and the Original Stockholder Agreement, Sporting hereby irrevocably, unconditionally and absolutely guarantees, effective from and after the Effective Time, as primary obligor and not merely as surety, the full and prompt performance and payment when due of all liabilities and obligations, whether now existing or hereafter arising, of the Company under those leases at the locations set forth in Exhibit A attached to this Agreement and made a part hereof (the "Leases"). It is understood and agreed that this guaranty is a guaranty of performance and payment when due and not of collection and this guaranty may be enforced directly against Sporting without proceeding against the Company and that Sporting hereby waives notice of acceptance of this guaranty and notice of any liability or obligations to which it may apply and waives presentment, demand of payment, protest, notice of dishonor or non-payment or non-performance of any such liability or obligation, suit or the taking of any other action thereof by, and any other notice to, any party liable thereon or therefor. This guaranty is expressly for the benefit of, and enforceable by, each and every person or entity to whom the Company has obligations or liabilities under and pursuant to the Leases, whether now existing or hereafter arising.

     9. TERMINATION. This Agreement will terminate upon the Termination Date, except that the covenants and agreements set forth in Section 4(a) hereof will survive any termination of this Agreement for the term specified therein.

     10. MISCELLANEOUS.

     (a) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto will execute and deliver such additional documents and take all such further lawful action as may be necessary or reasonably desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     (b) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     (c) Capacity, Binding Effect and Certain Permitted Activities. Stockholders agree that this Agreement and the obligations hereunder will attach to the Securities and will be binding upon any person or entity to which legal or Beneficial Ownership of such Securities shall pass, whether by operation of law or otherwise, including without limitation, any Stockholder's legal representatives or successors or other transferees (for value or otherwise) and any other successors in interest. Notwithstanding anything to the contrary in this Agreement, each Stockholder is signing this Agreement solely in its capacity as a stockholder of the Company and no Stockholder shall be limited or otherwise affected by this Agreement with respect to any action or inaction of such Stockholder taken (i) in its capacity as a director, officer or employee of the Company, (ii) in its capacity as a director, officer or employee of, or consultant to, Holdings and/or its subsidiaries or (iii) in conjunction with, vis-a-vis or in relation to any other Stockholder or family member or any entity (other than, for purposes of this clause (iii), the Company and Holdings or any of their respective subsidiaries) as to which such a Stockholder or family member serves as a director, officer, trustee, member, partner, or fiduciary or other similar position, or as to which such Stockholder exercises any dispositive or voting control of any Securities held by such entity.

     (d) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned or delegated (whether by operation of law or otherwise) without the prior written consent of the other parties, provided that Holdings may assign, in its sole discretion, its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Holdings, but no such assignment will relieve Holdings from any of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (e) Amendment and Modification. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

     (f) Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally, telecopied (which is confirmed) or on the next business day after being sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as will be specified by like notice):

     If to the Stockholders:

               c/o Mr. Andrew S. Hochberg
           77 South Deere Park Drive
           Highland Park, IL 60035
           Telecopy: (847) 266-1004

     copy to:

               Barack Ferrazzano Kirschbaum Perlman & Nagelberg
           333 West Wacker Drive, Suite 2700
           Chicago, Illinois 60606
           Attention: Peter J. Barack and David R. Selmer
               Telecopy: (312) 984-3150

     if to Holdings or Sporting:

               Gart Sports Company
           1000 Broadway
           Denver, CO 80203
           Attention: John Douglas Morton
           Telecopier: (303) 830-9282

     with copies to:

               Leonard Green & Partners, L.P.
           11111 Santa Monica Boulevard
           Suite 2000
           Los Angeles, California 90025
           Attention: Jennifer Holden Dunbar
           Telecopier: (310) 954-0404

           and

           Brownstein Hyatt Farber & Strickland, P.C.
           410 17th Street
           Denver, CO 80202
           Attention: Jeffrey M. Knetsch
           Telecopier: (303) 623-1956

     (g) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

     (h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, will not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. Except as contemplated by and set forth in Section 8, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     (k) Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

     (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding will be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that no such consent to jurisdiction of said Court or in the State of Delaware shall be valid other than for such purposes. Each party hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

     (m) Description Headings. The description headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     (n) Counterparts. This Agreement may be executed in counterparts, each of which will be considered one and the same agreement and will become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     (o) Certain Sales and Transfers. Anything to the contrary in this Agreement notwithstanding, a Stockholder may (i) sell, transfer or otherwise dispose of all or any portion of the Holdings Common Stock which it may acquire in the Merger or which it may otherwise own and (ii) reorganize its internal structure and composition and/or transfer all or any portion of the Securities which it owns for tax, securities or estate planning purposes, for charitable donation purposes or to another Stockholder, as long as the recipient of the voting and dispositive power with respect to such Securities under this subsection (ii) agrees to abide by the provisions of and become a party to this Agreement. In addition, a Stockholder may pledge all or any portion of the Securities which it owns as security for the Stockholder's obligations in connection with a bona fide transaction as long as the pledgee or mortgagee of such Securities agrees, in the event it obtains the right to vote such Securities, whether by reason of a default, foreclosure or otherwise, to abide by and become a party to this Agreement.

     IN WITNESS WHEREOF, Holdings, Sporting and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                            GART SPORTS COMPANY

                                            By:
                                              ----------------------------------
                                              Name:
                                              Title:

                                            GART BROS. SPORTING GOODS COMPANY

                                            By:
                                              ----------------------------------
                                              Name:
                                              Title:

STOCKHOLDERS:

AH INVESTMENT TRUST U/A/D 6/3/87                          NV-555,424
                                                           C-275,329

By:
-----------------------------------------------------
    Barbara P. Hochberg, Trustee

By:
-----------------------------------------------------
    Andrew S. Hochberg, Trustee

BARBARA P. HOCHBERG TRUST
U/A/D 12/17/88

By:                                                        NV-93,000
                                                           C-102,000
-----------------------------------------------------
    Barbara P. Hochberg, Trustee

AMY H. LOWENSTEIN SUB-TRUST
U/A/D 1/3/90

By:                                                         NV-4,500
                                                            C-12,500
-----------------------------------------------------
    Larry J. Hochberg, Trustee

ANDREW S. HOCHBERG SUB-TRUST
U/A/D 1/3/90

By:                                                         NV-4,500
                                                            C-15,000
-----------------------------------------------------
    Larry J. Hochberg, Trustee

HOCHBERG ANNUAL GIFT TRUST
U/A/D 4/27/94

By:                                                        NV-18,100
                                                             C-2,376
-----------------------------------------------------
    Laurie Hochberg, Trustee

By:
-----------------------------------------------------
    Larry J. Hochberg, Trustee

DANIEL HOCHBERG UNDER THE ILUGMA

By:                                                         NV-7,651
-------------------------------------------------
Andrew S. Hochberg, as Custodian for Daniel Hochberg
under the ILUGMA

                                                           NV-22,483
-----------------------------------------------------
    Andrew Hochberg

                                                            NV-5,000
-----------------------------------------------------
    Laurie Hochberg

LARRY J. HOCHBERG TRUST U/A/D                             NV-478,921
6/12/81                                                   C-2,358,557

By:
-----------------------------------------------------
    Larry J. Hochberg

JACOB LOWENSTEIN UNDER THE ILUGMA

By:                                                         NV-6,800
-----------------------------------------------------
    Amy Lowenstein, as Custodian for Jacob Lowenstein
    under the ILUGMA

ARIEL LOWENSTEIN UNDER THE ILUGMA

By:                                                         NV-8,851
-----------------------------------------------------
    Amy Lowenstein, as Custodian for Ariel Lowenstein
    under the ILUGMA

                                                            NV-2,957
-----------------------------------------------------
    Amy Lowenstein

RAPHAEL LOWENSTEIN UNDER THE IL UGMA                        NV-6,800

By:
-------------------------------------------------
Amy Lowenstein, as Custodian for Raphael Lowenstein
under the IL UGMA

JOSHUA LOWENSTEIN UNDER THE IL UGMA                         NV-6,800

By:
-----------------------------------------------------
    Amy Lowenstein, as Custodian for Joshua Lowenstein
    under the IL UGMA

                                                           NV-21,220
-------------------------------------------------
John A. Lowenstein

AHL INVESTMENT TRUST U/A/D 12/7/90                        NV-126,732

By:
-----------------------------------------------------
    Barbara P. Hochberg, Trustee

By:
-----------------------------------------------------
    John A. Lowenstein, Trustee

JESSICA HOCHBERG UNDER THE IL UGMA                          NV-4,338

By:
-----------------------------------------------------
    Andrew Hochberg, as Custodian for Jessica Hochberg
    under the IL UGMA

ABIGAIL LOWENSTEIN UNDER THE IL UGMA                        NV-6,154

By:
-----------------------------------------------------
    John A. Lowenstein, as Custodian for Abigail
    Lowensteine
    under the IL UGMA

AMY H. LOWENSTEIN REVOCABLE                               NV-117,270
TRUST U/A/D 8/29/91                                        C-138,807

By:
-----------------------------------------------------
    Amy H. Lowenstein, Trustee

ANDREW S. HOCHBERG REVOCABLE                               NV-56,207
TRUST U/A/D 7/9/87                                         C-138,015

By:
-----------------------------------------------------
    Andrew S. Hochberg, Trustee

ABIGAIL LOWENSTEIN UNDER THE IL UGMA                        NV-5,538

By:
-----------------------------------------------------
    Amy Lowenstein, as Custodian for Abigail Lowenstein
    under the IL UGMA

LJH L.P.                                                  NV-1,434,500

By: Larry J. Hochberg Trust U/A/D 6/12/81,
    General Partner

By:
-----------------------------------------------------
    Larry Hochberg, Trustee

AH L.P.                                                    NV-64,500
By: Andrew S. Hochberg Revocable Trust,
    General Partner

By:
-----------------------------------------------------
    Andrew S. Hochberg, Trustee
                                                           NV-10,657
------------------------------------------------------
LARRY J. HOCHBERG

                                   EXHIBIT A

                                     Niles

                                    Lombard

                                Calumet City, IN

                                   Schaumburg

                               Chicago (Lakeview)

                                Merrillville, IN

                                North Riverside

                                  Ferguson, MO

                                 Crestwood, MO

                                    Wheeling

                             Chicago (River North)

                                                                      APPENDIX C

                     HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

September 28, 1997

To The Board of Directors
Sportmart, Inc.

Ladies and Gentlemen:

We understand that Sportmart, Inc. (the "Company") is contemplating entering into an agreement and plan of merger (the "Agreement") with Gart Sports Company ("Holdings") and its wholly-owned subsidiary Gart Bros. Sporting Goods Company ("Merger Sub") after giving effect to which the shareholders of Holdings will own 72.5 percent of the surviving company and the shareholders of the Company will own 27.5 percent of the surviving company. It is our understanding that (i) the outstanding shares of the Company's Class A common stock and common stock will be converted into shares of Holdings' common stock based upon the Conversion Number (as defined in the Agreement), (ii) the outstanding restricted shares of the Company's Class A common stock will be converted into shares of Holdings' common stock based upon the Conversion Number (as defined in the Agreement), and (iii) the outstanding options to purchase Company Class A common stock or common stock will be converted into an option to purchase the number of shares of Holdings' common stock increased to the nearest whole share determined by multiplying (i) the number of shares of the Company's common stock prior to the Effective Time (as defined in the Agreement) by (ii) the Conversion Number (as defined in the Agreement), at an exercise price equal to the exercise price immediately prior to the Effective Time divided by the Conversion Number. The merger and all related transactions are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

      1. reviewed the Company's annual reports to stockholders and on Form 10-K for the five fiscal years ended February 2, 1997 and quarterly report on Form 10-Q for the quarter ended August 3, 1997, which the Company's management has identified as being the most current financial statements available;

      2. reviewed Holdings audited financial statements for the two fiscal years ended January 4, 1997 and the unaudited financial statement for the quarter ended July 5, 1997;

      3. reviewed the Agreement and Plan of Merger of Merger between Holdings, Merger Sub and the Company dated September 28, 1997;

      4. reviewed an execution copy of the Stockholder Agreement dated as of September 28, 1997 by and between Holdings and certain stockholders of the Company;

      5. met with certain members of the senior management of the Company and Holdings to discuss the operations, financial condition, future prospects and projected operations and performance of the Company and Holdings;

      6. reviewed a forecast prepared by the Company's management with respect to the Company for the years ending approximately January 31, 1998 through 2002;

      7. reviewed a forecast prepared by Holdings' management with respect to Holdings for the years ending approximately January 1, 1998 through 2002;

      8. reviewed a forecast prepared by the Company's and Holdings' managements with respect to Newco for the years ending approximately January 31, 1999 through 2002;

      9. reviewed the historical market prices and trading volume for the Company's publicly traded securities;

     10. reviewed the draft Form S-1 for Gart Sports Company;

     11. reviewed publicly available financial data for certain companies that we deem comparable to the Company and Holdings, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

     12. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and Holdings, and that there has been no material change in the assets, financial condition, business or prospects of the Company and Holdings since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and Holdings and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company or Holdings. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this presentation.

Based upon the foregoing, and in reliance thereon, it is our opinion that the Transaction is fair to the Company's Class A common stockholders and common stockholders from a financial point of view.

This Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and our engagement letter, and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and without limiting Houlihan Lokey's obligations, to the extent permitted by applicable law, no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

HOULIHAN, LOKEY, HOWARD & ZUKIN, INC.

                                                                      APPENDIX D

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              GART SPORTS COMPANY

     Gart Sports Company, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     1. The name of the Corporation is Gart Sports Company. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 16, 1993. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 6, 1994.

     2. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and it amends and restates the provisions of the Restated Certificate of Incorporation, as amended, of this corporation.

     3. The text of the Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I

     The name of the corporation is Gart Sports Company (hereinafter referred to as the "Corporation").

                                   ARTICLE II

     The address of the registered office of the Corporation in the State of Delaware is 32 Loockerman Square, Suite L-100, City of Dover, County of Kent, 19901. The name of the registered agent of the Corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

                                  ARTICLE III

     The nature of the business of the Corporation and the purposes for which it is organized are to engage in any business and lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and to possess and employ all powers and privileges now or hereafter granted or available under the laws of the State of Delaware to such corporations.

                                   ARTICLE IV

     Section 1. Authorized Shares. The number of shares of capital stock of all classes which the Corporation shall have authority to issue is 25,000,000 shares, consisting of 22,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), and 3,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

     Section 2. Designations, Powers, and Preferences. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock are as follows:

     A. Preferred Stock. Shares of Preferred Stock may be issued in one or more series at such time or times as the Board of Directors may determine. All shares of any one series of Preferred Stock shall be of equal rank and identical in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative. The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of a majority of the capital stock of the Corporation entitled to vote without the separate vote of holders of Preferred Stock as a class. Subject to the limitations hereof and the limitations prescribed by law, the Board of Directors of the Corporation (the "Board of Directors") is expressly authorized to fix from time to time, by resolution or resolutions adopted prior to the issuance of and providing for the establishment or issuance of any series of Preferred Stock, the designation of such series and the powers, preferences and rights of such series, and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each such series shall include, but shall not be limited to, determination of the following:

     (i) The distinctive serial designation and number of shares comprising each such series (provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed the total number of authorized shares of Preferred Stock pursuant to Section 1 of this Article IV, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board of Directors;

     (ii) The rate of dividends, if any, on the shares of that series, whether dividends shall be noncumulative, cumulative to the extent earned or cumulative (and, if cumulative, from which date or dates), whether dividends shall be payable in cash, property, or rights, or in shares of the Corporation's capital stock, and the relative priority, if any, of payment of dividends on shares of that series over shares of any other series;

     (iii) Whether the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable upon redemption (which amount may vary under different conditions and at different redemption dates) or the property or rights, including securities of any other corporation, payable upon redemption;

     (iv) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into such sinking fund;

     (v) The rights to which the holders of the shares of that series shall be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series in any such event;

     (vi) Whether the shares of that series shall be convertible into or exchangeable for any other securities and, if so, the terms and conditions of such conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which they shall be convertible or exchangeable or at whose option they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination or reclassification of shares or similar event;

     (vii) Whether the issuance of any additional shares of such series shall be subject to restrictions, or whether any shares of any other series shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series;

     (viii) Whether the shares of that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights, including, without limitation, the authority to confer multiple votes per share, voting rights as to specified matters or issues or, subject to the provisions of this Amended and Restated Certificate of Incorporation, voting rights to be exercised either together with holders of Common Stock as a single class, or independently as a separate class;

     (ix) The rights of the holders of the shares of that series to elect additional directors of the Corporation under specified circumstances and the provisions under which such additional directors so elected shall serve; and

     (x) Any other preferences, privileges and powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Amended and Restated Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware.

     B. Common Stock.

     Subject to all of the rights of the Preferred Stock, and except as may be provided with respect to the Preferred Stock herein, by law or by the Board of Directors pursuant to this Article IV:

     (i) Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

     (ii) The holders of Common Stock shall have the right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

     (iii) Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests.

     C. Preemptive Rights. No holder of any stock of the Corporation of any class shall have the preemptive right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into or exchangeable for stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of dividend.

                                   ARTICLE V

     The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. For the management of the business and for the conduct of the affairs of the Corporation, and in further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders, it is further provided:

     Section 1. Elections of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     Section 2. Number, Election, and Terms of Directors. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors; provided, however, that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Section 3. Stockholder Nomination of Director Candidates. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the Bylaws.

     Section 4. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until such director's successor shall have been elected and qualified, or until such director's earlier resignation or removal.

     Section 5. Stockholder Action. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders; provided however, that any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice (except as set forth below), and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the

Secretary of the Corporation shall have received at least 24 hours prior written notice of the intent to take such action, which notice shall be conveyed by the Secretary of the Corporation to each director at least 24 hours prior to the taking of such action; provided that such notice may be waived in writing by each director entitled to receive such notice. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any such consent may be in counterparts and shall bear the date of signature of each stockholder who signs the consent. No such consent shall be effective to take any action unless, within sixty days following the date of the earliest signature thereon, the consent or counterparts thereof, bearing the signatures of holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted to take such action, are delivered to the Corporation by delivery to its principal place of business or to the secretary of the Corporation. Any action taken pursuant to such consent shall be effective, as of the date of the last signature thereon needed to make it effective, unless otherwise provided in the consent. All counterparts of such consent necessary to make it effective shall be filed with the minutes of proceedings of the stockholders.

     Except as otherwise prescribed by law and subject to the rights of holders or any class or series of Preferred Stock, special meetings of stockholders of the Corporation, for any purpose or purposes, may be called only by the Chairman of the Board, if there be one, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors and shall be called by the Secretary or any Assistant Secretary, if there be one, at the request in writing of a majority of the entire Board of Directors or by holders of outstanding stock of the Corporation having not less than a majority of the votes that would be necessary to authorize such action.

     Section 6. Bylaw Amendments. The Board of Directors shall have power to make, alter, amend and repeal the Bylaws (except so far as the Bylaws adopted by the stockholders shall otherwise provide). Any Bylaws made by the Board of Directors under the powers conferred hereby may be altered, amended or repealed by the Board of Directors or by the stockholders of the Corporation. Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, Section 7 of Article II and Section 3 of Article III of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least a majority of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

     Section 7. Removal of Directors. Any director (or the entire Board of Directors), other than those who may be elected by the holders of any class or series of Preferred Stock, may be removed from office by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of Voting Stock, voting together as a single class.

     Section 8. Amendment, Repeal, Etc. Notwithstanding any other provision of this Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law), the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of Voting Stock, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal, this
Article V or any provision hereof.

                                   ARTICLE VI

     Section 1. Vote Required for Certain Business Combinations.

     A. Higher Vote for Certain Business Combinations. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this
Article VI:

     (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which immediately prior to such merger or consolidation is an Affiliate of an Interested Stockholder; and

     (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than 20% of the Corporation's assets, as set forth on the Corporation's most recent audited consolidated financial statements; or

     (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof), which cash, securities or other property has an aggregate Fair Market Value equal to or greater than 20% of the Corporation's assets, as set forth on the Corporation's most recent audited consolidated financial statements, unless such issuance or transfer is made pro rata to all stockholders of the Corporation; or

     (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

     (v) any reclassification of securities (including any reverse stock split), recapitalization, reorganization, merger or consolidation of the Corporation, or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of Equity Security (as hereinafter defined) of the Corporation or any Subsidiary which is Beneficially Owned (as hereinafter defined) by an Interested Stockholder or any Affiliate of any Interested Stockholder,

shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding Voting Stock not Beneficially Owned by the applicable Interested Stockholder or an Affiliate of such Interested Stockholder and present in person or by proxy at the meeting of stockholders at which the Business Combination (as hereinafter defined) is being considered, voting together as a single class (it being understood that for the purposes of this Article VI, each share of Voting Stock shall have the number of votes granted to it pursuant to or in accordance with the provisions of Article IV of this Amended and Restated Certificate of Incorporation). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

     B. Definition of "Business Combination." The term "Business Combination" used in this Article shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph A of this Section 1.

     Section 2. When Higher Vote is Not Required.

     The provisions of Section 1 of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Amended and Restated Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs A or B are met:

     A. Approval by Disinterested Directors. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

     B. Price and Procedure Requirements. All of the following conditions shall have been met:

     (i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

     (a) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by them (1) within the two-year period immediately prior to the first public announcement of the terms of the proposed Business Combination (the "Announcement Date") or (2) in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher; or

     (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article as the "Determination Date"), whichever is higher.

     (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock (other than Excluded Preferred Stock as hereinafter defined) shall be at least equal to the highest of the following, it being intended that the requirements of this paragraph B(ii) shall be required to be met with respect to every class or series of outstanding Voting Stock (other than Excluded Preferred Stock), whether or not the Interested Stockholder or any of its Affiliates has previously acquired any shares of a particular class or series of Voting Stock:

     (a) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class of Voting Stock acquired by them (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which the Interested Stockholder became an Interested Stockholder, whichever is higher; or

     (b) if applicable, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

     (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

     (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock, but excluding Excluded Preferred Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraph B(i) and B(ii) of this Section 2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

     (iv) After such Interested Stockholder or any of its Affiliates has become an Interested Stockholder and prior to the consummation of such Business
Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or upon liquidation; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

     (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

     (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall have been mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

     (vii) Such Interested Stockholder shall have supplied the Corporation with such information as shall have been requested pursuant to Section 4.B. of this
Article VI within the time period set forth therein.

     Section 3. Certain Definitions.

     For the purposes of this Article:

     A. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the rules and regulations under the Securities Exchange Act of 1934, as in effect on the date on which this Amended and Restated Certificate of Incorporation is filed.

     B. A person shall be a "Beneficial Owner" of, or shall "Beneficially Own," any Voting Stock:

     (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the date on which this Amended and Restated Certificate of Incorporation is filed; or

     (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the Beneficial Owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the Beneficial Owner); or

     (iii) which are Beneficially Owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (B)) or disposing of any shares of Voting Stock; provided, however, that in case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

     C. "Disinterested Director" means (i) any member of the Board of Directors
(a) who is not an Affiliate of the Interested Stockholder and (b) was a member of the Board of Directors prior to the time that a Business Combination with such Interested Stockholder or an Affiliate thereof was proposed, and (ii) any successor of a Disinterested Director who is not an Affiliate of the Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

     D. "Equity Security" shall have the meaning ascribed to such term in section 3(a)(11) of the Securities Exchange Act of 1934, as in effect on the date on which this Amended and Restated Certificate of Incorporation is filed.

     E. "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Certificate of Designation creating such series expressly provides that the provisions of this Article VI shall not apply.

     F. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock
Exchange -- Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, on the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ") National

Market, or, if such stock is not traded on the NASDAQ National Market, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the NASDAQ or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

     G. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

     (i) is the Beneficial Owner, directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock; or

     (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

     (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

     H. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph G of this Section 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by the Interested Stockholder through application of paragraph G of this Section 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     I. A "person" shall mean any individual, firm, corporation, limited liability company, partnership or other entity.

     J. "Subsidiary" means any corporation of which a majority of any class of Equity Security is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth in paragraph G of this Section 3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of Equity Security is owned, directly or indirectly, by the Corporation.

     K. "Whole Board" means the total number of directors which this Corporation would have if there were no vacancies.

     L. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraph B(i) and (ii) of Section 2 of this Article shall include the shares of Common Stock or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

     Section 4. Powers of the Board of Directors.

     A. A majority of the Whole Board but only if a majority of the Whole Board shall then consist of Disinterested Directors or, if a majority of the Whole Board shall not then consist of Disinterested Directors, a majority of the then Disinterested Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VI, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph (B) of Section 2 have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph (H) of Section 3 of this Article VI, and (vi) whether the assets which are the subject of any Business Combination referred to in paragraph A(ii) of Section 1 have or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph A(iii) of Section 1 has, an aggregate Fair Market Value equal to or greater than 20% of the Corporation's assets as set forth on the corporation's most recent audited consolidated financial statements.

     B. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Disinterested Directors, or, if a majority of the Whole Board shall not then consist of Disinterested Directors, a majority of the then Disinterested Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Stockholder (or holder of record shares of Voting Stock Beneficially Owned by any Interested Stockholder) supply this Corporation with complete information as to (i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s)) evidencing such shares, and (iii) any other factual matter relating to the applicability or effect of this Article VI, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

     Section 5. No Effect on Fiduciary Obligations of Interested Stockholders.

     Nothing contained in this Article shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

     Section 6. Amendment, Repeal, Etc.

     Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law) the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then outstanding Voting Stock, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with, or repeal, this Article VI or any provision hereof.

                                  ARTICLE VII

     No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for violations of Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director of the Corporation shall be eliminated or limited to the fullest extent provided or permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VII shall not adversely affect any right or protection of a director under this Article VII, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article VII, prior to such repeal or modification.

                                  ARTICLE VIII

     The Corporation shall indemnify to the full extent permitted by the laws of the State of Delaware as from time to time in effect any person against all liability and expense (including attorneys' fees) incurred by reason of the fact that he is or was a director or officer of the Corporation, or, while serving as a director or officer of the Corporation, he is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys' fees) incurred in defending an action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Delaware law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article VIII. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Amended and Restated Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of their heirs, executors, and administrators. The provisions of this Article VIII shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application. Neither the amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation or Bylaws or of any statute inconsistent with this Article, shall eliminate or reduce the effect of this Article, in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

     In accordance with the provisions of Section 103(d) of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation shall become effective upon its filing date.

     IN WITNESS WHEREOF, Gart Sports Company has caused this Amended and Restated Certificate of Incorporation to be signed and acknowledged by its President and attested by its Secretary and its corporate seal to be affixed
hereto this   day of January, 1998.

                                            GART SPORTS COMPANY

                                            By:

                                              ----------------------------------
                                                John Douglas Morton, President

ATTEST:

------------------------------------
Thomas B. Nelson, Secretary

                                                                      APPENDIX E

                          AMENDED AND RESTATED BYLAWS

                                       OF

                              GART SPORTS COMPANY
                     (hereinafter called the "Corporation")

                                   ARTICLE I

                               OFFICES AND AGENT

     1. Principal Office. The principal office of the Corporation may be located within or without the State of Delaware, as designated by the Board of Directors. The Corporation may have other offices and places of business at such places within or without the State of Delaware as shall be determined by the directors.

     2. Registered Office and Agent. The Corporation shall have and maintain at all times (a) a registered office in the State of Delaware, which office shall be located at 32 Loockerman Square, Suite L-100, Dover, Delaware 19901, and (b) a registered agent located at such address whose name is The Prentice-Hall Corporation System, Inc., until changed from time to time as provided by the General Corporation Law of the State of Delaware.

                                   ARTICLE II

                            MEETINGS OF STOCKHOLDERS

     1. Place of Meetings. All meetings of stockholders of the Corporation shall be held within or without the State of Delaware as may be designated by the Board of Directors, the Chairman of the Board, if there be one, or the President, or, if not designated, at the registered office of the Corporation.

     2. Annual Meetings. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date and at such time as determined by resolution of the Board of Directors. If, at the place of the meeting, this date shall fall upon a legal holiday, then such meeting shall be held on the next succeeding business day at the same hour. If no annual meeting is held in accordance with the foregoing provisions, the Board of Directors shall cause the meeting to be held as soon thereafter as convenient. If no annual meeting is held in accordance with the foregoing provisions, a special meeting may be held in lieu of the annual meeting, and any action taken at that special meeting shall have the same effect as if it had been taken at the annual meeting, and in such case all references in these Bylaws to the annual meeting of stockholders shall be deemed to refer to such special meeting.

     3. Special Meetings. Unless otherwise prescribed by law or by the Certificate of Incorporation, special meetings of stockholders, for any purpose or purposes, may be called only by the Chairman of the Board, if there be one, the President, or the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, and shall be called by the Secretary or any Assistant Secretary, if there be one, at the request in writing of a majority of the entire Board of Directors or by holders of outstanding stock of the Corporation having at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally in the election of directors. Such request shall state the purpose or purposes of the proposed meeting. Upon receipt of such written request, the President shall fix a date and time for such meeting which such date shall be within ten (10) business days of the proposed date specified in the written request.

     4. Notice of Meeting. Except as otherwise provided in these Bylaws or the General Corporation Law of the State of Delaware, written notice of any meeting of stockholders stating the place, date and hour of the meeting, and in the case of a special meeting, the purpose for which the meeting is called, shall be delivered either personally or by mail to each stockholder of record entitled either personally or by mail to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting. If mailed, such notice shall be deemed to be delivered as to any stockholder of record when deposited in the United States mail addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation, with postage prepaid. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     5. Waiver of Notice. Any stockholder, either before or after any stockholders' meeting, may waive in writing notice of the meeting, and his waiver shall be deemed the equivalent or giving notice. Attendance at a meeting by a stockholder shall constitute a waiver of notice, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

     6. Fixing of Record Date. For the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix, in advance, a record date which shall be not more than sixty (60) days nor less than ten (10) days prior to the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed, the record date for determining the stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. The record date for determining the stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     7. Notice of Business. At any meeting of the stockholders of the Corporation, only such proper business shall be conducted as shall have been brought before the meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 7, who shall be entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 7. For business to be brought before a meeting of stockholders by a stockholder, the stockholder shall give timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive office of the Corporation not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty (60) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and in the event that such business includes a proposal to amend any document, including these Bylaws, the language of the proposed amendment, (ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by such stockholder and (iv) any material interest of such stockholder in such business. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting of the stockholders except in

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accordance with the procedures set forth in this Section 7. The chairman of the meeting of the stockholders shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of these Bylaws, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 7, a stockholder shall also comply with all applicable requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder with respect to matters set forth in this Section 7.

     8. Quorum. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, quorum at all meetings of the stockholders for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

     9. Voting. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, any question brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. The Board of Directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his discretion, may require that any votes cast at such meeting shall be cast by written ballot.

     Persons holding stock in a fiduciary capacity shall be entitled to vote the shares so held. Persons whose stock is pledged shall be entitled to vote, unless in the transfer by the pledgor on the books of the Corporation he has expressly empowered the pledgee to vote thereon, in which case only the pledgees, or his proxy, may represent such stock and vote thereon.

     If shares having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of the Corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (i) if only one votes, his act binds all; (ii) if more than one vote, the act of a majority so voting binds all; and (iii) if more than one vote, but the vote is evenly split on any particular matter, each fraction may vote the securities in question proportionately, or any person voting the shares or a beneficiary, if any, may apply to the Court of Chancery or any court of competent jurisdiction in the State of Delaware to appoint an additional person to act with the persons so voting the shares. The shares shall then be voted as determined by a majority of such persons and the person appointed by the Court. If a tenancy is held in unequal interests, a majority or even-split for the purpose of this subsection shall be a majority or even-split in interest.

     10. Proxies. A stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. No proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period.

     11. List of Stockholders Entitled to Vote. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list

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shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the Corporation who is present.

     11. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 11 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

                                  ARTICLE III

                                   DIRECTORS

     1. Duties and Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

     2. Number of Directors. Except as otherwise fixed pursuant to the provisions of Article IV of the Certificate of Incorporation of the Corporation relating to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors; provided, however, that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     3. Elections of Directors. Except as provided in Section 4 of this Article and subject to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances pursuant to the provisions of Article IV of the Certificate of Incorporation of the Corporation, directors shall be elected by a plurality of the votes cast at annual meetings of stockholders, and each director so elected shall hold office until his successor is duly elected and qualified, or until his earlier resignation or removal. Directors need not be stockholders. Only persons who are nominated in accordance with the following procedures shall be eligible for election by the stockholders as directors of the Corporation. Nominations of persons for election as directors of the Corporation may be made at a meeting of stockholders (a) by or at the direction of the Board of Directors, (b) by any nominating committee or persons appointed by the Board of Directors or (c) by any stockholders of the Corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3. Such nominations, other than those made by or at the direction of the Board of Directors or a committee thereof, shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be made pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive office of the Corporation not less than thirty (30) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than forty
(40) days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary of the Corporation shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Corporation which are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as now or hereafter amended; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder and (ii) the class and number of shares of capital stock of the Corporation which are beneficially owned by such stockholder. The Corporation may require any

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proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. No person shall be eligible for election by the stockholders as a director of the Corporation unless nominated in accordance with the procedures set forth herein. The chairman of the meeting of the stockholders shall, if the facts warrant, determine and declare to the meeting that nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

     4. Newly Created Directorships and Vacancies. Except as otherwise fixed pursuant to the provisions of Article IV of the Certificate of Incorporation or the Corporation relating to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office until the next annual election of directors and until such director's successor shall have been elected and qualified, or until such director's earlier resignation or removal.

     5. Resignation. Any director may resign by delivering his written resignation to the Corporation at its principal office addressed to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

     6. Removal. Any director, other than those who may be elected by the holders of any class or series of Preferred Stock, or the entire Board of Directors, may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class.

     7. Interested Directors. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors of officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

     8. Committees. The Board of Directors may, by a resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the General Corporation Law of the State of Delaware, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs

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of the Corporation, and may authorize the seal of the Corporation to be affixed to all such papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but, unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

     9. Compensation. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

                                   ARTICLE IV

                             MEETINGS OF THE BOARD

     1. Place of Meetings. The regular or special meetings of the Board of Directors or any committee designated by the Board shall be held at the principal office of the Corporation or at any other place within or without the State of Delaware that a majority of the Board of Directors or any such committee, as the case may be, may designate from time to time by resolution.

     2. Regular Meetings. The Board of Directors shall meet each year immediately after and at the same place as the annual meeting of the stockholders for the purpose of electing officers and transacting such other business as may come before the meeting. The Board of Directors or any committee designated by the Board may provide, by resolution, for the holding of additional regular meetings within or without the State of Delaware without notice of the time and place of such meeting other than such resolution; provided that director who is absent when such resolution is made shall be given notice of said resolution.

     3. Special Meetings. Special meetings of the Board of Directors or any committee designated by the Board may be held at any time and place, within or without the State of Delaware, designated in a call by the Chairman of the Board, if there be one, by the President or by a majority of the members of the Board of Directors or any such committee, as the case may be.

     4. Notice of Special Meetings. Except as otherwise provided by these Bylaws or the laws of the State of Delaware, written notice of each special meeting of the Board of Directors or any committee thereof setting forth the time and place of the meeting shall be given to each director by the Secretary or by the officer or director calling the meeting not less than twenty-four hours prior to the time fixed for the meeting or, in the case of notice by mail, not less than forty-eight hours before the date of the meeting. Notice of special meetings may be either given personally, personally by telephone, or by sending a copy of the notice through the United States mail or by telecopy to the address of each director appearing on the books of the Corporation. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid thereon. If notice be given by telecopy, such notice shall be deemed to be delivered when the receipt of the telecopy is electronically confirmed. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

     5. Waiver of Notice. A director may waive, in writing, notice of any special meeting of the Board of Directors or any committee thereof, either before, at, or after the meeting; and his waiver shall be deemed the equivalent of giving notice. By attending or participating in a regular or special meeting, a director waives any required notice of such meeting unless the director, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting.

     6. Quorum and Action at Meeting. At meetings of the Board of Directors or any committee designated by the Board, a majority of the total number of directors, or a majority of the members of any such committee, as the case may be, shall constitute a quorum for the transaction of business. In the event one or more of the

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directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each such director so disqualified; provided, however, that in no case shall less than one-third ( 1/3) of the number so fixed constitute a quorum. If a quorum is present, the act of the majority of directors in attendance shall be the act of the Board of Directors or any committee thereof, as the case may be, unless the act of a greater number is required by these Bylaws, the Certificate of Incorporation or the General Corporation Law of the State of Delaware. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn that meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

     7. Presumption of Assent. A director who is present at a meeting of the Board of a committee thereof when action is taken is deemed to have assented to the action unless: (i) he objects at the beginning of such meeting to the holding of the meeting or the transacting of business at the meeting; (ii) he contemporaneously requests that his dissent from the action taken be entered in the minutes of such meeting; or (iii) he gives written notice of his dissent to the presiding officer of such meeting before its adjournment or to the Secretary of the Corporation immediately after adjournment of such meeting. The right of dissent as to a specific action taken at a meeting of a Board or a committee thereof is not available to a director who votes in favor of such action.

     8. Actions of Board. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

     9. Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors of the Corporation, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 9 shall constitute presence in person at such meeting.

                                   ARTICLE V

                              OFFICERS AND AGENTS

     1. Enumeration, Election and Term. The officers of the Corporation shall consist of a President, a Secretary, a Treasurer and such other officers with such other titles as may be deemed necessary or desirable by the Board of Directors, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries and a Chairman of the Board (who must be a director). Any number of offices may be held by the same person, unless otherwise prohibited by law, and no officer need be a stockholder, director, except in the case of the Chairman of the Board of Directors, or a resident of the State of Delaware. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, each officer shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board held after each annual meeting of the stockholders.

     2. General Duties. All officers and agents of the Corporation, as between themselves and the Corporation, shall have such authority and shall perform such duties in the management of the Corporation as may be provided in these Bylaws or as may be determined by resolution of the Board of Directors not inconsistent with these Bylaws. In all cases where the duties of any officer, agent or employee are not prescribed by the Bylaws or by the Board of Directors, such officer, agent or employee shall follow the orders and instructions of the President.

     3. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the President or any Vice President and any such officer may, in the

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name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

     4. Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave any vacancy unfilled for such period as it may determine other than a vacancy in the office of President or Secretary. The officer so selected shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.

     5. Compensation. The Board of Directors from time to time shall fix the compensation of the officers of the Corporation. The compensation of other agents and employees of the Corporation may be fixed by the Board of Directors, or by any committee designated by the Board or by an officer to whom that function has been delegated by the Board.

     6. Resignation and Removal. Any officer may resign by delivering his written resignation to the Corporation at its principal office addressed to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer or agent of the Corporation may be removed, with or without cause, by a vote of the majority of the members of the Board of Directors whenever in its judgment the best interests of the Corporation may be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or an agent shall not of itself create contract rights.

     7. Chairman of the Board. The Chairman of the Board, if there be one, shall preside as chairman at meetings of the stockholders and the Board of Directors. He shall, in addition, have such other duties as the Board may prescribe that he perform. At the request of the Chief Executive Officer, the Chairman of the Board may, in the case of the Chief Executive Officer's absence or inability to act, temporarily act in his place. In the case of death of the Chief Executive Officer or in the case of his absence or inability to act without having designated the Chairman of the Board to act temporarily in his place, the Chairman of the Board shall perform the duties of the Chief Executive Officer, unless the Board of Directors, by resolution, provides otherwise. If the Chairman of the Board shall be unable to act in place of the Chief Executive Officer, the President may exercise such powers and perform such duties as provided in Section 8 below.

     8. Chief Executive Officer. The Chief Executive Officer shall be the Corporation's Chief Executive Officer and have general supervision of the business of the Corporation. At each annual meeting of the stockholders, the Chief Executive Officer shall give a report of the business of the Corporation for the preceding fiscal year and shall perform whatever other duties the Board of Directors may from time to time prescribe.

     9. President. In the event the position of Chief Executive Officer shall not be occupied or the Chief Executive Officer shall be absent or otherwise unable to act, the President shall preside at meetings of the stockholders and directors and shall discharge the duties of the presiding officer. The President shall perform whatever other duties the Board of Directors may from time to time prescribe.

     10. Vice Presidents. Each Vice President shall have such powers and perform such duties as the Board of Directors may from time to time prescribe or as the President may from time to time delegate to him. At the request of the President, in the case of the President's absence or inability to act, any Vice President may temporarily act in his place. In the case of the death of the President, or in the case of his absence or inability to act without having designated a Vice President or Vice Presidents to act temporarily in his place, the Board of Directors, by resolution, may designate a Vice President or Vice Presidents to perform the duties of the President. If no such designation shall be made, all of the Vice Presidents may exercise such powers and perform such duties.

     11. Secretary. The Secretary shall keep or cause to be kept in books provided for that purpose, the minutes of the meetings of the stockholders, executive committee, if any, and any other committees, and of the Board of Directors; shall see that all notices are duly given in accordance with the provisions of these Bylaws and as required by law; shall be custodian of the records and of the seal of the Corporation and see that the seal is affixed to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized and in accordance with the provisions of these Bylaws; and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by the Board of Directors or by the President. In the absence of the Secretary or his inability to act, the Assistant Secretaries, if any, shall act with the same powers and shall be subject to the same restrictions as are applicable to the Secretary.

     12. Treasurer. The Treasurer shall have custody of corporate funds and securities. He shall keep full and accurate accounts of receipts and disbursements and shall deposit all corporate monies and other valuable effects in the name and to the credit of the Corporation in the depository or depositories of the Corporation, and shall render an account of his transactions as Treasurer and of the financial condition of the Corporation to the President or the Board of Directors upon request. Such power given to the Treasurer to deposit and disburse funds shall not, however, preclude any other officer or employee of the Corporation from also depositing and disbursing funds when authorized to do so by the Board of Directors. The Treasurer shall, if required by the Board of Directors, give the Corporation a bond in such amount and with such surety or sureties as may be ordered by the Board of Directors for the faithful performance of the duties of his office. The Treasurer shall have such other powers and perform such other duties as may be from time to time prescribed by the Board of Directors or the President. In the absence of the Treasurer or his inability to act, the Assistant Treasurers, if any, shall act with the same authority and shall be subject to the same restrictions as are applicable to the Treasurer.

     13. Delegation of Duties. Whenever an officer is absent, or whenever, for any reason, the Board of Directors may deem it desirable, the Board may delegate the powers and duties of an officer to any other officer or officers or to any director or directors.

                                   ARTICLE VI

               INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS

     The Corporation shall indemnify any and all of its directors, officers, employees or agents to the fullest extent provided by the laws of the State of Delaware. Without limiting the generality of the foregoing, the Corporation shall indemnify any and all of its directors, officers, employees or agents in accordance with the following provisions.

     1. Indemnification: Third Party Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     2. Indemnification: Derivative Actions. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     3. Mandatory Indemnification. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of authorization in the specific case.

     4. Authorization for Indemnification. Any indemnification under Sections 1 and 2 of this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article VI. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     5. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

     6. Non-exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, statute or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     7. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

     8. Definitions. For purposes of this Article VI, the following terms shall have the following meanings:

     (a) references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued;

     (b) references to "other enterprises" shall include employee benefit plans;

     (c) references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan;

     (d) references to "serving at the request of the Corporation" shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to any employee benefit plan, its participants or beneficiaries;

     (e) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI; and

     (f) all references to the masculine gender include the feminine.

                                  ARTICLE VII

                                 CAPITAL STOCK

     1. Certificates of Stock. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may, by resolution, provide that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation representing the number of shares registered in certificate form. Any or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

     2. Issuance of Stock. Unless otherwise voted by the stockholders and subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any unissued balance of the authorized capital stock of the Corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by resolution of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine. Consideration for such shares of capital stock shall be expressed in dollars, and shall not be less than the par value or stated value therefor, as the case may be. The par value for shares, if any, shall be stated in the Certificate of Incorporation, and the stated value for shares, if any, shall be fixed from time to time by the Board of Directors.

     3. Lost Certificates. The Board of Directors may direct a new certificate to be issued in place of any previously issued certificate alleged to have been destroyed or lost if the owner makes an affidavit or affirmation of that fact and produces such evidence of loss or destruction as the Board may require. The Board, in its discretion, may as a condition precedent to the issuance of a new certificate require the owner to give the Corporation a bond as indemnity against any claim that may be made against the Corporation relating to the allegedly destroyed or lost certificate.

     4. Transfer of Shares. Subject to applicable law, shares of stock of the Corporation may be transferred on its books upon the surrender to the Corporation or its transfer agent of the certificates representing such shares, if any, duly endorsed or accompanied by a written assignment or power of attorney duly executed and with such proof of authority or authenticity of signature as the Corporation or its transfer agent may reasonably require. In that event, the surrendered certificates shall be cancelled, new certificates issued to the persons entitled to them, if any, and the transaction recorded on the books of the Corporation.

     5. Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of the other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

     6. Stock Ledger. An appropriate stock journal and ledger shall be kept by the Secretary or such registrars or transfer agents as the directors by resolution may appoint in which all transactions in the shares of stock of the Corporation shall be recorded.

     7. Restriction on Transfer of Shares. Notice of any restriction on the transfer of the stock of the Corporation shall be placed on each certificate of stock issued or in the case of uncertificated shares contained in the notice sent to the registered owner of such shares in accordance with the provisions of the General Corporation Law of the State of Delaware.

                                  ARTICLE VIII

                                 DISBURSEMENTS

     All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

                                   ARTICLE IX

                                  FISCAL YEAR

     The fiscal year of the Corporation shall be determined by the Board of Directors and set forth in the minutes of the directors. Said fiscal year may be changed from time to time by the Board of Directors in its discretion.

                                   ARTICLE X

                                   DIVIDENDS

     Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think in the best interests of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

                                   ARTICLE XI

                                   AMENDMENTS

     Subject to repeal or change by action of the stockholders, the Board of Directors may amend, supplement or repeal these Bylaws or adopt new Bylaws, and all such changes shall affect and be binding upon the holders of all shares heretofore as well as hereafter authorized, subscribed for or offered. Notwithstanding the foregoing and anything contained in the Certificate of Incorporation to the contrary, Section 7 of Article II and Section 3 of Article III of the Bylaws shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least a majority of the voting power of all the then outstanding shares of Voting Stock, voting together as a single class.

                                  ARTICLE XII

                                 MISCELLANEOUS

     1. Gender. Whenever required by the context, the singular shall include the plural, the plural the singular, and one gender shall include all genders.

     2. Invalid Provision. The invalidity or unenforceability of any particular provision of these Bylaws shall not affect the other provisions herein, and these Bylaws shall be construed in all respects as if such invalid or unenforceable provision was omitted.

     3. Governing Law. These Bylaws shall be governed by and construed in accordance with the laws of the State of Delaware.

                                                                      APPENDIX F

                        OPINION OF KATTEN MUCHIN & ZAVIS

                               December 16, 1997

Sportmart, Inc.
1400 S. Wolf Road
Wheeling, Illinois 60090

Attention: Board of Directors

Gentlemen:

     We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed merger of GB Acquisition, Inc., a corporation which is organized and existing under the laws of the State of Delaware ("Merger Sub") and which is a wholly owned subsidiary of Gart Sports Company, a corporation which is organized and existing under the laws of the State of Delaware ("Holdings"), with and into Sportmart, Inc., a corporation which is organized and existing under the laws of the State of Delaware (the "Company") with the Company surviving the merger and becoming a wholly owned subsidiary of Holdings, pursuant to the applicable corporate laws of the State of Delaware (the "Merger"), and in accordance with that certain Amended and Restated Agreement and Plan of Merger dated as of December 2, 1997 between and among the Company, Holdings and Merger Sub and Gart Bros. Sporting Goods Company (the "Agreement").

     Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as special tax legal counsel to the Company in connection with the Merger. For the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

          1. The Agreement;

          2. The Representation Letter dated December 16, 1997 issued to us by Holdings and Merger Sub;

          3. The Representation Letter dated December 16, 1997 issued to us by the Company;

          4. The Representation Certificates signed by Company officers, directors and shareholders owning at least 5% of Company Common Stock, as well as Representation Certificates from the partners of the following partnerships: (1) LJH LP, and (2) AH LP; and

          5. The Registration Statement on Form S-4 dated December 16, 1997 (the "Registration Statement").

     In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

          1. There has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

          2. Any representation or statement referred to above made "to the knowledge of" or otherwise similarly qualified is correct without such qualification;

          3. The Merger will be consummated pursuant to the Agreement and will be effective under the applicable state law;

          4. There is no plan or intention by the Company stockholders who own 5% or more of the outstanding shares of Company Common Stock to sell, exchange or otherwise dispose of their shares of Holdings Common Stock to be issued in the Merger;

          5. Following the Merger, the Company will continue its historic business or use a significant portion of its historic business assets in a business;

          6. No outstanding indebtedness of the Company, Holdings or Merger Sub has or will represent equity for tax purposes (including, without limitation, any loans from Holdings to the Company); no outstanding equity of the Company, Holdings or Merger Sub has represented or will represent indebtedness for tax purposes; no outstanding security (other than the existing options to acquire Company Stock), instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire shares of the Company Common Stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code;

          7. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. sec.1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the party incurring such expenses, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; and

          8. Neither Holdings, the Company or Merger Sub is, or will be at the time of the Merger: (a) an "investment company" within the meaning of
     Section 368(a)(2)(F) of the Code; or (b) under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion, for federal income tax purposes, that (1) no gain or loss will be recognized by the Company, Holdings or Merger Sub solely as a result of the consummation of the Merger; (2) no gain, loss or income will be recognized by holders of Company Common Stock upon the receipt of Holdings Common Stock in exchange therefor (except with respect to any cash received by holders of Company Common Stock in respect of fractional shares); (3) the aggregate tax basis of Holdings Common Stock received by a holder of Company Common Stock in the Merger will be the same as the aggregate tax basis of Company Common Stock surrendered in exchange therefor by such stockholder, reduced by amounts allocable to fractional shares for which cash is to be received; (4) the holding period of Holdings Common Stock received in the Merger by the holders of Company Common Stock will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided that the Company Common Stock is held as a capital asset in the hands of the holders of Company Common Stock on the date of the exchange; and (5) cash payments received by holders of Company Common Stock in lieu of a fractional share will be treated as if such fractional share of Holdings Common Stock has been issued in the Merger and then redeemed by Holdings. A holder of Holdings Common Stock receiving such cash will generally recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

          1. This opinion represents and is based upon our best judgment regarding the application of existing federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Merger. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws after the date of this opinion.

          2. Our opinion concerning certain of the federal income tax consequences of the Merger is limited to the specific federal income tax consequences presented above. No opinion is expressed as to any transaction other than the Merger, including any transaction undertaken in connection with the Merger. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Merger. In particular, we express no opinion regarding:

             (a) whether and the extent to which any Company stockholder who has provided or will provide services to the Company, Holdings or Merger Sub will have compensation income under any provision of the Code;

             (b) the effects of such compensation income, including, but not limited to, the effect upon the basis and holding period of the Holdings Common Stock received by any such stockholder in the Merger;

             (c) the effects of the Merger and Holdings' assumption of outstanding options to acquire the Company Common Stock on the holders of such options;

             (d) the effects of the Merger on any pension or other employee benefit plan maintained by Holdings or the Company;

             (e) the potential application of the "golden parachute" provisions of Sections 280G, 3121(v)(2) and 4999 of the Code, the alternative minimum tax provisions of Sections 55, 56 and 57 of the Code or the regulations promulgated thereunder;

             (f) the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of the Company or Holdings (including, without limitation, foreign tax credits or net operating loss carryforwards, if any, of the Company or Holdings), after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof;

             (g) the basis of any equity interest in the Company acquired by Holdings in the Merger; and

             (h) the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of the Company and/or holders of options or warrants for shares of the Company Common Stock or that may be relevant to particular classes of the Company stockholders and/or holders of options or warrants to purchase shares of the Company Common Stock, including, without limitation, dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares of Company Common Stock acquired upon exercise of stock options or in other compensatory transactions.

          3. No opinion is expressed if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

          4. If the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

          5. This opinion is being delivered solely for the purpose of satisfying the condition set forth in Section 7.3(g) of the Agreement. This opinion may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the filing of this opinion as an exhibit to the Registration Statement and the inclusion of this opinion as an Appendix to the Proxy Statement/Prospectus contained therein. We further consent to the use of our name in the Registration Statement wherever it appears.

                                            Very truly yours,

                                            KATTEN MUCHIN & ZAVIS